As filed with the Securities and Exchange Commission on July 10, 2018

Registration No. 333-220368

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 8
TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ADIAL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	8071	82-3074668
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Adial Pharmaceuticals, Inc.
1180 Seminole Trail, Suite 495
Charlottesville, VA 22901
(434) 422-9800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

William B. Stilley, III
President and Chief Executive Officer
Adial Pharmaceuticals, Inc.
1180 Seminole Trail, Suite 495
Charlottesville, VA 22901
(434) 422-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leslie Marlow, Esq.
Hank Gracin, Esq.
Patrick J. Egan, Esq.
Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, NY 10174
Telephone: (212) 907-6457
Facsimile: (212) 208-4657	Brad L. Shiffman, Esq. Blank Rome LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174 Telephone: (212) 885-5000 Facsimile: (212) 885-5001

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Units consisting of:	$8,625,000	$1,073.81
(i) Common Stock, $0.001 par value(2)(3)(4)	—	—
(ii) Warrants to purchase shares of Common Stock (3)(4)(5)
Shares of Common Stock issuable upon exercise of the Warrants (2)	—	—
Representative’s Warrants(6)	—	—
Shares of Common Stock issuable upon exercise of the Representative’s Warrants (2)(7)	$375,000	$46.69
Total	$9,000,000	$1,120.50	(8)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416 under the Securities Act the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Includes shares of common stock and/or warrants to purchase shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.
(4)	No fee pursuant to Rule 457(i) under the Securities Act.
(5)	There will be issued warrants to purchase one share of common stock. The warrants are exercisable at a per share exercise price equal to 125% of the public offering price of one share of common stock.
(6)	No fee pursuant to Rule 457(g) under the Securities Act.
(7)	The representative’s warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $375,000, which is equal to 125% of $300,000 (4% of $7,500,000).
(8)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 10, 2018

1,500,000 Units Consisting of Shares of Common Stock and Warrants

This is a firm commitment initial public offering of 1,500,000 units, each unit consisting of one share of common stock, par value $0.001 per share, and one warrant to purchase one share of common stock. The shares of common stock and warrants may be transferred separately immediately upon issuance. We anticipate that the initial public offering price of each unit will be $5.00. No public market currently exists for our securities.

The warrants included in the units are exercisable immediately, have an exercise price of $6.25 per share (based on an initial public offering price of $5.00 per unit), and expire five years from the date of issuance.

Prior to this offering, there has been no public market for our common stock or warrants. We have applied to list our shares of common stock and warrants for trading on The NASDAQ Capital Market under the symbols “ADIL,” and “ADILW,” respectively. No assurance can be given that our listing application will be approved.

We are an “emerging growth company” under applicable Securities and Exchange Commission (the “SEC”) rules and will be eligible for reduced public company disclosure requirements. See “Summary — Implications of Being an Emerging Growth Company.”

Five of our directors (or related entities) have indicated an interest in purchasing up to $1,000,000 of units in the offering at the initial offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no units in this offering to these directors or these directors may determine to purchase more, less, or no units in this offering.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds, before expenses, to us	$	$

(1)	The assumed public offering price and underwriting discount and commissions in respect of each unit correspond to an assumed public offering price per share of common stock of $4.99 and an assumed public offering price per accompanying warrant of $0.01.
(2)	The underwriters will receive compensation in addition to the discounts and commissions. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted the representative a 45-day option to purchase up to an additional 225,000 shares of common stock and/or warrants to purchase up to 225,000 additional shares of common stock (equal to 15% of the number of shares of common stock and warrants underlying the units sold in the offering) from us in any combination thereof at the public offering price per share of common stock and per warrant, respectively, less the underwriting discounts and commissions.

The underwriters expect to deliver the securities to purchasers in the offering on or about         , 2018.

Sole Book-Runner

Joseph Gunnar & Co.

Co-Manager

Dawson James Securities, Inc.

        , 2018

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. The Company is ultimately responsible for all disclosure included in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus. In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” “Adial” and the “Company” refer to Adial Pharmaceuticals, Inc. for the periods after the consummation of the corporate conversion/reincorporation (as described below), and such terms refer to Adial Pharmaceuticals, L.L.C. for the periods prior to the consummation of the corporate conversion/reincorporation. Except as disclosed in the prospectus, the financial statements and selected historical financial data and other financial information included in this registration statement are those of Adial Pharmaceuticals, Inc.

We completed a conversion from a Virginia limited liability company into a Virginia corporation on October 3, 2017 and effected a reincorporation in Delaware on October 11, 2017 by merging the Virginia corporation with and into Adial Pharmaceuticals, Inc., a Delaware corporation that was incorporated on October 5, 2017 as a wholly owned subsidiary of the Virginia corporation, pursuant to which Adial Pharmaceuticals, Inc. has succeeded to the business of ADial Pharmaceuticals, L.L.C. and the members of ADial Pharmaceuticals, L.L.C. have become stockholders of Adial Pharmaceuticals, Inc. In this prospectus, we refer to such transactions as the corporate conversion/reincorporation.

Overview

We are a clinical-stage biopharmaceutical company focused on the development of a therapeutic agent for the treatment of alcohol use disorder (“AUD”) using our lead investigational new drug product, AD04, a selective serotonin-3 antagonist (i.e., a “5-HT3 antagonist”). The active ingredient in AD04 is ondansetron, which is also the active ingredient in Zofran®, an approved drug for treating nausea and emesis. AUD is characterized by an urge to consume alcohol and an inability to control the levels of consumption. We intend to commence a Phase 3 clinical trial using AD04 for the potential treatment of AUD in subjects with certain target genotypes. We believe our approach is unique in that it targets the serotonin system and individualizes the treatment of AUD, through the use of genetic screening. We have created an investigational companion diagnostic biomarker test for the genetic screening of patients with certain biomarkers that, as reported in the American Journal of Psychiatry (Johnson, et. al. 2011 & 2013), we believe will benefit from treatment with AD04. Our strategy is to integrate the pre-treatment genetic screening into AD04’s label to create a patient-specific treatment in one integrated therapeutic offering. Our goal is to develop a genetically targeted, effective and safe product candidate to treat AUD that does not require abstinence as part of the treatment.

We have a worldwide, exclusive license from the University of Virginia Patent Foundation (d.b.a the Licensing & Venture Group) (“UVA LVG”), which is the licensing arm of the University of Virginia, to commercialize our investigational drug candidate, AD04, subject to Food and Drug Administration (“FDA”) approval of the product, based upon three separate patents and patent application families, with patents issued in over 40 jurisdictions, including three issued patents in the U.S. Our investigational agent has been used in several investigator-sponsored trials and we possess or have rights to use toxicology, pharmacokinetic and other preclinical and clinical data that supports our Phase 3 clinical trial. Our therapeutic agent was the product candidate used in a University of Virginia investigator sponsored Phase 2b clinical trial of 283 patients. In this Phase 2b clinical trial, ultra-low dose ondansetron, the active pharmaceutical agent in AD04, showed a statistically significant difference between ondansetron and placebo for both the primary endpoint and secondary endpoint, which were reduction in severity of drinking measured in drinks per drinking day (1.71 drinks/drinking day; p=0.0042), and reduction in frequency of drinking measured in days of abstinence/no drinking (11.56%; p=0.0352), respectively. Additionally, and importantly, the Phase 2b results showed a significant decrease in the percentage of heavy drinking days (11.08%; p=0.0445) with a “heavy drinking day” defined as a day with four (4) or more alcoholic drinks for women or five (5) or more alcoholic drinks for men consumed in the same day.

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The active pharmaceutical agent in AD04, our lead investigational new drug product, is ondansetron (the active ingredient in Zofran®), which was granted FDA approval in 1991 for nausea and vomiting post-operatively and after chemotherapy or radiation treatment and is now commercially available in generic form. In studies of Zofran® conducted as part of its FDA review process, ondansetron was given acutely at dosages up to almost 100 times the dosage expected to be formulated in AD04 with the highest doses of Zofran® given intravenously (“i.v.”), which results in almost twice the exposure level as oral dosing. Even at high doses given i.v. the studies found that ondansetron is well-tolerated and results in few adverse side effects at the currently marketed doses, which reach more than 70 times the AD04 dose and are given i.v. The formulation dosage of ondansetron used in our drug candidate (and expected to be used by us in our Phase 3 clinical trials) has the potential advantage that it contains a much lower concentration of ondansetron than the generic formulation/dosage that has been used in prior clinical trials, is dosed orally, and is available with use of a companion diagnostic biomarker. Our development plan for AD04 is designed to demonstrate both the efficacy of AD04 in the genetically targeted population and the safety of ondansetron when administered chronically at the AD04 dosage. However, to the best of our knowledge, no comprehensive clinical study has been performed to date that has evaluated the safety profile of ondansetron for long-term use as anticipated at any dosage.

According to the National Institute of Alcohol Abuse and Alcoholism (the “NIAAA”) and the Journal of the American Medical Association (“JAMA”), in the United States alone, approximately 35 million people each year have AUD (such number is based upon the 2012 data provided in Grant et. al. the JAMA 2015 and has been adjusted to reflect a compound annual growth rate of 1.13%, which is the growth rate reported by U.S. Census Bureau for the general adult population from 2012-2017), resulting in significant health, social and financial costs with excessive alcohol use being the fourth leading cause of preventable death and is responsible for 31% of driving fatalities in the United States (NIAAA Alcohol Facts & Statistics). AUD contributes to over 200 different diseases and 10% of children live with a person that has an alcohol problem. According to the American Society of Clinical Oncologists, 5-6% of new cancers and cancer deaths globally are directly attributable to alcohol. The Centers for Disease Control (the “CDC”) has reported that AUD costs the U.S. economy about $250 billion annually, with heavy drinking accounting for greater than 75% of the social and health related costs. Despite this, according to the article in the JAMA 2015 publication, only 7.7% of patients (i.e., approximately 2.7 million people) with AUD are estimated to have been treated in any way and only 3.6% by a physician (i.e., approximately 1.3 million people). In addition, according to the NIAAA, the problem in the United States appears to be growing with almost a 50% increase in AUD prevalence between 2002 and 2013.

Ultimately, we plan to explore the development of AD04 in other addiction-related indications and to build out our product portfolio with the intent that product portfolio expansions will be focused on promising addiction therapies. Our vision is to create the world’s leading addiction related pharmaceutical company.

Disease Targets and Markets

Limitations of Current AUD Therapies

Today the most common treatments for AUD are directed at achieving abstinence and typical treatments include psychological and social interventions. Most therapies actually require abstinence prior to initiating therapy. Abstinence requires dramatic lifestyle changes often with serious work and social consequences. Frequently, patients cannot attend family and social events in order to ensure compliance with abstinence, and patients often must suffer from the stigma of having been labelled an alcoholic. Significant side effects of current pharmacologic therapies include mental side effects such as psychiatric disorders and depressive symptoms and physical side effect such as nausea, dizziness, vomiting, abdominal pain, arthritis and joint fitness. In fact, according to peer reviewed studies referenced in The Sober Truth: Debunking the Bad Science Behind 12-Step Programs and the Rehab Industry, L. Dodes and Z. Dodes, 2014 by Dr. Lance Dodes, the former Director of the substance abuse treatment unit of Harvard’s McLean Hospital, 90% or more of patients that use current therapy solutions, such as Alcoholics Anonymous, do not achieve long-term abstinence.

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There are four drugs approved by the FDA and marketed in the United States for the treatment of alcohol addiction, Antabuse® (disulfram) Vivitrol® (naltrexone), Revia® (naltrexone) and Campral® (acomprosate) and one drug, Selincro® (nalmefene) is marketed outside of the United States. All of the approved drugs, other than Selincro®, require abstinence prior to commencing treatment with the drug, and all five drugs are known to have significant side effects.

Antabuse® was approved for the treatment of alcohol dependence more than 50 years ago, making it the oldest such drug on the market. It works by interfering with the body’s ability to process alcohol. Its method of action and purpose is to cause patients that drink alcohol while taking Antabuse® to experience numerous and extremely unpleasant adverse effects, including, among others, flushing, nausea, and palpitations, with the goal that patients will continue the medication but refrain from drinking in order to avoid these effects.

Naltrexone, which can be taken as a once-daily pill (Revia®) or in an approved once-monthly injectable form (Vivitrol®) that requires a doctor to administer is often associated with gastrointestinal complaints and has been reported to cause liver damage when given at certain high doses. As a result, it carries an FDA boxed warning, a special emphasized warning, for this side effect.

Campral®, taken by mouth three times daily, acts on chemical messenger systems in the brain.

Selincro® has not been approved for sale in the United States.

Our Proposed Solution

Our goal with AD04 is to develop an effective and safe product to treat AUD that does not require abstinence as part of the treatment and does not have the negative side effects of the current drugs on the market. Our product candidate is designed for patients who desire to control their drinking but cannot or do not want to completely abstain from drinking. By removing the difficulties associated with abstinence and the side effects associated with the other current products on the market, we believe that we may be able to remove barriers to patient adoption that inhibit adoption of current therapies and can attract a greater portion of the many millions of patients with AUD that remain untreated. Unlike other therapies, our investigational product, AD04, uses a novel mode of action for treating AUD that involves genetic screening with a companion diagnostic genetic test prior to treatment and is designed to reduce cravings for alcohol to effectively curb alcohol intake, without the requirement of abstinence prior to or during treatment. Our product candidate is intended to be easy to use since it is administered orally, currently on a twice daily basis and with a once-a-day tablet planned as part of the product’s life cycle management. To date, clinical testing of AD04 has shown it to have a positive safety and tolerability profile with side effects similar to placebo.

The companion diagnostic genetic test to be used to identify patients that are most likely to benefit from treatment with AD04 may potentially enhance the likelihood of a successful outcome for those undergoing treatment. Additionally, it may provide doctors with the opportunity to have a non-threatening conversation about alcohol with their patients and may provide the patient an acceptable path to help them determine if they might be a candidate for help with their alcohol use. If the test results are positive, they would have a science based rationale for their treatment, which reduces some of the stigma patients might otherwise endure, and allows them to be treated in the confidence of their doctor, potentially with a simple, oral tablet.

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Strengths and Competitive Advantages

Large Market Opportunity for an Effective Solution

As stated above, in the United States alone, it is estimated that approximately 35 million people have AUD in 2017. Based on data from the Phase 2b trial of AD04 and our analysis of publicly available genetic databases, we preliminarily estimate that about one in three patients with AUD in the U.S. will have the genetic markers to indicate possible treatment with AD04. At this time, we are not aware of any oral pharmaceutical treatment approved in the U.S. that addresses the needs of patients who desire to control their drinking but cannot or do not want to abstain from drinking. The current abstinence-based treatments have limitations. The limited side effects expected for our investigational new drug, based on clinical data so far, are also believed to be an important factor in the expected market acceptance of AD04. Our approach, if approved by FDA, may allow for social drinking to continue and is aimed at reducing dangerous, heavy drinking. This would allow patients to live the life they want without the stigma associated with complete abstention and currently endured by those seeking help for their excessive drinking. Assuming that one-third of AUD patients are genotype positive for treatment with AD04 and a $235 price for a one month supply of the drug (assumed pricing based on an average of prices published by Blue Cross Blue Shield in June 2017 for tier-3 oral, on-patent, chronic maintenance drugs, discounted by 16.6%, to reflect the average difference between retail and wholesale pricing for branded drugs as reported by drugs.com), and that all such patients are treated with AD04, the total potential market for AD04 would be approximately $36 billion in the United States alone.

Beyond the United States, alcohol consumption worldwide is a serious health issue. The 2014 Global Status Report on Alcohol and Health published by the World Health Organization (the “WHO”) states that 5.9% of all deaths (about 3.3 million per year) and 5.1% of disease worldwide are attributable to alcohol consumption. Europe consumes over 25% of the total alcohol consumed worldwide despite only having 14.7% of the world’s population. The WHO estimates that about 55 million people in Europe have AUD and, within Europe, Eastern Europe has a particularly acute problem with Russia estimated to have about 21 million people with AUD. The WHO further estimates that 17.4% of adult Russians and 31% of adult Russian males have AUD, and the Organization for Economic Cooperation and Development data indicates that 30% of all deaths in Russia are alcohol related as reported by Quartz Media.

Prior Work of Universities and our Ability to Leverage Relationships Creates Cost Efficiencies

We have a worldwide, exclusive license to intellectual property developed at the University of Virginia by a member of our board of directors, Dr. Bankole A. Johnson, who was Chairman of the Department of Psychiatry & Neurobehavioral Sciences at the University of Virginia (and prior to that the Chief of the Division of Alcohol and Drug Addiction at the University of Texas) and is now Chair, Department of Psychiatry and Director of the Brain Science Research Consortium Unit at the University of Maryland. Dr. Johnson has spent almost three decades researching the underlying subject matter. Significant portions of the supporting research were also funded under grants from the National Institute of Health to the University of Virginia and the University of Texas.

By leveraging the prior work of universities and their researchers, including their pre-clinical studies and accumulated data, we believe we have developed a significant drug development opportunity. Because of the licensing approach taken to secure intellectual property, including, without limitation, patents and rights to clinical trial data, and our collaborations with the University of Virginia, we have not had to incur the significant costs that would normally be required to develop therapeutic treatments to the point of being ready to commence a Phase 3 clinical trial, which often amount to tens of millions of dollars or more. Based upon current information, and depending on the regulatory authorities requirements to secure marketing authorization, we estimate that we will require approximately $6.5 million to complete the initial Phase 3 clinical trial (not including company overhead) and an additional $30 million of additional capital to complete our Phase 3 program (which includes any necessary Phase 1/supportive clinical trials) as currently contemplated in order to achieve regulatory approval for the use of AD04 to treat AUD in the United States and Europe. We intend to use approximately $2.5 million of the proceeds from this offering to fund a portion of the initial Phase 3 clinical trial, therefore, we will require at least $4.0 million of additional funding to complete our initial Phase 3 clinical trial.

The NIAAA has provided and continues to provide technical assistance and advice to us, and we intend to apply for an NIAAA Research Resource Award, which if granted would provide financial support for our Phase 3 clinical trial. Although there can be no assurance that we will be selected by the NIAAA to receive funding, since we are not aware of any pharmaceutical company planning Phase 3 pivotal trials to serve as a basis for marketing approval for products for the treatment of AUD, we believe AD04 would be a competitive candidate.

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Known, Well-Tested Agent Has Shown Favorable Results in Non-AUD Uses

Ondansetron, the principal active pharmaceutical agent in AD04 has been approved by the FDA to treat nausea and vomiting but is administered at much higher doses than we intend to use and has shown limited side effects even at the higher dosages currently on the market. However, it has not been approved in our anticipated dosage or for our anticipated uses. Consequently, we expect to submit a new drug application, pursuant to section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, for U.S. marketing authorization. Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act allows the FDA to rely, for approval of an NDA, on data not developed by the applicant. Such an NDA contains full reports of investigations of safety and effectiveness, but where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Such applications permit approval of applications other than those for duplicate products and permits reliance for such approvals on literature or an FDA finding of safety and/or effectiveness for an approved drug product. A Phase 2b University of Virginia investigator sponsored clinical trial of AD04 for the treatment of AUD showed promising results and no overt safety concerns (there were no statistically significant serious adverse events reported). Not only did the trial show no statistically significant, serious adverse side effects, but both of the pre-specified endpoints, reduction in severity of drinking measured in drinks per day of drinking day and reduction in frequency of drinking measured in days of abstinence, were met with statistical significance as shown in the graph below:

Phase 2b Clinical Trial Results–Analysis of Primary and Secondary Efficacy Endpoints for Target Genotypes

A 12-week, randomized, two-center, parallel-group, double-blind, placebo-controlled, two-arm (four cell) clinical trial of oral ondansetron (n=283) conducted by University of Virginia

Planned Phase 3 Clinical Program

The FDA has indicated that we may proceed with a single-arm, two-cell Phase 3 clinical trial design for the testing of AD04 as a treatment for AUD in patients that are genotype positive when tested against the AD04 genetic panel using our companion diagnostic test (i.e., a negative genetic test result will be an exclusion criterion). The initial Phase 3 trial is planned to be conducted in 294 patients in Scandinavia and Central and Eastern Europe where the prevalence of genotype positive people appears to be higher than in the U.S. and Western Europe. The primary analysis is expected to use the primary endpoints previously accepted by the European Medicines Authority (“EMA”) with the reduction from baseline of heavy drinking and reduction from baseline in total alcohol consumed being the co-primary endpoints, and an alternative analysis is expected to be conducted for filing in the United States using the FDA specified endpoint of reduction in percentage of patients with heavy drinking during the efficacy observation period as compared to placebo (FDA Feb. 2015 Draft Guidance Alcoholism: Developing Drugs for Treatment Guidance for Industry) and which the FDA has indicated will be acceptable. Under this guidance, the FDA appears to now define a heavy drinking day as more than three drinks in a day for a woman and more than four drinks in a day for a man. We intend to seek clarification from the FDA on the definition of a heavy drinking day prior to our submission to them and do not believe a minor change to the definition of a heavy drinking day will be material to our plans. To conduct this initial trial, we plan to file a Clinical Trial Authorization (“CTA”) with the EMA and not file with the FDA since the trial is intended to be run exclusively in Europe. We have placed our investigational new drug (“IND”) application with the FDA on inactive status, which is a voluntary decision that reflects our strategic decision not to pursue clinical trials in the United States at this time. If we should choose to conduct clinical trials in the future in the United States we will be required to reactivate our IND in the United States prior to commencing any such clinical trials.

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Our Substantial Proprietary Estate and Protection from Competition

We currently hold a worldwide, exclusive license to three patent families that provide us with the ability to exclude potential competitors from practicing the claimed inventions, such as the use of ondansetron to treat any of the four specified genotypes for AUD. Our licensed patent estate is expected to provide us patent protection through 2032 plus possible extensions. Ondansetron, the active ingredient in AD04, has never been approved in a low dosage near the AD04 dose of 0.33mg per tablet, and we believe our licensed patents will protect AD04 from any competitor that attempts to bring to market an ondansetron dose at or near the AD04 dose for treatment of patients having one or more of the four target genotypes.

We believe use of the currently marketed doses “off-label” will not be significant due to (i) the lack of demonstrated efficacy at currently marketed doses, (ii) potential safety concerns if the currently marketed doses are used chronically as is expected to be necessary for treating AUD, and (iii) cutting the smallest currently marketed dose into the 12 pieces that would be necessary to achieve the AD04 dose is deemed by us to be impractical and likely to result in inaccurate dosing.

Companion Genetic Bio-Marker Aimed at Identifying Patients Most Likely to Respond to Treatment, Potentially Results in Increased Use of AD04

We believe our drug is unique in that it is designed to treat individuals with certain genotypes. We are pursuing a strategy that aims to integrate pre-treatment screening with the companion diagnostic genetic test into the drug label, essentially combining the test and treatment into one integrated therapeutic offering that has combined intellectual property protections. This companion diagnostic testing approach may be a useful genetic screening tool to predict those most likely to respond to the drug and to have minimal side effects. Based on the clinical experience to date and publicly available databases, we believe the genetic prevalence of genotype positive people is about 33% of the population in the United States and that the prevalence in certain areas of Eastern Europe and in Scandinavia may be greater than 50%. The FDA has agreed that the Phase 3 trials of AD04 can proceed only enrolling patients that are genotype positive, which greatly reduces, the cost, time and risk relative to a trial that also enrolled patients that are genotype negative for treatment with AD04. Our plan to conduct our first Phase 3 trial in geographic areas with expected higher prevalence of genotype positive patients should further reduce the cost, time and risk to achieve Phase 3 results. The FDA has indicated that any approval based on a trial only in genotype positive patients would result in labeling restricted to treating genotype positive patients.

We believe that the companion diagnostic genetic test enables physicians to more easily have an initial conversation with their patients about alcohol use and, for the patient, provides a less threatening and obtrusive first step toward treatment because the conversation will include the topic of genetic testing and not be solely about behavior. Patients that then test positive against the AD04 genetic panel would be expected to be more likely to then receive a prescription for AD04 (based on an external quantitative market study of 156 primary care physicians and psychiatrists that was conducted by Ipsos-Insight LLC, who we commissioned, and that concluded a majority of genetically targeted patients currently receiving pharmacologic treatment would be switched to a drug with the characteristics expected for AD04).

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Experienced Leadership

Our management, advisors and board of directors have extensive experience in pharmaceutical development, the clinical trial and regulatory approval processes, drug commercialization, financing capital-intensive projects, and developing new markets for pharmaceutical agents. Members of our team have previously worked in senior management and senior officer positions, or led significant research initiatives at Clinical Data, Inc., Adenosine Therapeutics, and the University of Virginia in a broad range of therapeutic areas. Our management and board members have particular expertise in the science and development of addiction related drugs and bringing new drugs to the market.

Our Strategy

We develop pharmaceutical treatments for addictions and addictive disorders. The focus of our business strategy is to advance AD04, our lead investigational drug candidate, toward regulatory approval for alcohol addiction in the United States, the European Union, and then eventually other territories. We subsequently plan to develop label expansions into other indications (e.g., drug addiction, obesity, smoking cessation, eating disorders and anxiety).

Our goals in executing this strategy are to keep capital requirements to a minimum, expedite product development, gain access to clinical research and manufacturing expertise that will advance product development, approval and eventual market uptake of our product, and rely on a well-defined and carefully executed intellectual property strategy in order to position AD04 with long-term, defensible, competitive advantages. Execution of this strategy may include seeking grant funding and funding from partners and collaborators when available on terms we believe to be favorable to us.

Our near-term strategy includes:

●	Obtaining regulatory approval for our lead product in the United States and Europe. We intend to commence Phase 3 clinical trials for the treatment of AUD. The first Phase 3 trial is planned to be conducted in Scandinavia and Central and Eastern Europe, where the genetic prevalence of the target genotypes appears to be higher. If our initial Phase 3 clinical trial is successful we expect to conduct a second, and possibly a third, Phase 3 clinical trial in the same areas but with additional clinical sites in the United States and Western Europe.

●	Prosecuting and expanding our intellectual property and product portfolio. We have acquired rights to a promising drug candidate and made a significant investment in the development of our licensed patent portfolio to protect our technologies and programs, and we intend to continue to do so. We have obtained exclusive rights to three different patent families directed to therapeutic methods related to our AD04 platform. These families include 3 issued U.S. patents, and at least one foreign equivalent patent covering AD04 issued in over 40 jurisdictions, including most of Europe and Eurasia. Divisional and continuation applications to expand the coverage have also been filed in certain jurisdictions. We intend that product portfolio expansions will be focused on promising addiction therapies and/or late-stage clinical assets.

●	Evaluating the additional use of our product candidate in other indications. In addition to alcohol addiction, we plan to conduct exploratory work to investigate using AD04 as a potential treatment for opioid addiction, gambling addiction, smoking cessation, obesity, and other addiction related disorders in which 5-HT3 antagonism may have a treatment effect. We believe we will be able to undertake this initial exploratory effort with minimal additional cash cost to our company through the use of academic partnerships, grants, human laboratory studies and/or non-clinical studies. We believe that, due to its hypothesized mechanism of action (i.e., the modulation of the serotonin system in patients that are genetically targeted based on the apparent sensitivity to such modulation, where the modulation appears to reduce cravings), AD04 has the potential to be used for the treatment of such other addictive disorders. To date, we have not discussed these potential uses with the FDA or any other regulatory bodies.

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●	Maximizing commercial opportunity for our technology. Our lead product candidate targets large markets with significant unmet medical need. We intend to develop an extended release, once-a-day formulation of AD04 to enhance patient compliance and market appeal.

●	Managing our business with efficiency and discipline. We believe we have efficiently utilized our capital and human resources to develop and acquire our product candidate and programs, and create a broad intellectual property portfolio. We operate cross-functionally and are led by an experienced management team with backgrounds in developing product candidates. We use project management techniques to assist us in making disciplined strategic program decisions and to attempt to limit the risk profile of our product pipeline.

Risks

Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware of before you decide to buy our common stock. In particular, you should carefully consider following risks, which are discussed more fully in “Risk Factors” beginning on page 14 of this prospectus:

●	our ability to implement our business plan;

●	our ability to raise additional capital to meet our liquidity needs;

●	our ability to generate product revenues;

●	our ability to achieve profitability;

●	our ability to satisfy U.S. (including FDA) and international regulatory requirements;

●	our ability to obtain market acceptance of our technology and lead product;

●	our ability to compete in the market;

●	our ability to advance our clinical trials;

●	our ability to fund, design and implement clinical trials;

●	our ability to demonstrate that our lead product candidate is safe for human use and effective for indicated uses;

●	our ability to gain acceptance of physicians and patients for use of our lead product;

●	our dependency on third-party researchers, manufacturers and payors;

●	our ability to establish and maintain strategic partnerships, including for the distribution of our lead product;

●	our ability to attract and retain sufficient, qualified personnel;

●	our ability to obtain or maintain patents or other appropriate protection for the intellectual property;

●	our dependency on the intellectual property licensed to us or possessed by third parties;

●	our ability to adequately support future growth; and

●	potential product liability or intellectual property infringement claims.

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Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and therefore we intend to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal controls over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an “emerging growth company.” In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. We will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year: (a) following the fifth anniversary of the completion of this offering; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” have the meaning associated with that term in the JOBS Act.

Corporate Information

ADial Pharmaceuticals, L.L.C. was formed as a Virginia limited liability company in November 2010. ADial Pharmaceuticals, L.L.C. converted from a Virginia limited liability company into a Virginia corporation on October 3, 2017, and reincorporated in Delaware on October 11, 2017 by merging the Virginia corporation with and into Adial Pharmaceuticals, Inc., a Delaware corporation that was incorporated on October 5, 2017 and as a wholly owned subsidiary of the Virginia corporation. We refer to this as the corporate conversion/reincorporation. In connection with the corporate conversion/reincorporation, each unit of ADial Pharmaceuticals, L.L.C. was first converted into shares of common stock of the Virginia corporation and then converted into shares of common stock of Adial Pharmaceuticals, Inc., the members of ADial Pharmaceuticals, L.L.C. have become stockholders of Adial Pharmaceuticals, Inc. and Adial Pharmaceuticals, Inc. has succeeded to the business of ADial Pharmaceuticals, L.L.C. See “Corporate Conversion/Reincorporation” for further information regarding the corporate conversion/reincorporation.

Our principal executive offices are located at 1180 Seminole Trail, Suite 495, Charlottesville, Virginia 22901, and our telephone number is (434) 422-9800. Our website address is www.adialpharma.com. Information contained in our website does not form part of the prospectus and is intended for informational purposes only.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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THE OFFERING

Issuer	Adial Pharmaceuticals, Inc.

Securities offered by us

We are offering 1,500,000 units. Each unit will consist of one share of our common stock and one warrant to purchase one share of our common stock. The units will not be certificated and the share of common stock and the warrant included in each unit may be transferred separately, immediately upon issuance. The units will consist of warrants to purchase an aggregate of 1,500,000 shares of our common stock. Each warrant will be exercisable immediately and will expire five years from the date of issuance. Each warrant will have an exercise price per share of $6.25 (based on the assumed initial public offering price of $5.00 per unit), which is 125% of the public offering price of the unit (subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events). The warrants also provide that in the event of a fundamental transaction we are required to cause any successor entity to assume our obligations under the warrants. In addition, the holder of the warrant will be entitled to receive upon exercise of the warrant the kind and amount of securities, cash or property that the holder would have received had the holder exercised the warrant immediately prior to such fundamental transaction. This prospectus also relates to the offering of the 1,500,000 shares of common stock issuable upon exercise of the warrants.

Offering Price	$5.00 per unit.

Over-allotment option

We have granted the representative of the underwriters an option for a period of 45 days to purchase up to 225,000 additional shares of our common stock and/or warrants to purchase up to 225,000 additional shares of our common stock to purchase up to 225,000 additional shares of common stock (equal to 15% of the number of shares of common stock and warrants underlying the units sold in the offering), from us in any combination thereof.

Common stock to be outstanding immediately after this offering

6,574,224 shares (assuming that none of the warrants are exercised) and 8,074,224 if the warrants offered hereby are exercised in full. If the representative’s over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be 6,799,224 (assuming that none of the warrants are exercised) and 8,524,224 if the warrants offered hereby are exercised in full.

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Use of Proceeds	We currently intend to use the net proceeds from this offering as follows:

●	approximately $2,500,000 to fund a portion of our Phase 3 clinical trial for the use of AD04 to treat AUD, including, without limitation, the setup and validation of the AD04 companion diagnostic test;

●

approximately $1,400,000 for personnel costs, including enhancing our executive team to manage and grow our business with the hire of a Chief Financial Officer with public company experience and a Chief Development Officer to oversee the clinical trials of AD04;

●

approximately $530,000 to repay loans that are due August 1, 2018 (the “Senior Notes”) but subject to redemption at the option of the note holders upon consummation of any debt or equity financing, including this offering, or a change of control and a settlement payment due related to a previous debt obligation;

●	approximately $100,000 for a settlement payment due related to a previous debt obligations;

●	approximately $150,000 for payments under the license agreement for the patents covering AD04, including the prosecution and maintenance of the AD04 patent estate;

●	approximately $1,400,000 for personnel costs, including enhancing our executive team to manage and grow our business with the hire of a Chief Financial Officer with public company experience and a Chief Development Officer to oversee the clinical trials of AD04;

●	approximately $170,000 for research and development, including without limitation, potentially developing a once a day formulation of AD04, exploratory development work testing AD04 for other indications, and seeking product pipeline assets; and

●	the balance for working capital and general corporate purposes.

In addition, if the holder of the convertible note in the principal amount of $325,000 that is due March 5, 2019 (the “June 2018 Senior Note”) does not elect to convert the note prior to the maturity date of March 5, 2019, we would be required to use the proceeds of this offering to repay the $325,000 principal amount which would reduce the net proceeds of this offering to approximately $5.9 million.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities. See “Use of Proceeds” on page 52.

Representative’s Warrants	The registration statement of which this prospectus is a part also registers for sale warrants to purchase 60,000 shares of our common stock to the representative of the underwriters as a portion of the underwriting compensation payable to the underwriters in connection with this offering. The warrants will be exercisable for a four-year period commencing one year following the closing of this offering at an exercise price equal to 125% of the initial public offering price of the common stock. Please see “Underwriting — Representative’s Warrants” for a description of these warrants.

Risk Factors Proposed symbol and listing

See “Risk Factors” beginning on page 14 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

We have applied to list our shares of common stock and warrants for trading on The NASDAQ Capital Market under the symbols “ADIL,” and “ADILW,” respectively. No assurance can be given that our listing application will be approved.

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Unless we indicate otherwise, the number of shares of our common stock outstanding after this offering is based on the following:

●	683,655 shares of common stock included as part of the units to be issued upon the conversion of approximately $303,000 of debt (including principal and interest through May 31, 2018) (the “debt conversion”);

●	292,309 shares of common stock issued subsequent to March 31, 2018;

●	20,000 shares of common stock included as part of units we have agreed to issue to a consultant upon consummation of this offering (based on an assumed initial public offering price of $5.00 per unit).

●	378,055 shares of common stock to be issued to consultants, employees, and debtholders upon consummation of this offering (based on an assumed initial public offering price of $4.99 per share of common stock); and

●	432,200 shares of common stock included as part of units we have agreed to issue to debtholders who hold debt in the principal amount of $533,000 (including principal and interest through May 31, 2018) and the counterparty to a backstop agreement upon consummation of this offering (based on an assumed initial public offering price of $5.00 per unit);

Unless specifically stated otherwise, the information in this prospectus:

●	excludes an additional 782,555 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $4.99 per share;

●	excludes an additional 492,423 shares of our common stock issuable upon the exercise of warrants to be issued to certain consultants and a debtholder upon consummation of this offering (based on an assumed initial offering price of $4.99 per share) at an exercise price equal to the initial offering price of the common stock;

●	excludes an additional 683,655 shares of our common stock to be issued upon the exercise of warrants included as part of units that we agreed to be issued upon the debt conversion;

●	excludes an additional 20,000 shares of our common stock to be issued upon the exercise of warrants included as part of units that we have agreed to issue to a consultant upon consummation of this offering (based on an assumed initial public offering price of $5.00 per unit);

●	excludes an additional 432,200 shares of our common stock to be issued upon the exercise of warrants included as part of the units that we agreed to issue to certain debtholders upon consummation of this offering (based on an assumed initial public offering price of $5.00 per unit);

●	excludes an additional 961,200 shares of our common stock to be issued upon the exercise of warrants to purchase units (including the shares that are included as part of the units and the shares underlying the warrants that are included as part of the units) that we agreed to issue to certain debtholders upon consummation of this offering (based on an assumed initial public offering price of $5.00 per unit);

●	excludes an additional 162,500 shares of common stock issuable upon conversion of a senior secured convertible note issued in June 2018;

●	excludes an additional 60,000 shares of our common stock issuable upon the exercise of the representative’s warrants to be issued upon consummation of this offering at an exercise price equal to 125% of the initial offering price of the common stock;

●	excludes an additional 174,282 shares of our common stock issuable upon outstanding options to purchase shares of common stock;

●	excludes an additional 1,750,000 shares of our common stock reserved for future issuance under the 2017 equity incentive plan;

●	assumes no exercise of the over-allotment by the representative;

●	assumes no exercise of the warrants;

●	assumes no exercise of the representative’s warrants granted to Joseph Gunnar & Co., LLC, the representative of the underwriters, upon completion of this offering; and

●

assumes that each unit not offered in this offering is comprised of one share of common stock and one warrant with terms similar to those of the warrants included in the units offered in this offering (i.e., exercisable for one share of common stock at an assumed exercise price of $6.25 per share and expire five years after the date of issuance).

●	assumes an initial public offering price of $5.00 per unit (the assumed public offering price is $4.99 per share of common stock and $0.01 per accompanying warrant).

To the extent additional principal and interest on the outstanding debt is incurred after the date of this prospectus and prior to the closing of this offering, the number of shares to be issued in connection with the debt conversion and for future issuance under the 2017 equity incentive plan shall be adjusted accordingly.

William B. Stilley, III, our Chief Executive Officer, President, and a member of our board of directors, Bankole Johnson, the Chairman of our board of directors, Kevin Schuyler, a member of our board of directors, James W. Newman, Jr., a member of our board of directors, and Keller Enterprises, an investment firm of which H. Robin Gilliland, a member of our board of directors, is a principal, have indicated an interest in purchasing up to an aggregate of approximately $1,000,000 of units in this offering. Assuming an initial public offering price of $5.00 per unit, these directors would purchase approximately 200,000 of the 1,500,000 units offered in this offering based on these indications of interest. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less, or no units in this offering to these directors or these directors may determine to purchase more, less or no units in this offering.

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SUMMARY FINANCIAL INFORMATION

The following table presents summary financial data for Adial Pharmaceuticals, LLC for the periods and at the dates indicated. The selected statements of operations data for the years ended December 31, 2017 and 2016 were derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The selected statements of operations data for the three months ended March 31, 2018 and 2017 and the summary balance sheet data as of March 31, 2018 were derived from our unaudited financial statements appearing elsewhere in this prospectus. The financial statements have been prepared and presented in accordance with generally accepted accounting principles in the United States. You should read this data together with the information under the captions “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results or any other period. The summary financial data included in this section are not intended to replace the financial statements and the related notes included elsewhere in this prospectus.

(Dollar amounts are rounded to nearest thousand,	For the Three Months Ended March 31,		For the Years Ended December 31,
except share and per share amounts)	2018	2017	2017	2016
Operating Expenses:
Research and development expenses	$55,000	$45,000	$182,000	$146,000
General and administrative expenses	284,000	125,000	813,000	265,000
Total Operating Expenses	339,000	170,000	995,000	411,000
Loss From Operations	(339,000)	(170,000)	(995,000)	(411,000)

Net Loss	$(379,000)	$(179,000)	$(1,139,000)	$(420,000)
Net loss per share, basic and diluted	(0.12)	(0.05)	(0.35)	(0.13)
Weighted average shares outstanding	3,268,005	3,260,987	3,264,385	3,258,002

Unaudited pro forma net loss per share:
Pro forma net loss(1)	(368,000)		(994,000)
Pro forma net loss per share, basic and diluted	(0.08)		(0.21)
Shares used to calculate pro forma net loss per common share, basic and diluted(2)	4,781,915		4,778,295

	As of March 31, 2018
Balance sheet data:	Actual	Pro Forma(2)	Pro Forma As Adjusted(3)(4)
Cash and cash equivalents	$54,000	$54,000	$5,936,000
Total assets	$80,000	$80,000	$5,962,000
Total liabilities	$1,387,000	$1,116,000	$381,000
Accumulated deficit	$(783,000)	$(9,953,000)	$(9,850,000)
Total stockholders’ deficit/equity	$(1,307,000)	$(1,036,000)	$5,581,000

(1)	The pro forma net loss gives effect to the conversion of the $303,000 principal amount and interest as of May 31, 2018 of the convertible notes into units consisting in part of 683,655 shares of common stock. The pro forma adjustments described in footnote (2) below are not reflected in the unaudited pro forma net loss as these amounts are not expected to have a continuing effect on the operating results of the company.

(2)	The share amounts used to calculate pro forma net loss per share and pro forma balance sheet data reflect the items described in footnote (1) above and also give effect to: (i) the issuance of 378,055 shares of our common stock to debtholders, consultants, and employees upon consummation of the offering (based on an assumed initial offering price of $4.99 per share); (ii) the issuance of 20,000 shares of common stock along with a warrant to purchase 20,000 shares of common stock to be issued as part of the units we have agreed to issue to a consultant upon consummation of this offering (based on an assumed initial public offering price of $5.00 per unit); (iii) the issuance of 432,200 shares of common stock along with a warrant to purchase 432,200 shares of common stock to be issued as part of the units we have agreed to issue to debtholders who hold debt in the principal amount of $533,000 (including principal and interest through May 31, 2018) upon consummation of this offering; (iv) the issuance of warrants to purchase 492,423 shares of our common stock to one consultant and a debtholder upon consummation of the offering (based on an assumed initial offering price of $4.99 per share); and (v) the issuance of warrants to purchase 480,600 units, which are comprised of 480,600 shares of common stock and warrants to purchase 480,600 shares of common stock (based on an assumed initial offering price of $5.00 per unit).

(3)	The pro forma, as adjusted balance sheet data reflects the items described in footnotes (1) and (2) above and gives effect to (i) the issuance of the June 2018 Senior Note due on March 5, 2019 with face value of $325,000 and warrants to purchase 300,000 share of common stock for $275,000 in cash; (ii) our receipt of estimated net proceeds $6.2 million from the sale of units that we are offering at an assumed initial public offering price of $5.00 per unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, excluding the proceeds, if any, from the exercise of warrants issued in this offering; (iii) repayment of Senior Notes in the amount of $532,860 that are due on completion of this offering; and (iv) payment of a contingent settlement payment due on consummation of the offering to a debtholder in the amount of $100,000 and concomitant realization of a $125,000 gain on settlement.

(4)	The pro forma as adjusted data is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

A $1.00 increase (decrease) in the anticipated initial public offering price of $5.00 per unit, would increase (decrease) each of cash and cash equivalents, total assets and total stockholders’ equity by approximately $1.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable.

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RISK FACTORS

Investors should carefully consider the risks described below before deciding whether to invest in our securities. If any of the following risks actually occurs, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. Our actual results could differ materially from those anticipated in the forward-looking statements made throughout this prospectus as a result of different factors, including the risks we face described below.

Risks Relating to our Company

We have incurred net losses every year since our inception and anticipate that we will continue to incur net losses in the future.

We are a clinical stage biotechnology pharmaceutical company that is focused on the discovery and development of medications for the treatment of addictions and related disorders of AUD in patients with certain targeted genotypes. We have a limited operating history. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. We have no products approved for commercial sale and have not generated any revenue from product sales to date, and we continue to incur significant research and development and other expenses related to our ongoing operations. To date, we have not generated positive cash flow, revenues, or profitable operations, nor do we expect to in the foreseeable future. Through December 31, 2017, we had an accumulated deficit of approximately $0.4 million and through December 31, 2016, we had an accumulated deficit of approximately $9.9 million. Our net loss for the three months ended March 31, 2018 and March 31, 2017 was approximately $0.4 million and $0.2 million, respectively. Our net loss for the years ended December 31, 2017 and 2016 was approximately $1.1 million and $0.4 million, respectively.

Our net loss for the three months ended June 30, 2018 will include a loss of approximately $1.5 million due to our recognition of a non-cash expense incurred during the three months ended June 30, 2018 associated with issuance of shares of common stock to certain of our executives in consideration of the retirement of our previous Performance Bonus Plan. Our net loss for the three-month period during which this offering is consummated is further expected to include additional expenses of approximately $7.5 million due to the recognition of non-cash expenses associated with the issuances of units, shares of common stock and warrants upon consummation of this offering, as required by existing agreements, and an additional expense of approximately $0.2 million due to the conversion of convertible debt. These added losses are included in the pro forma and pro forma, adjusted accumulated deficits set forth in the balance sheets shown under the captions “Summary Financial Information” and “Capitalization”. While these expenses are not expected have a continuing effect on the operating results of the company, we do expect to continue to incur significant losses for the foreseeable future, and we expect these losses to increase significantly as we continue our research and development of, and seek regulatory approvals for our lead product candidate, AD04, and future product candidates.

Even if we succeed in commercializing our product candidate or any future product candidates, we expect that the commercialization of our product will not begin until 2023 or later, we will continue to incur substantial research and development and other expenditures to develop and market additional product candidates and will continue to incur substantial losses and negative operating cash flow. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

We currently have no product revenues and may not generate revenue at any time in the near future, if at all. Currently, we have no products approved for commercial sale.

We currently have no products for sale and we cannot guarantee that we will ever have any drug products approved for sale. We and our product candidate are subject to extensive regulation by the FDA, and comparable regulatory authorities in other countries governing, among other things, research, testing, clinical trials, manufacturing, labeling, promotion, marketing, adverse event reporting and recordkeeping of our product candidates. Until, and unless, we receive approval from the FDA or other regulatory authorities for our product candidates, we cannot commercialize product candidates and will not have product revenues. Even if we successfully develop products, achieve regulatory approval, and then commercialize our products, we may be unable to generate revenue for many years, if at all. We do not anticipate that we will generate revenue for at least several years, if at all. If we are unable to generate revenue, we will not become profitable, and we may be unable to continue our operations. For the foreseeable future, we will have to fund all of our operations from equity and debt offerings, cash on hand and grants. In addition, changes may occur that would consume our available capital at a faster pace than expected, including changes in and progress of our development activities, acquisitions of additional candidates and changes in regulation. Moreover, preclinical and clinical testing may not start or be completed as we forecast and may not achieve the desired results. Therefore, we expect to seek additional sources of funding, such as additional financing, grant funding or partner or collaborator funding, which additional sources of funding may not be available on favorable terms, if at all.

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We have had limited operations to date and there can be no assurance that we will be able to execute on our business strategy.

We are a clinical stage company and have had limited operations to date. We have yet to demonstrate our ability to overcome the risks frequently encountered in our industry and are still subject to many of the risks common to such enterprises, including our ability to implement our business plan, market acceptance of our proposed business and lead product, under-capitalization, cash shortages, limitations with respect to personnel, financing and other resources, competition from better funded and experienced companies, and uncertainty of our ability to generate revenues. In fact, though individual team members have experience running clinical trials, as a company we have yet to prove that we can successfully run a clinical trial. There is no assurance that our activities will be successful or will result in any revenues or profit, and the likelihood of our success must be considered in light of the stage of our development. In addition, no assurance can be given that we will be able to consummate our business strategy and plans, or that financial, technological, market, or other limitations may force us to modify, alter, significantly delay, or significantly impede the implementation of such plans. We have insufficient results for investors to use to identify historical trends. Investors should consider our prospects in light of the risk, expenses and difficulties we will encounter as an early stage company. Our revenue and income potential is unproven and our business model is continually evolving. We are subject to the risks inherent to the operation of a new business enterprise, and cannot assure you that we will be able to successfully address these risks.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

As described in Note 2 of our accompanying audited financial statements, our auditors have issued a going concern opinion on our December 31, 2017 financial statements, expressing substantial doubt that we can continue as an ongoing business for the next twelve months after issuance of their report based on our current development plans and our operating requirements and us having suffered recurring losses from operations and having a net capital deficiency. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we cannot raise the necessary capital to continue as a viable entity, we could experience a material adverse effect on our business and our stockholders may lose some or all of their investment in us.

We will need to secure additional financing in order to support our operations and fund our first Phase 3 clinical trial. We can provide no assurances that any additional sources of financing will be available to us on favorable terms, if at all. Our forecast of the period of time through which our current financial resources will be adequate to support our operations and the costs to support our general and administrative, selling and marketing and research and development activities are forward-looking statements and involve risks and uncertainties.

If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned preclinical and clinical trials or obtain approval of our product candidate from the FDA and other regulatory authorities. In addition, we could be forced to delay, discontinue or curtail product development, forego sales and marketing efforts, and forego licensing in attractive business opportunities. Unless we secure additional financing, we will be unable to fund completion of our first Phase 3 clinical trial with AD04 to be conducted in Scandinavia and Central and Eastern Europe with the proceeds from this offering. We estimate that completion of our first Phase 3 clinical trial with AD04 to be conducted in Scandinavia and Central and Eastern Europe will cost approximately $6.5 million. We intend to use approximately $2.5 million of the proceeds from this offering to fund a portion of our first Phase 3 clinical trial, therefore, we will require at least $4.0 million of additional funding to complete our first Phase 3 clinical trial.

We will also need to raise additional capital to expand our business to meet our long-term business objectives.

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Our current cash and cash equivalents at March 31, 2018 will not be sufficient to fund operations for at least the next twelve months. However, we believe that our existing cash and cash equivalents and the anticipated net proceeds from this offering will be sufficient in the aggregate to meet our anticipated cash requirements for at least the next twelve months. We will, however, require additional financing as we continue to execute our business strategy, including that we will require additional funds in order to complete the initial Phase 3 trial of AD04, which is the primary use of funds in this financing. Our liquidity may be negatively impacted as a result of a research and development cost increases in addition to general economic and industry factors. We anticipate that, to the extent that we require additional liquidity, it will be funded through the incurrence of other indebtedness, additional equity financings or a combination of these potential sources of liquidity. In addition, we may raise additional funds to finance future cash needs through grant funding and/or corporate collaboration and licensing arrangements. If we raise additional funds by issuing equity securities or convertible debt, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our products, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. The covenants under future credit facilities may limit our ability to obtain additional debt financing. We cannot be certain that additional funding will be available on acceptable terms, or at all. Any failure to raise capital in the future could have a negative impact on our financial condition and our ability to pursue our business strategies.

Additional financing, which is not in place at this time, may be from the sale of equity or convertible or other debt securities in a public or private offering, from a credit facility or strategic partnership coupled with an investment in us or a combination of both. Our ability to raise capital through the sale of equity may be limited by the various rules of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Capital Market (“NASDAQ”), which place limits on the number of shares of stock that may be sold. Equity issuances would have a dilutive effect on our stockholders. We may be unable to raise sufficient additional financing on terms that are acceptable to us, if at all. Our failure to raise additional capital and in sufficient amounts may significantly impact our ability to expand our business. For further discussion of our liquidity requirements as they relate to our long-term plans, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

The failure to comply with the terms of our outstanding June 2018 Senior Notes could result in a default under the terms of the notes and, if uncured, it could potentially result in action against our pledged assets.

We issued the June 2018 Senior Note to an institutional accredited investor in June 2018 that is secured by substantially all of our assets. If we fail to comply with the terms of the senior secured convertible note and/or the related agreements, the senior note holder could declare a default and if the default were to remain uncured, the secured creditor would have the right to proceed against any or all of the collateral securing their note. In the event we fail to comply with the terms of the June 2018 Senior Note, the note holder also could declare a note default and if the default were to remain uncured, as a creditor, the holder would have the right to declare the note immediately due and payable and foreclose on our assets in the event we do not satisfy our obligation. Any action by the secured or unsecured creditors to proceed against our assets would likely have a serious disruptive effect on the business operations.

We rely on licenses to use various technologies that are material to our business and if the agreements were to be terminated or if other rights that may be necessary or we deem advisable for commercializing our intended products cannot be obtained, it would halt our ability to market our products and technology, as well as have an immediate material adverse effect on our business, operating results and financial condition.

Our prospects are significantly dependent upon the UVA LVG License. The UVA LVG License grants us exclusive, worldwide rights to certain existing patents and related intellectual property that covers AD04, our lead and currently only product candidate. If we breach the terms of the UVA LVG License, including any failure to make minimum royalty payments required thereunder or failure to reach certain developmental milestones and completion of deadlines, including, initiating Phase 3 clinical trials by December 31, 2018, submitting an NDA by December 31, 2024 and commencing commercialization of an FDA approved product by December 31, 2025, or other factors, including but not limited to, the failure to comply with material terms of the Agreement, the licensor has the right to terminate the license. If we were to lose or otherwise be unable to maintain these licenses on acceptable terms, or find that it is necessary or appropriate to secure new licenses from other third parties, we would not be able to market our products and technology, which would likely require us to cease our current operations which would have an immediate material adverse effect on our business, operating results and financial condition.

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Our business is dependent upon the success of our lead product candidate, AD04, which requires significant additional clinical testing before we can seek regulatory approval and potentially launch commercial sales. We do not have any other products in clinical development.

Our business and future success depends upon our ability to obtain regulatory approval of and then successfully commercialize our lead investigational product candidate, AD04. AD04 is in clinical stage development. To date, our main focus and the investment of a significant portion of our efforts and financial resources has been in the development of our lead and only investigational product candidate, AD04, for which we are currently planning a Phase 3 clinical trial with approximately 300 patients in Scandinavia and Central and Eastern Europe, which will target the reduction of risk drinking (heavy drinking of alcohol) in subjects that possess selected genetics of the serotonin transporter and/or 5-HT3 receptor gene. We expect that at least one additional Phase 3 clinical trial will be required for approval, as well as, one or more supportive clinical studies. In addition, we believe that the proceeds from this offering will not provide us with sufficient funds to complete this first Phase 3 clinical trial. Even though we are pursuing a registration pathway based on specific FDA input and guidance and the EMA precedents and guidance, there are many uncertainties known and unknown that may affect the outcome of the trial. These include adequate patient enrollment, adequate supply of our product candidate, potential changes in the regulatory landscape, and the results of the trial being successful.

All of our future product candidates, as well as AD04, will require additional clinical and non-clinical development, regulatory review and approval in multiple jurisdictions, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before we can generate any revenue from product sales. We expect AD04 will need at least two Phase 3 trials (including the Phase 3 trial we plan to conduct in Scandinavia and Central and Eastern Europe) and one or more supportive clinical studies to gain approval in either the U.S. or Europe. In addition, because AD04 is our most advanced product candidate and there is limited history information on long-term effects of our proposed dosage, there is always a chance of developmental delays or regulatory issues or other problems arising, with our development plans and depending on their magnitude, our business could be significantly harmed.

Our future success depends heavily on our ability to successfully manufacture, develop, obtain regulatory approval, and commercialize AD04, which may never occur. We currently generate no revenues from our product candidate, and we may never be able to develop or commercialize a marketable drug.

The active ingredient of our product candidate, ondansetron, is currently available in generic form.

Ondansetron, the active pharmaceutical ingredient (“API”) of our current drug treatment, was granted FDA approval as Zofran® in January 1991 and is approved in many foreign markets. Ondansetron, is commercially available in generic form, but not available: (i) at the formulation/dosage levels expected to be marketed by us, or (ii) with a requirement to use a diagnostic biomarker, as we expect to be the case with AD04. Although ondansetron has been approved to treat nausea and emesis it has not been approved to treat AUD and it has not been approved for daily long-term use as planned by us. Clinical testing to date of ondansetron at the higher doses used to treat nausea/emesis have not shown effectiveness in treating AUD or any other addictive disorder; however, if a third party conducted a Phase 3 clinical program and showed success treating AUD at those doses, we could not prevent such third party from marketing ondansetron for AUD at those doses.

Results from clinical studies suggest that high intravenous doses of ondansetron may affect the electrical activity of the heart. As part of the FDA’s most recent safety review of approved ondansetron doses, the FDA stated that: “A 32 mg single intravenous dose of ondansetron (Zofran, ondansetron hydrochloride, and generics) may affect the electrical activity of the heart (QT interval prolongation), which could pre-dispose patients to develop an abnormal and potentially fatal heart rhythm known as Torsades de Pointes.” In addition: “No single intravenous dose should exceed 16 mg.” There are also several recent lawsuits claiming that Zofran® used for the unapproved use of morning sickness causes birth defects. Although we do not believe that our dosage will cause such adverse event there can be no assurance that the negative side effects of the generic drug that have been found in higher dosages will not occur in our dosage or otherwise deter potential users of our product candidate and adversely impact sales of our product candidate. If we were to be required to have such a warning on our drug label, patients may be deterred from using our product candidates.

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In addition, we also face the risk, that doctors will prescribe off label, the generic form of ondansetron to treat AUD despite the different dosage of ondansetron in the generic form from that in AD04, the lack of demonstrated clinical efficacy against AUD at the currently available doses (i.e., the Zofran® and approved generics), and the potential safety concerns if the currently available/higher doses are taken chronically as would be needed for AUD or other addictions. Physicians, or their patients, could divide the lowest dose existing oral tablet into more than ten parts to equal the necessary AD04 dosage.

Although we believe that any attempt by competitors to reformulate and market ondansetron at our intended dosage levels, while technically feasible, infringes on our intellectual property rights, and should, accordingly, be actionable, we cannot give assurances that we would be successful in defending our rights or that we will have access to sufficient funds necessary to successfully prosecute any such violations of, or infringements on, our intellectual property rights. Additionally, we cannot ensure investors that other companies will not discover and seek to commercialize low doses of ondansetron, not currently available, for other indications.

While there exists a large body of evidence supporting the safety of our primary API, ondansetron, under short-term use, there are currently no long-term use clinical safety data available.

We intend to market our products, particularly AD04, for long-term use by patients seeking to reduce their number of days of heavy drinking, and we assume future sales volumes reflecting such extended use.

Studies of Zofran® conducted as part of its FDA and other regulatory agencies review process found that the drug is well-tolerated and results in few adverse side effects at dosages almost 100 times the dosage expected to be formulated in AD04. However, to the best of our knowledge, no comprehensive clinical study has been performed to date that has evaluated the safety profile of ondansetron for long-term use. We expect the FDA will require us to provide safety data in at least 100 patients for 12 months, and can offer no assurances that safety results of these long term use studies will lead to any subsequent approval for long-term use. There can be no assurance that long-term usage of ondansetron, at dosages anticipated by us, will be safe. Though the FDA has stated it will not require additional non-clinical testing nor will it require a QT interval prolongation clinical study, such statements by the FDA are not legally binding on the agency.

All of our current data for our lead product candidate are the result of Phase 2 clinical trials conducted by third parties and do not necessarily provide sufficient evidence that our products are viable as potential pharmaceutical products.

Through our proprietary access to relevant laboratory and clinical trial results of the University of Virginia’s research program, and through our reliance on publicly available third-party research, we possess toxicology, pharmacokinetic, and other preclinical data and clinical data on AD04. As of now, AD04 has completed only Phase 2 clinical trials and is now in preparations to enter Phase 3 trials. There is no guarantee that Phase 2 results can or will be replicated by pivotal Phase 3 studies.

To date, long-term safety and efficacy have not yet been demonstrated in clinical trials for our investigational product candidate. Favorable results in early studies or trials may not be repeated in later studies or trials. Even if our clinical trials are initiated and completed as planned, we cannot be certain that the results will support our product candidate claims. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. We cannot be sure that the results of later clinical trials would replicate the results of prior clinical trials and preclinical testing, nor that they would satisfy the requirements of the FDA or other regulatory agencies. Clinical trials may fail to demonstrate that our product candidate is safe for humans and effective for indicated uses. Preclinical and clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals or commercialization. Any delay in, or termination of, our clinical trials would delay our obtaining FDA or EMA approval for the affected product candidate and, ultimately, our ability to commercialize that product candidate.

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Previous clinical trials using ondansetron have had different trial designs, doses, parameters and endpoints than the planned Phase 3 clinical trial that is expected to serve as a basis for approval of AD04. Though various doses of ondansetron have been tested as treatments for alcohol addiction (Johnson, BA et al., 2011; Johnson, BA et al., 2000; Kranzler et al, 2003; Sellers, EM et al., 1994), the 283-patient Phase 2b clinical trial on which the Company is largely basing its clinical expectations only tested one dosing regimen, which was weight-based (Johnson, BA et al., 2011). We plan to use a fixed dose in future clinical trials that we believe provides good coverage given the dose ranges tested clinically; however, it is possible that the dose selected will not be the optimal dose and so drug effects may be limited or not be demonstrated sufficiently in clinical testing. Additionally, only one genotype in the genetic panel that will be used to define patients that are genotype positive for treatment with AD04 was used in primary analyses of the Phase 2b trial and three of the genotypes were added to the panel after a retrospective exploratory analysis of the Phase 2b data. The genotype in the panel related to the 5-HTT, that was included in the primary analysis (Johnson, BA et al., 2011) appears to make up about half of the patients that are genotype positive. The three genotypes related to modulation of the 5-HT3 receptor were selected based on a retrospective analysis that was constrained to 18 single-nucleotide polymorphism (“SNPs”) identified for analysis (Johnson, BA et al., 2013). Therefore, confidence in the effects of the 5-HT3 genetics is less than that for the 5-HTT genetics, and this could negatively impact the treatment effect of AD04 in the Phase 3 for a segment of the patients identified as genotype positive, which could dilute the overall demonstrated effect of AD04 in the trial.

The endpoints for the Phase 2b clinical trial of AD04 were reduction in the severity of drinking, measured as drinks per day of drinking alcohol and reduction frequency of drinking, measured by days of total abstinence from alcohol. These are surrogate endpoints for the endpoints expected to be required for approval, which, for Europe, are expected to be reduction of heavy drinking days (defined herein), measured in percentage of heavy drinking days per month, and total average alcohol consumed per month, and, for the United States, is expected to be the percentage of patients that have no heavy drinking days in the final 2 months of a six month treatment regimen of AD04. Though the Phase 2b trial showed a statistically significant effect against both pre-specified endpoints and when analyzed for reducing heavy drinking days, all when compared against the placebo group, it is possible that AD04 could affect the endpoints of the Phase 2b trial while not demonstrating a strong enough effect to gain approval.

The Phase 2b clinical trial was 12 weeks in duration, including a one week placebo run-in period, and the Phase 3 trials expected to be required for approval will be 24 weeks. Though the effect of AD04 against AUD in the Phase 2b trial appeared to begin in the first month of the trial and appeared durable throughout the trial, we cannot be sure the effect will extend for the duration of the Phase 3 trials.

The FDA and/or EMA may not accept our planned Phase 3 endpoints for final approval of AD04 and may determine additional clinical trials are required for approval of AD04.

The FDA has indicated to us that a comparison of the percent of patients with no heavy drinking days in the last two months of a six month clinical trial between the drug and placebo groups will be a satisfactory endpoint for determination of a successful Phase 3 trial of AD04 and has published the draft guidance Alcoholism: Developing Drugs for Treatment Guidance for Industry dated February 2015 indicating this endpoint for the development of drugs for AUD. Similarly, the EMA has in the past accepted the co-primary endpoints of reduction from baseline in days of heavy drinking and reduction total grams of alcohol consumed per month and has published the Guideline on the development of medicinal products for the treatment of alcohol dependence on February 18, 2010 stating these endpoints as approvable endpoints for alcohol addiction treatment. Despite these indications, neither the FDA nor the EMA is bound to accept the stated endpoint if a new drug application for AD04 is submitted and their definitions of a heavy drinking day may change. We, however, can offer no assurance that the FDA or EMA will approve our primary endpoints, that we can achieve success at the any endpoints they do approve, or that these potential benefits will subsequently be realized.

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We will incur additional costs and our approvals could be delayed if the FDA or EMA requires additional clinical trials in patients that are negative for the genotypes targeted by AD04. In addition, clinical trials conducted with only genotype positive subjects will likely result in labeling restricted to treating patients that are genotype positive.

Although the FDA has indicated that it sees little evidence of positive effects for the use of AD04 in subjects that are negative for the genotypes targeted by AD04 and has stated that it would not object to the AD04 Phase 3 clinical trials going forward without including these additional subjects, the FDA has indicated that some research in this area may be required prior to approval of AD04 for AUD within the target population. We believe the data supports our hypothesis that no further studies in genotype negative patients need be conducted. However, the FDA has indicated that any approval based on a trial only in genotype positive subjects would result in labeling restricted to treating patients that are genotype positive. If further studies are required, we will incur additional costs not anticipated, and it could delay approval of AD04 or, if the results of such studies are not positive for AD04, it may result in AD04 not being approved or it may result in AD04’s patents failing to protect AD04 against generic competition.

Under the Pediatric Research Equity Act (“PREA”), NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. We do not plan to test AD04 in pediatric patients as part of our next Phase 3 trial. The FDA may grant full or partial waivers, or deferrals, for submission of data in pediatric subjects, and we intend to apply for such a waiver. If the FDA requires data in pediatric patients, the required studies could delay approval of AD04, requiring significantly more capital be invested, and, if the results of such studies are not positive for AD04 it may result in AD04 not being approved.

Our lead investigational product, AD04, is dependent on a successful development, approval, and commercialization of a genetic test, which is expected to be classified as a companion diagnostic.

Treatment with AD04 will be dependent on identification of patients with a genetic test (i.e., a companion diagnostic). Companion diagnostics and complementary diagnostics are regulated as medical devices by the FDA and, as such, require either clearance or approval prior to commercialization. While the technology for the test we plan to use is well established, it cannot be certain the testing laboratory we set up will be able to conduct the test with the selectivity and sensitivity that will be required or that the genetic test will be approved by FDA for such use, which could increase the time and cost to develop AD04 and possibly prevent marketing approval. While we have been party to a joint meeting with the Center for Drug Evaluation and Research (“CDER”, the FDA division responsible for drug approvals) and the Center for Devices and Radiological Health (“CDRH”, the FDA division responsible for device approvals, including genetic tests) at which agreement was reached as to the development path for the genetic test, neither CDER nor CDRH is bound to accept our planned submission package even if the data is positive. We have been instructed by CDER and CDRH that we need to obtain a separate approval or marketing authorization for the companion diagnostic genetic test from CDRH. We plan to collect and store additional blood samples from all patients enrolled in the Phase 3 trial in the event of any difficulties, however, we cannot be certain we can overcome all of the technological, logistical or regulatory hurdles related to the genetic testing, which include, without limitation, technical validation of the test (e.g. specificity, sensitivity, reproducibility, robustness of methods), clinical validation acceptable to CDER and CDRH, all of which are needed for approval of AD04 and its companion diagnostic genetic test. Failure in any of these areas could delay approval of AD04, increase the cost necessary to achieve approval of AD04 or prevent approval of AD04.

If we obtain approval of AD04 and its genetic test, we currently plan to distribute the genetic test as widely as possible to third party testing companies with limited attention to capitalizing on the revenue potential of the genetic test itself in order to achieve wider availability of the genetic test to drive market uptake of AD04. However, we cannot be sure that third party testing companies will be willing to provide the test, that reimbursement for the test will be available to make such business profitable, or that taking a genetic test will be acceptable to patients or physicians. Additionally, our plans may change so that we attempt to make the test a material business of our own. In this event, the availability of the genetic test in the market could be reduced, limiting market uptake of AD04, the testing business could fail, and we could be in a position where it never reaches profitability. As one of our products/services, the genetic test will be subject to all of the risks stated elsewhere herein related to reimbursement of our products and failure to achieve adequate reimbursement could limit the potential sales of both the genetic test and AD04, and there is no assurance that the diagnostic will be approved or authorized for marketing.

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We have limited experience as a company conducting clinical trials.

We are a clinical stage company and our success is dependent upon our ability to obtain regulatory approval for and commercialization of our investigational products, and we have not demonstrated an ability to perform the functions necessary for the approval or successful commercialization of any product candidates. The successful commercialization of any product candidates may require us to perform a variety of functions, including:

●	continuing to undertake preclinical development and successfully enroll patients in clinical trials;

●	participating in regulatory approval processes;

●	formulating and manufacturing products; and

●	conducting sales and marketing activities.

We have limited experience conducting and enrolling patients in clinical trials. While certain members of our management and staff have significant experience in conducting clinical trials, to date, we have not successfully completed any clinical trials as a company. Until recently, our operations have been limited primarily to organizing and staffing our company, acquiring, developing and securing our proprietary technology and preparing for clinical trials of our product candidate. These operations provide a limited basis to assess our ability to develop and commercialize our product candidate and the advisability of investing in our securities.

All of the preclinical and clinical trials relating to our product candidate have been conducted by third parties. Although we have recruited a team that has significant experience with managing clinical trials, we have no experience as a company in conducting our own clinical trials. In part because of this lack of experience, we cannot guarantee that planned clinical trials will be completed on time, if at all. Large-scale trials require significant additional financial and management resources, monitoring and oversight, and reliance on third-party clinical investigators, contract research organizations (“CROs”), or consultants. Relying on third-party clinical investigators, CROs and manufacturers, which are all also subject to governmental oversight and regulations, may also cause us to encounter delays that are outside of our control.

Our product candidate is in early stages of development.

Because our product candidate is in early stages of development it will require extensive clinical and other testing. Although our lead product candidate has completed a 283-patient Phase 2b clinical trial, we cannot predict with any certainty if or when we might submit an application for regulatory approval for any of our product candidates or whether any such application will be accepted for review by the FDA or EMA, or whether any application will be approved upon review.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our proposed indications. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and preclinical testing. Results from earlier clinical trials may not be repeated in later clinical trials. The clinical trial process may fail to demonstrate that our product candidate is safe and effective for their proposed uses. This failure could cause us to abandon our product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay and possibly preclude the filing of any NDAs with the FDA or EMA and, ultimately, our ability to commercialize our product candidate and generate product revenues.

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Our clinical trials may fail to demonstrate adequately the safety and efficacy of AD04 or any future product candidates, which would likely prevent or delay regulatory approval and commercialization.

Before obtaining regulatory approvals for the commercial sale of AD04 or any future product candidates, including AD04, we must demonstrate through lengthy, complex and expensive preclinical testing and clinical trials that product candidates are both safe and effective for use in each target indication. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of product candidates may not be predictive of the results of later-stage clinical trials. Results from subsequent clinical trials may not be the same as the results from the Phase 2b clinical trial that was conducted by the University of Virginia. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unacceptable safety issues, notwithstanding promising results in earlier trials. We can make no assurances that, should our Phase 3 studies provide statistically significant and clinical meaningful results evidencing that treatment with AD04 results in reduced days of heavy drinking or abstinence, these same results will also provide evidence of greater patient efficacy rates and or patient benefit ratios vis-à-vis currently marketed drug treatments. Most product candidates that commence clinical trials are never approved as products.

In addition, even if the trials are successfully completed, we cannot guarantee that the FDA or foreign regulatory authorities will interpret the results as we do, and more trials could be required before we submit product candidates for approval. To the extent that the results of the trials are not satisfactory to the FDA or foreign regulatory authorities for support of a marketing application, approval of product candidates may be significantly delayed, or we may be required to expend significant additional resources, which may not be available to us, to conduct additional trials in support of potential approval of product candidates.

If we experience delays in the enrollment of patients in our clinical trials or our CMC clinical hold is not promptly lifted, our receipt of necessary regulatory approvals could be delayed or prevented.

A Phase 2b clinical trial for our lead product candidate AD04 was completed by the University of Virginia in 2008. Although we intend to commence our Phase 3 clinical trial shortly after consummation of this offering, our inability to locate and enroll a sufficient number of eligible patients in our future Phase 3 clinical trials would result in significant delays or may require us to abandon one or more clinical trials. Retention of subjects in clinical trials related to AUD can be challenging relative to trials in some other indications due to the nature of the target population. Our ability to enroll patients in trials is affected by many factors out of our control including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, the prevalence and successful recruiting of patients that are genotype positive, competing clinical trials, and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. Due to the use of a biomarker to determine enrollment in our Phase 3 clinical trial, we will have a limited population of patients to draw from for our Phase 3 clinical trials.

The FDA had agreed to review our IND filing prior to completion of the development of our manufacturing plan and production of our clinical supply so that we could proceed more quickly once our Chemistry, Manufacturing, and Controls (“CMC”) submission was ready but with the understanding that we would be on clinical hold pending a satisfactory CMC submission. We then filed our IND without a complete CMC submission, placing a voluntary clinical hold on our program as part of our IND filing pending the filing of a satisfactory CMC submission. The clinical hold was confirmed by the FDA pending receipt of a satisfactory CMC submission. We have since completed our CMC development and manufactured clinical supply for the planned Phase 3 trial, and believe we currently have the capability to file a satisfactory CMC submission to remove the clinical hold. However, the CMC submission has not yet been made. No assurance can be given that the CMC plan developed by us will be satisfactory to the FDA or that the clinical supply produced for use in clinical trials of AD04 will be approved for use in the trials by the FDA, either of which could result in delay of the clinical trial program and a requirement for increased investment prior to commencement of clinical trials.

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Our success will be dependent upon adoption by physicians and others.

Even if the FDA and/or EMA approves our product candidate or any future product candidates we may develop or acquire, the product will require acceptance among physicians, healthcare payers, patients, and the medical community. Our products are to be used in combination with a genetic test targeted at patients with certain specified genotypes. It is anticipated that physicians will recommend patients for screening prior to administration of AD04 or future product candidates. Therefore, our business will be substantially dependent upon our ability to communicate with and obtain support from physicians regarding the benefits of our products relative to alternative treatments available at that time.

Rapid technological change and substantial competition may impair the business.

The pharmaceutical industry is subject to rapid and substantial technological change. Technological competition in the industry from pharmaceutical and biotechnology companies, universities, governmental entities, and others diversifying into the field is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities, as well as substantially more marketing, financial, and managerial resources than we do, and represent significant competition. Acquisitions of, or investments in, competing biotechnology companies by large pharmaceutical companies could increase these competitors’ financial, marketing, and other resources. We cannot assure you that developments by others will not render our products or technologies noncompetitive or that we will be able to keep pace with technological developments. Competitors have developed, or are in the process of developing, technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing similar therapeutic endpoints than products we are currently developing. These competing products may be more effective and less costly than the products that we are developing. In addition, conventional behavioral therapies and other treatment approaches currently in use today may continue to be used instead of, rather than in conjunction with, our products.

Any product that we successfully develop, and for which we gain regulatory approval, must compete for market acceptance and market share. Accordingly, important competitive factors, in addition to completion of clinical testing and the receipt of regulatory approval, will include product efficacy, safety, timing, and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, pricing, and patent protection. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete against fully integrated pharmaceutical companies such as Alkermes and Indivior and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have drugs already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs or have substantially greater financial resources than we do, as well as significantly greater experience in:

●	developing drugs, and other therapies;

●	undertaking preclinical testing and clinical trials;

●	obtaining FDA and other regulatory approvals of drugs, biologics and other therapies;

●	formulating and manufacturing drugs, biologics and other therapies; and

●	launching, marketing and selling drugs, and other therapies.

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If we fail to develop additional product candidates, our commercial opportunity will be limited.

We expect to initially develop our lead product candidate, AD04. However, we may pursue clinical development of additional product candidates and development of AD04 for additional indications. Developing, obtaining regulatory approval for and commercializing additional product candidates, will require substantial additional funding beyond the net proceeds of this offering and is prone to the risks of failure inherent in medical product development. We cannot provide you any assurance that we will attempt to advance or that we will be able to successfully advance any of these additional product candidates through the development process.

Even if we receive FDA approval or approval in another jurisdiction to market additional product candidates or AD04 for the treatment of various indications (such as, obesity, drug addiction, and smoking cessation), we cannot assure you that any such product candidates will be successfully commercialized, widely accepted in the marketplace or be more effective than other commercially available alternatives. If we are unable to successfully develop and commercialize additional product candidates, our commercial opportunity will be limited. Moreover, a failure in obtaining regulatory approval of additional product candidates may have a negative effect on the approval process of any other, or result in losing approval of any approved, product candidate.

Risks Relating to Our Business and Industry

If we do not obtain the necessary regulatory approvals in the United States and/or other countries, we will not be able to sell our product candidates.

We cannot assure you that we will receive the approvals necessary to commercialize AD04 or any future product candidates we acquire or develop in the future. We will need FDA approval to commercialize our product candidates in the United States and approvals from the FDA-equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of any product candidate, we must submit to the FDA an NDA, demonstrating that the product candidate is safe, pure and potent, and effective for its intended use. This demonstration requires significant research including preclinical studies, as well as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our clinical trials will demonstrate the safety and efficacy of our product candidates or if the results of any clinical trials will be sufficient to advance to the next phase of development or for approval from the FDA. We also cannot predict whether our research and clinical approaches will result in drugs or therapeutics that the FDA considers safe and effective for the proposed indications. The FDA has substantial discretion in the approval process.

The approval process may be delayed by changes in government regulation, future legislation or administrative action, or changes in FDA policy that occur prior to or during our regulatory review. Factors that might lead to a suspension or termination of a clinical trial include, but are not limited to:

●	failure to conduct the clinical trial in accordance with U.S., international and or local regulatory requirements;

●	failure of medical investigators to follow clinical trial protocols;

●	unforeseen safety issues; and/or

●	lack of adequate funding to continue the clinical trial.

Delays in obtaining regulatory approvals may:

●	prevent or delay commercialization of, and our ability to derive product revenues from, product candidates; and

●	diminish any competitive advantages that we may otherwise believe that we hold.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our applications. We may never obtain regulatory clearance for any product candidates. Failure to obtain FDA approval of any of product candidates will severely undermine our business by leaving us without a saleable product, and therefore without any source of revenues, until another product candidate can be developed. There is no guarantee that we will ever be able to develop or acquire another product candidate.

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In addition, the FDA may require us to conduct additional preclinical and clinical testing or to perform post-marketing studies, as a condition to granting marketing approval of a product. Initial acceptance by the FDA of clinical trial protocols is subject to constant review and any process control failures could result in additional required testing. Regulatory approval of products often requires that subjects in clinical trials be followed for long periods to assess their overall survival. The results generated after approval could result in loss of marketing approval, changes in product labeling, and/or new or increased concerns about the side effects or efficacy of a product. The FDA has significant post-market authority, including the explicit authority to require post-market studies and clinical trials, labeling changes based on new safety information, and compliance with FDA-approved risk evaluation and mitigation strategies. The FDA’s exercise of its authority has in some cases resulted, and in the future could result, in delays or increased costs during product development, clinical trials and regulatory review, increased costs to comply with additional post-approval regulatory requirements and potential restrictions on sales of approved products based on labeling or other requirements.

In foreign jurisdictions, we must also receive approval from the appropriate regulatory authorities before we can commercialize any candidate products. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. There can be no assurance that we will receive the approvals necessary to commercialize our product candidate for sale outside the United States.

Changes in regulatory requirements and guidance may occur, and we may need to amend clinical trial protocols or our development plan to reflect these changes. Amendments may require resubmitting clinical trial protocols to FDA and institutional review boards for reexamination, which may impact the costs, timing or successful completion of a clinical trial. If we experience delays in completion of, or if we terminate any clinical trials, the commercial prospects for product candidates may be harmed, and the ability to generate product revenues will be delayed. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of product candidates.

Obtaining and maintaining regulatory approval of product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, and a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials, as clinical studies conducted in one jurisdiction may not be accepted by or sufficient for regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our candidate products is also subject to approval. Additionally, some foreign jurisdictions require participation of subjects from their country in the Phase 3 trial in order to gain approval in their country.

We intend to also submit marketing applications in other jurisdictions, including European countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or fail to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of AD04 or any future product candidates will be harmed.

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Even if we receive regulatory approval of AD04 or any future product candidates, we will be subject to ongoing regulatory obligations, such as post market surveillance and current good manufacturing practice (“GMP”) requirements, and continued regulatory review, which may result in significant additional expense. We may also be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with product candidates. In addition, third parties on whom we rely must comply with regulatory requirements, and any non-compliance on their part may negatively impact our business, assuming we obtain regulatory authorization at all.

Any regulatory approvals that we receive for product candidates will require surveillance to monitor the safety and efficacy of the product candidate. The FDA may also require a Risk Evaluation and Mitigation Strategy (“REMS”) program in order to approve product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA could also require a boxed warning, sometimes referred to as a Black Box Warning on the product label to identify a particular safety risk, which could affect commercial efforts to promote and sell the product. In addition, if the FDA or a comparable foreign regulatory authority approves product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current GMPs and current good clinical practices (“GCPs”) for any clinical trials that we conduct post-approval. We are also subject to certain user fees imposed by the regulatory agencies. Later discovery of previously unknown problems with product candidates, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

●	restrictions on the marketing or manufacturing of product candidates, withdrawal of the product from the market, or product recalls;

●	fines, warning letters or holds on clinical trials;

●	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of approvals;

●	product seizure or detention, or refusal to permit the import or export of product candidates; and

●	injunctions or the imposition of civil or criminal penalties.

The FDA’s and other regulatory authorities’ policies may change, such as those required by the 21st Century Cures Act, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of AD04 or any future product candidates. In addition, it is unclear what changes, if any, the new presidential administration may bring. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

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Clinical trials are very expensive, time-consuming and difficult to design and implement.

As part of the regulatory process, we must conduct clinical trials for each product candidate to demonstrate safety and efficacy to the satisfaction of the FDA and other regulatory authorities. As we advance AD04 or any future product candidates we expect that our expenses will increase. The number and design of the clinical trials that will be required varies depending upon product candidate, the condition being evaluated, current medical strategies and the trial results themselves. Therefore, it is difficult to accurately estimate the cost of the clinical trials. Clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of product candidates including AD04, will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed or prevented by several factors, including:

●	unforeseen safety issues;

●	failure to determine appropriate dosing;

●	greater than anticipated cost of our clinical trials;

●	failure to demonstrate effectiveness during clinical trials;

●	slower than expected rates of subject recruitment or difficulty obtaining investigators;

●	subject drop-out or discontinuation;

●	inability to monitor subjects adequately during or after treatment;

●	third party contractors, including, without limitation, CRO’s and manufacturers, failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner;

●	reaching agreements with prospective CROs, and trial sites, both of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	insufficient or inadequate supply or quality of product candidates or other necessary materials to conduct our trials;

●	potential additional safety monitoring, or other conditions required by FDA or comparable foreign regulatory authorities regarding the scope or design of our clinical trials, or other studies requested by regulatory agencies;

●	problems engaging Institutional Review Boards (“IRBs”), to oversee trials or in obtaining and maintaining IRB approval of studies;

●	imposition of clinical hold or suspension of our clinical trials by regulatory authorities; and

●	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend or terminate our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our Investigational New Drug, or IND, submissions or the conduct of these trials. Therefore, we cannot predict with any certainty when, if ever, future clinical trials will commence or be completed.

There is uncertainty as to market acceptance of our technology and product candidates.

Even if the FDA approves our current product candidate, or any future product candidates we may develop or acquire, the products may not gain broad market acceptance among physicians, healthcare payers, patients, and the medical community. We have conducted our own research into the markets for our product candidates; however, we cannot guarantee market acceptance of our product candidates, if approved, and have somewhat limited information on which to estimate our anticipated level of sales. Product candidates, if approved, will require patients, healthcare providers and doctors to adopt our technology. Our industry is susceptible to rapid technological developments and there can be no assurance that we will be able to match any new technological advances. If we are unable to match the technological changes in the needs of our customers the demand for our products will be reduced. Acceptance and use of any products we market, assuming market authorization approval at all, will depend upon a number of factors including:

●	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our products;

●	limitation on use or warnings required by FDA in our product labeling;

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●	cost-effectiveness of our products relative to competing products;

●	convenience and ease of administration;

●	potential advantages of alternative treatment methods;

●	availability of reimbursement for our products from government or other healthcare payers; and

●	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect virtually all of our product revenues for the foreseeable future to be generated from sales of AD04, if approved, the failure of this product to find market acceptance would substantially harm our business and would adversely affect our revenue.

Even if we are able to obtain regulatory approval for our product candidate or any product candidates we develop or acquire, we will continue to be subject to ongoing and extensive regulatory requirements, and our failure, or the failure of our contract manufacturers, to comply with these requirements could substantially harm our business.

If the FDA approves our product candidate or any product candidates we develop or acquire, the labeling, manufacturing, packaging, adverse events reporting, storage, advertising, promotion and record-keeping for our products will be subject to ongoing FDA requirements and continued regulatory oversight and review. We may also be subject to additional FDA post-marketing obligations. If we are not able to maintain regulatory compliance, we may not be permitted to market product candidates and/or may be subject to product recalls or seizures. The subsequent discovery of previously unknown problems with any marketed product, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the product, and could include withdrawal of the product from the market.

Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to: (i) comply with the laws of the FDA and other similar foreign regulatory bodies; (ii) provide true, complete and accurate information to the FDA and other similar foreign regulatory bodies; (iii) comply with manufacturing standards we have established; (iv) comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or (v) report financial information or data accurately or to disclose unauthorized activities to us. Any such misconduct or noncompliance could negatively affect the FDA’s review of our regulatory submission, including delaying approval or disallowance of certain information to support the submission, and/or delay a federal or state healthcare program’s or a commercial insurer’s determination regarding the availability of future reimbursement for product candidates. If we obtain FDA approval of any product candidates and begin commercializing those products in the United States, our potential exposure under such laws will increase significantly, and our costs associated with compliance with such laws are also likely to increase. These laws may impact, among other things, our current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials. The laws that may affect our ability to operate or may require us to modify certain programs include, but are not limited to:

●	the federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs;

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●	federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other third-party payors (both governmental and private) that are false or fraudulent or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to a federal or state healthcare program or private payor;

●	the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which, among other things, created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters;

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their respective implementing regulations, which, among other things, impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of such individually identifiable health information;

●	the federal Physician Payment Sunshine Act, created under the Healthcare Reform Act (as defined herein), and its implementing regulations, which require certain manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the United States Department of Health and Human Services (“HHS”), information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members;

●	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

●	the Foreign Corrupt Practices Act (the “FCPA”) and similar antibribery and anticorruption laws in other countries that, for example, prevent improper payments or transfers of anything of value to foreign officials for the purpose of gaining commercial advantage, obtaining or retaining business, or to enhancing clinical trials.

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Additionally, we are subject to state and foreign equivalents of each of the healthcare laws described above, among others, some of which may be broader in scope and may apply regardless of the payor.

It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

We have no experience selling, marketing or distributing products and have no internal capability to do so.

We currently have no sales, marketing or distribution capabilities, including, without limitation, capabilities to market AD04 or its companion genetic test. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of our proposed products, if approved. Our future success depends, in part, on our ability to enter into and maintain collaborative relationships for such capabilities, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if able to do so, that our collaborators will have effective sales forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. There can also be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties over whom we have no control, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to successfully market and sell our products in the United States or overseas on our own.

We may not be successful in establishing and maintaining strategic partnerships, which could adversely affect our ability to develop and commercialize products.

We may seek to enter into strategic partnerships in the future, including alliances with other biotechnology or pharmaceutical companies, to enhance and accelerate the development and commercialization of our products, such as a third party drug development company. We face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex and can be costly. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for any future product candidates and programs because our research and development pipeline may be insufficient, our product candidates and programs may be deemed to be at too early of a stage of development for collaborative effort and/or third parties may not view our product candidates and programs as having the requisite potential to demonstrate safety and efficacy or return on investment. Even if we are successful in our efforts to establish strategic partnerships, the terms that we agree upon may not be favorable to us and we may not be able to maintain such strategic partnerships if, for example, development or approval of a product candidate is delayed or sales of an approved product are disappointing.

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If we ultimately determine that entering into strategic partnerships is in our best interest but either fail to enter into, are delayed in entering into or fail to maintain such strategic partnerships:

●	the development of our current product candidate or certain future product candidates may be terminated or delayed;

●	our planned clinical trials may be restructured or terminated;

●	our cash expenditures related to development of our current product candidate or certain future product candidates may increase significantly and we may need to seek additional financing;

●	we may be required to hire additional employees or otherwise develop expertise, such as sales and marketing expertise, for which we have not budgeted;

●	we will bear all of the risk related to the development of any such product candidates; and

●	the competitiveness of any product candidate that is commercialized could be reduced.

To the extent we elect to enter into licensing or collaboration agreements to partner AD04 or any future product candidates, our dependence on such relationships may adversely affect our business.

Our commercialization strategy for certain product candidates may depend on our ability to enter into agreements with collaborators to obtain assistance and funding for the development and potential commercialization of these investigational product candidates. Supporting diligence activities conducted by potential collaborators and negotiating the financial and other terms of a collaboration agreement are long and complex processes with uncertain results. Even if we are successful in entering into one or more collaboration agreements, collaborations may involve greater uncertainty for us, as we have less control over certain aspects of our collaborative programs than we do over our proprietary development and commercialization programs. Our collaborators could delay or terminate their agreements, and our product candidates subject to collaborative arrangements may never be successfully developed or commercialized.

Further, our future collaborators may develop alternative products or pursue alternative technologies either on their own or in collaboration with others, including our competitors, and the priorities or focus of our collaborators may shift such that our programs receive less attention or fewer resources than we would like, or they may be terminated altogether. Any such actions by our collaborators may adversely affect our business prospects and ability to earn revenues. In addition, we could have disputes with our future collaborators, such as the interpretation of terms in our agreements. Any such disagreements could lead to delays in the development or commercialization of any potential products or could result in time-consuming and expensive litigation or arbitration, which may not be resolved in our favor.

Our internal computer systems, or those used by our CROs or other contractors or consultants, may fail or suffer security breaches.

Despite the implementation of security measures, our internal computer systems and those of our future CROs and other contractors and consultants are vulnerable to damage from computer viruses and unauthorized access. While we have not experienced any such material system failure or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Since we rely on third parties for research and development of AD04, and expect do so for future product candidates and for the manufacture of product candidates and to conduct clinical trials, similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of product candidates could be delayed.

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We have limited protection for our intellectual property. Our licensed patents and proprietary rights may not prevent us from infringing on the rights of others, or prohibit potential competitors from commercializing products.

We intend to rely on a combination of common law copyright, patent, trademark, and trade secret laws and measures to protect our proprietary information. We have licensed patents to protect certain of our proprietary intellectual property and have obtained exclusive rights to license certain of the technology for which patent protection has been obtained; however, such protection does not prevent unauthorized use of such technology. Trademark and copyright protections may be limited, and enforcement could be too costly to be effective. It may also be possible for unauthorized third parties to copy aspects of, or otherwise obtain and use, our proprietary information without authorization, including, but not limited to, product design, software, customer and prospective customer lists, trade secrets, copyrights, patents and other proprietary rights and materials. Other parties can use and register confusingly similar business, product and service names, as well as domain names, which could divert customers, resulting in a material adverse effect on our business, operating results and financial condition.

We have not conducted an exhaustive patent search and cannot assure you that patents do not exist or could not be filed that would negatively affect our ability to market our products or maintain our competitive position with respect to our products. Additionally, our licensed patents may not prevent others from developing competitive products using related technology. Furthermore, other companies that obtain patents claiming products or processes useful to us may bring infringement actions against us. As a result, we may be required to obtain licenses from others to develop, manufacture or market our products. We cannot assure you that we will be able to obtain any such licenses on commercially reasonable terms, if at all.

We also rely on trade secrets and proprietary know-how that we seek to protect, in part, by confidentiality agreements with our employees, consultants, suppliers, and licensees. We cannot give any assurance that these third parties will not breach these agreements, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently developed by competitors.

We cannot assure you that the U.S. Patent and Trademark Office (“USPTO”) will approve pending patent applications for intellectual property for which we are currently the exclusive worldwide licensee, or that any patent issued to, or licensed by, us will provide protection that has commercial significance. In this regard, the patent position of pharmaceutical compounds and compositions is particularly uncertain. Even issued patents may later be modified or revoked by the USPTO in proceedings instituted by others or by us. In addition, we cannot assure you that our licensed patents will afford protection against competitors with similar compounds or technologies, that others will not obtain patents with claims similar to those covered by our licensed patents or applications, or that the patents of others will not adversely affect our ability to conduct our business.

Despite licensing patents issued in more than 40 jurisdictions around the world, we know that receiving, maintaining and defending foreign patents may be more difficult than defending domestic patents because of differences in patent laws, and recognize that our licensed patent position therefore may be stronger in the United States than abroad. In addition, the protection provided by foreign patents, once they are obtained, may be weaker than that provided in the United States.

If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Competitors may challenge the validity or scope of our licensed patents or future patents we may obtain or license. In addition, our licensed patents may not provide us with a meaningful competitive advantage. We may be required to spend significant resources to monitor and police our licensed intellectual property rights. We may not be able to detect infringement and our competitive position may be harmed. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

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The technology we license, our products or our development efforts may be found to infringe upon third-party intellectual property rights.

Our commercial success depends in part on us avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference and reexamination proceedings before the USPTO, or oppositions and other comparable proceedings in other jurisdictions. Recently, under the American Invents Act (“AIA”), new procedures including inter parties review and post grant review have been implemented. These procedures are relatively new and the manner in which they are being implemented continues to evolve, which brings additional uncertainty to our licensed patents and pending applications. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may give rise to claims of infringement of the patent rights of others.

Third parties may, in the future, assert claims or initiate litigation related to their patent, copyright, trademark and other intellectual property rights in technology that is important to us. The asserted claims and/or litigation could include claims against us, our licensors or our suppliers alleging infringement of intellectual property rights with respect to our products or components of those products. Regardless of the merit of the claims, they could be time consuming, result in costly litigation and diversion of technical and management personnel, or require us to develop a non-infringing technology or enter into license agreements. We have not undertaken an exhaustive search to discover any third party intellectual patent rights which might be infringed by commercialization of the product candidates described herein. Although we are not currently aware of any such third party intellectual patent rights, it is possible that such rights currently exist or might be obtained in the future. In the event that a third party controls such rights and we are unable to obtain a license to such rights on commercially reasonable terms, we may not be able to sell or continue to develop our products, and may be liable for damages for such infringement. We cannot assure you that licenses will be available on acceptable terms, if at all. Furthermore, because of the potential for significant damage awards, which are not necessarily predictable, it is not unusual to find even arguably unmeritorious claims resulting in large settlements. If any infringement or other intellectual property claim made against us by any third party is successful, or if we fail to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions, our business, operating results and financial condition could be materially adversely affected.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

●	obtain licenses, which may not be available on commercially reasonable terms, if at all;

●	abandon an infringing drug or therapy candidate;

●	redesign our products or processes to avoid infringement;

●	stop using the subject matter claimed in the patents held by others;

●	pay damages; or

●	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

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Parties making claims against us may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize product candidates, which could harm our business significantly.

We may be involved in lawsuits to protect or enforce the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that one or more of our licensed patents is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our licensed patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our licensed patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our licensed patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure.

Interference proceedings provoked by third parties or brought by the USPTO may be necessary to determine the priority of inventions with respect to some of our licensed patents or patent applications subject to pre-AIA or those of our licensors. An unfavorable outcome could result in a loss of our current licensed patent rights and could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Litigation or interference proceedings may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.

A derivation proceeding is a trial proceeding conducted at the Patent Trial and Appeal Board to determine whether (i) an inventor named in an earlier application derived the claimed invention from an inventor named in the petitioner’s application; and (ii) the earlier application claiming such invention was filed without authorization. An applicant subject to the first-inventor-to-file provisions may file a petition to institute a derivation proceeding only within one year of the first publication of a claim to an invention that is the same or substantially the same as the earlier application’s claim to the invention. The petition must be supported by substantial evidence that the claimed invention was derived from an inventor named in the petitioner’s application. Derivation proceedings may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our shares of common stock and/or warrants.

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Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

Patents are subject to changing legal interpretation by the USPTO and the Courts.

If the U.S. Supreme Court, other federal courts, or the USPTO were to change the standards of patentability such changes could have a negative impact on our business. Recent court cases have made it more difficult to protect certain types of inventions. For instance, on October 30, 2008, the Court of Appeals for the Federal Circuit issued a decision that methods or processes cannot be patented unless they are tied to a machine or involve a physical transformation. On March 20, 2012, in the case Mayo v. Prometheus, the U.S. Supreme Court invalidated a patent focused on a diagnostic process because the patent claim embodied a law of nature. On July 3, 2012, the USPTO issued its Interim Guidelines for Subject Matter Eligibility Analysis of Process Claims Involving Laws of Nature in view of the Prometheus decision. It remains to be seen how these guidelines will play out in the actual prosecution of diagnostic claims. Similarly, it remains to be seen how lower courts will interpret the Prometheus decision. Some aspects of our technology involve processes that may be subject to this evolving standard and we cannot guarantee that any of our pending process claims will be patentable as a result of such evolving standards.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We have received confidential and proprietary information from third parties. In addition, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of these third parties or our employees’ former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees.

Our ability to generate product revenues will be diminished if our products sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our products, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

●	government and health administration authorities;

●	private health maintenance organizations and health insurers; and

●	other healthcare payers.

Patients generally expect that products such as ours are covered and reimbursed by third-party payors for all or part of the costs and fees associated with their use. If such products are not covered and reimbursed then patients may be responsible for the entire cost of the product, which can be substantial. Therefore, health care providers generally do not prescribe products that are not covered and reimbursed by third-party payors in order to avoid subjecting their patients to such financial liability. The existence of adequate coverage and reimbursement for the products by government and private insurance plans is central to the acceptance of AD04 and any future products we provide.

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During the past several years, third-party payors have undertaken cost-containment initiatives including different payment methods, monitoring health care expenditures, and anti-fraud initiatives. For some governmental programs, such as Medicaid, coverage and reimbursement differ from state to state, and some state Medicaid programs may not pay an adequate amount for AD04 or any of our other products or may make no payment at all. Furthermore, the health care industry in the United States has experienced a trend toward cost containment as government and private insurers seek to control health care costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Therefore, we cannot be certain that our services will be reimbursed at a level that is sufficient to meet our costs.

Obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data for the use of our products. Even if we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high. Patients are unlikely to use AD04 or any future product candidates unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of AD04 or any future product candidates.

We intend to seek approval to market AD04 and future product candidates in both the United States and in selected foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions for AD04 or any future product candidates, we will be subject to rules and regulations in those jurisdictions. In some foreign countries, particularly those in the European Union, the pricing of drugs is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after obtaining marketing approval of a product candidate. In addition, market acceptance and sales of product candidates will depend significantly on the availability of adequate coverage and reimbursement from third-party payors for product candidates and may be affected by existing and future health care reform measures.

Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, in 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the “Healthcare Reform Act”), was enacted. The Healthcare Reform Act and its implementing regulations, among other things, revised the methodology by which rebates owed by manufacturers to the state and federal government for covered outpatient drugs, including product candidates, under the Medicaid Drug Rebate Program are calculated, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs, and provided incentives to programs that increase the federal government’s comparative effectiveness research.

Other legislative changes have been proposed and adopted in the United States since the Healthcare Reform Act was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012 (the “ATRA”) which delayed for another two months the budget cuts mandated by these sequestration provisions of the Budget Control Act of 2011. In March 2013, the President signed an executive order implementing sequestration, and in April 2013, the 2% Medicare payment reductions went into effect. The ATRA also, among other things, reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

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There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future, particularly in light of the new presidential administration in the United States, and any proposed changes to healthcare laws that could potentially affect our clinical development or regulatory strategy. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

●	the demand for AD04, or future product candidates, if we obtain regulatory approval;

●	our ability to set a price that we believe is fair for our products;

●	our ability to generate revenue and achieve or maintain profitability;

●	the level of taxes that we are required to pay; and

●	the availability of capital.

Any reduction in reimbursement from Medicare, Medicaid or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

If we are unable to obtain adequate coverage and reimbursement for our tests, it is unlikely that our tests will gain widespread acceptance.

Use of our product candidate will require pre-treatment screening. Our strategy for AD04 aims to integrate pre-treatment screening into the drug label, effectively creating a patient-specific or “precision” treatment into one integrated therapeutic offering. Our ability to generate revenue will depend upon the availability of adequate coverage and reimbursement for our tests from third-party payors, including government programs such as Medicare and Medicaid, private insurance plans and managed care programs. Health care providers that order diagnostic services generally expect that those diagnostic services are covered and reimbursed by third-party payors for all or part of the costs and fees associated with the diagnostic tests they order. If such diagnostic tests are not covered and reimbursed then their patients may be responsible for the entire cost of the test, which can be substantial. Therefore, health care providers generally do not order tests that are not covered and reimbursed by third-party payors in order to avoid subjecting their patients to such financial liability. The existence of adequate coverage and reimbursement for the procedures performed by us by government and private insurance plans is central to the acceptance of our product candidate. During the past several years, third-party payors have undertaken cost-containment initiatives including different payment methods, monitoring health care expenditures, and anti-fraud initiatives. In addition, the Centers for Medicare & Medicaid Services, or CMS, which administers the Medicare program, has taken the position that the algorithm portion of multi-analyst algorithmic assays, or MAAAs, is not a clinical laboratory test and is therefore not reimbursable under the Medicare program. Although this position is only applicable to tests with a CMS determined national payment amount, it is possible that the local MACs, who make coverage and payment determinations for tests such as ours may adopt this policy and reduce payment for such test. If that were to happen, reimbursement for our pre-screening tests would be uncertain. We may not be able to achieve or maintain profitability if third-party payors deny coverage or reduce their current levels of payment, or if our costs of production increase faster than increases in reimbursement levels. Further, many private payors use coverage decisions and payment amounts determined by CMS as guidelines in setting their coverage and reimbursement policies. Future action by CMS or other government agencies may diminish payments to clinical laboratories, physicians, outpatient centers and/or hospitals. Those private payors that do not follow the Medicare guidelines may adopt different coverage and reimbursement policies for us and coverage and the amount of reimbursement under those polices is uncertain. For some governmental programs, such as Medicaid, coverage and reimbursement differ from state to state, and some state Medicaid programs may not pay an adequate amount for MyPRS® or may make no payment at all. As the portion of the U.S. population over the age of 65 and eligible for Medicare continues to grow, we may be more vulnerable to coverage and reimbursement limitations imposed by CMS. Furthermore, the health care industry in the United States has experienced a general trend toward cost containment as government and private insurers seek to control health care costs through various mechanisms, including imposing limitations on payment rates and negotiating reduced contract rates with service providers, among other things. Therefore, we cannot be certain that our services will be reimbursed at a level that is sufficient to meet our costs.

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A variety of risks associated with marketing AD04 or any future product candidates internationally could materially adversely affect our business.

We plan to seek regulatory approval of AD04 and any future product candidates outside of the United States, in particular in European markets, and, accordingly, we expect that we will be subject to additional risks related to operating in foreign countries if we obtain the necessary approvals, including:

●	differing regulatory and reimbursement requirements in foreign countries;

●	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

●	economic weakness, including inflation, or political instability in particular foreign economies and markets;

●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

●	foreign taxes, including withholding of payroll taxes;

●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

●	compliance with U.S. and foreign export control regulations, including economic sanctions and embargo programs, each of which may be subject to unexpected changes;

●	difficulties staffing and managing foreign operations;

●	workforce uncertainty in countries where labor unrest is more common than in the United States;

●	potential liability under the FCPA or comparable foreign regulations;

●	challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;

●	business interruptions resulting from geo-political actions, including war and terrorism; and

●	potential difficulties that may arise with pharmaceutical company partners under license or other agreement to jointly develop, seek regulatory approval, and commercialize our products.

These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

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We may not successfully effect our intended expansion.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire additional qualified personnel, including a Chief Development Officer. We will need to hire additional qualified personnel with expertise in preclinical and clinical research, government regulation, formulation and manufacturing, sales and marketing and accounting and financing. In particular, over the next 12 months, we expect to hire additional new employees. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success. If we are unable to manage our growth effectively, our business would be harmed.

We rely on key executive officers and scientific, regulatory and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace.

Because of the specialized nature of our business, our ability to maintain a competitive position depends on our ability to attract and retain qualified management and other personnel. We cannot assure you that we will be able to continue to attract or retain such persons.

We are highly dependent on our principal scientific, regulatory and medical advisors and our chief executive officer. We do not have an insurance policy on the life of our chief executive officer, William B. Stilley; and we do not have “key person” life insurance policies for any of our other officers or advisors. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

Certain of our officers may have a conflict of interest.

Certain of our officers are currently working for our company on a part-time basis and we expect that they will continue to do so after this offering. Our employment agreements with our Chief Financial Officer/Chief Operating Officer and with our Chief Development Officer provide that they will devote 50% and 70% of each of their business time to our matters, respectively, with their remaining business time devoted to other matters including, without limitation, employment at other companies that are non-competitive with us, which may result in a lack of availability when needed due to responsibilities with other requirements.

AD04 and any future product candidates may cause undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, limit their commercial potential or result in significant negative consequences.

Undesirable side effects caused by AD04 or any future product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authorities. Results of our trials could reveal a high and unacceptable severity and prevalence of side effects or other unexpected characteristics.

If unacceptable safety concerns or other adverse events arise in the development of a product candidate, our clinical trials could be suspended or terminated or the FDA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of such product candidate for any or all targeted indications. Treatment-related side effects could also affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. Inadequate training in recognizing or managing the potential side effects of a product candidate could result in patient deaths. Any of these occurrences may harm our business, financial condition and prospects significantly.

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We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of drug product candidates entail an inherent risk of product liability. Product liability claims might be brought against us by consumers, health care providers or others selling or otherwise coming into contact with our products. Clinical trial liability claims may be filed against us for damages suffered by clinical trial subjects or their families. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products which could impact our ability to continue as a going concern. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with collaborators. In addition, regardless of merit or eventual outcome, product liability claims may result in:

●	decreased demand for any approved product candidates;

●	impairment of our business reputation;

●	withdrawal of clinical trial participants;

●	costs of related litigation;

●	distraction of management’s attention;

●	substantial monetary awards to patients or other claimants;

●	loss of revenues; and

●	the inability to successfully commercialize any approved drug candidates.

We may acquire other businesses or form joint ventures or make investments in other companies or technologies that could harm our operating results, dilute our stockholders’ ownership, increase our debt or cause us to incur significant expense.

As part of our business strategy, we may pursue acquisitions of businesses and assets. We also may pursue strategic alliances and joint ventures that leverage our technology and industry experience to expand our offerings or other capabilities. Though certain company personnel have business development and corporate transaction experience, including with licensing, mergers and acquisitions, and strategic partnering, as a company we have no experience with acquiring other companies and limited experience with forming strategic alliances and joint ventures. We may not be able to find suitable partners or acquisition candidates, and we may not be able to complete such transactions on favorable terms, if at all. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business, and we could assume unknown or contingent liabilities. Any future acquisitions also could result in significant write-offs or the incurrence of debt and contingent liabilities, any of which could have a material adverse effect on our financial condition, results of operations and cash flows. Integration of an acquired company also may disrupt ongoing operations and require management resources that would otherwise focus on developing our existing business. We may experience losses related to investments in other companies, which could have a material negative effect on our results of operations. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any acquisition, technology license, strategic alliance or joint venture.

To finance any acquisitions or joint ventures, we may choose to issue shares of our common stock as consideration, which would dilute the ownership of our stockholders. If the price of our common stock is low or volatile, we may not be able to acquire other companies or fund a joint venture project using our stock as consideration. Alternatively, it may be necessary for us to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to us, or at all.

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Declining general economic or business conditions may have a negative impact on our business.

Continuing concerns over U.S. health care reform legislation and energy costs, geopolitical issues, the availability and cost of credit and government stimulus programs in the United States and other countries have contributed to increased volatility and diminished expectations for the global economy. These factors, combined with low business and consumer confidence and high unemployment, precipitated an economic slowdown and recession and stagnant economy for more than a decade. Additionally, political changes in the U.S. and elsewhere in the world have created a level of uncertainty in the markets. If the economic climate does not improve or deteriorate, our business, as well as the financial condition of our suppliers and our third-party payors, could be adversely affected, resulting in a negative impact on our business, financial condition and results of operations.

Health care policy changes, including legislation reforming the U.S. health care system and other legislative initiatives, may have a material adverse effect on our financial condition, results of operations and cash flows.

Government payors, such as Medicare and Medicaid, have taken steps and can be expected to continue to take steps to control the cost, utilization and delivery of health care services, including clinical laboratory test services.

In March 2010, U.S. President Barack Obama signed the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the ACA, which made a number of substantial changes in the way health care is financed by both governmental and private insurers. It is unclear what, if any, changes the new administration will make to the health care system. We cannot predict whether future health care initiatives will be implemented at the federal or state level, or how any future legislation or regulation may affect us.

Risks Related to this Offering

Certain of our shareholders have sufficient voting power to make corporate governance decisions that could have a significant influence on us and the other stockholders.

Our officers and directors will beneficially own approximately 53.19% of our outstanding common stock after consummation of this offering assuming the issuance of all 1,500,000 shares of common stock included as part of the units offered in this offering. Bankole Johnson, our Chairman of the Board of Directors, Mr. Stilley, our Chief Executive Officer and a director, and Kevin Schuyler, a director, will beneficially own approximately 22.12%, 11.24% and 16.89%, respectively, of our common stock after consummation of this offering assuming the issuance of all 1,500,000 shares of common stock included as part of the units offered in this offering (such percentages do not take into account any units that any directors have indicated an interest to purchase in this offering). As a result, our directors will have effective control over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in our control and might affect the market price of our common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that we would not otherwise consider.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans and outstanding warrants could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital may be needed in the future to continue our planned operations, including conducting clinical trials, commercialization efforts, expanded research and development activities and costs associated with operating a public company. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our common stock, including shares of common stock sold in this offering. Pursuant to our 2017 equity incentive plan, which will become effective on the business day prior to the public trading date of our common stock, our management will be authorized to grant equity awards to our employees, officers, directors and consultants.

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Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under our 2017 equity incentive plan is 1,750,000 shares. Increases in the number of shares available for future grant or purchase may result in additional dilution, which could cause our stock price to decline.

We currently have warrants to purchase 782,555 shares of common stock outstanding at exercise prices ranging from $0.005 to $7.634 (with a weighted average exercise price of $4.99) and options to purchase 174,282 shares of common stock outstanding, all at an exercise price of $5.70. We have also agreed to issue upon consummation of this offering (i) warrants to purchase 492,423 shares of our common stock at the initial public offering price of the common stock (based on an assumed initial offering price of $4.99 per share), (ii) 452,200 warrants to purchase common stock included as part of 452,200 units, (iii) 683,655 warrants to purchase common stock included as part of 683,655 units issued upon the debt conversion, and (iv) warrants to the representative of the underwriters purchase 60,000 shares of our common stock at 125% of the initial public offering price of the common stock. In addition, the issuance of shares of common stock upon conversion of the June 2018 Senior Note, if converted at the option of the holder, will also have a dilutive effect on the percentage ownership held by holders of our common stock. Furthermore, we have agreed to issue upon consummation of this offering warrants to purchase 480,600 units, each unit consisting of a share of common stock and a warrant to purchase a share of common stock. The issuance of the shares of common stock underlying the units and warrants will have a dilutive effect on the percentage ownership held by holders of our common stock.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.

Our Certificate of Incorporation authorizes the issuance of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. The common stock and preferred stock, as well as the awards available for issuance under our 2017 equity incentive plan, can be issued by our board of directors, without stockholder approval. Any future issuances of such stock would further dilute the percentage ownership in us held by holders of our common stock and may be issued at prices below the initial price offering. In addition, the issuance of preferred stock may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the common stock.

If we issue preferred stock with superior rights than the common stock offered hereby, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue 5,000,000 shares of preferred stock in series. The issuance of any preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights and rights to elect directors. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

We have never paid dividends and have no plans to pay dividends in the future.

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our preferred or common stock and we do not expect to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our preferred or common stock may have will be in the form of appreciation, if any, in the market value of their common stock. See “Dividend Policy.”

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Our failure to meet the continued listing requirements of the NASDAQ Capital market could result in a de-listing of our common stock and warrants.

We have applied to list our shares of common stock and warrants for trading on The NASDAQ Capital Market under the symbols “ADIL,” and “ADILW,” respectively. No assurance can be given that our listing application will be approved. If, after our listing application is approved by NASDAQ Capital Market, we fail to satisfy the continued listing requirements of the NASDAQ Capital Market such as the corporate governance requirements, the stockholder’s equity requirement or the minimum closing bid price requirement, the NASDAQ Capital Market may take steps to de-list our common stock and warrants. Such a de-listing or even notification of failure to comply with such requirements would likely have a negative effect on the price of our common stock and warrants and would impair your ability to sell or purchase our common stock and warrants when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with the NASDAQ Capital Market’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock and warrants to become listed again, stabilize the market price or improve the liquidity of our common stock and warrants, prevent our common stock from dropping below the NASDAQ Capital Market, minimum bid price requirement or prevent future non-compliance with the NASDAQ Capital Market’s listing requirements.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our common stock and warrants will be listed on the NASDAQ, our common stock will be covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were to be delisted from the NASDAQ Capital Market, our common stock would cease to be recognized as covered securities and we would be subject to regulation in each state in which we offer our securities.

Shareholders purchasing securities in this offering will experience immediate and substantial dilution, causing their investment to immediately be worth less than their purchase price.

If you purchase securities in this offering, you will experience an immediate and substantial dilution in the projected book value of the common stock from the price you pay in this offering.

After consummation of this offering and assuming the consummation of this offering and conversion of all of the outstanding convertible notes exclusive of the underwriters’ over-allotment option, you will have an immediate dilution of $4.15 per common share and an immediate increase in pro forma net tangible book value to our present shareholders from $(0.21) to $0.85 per share will occur (assuming an initial public offering price of $5.00 per unit).

The warrants are speculative in nature.

The warrants offered hereby do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price of $6.25 (based on an assumed initial public offering price of $5.00 per unit), or 125% of the public offering price of the common stock. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. Furthermore, each warrant will expire five years from the original issuance date. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of the warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your warrant. Upon exercise of your warrant, you will be entitled to exercise the rights of a common stockholder as to the security exercised only as to matters for which the record date occurs after the exercise.

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There is no established market for the warrants to purchase shares of our common stock being offered in this offering.

There is no established trading market for the warrants and we do not expect a market to develop. Although we have applied to list the warrants on The NASDAQ Capital Market there can be no assurance that there will be an active trading market for the warrants. Without an active trading market, the liquidity of the warrants will be limited.

Provisions of the warrants offered by this prospectus could discourage an acquisition of us by a third party.

In addition to the discussion of the provisions of our certificate of incorporation, our bylaws, certain provisions of the warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the warrants. These and other provisions of the warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

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We are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, not being required to comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”), requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, not being required to comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could remain an emerging growth company until the earlier of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile. Further, as a result of these scaled regulatory requirements, our disclosure may be more limited than that of other public companies and you may not have the same protections afforded to shareholders of such companies.

Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have opted for taking advantage of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Jobs Act.

As a result of our becoming a public company, we will become subject to additional reporting and corporate governance requirements that will require additional management time, resources and expense.

As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NASDAQ and other applicable securities rules and regulations impose various requirements on public companies, including the obligation to file with the SEC annual and quarterly information and other reports that are specified in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to establish and maintain effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We have identified weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

As a public company, we will be subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on our personnel, systems and resources.

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The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control over financial reporting.

We do not yet have effective disclosure controls and procedures, or internal controls over all aspects of our financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Our management has deemed certain conditions to be material weaknesses and significant deficiencies in our internal controls. For example, we failed to employ a sufficient number of staff to maintain optimal segregation of duties and to provide optimal levels of oversight. Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. We will be required to expend time and resources to further improve our internal controls over financial reporting, including by expanding our staff. However, we cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business, including increased complexity resulting from our international expansion. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our common stock.

We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. Our independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.

Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results, and cause a decline in the market price of our common stock.

Future sales of a substantial number of our common stock by our existing shareholders could cause our stock price to decline.

We will have a significant number of restricted common stock that will become eligible for sale shortly after this registration statement is declared effective. Prior to the consummation of this offering on a pro forma basis we will have 5,074,224 shares of our common stock outstanding, convertible notes outstanding that convert to 683,655 shares of common stock (based in interest calculated through May 31, 2018), warrants to purchase 782,555 shares of common stock and upon consummation of this offering we have agreed to issue 830,255 shares of our common stock based on an assumed initial public offering price of $5.00 per unit and $4.99 per share  of common stock. All of the shares sold in this offering will be eligible for sale immediately upon effectiveness of this registration statement. All of the remaining shares will be eligible for sale in the public market upon expiration of lock-up agreements 180 days (365 days in the case of officers, directors and beneficial owners of 5% or greater of our common stock) after the date, of this prospectus, subject, in certain circumstances to the volume, manner of sale and other limitations under Rule 144 or 701 promulgated under the Securities Act. It is conceivable that following the holding period, many shareholders may wish to sell some or all of their shares. If our shareholders sell substantial amounts of our common stock in the public market at the same time, the market price of our common stock could decrease significantly due to an imbalance in the supply and demand of our common stock. Even if they do not actually sell the common stock, the perception in the public market that our shareholders might sell significant common stock could also depress the market price of our common stock.

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A decline in the price of our common stock might impede our ability to raise capital through the issuance of additional common stock or other equity securities, and may cause you to lose part or all of your investment in our common stock.

Our common stock may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Prior to this offering, you could not buy or sell our common stock publicly. We cannot predict the extent to which investors’ interests will lead to an active trading market for our common stock or whether the market price of our common stock will be volatile following this offering. If an active trading market does not develop, investors may have difficulty selling any of our common stock that they buy. There may be limited market activity in our stock and we are likely to be too small to attract the interest of many brokerage firms and analysts. We cannot give you any assurance that a public trading market for our common stock will develop or be sustained. The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in our revenues and operating expenses, announcements of new products or services by us, significant sales of our common stock, including “short” sales, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

The price of our common stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

●	the commencement, enrollment or results of the planned clinical trials of AD04 or any future clinical trials we may conduct, or changes in the development status of AD04 or any product candidates;

●	any delay in our regulatory filings for our product candidate and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

●	adverse results or delays in clinical trials;

●	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

●	adverse regulatory decisions, including failure to receive regulatory approval of our product candidate;

●	changes in laws or regulations applicable to our products, including but not limited to clinical trial requirements for approvals;

●	adverse developments concerning our manufacturers;

●	our inability to obtain adequate product supply for any approved product or inability to do so at acceptable prices;

●	our inability to establish collaborations if needed;

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●	our failure to commercialize AD04;

●	additions or departures of key scientific or management personnel;

●	unanticipated serious safety concerns related to the use of AD04;

●	introduction of new products or services offered by us or our competitors;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

●	our ability to effectively manage our growth;

●	the size and growth of our initial target markets;

●	our ability to successfully treat additional types of indications or at different stages;

●	actual or anticipated variations in quarterly operating results;

●	our cash position;

●	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

●	publication of research reports about us or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

●	changes in the market valuations of similar companies;

●	overall performance of the equity markets;

●	sales of our common stock by us or our stockholders in the future;

●	trading volume of our common stock;

●	changes in accounting practices;

●	ineffectiveness of our internal controls;

●	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our or our licensee’s technologies;

●	significant lawsuits, including patent or stockholder litigation;

●	general political and economic conditions; and

●	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the NASDAQ Capital Market and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock and warrants, regardless of our actual operating performance. If the market price of our common stock and warrants after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business, operating results or financial condition.

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The offering price of the common stock may not be indicative of the value of our assets or the price at which shares can be resold.

The offering price of the common stock may not be an indication of our actual value. Prior to this offering, there has been no public market for our securities. The offering price of per share was determined based upon negotiations between the underwriters and us. Factors considered in determining such price in addition to prevailing market conditions include an assessment of our future prospects, an increase in value of our stock due to becoming a public company and prior valuations of our shares prepared for us. Such price does not have any relationship to any established criteria of value, such as book value or earnings per share. Such price may not be indicative of the current market value of our assets. No assurance can be given that the shares can be resold at the public offering price.

Our need for future financing may result in the issuance of additional securities which will cause investors to experience dilution.

Our cash requirements may vary from those now planned depending upon numerous factors, including the result of future research and development activities. The proceeds derived from the sale of the shares in this offering will not provide us with sufficient working capital to fund completion of our first Phase 3 clinical trial with AD04 conducted in Scandinavia and Central and Eastern Europe. As a result, we will require additional funds in the future to complete our first Phase 3 clinical trial with AD04 and to conduct additional clinical trials even if the maximum amount is raised in this offering. There are no other commitments by any person for future financing. Though we believe a successful Phase 3 trial will be a significant value creation event for us, our securities may be offered to other investors at a price lower than the price per share offered to the investors in the offering, or upon terms which may be deemed more favorable than offered hereunder. In addition, the issuance of securities in this offering as well as any future financing using our securities may dilute an investor’s equity ownership. Moreover, we may issue derivative securities, including options and/or warrants, from time to time, to procure qualified personnel or for other business reasons. The issuance of any such derivative securities, which is at the discretion of our board of directors, may further dilute the equity ownership of our stockholders, including the investors in this offering. No assurance can be given as to our ability to procure additional financing, if required, and on terms deemed favorable to us. To the extent additional capital is required and cannot be raised successfully, we may then have to limit our then current operations and/or may have to curtail certain, if not all, of our business objectives and plans.

Our management will have broad discretion over the use of the proceeds we receive in this offering, and may not apply the proceeds in ways that increase the value of your investment.

We estimate that the net proceeds from our issuance and sale of shares of our common stock in this offering (assuming the holder of the June 2018 Senior Note converts the note) will be approximately $6.2 million, or approximately $7.3 million if the representative of the underwriter exercises its over-allotment option in full. Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Although we intend to use a portion of the net proceeds from this offering for research and development of our products, because of the number and variability of factors that will determine our use of the net proceeds from this offering, we cannot specify with certainty the particular use of the net proceeds that we will receive from this offering, and we cannot assure you that we will use the proceeds in a manner that will increase the value of your investment or of which you would approve. Moreover, you will not have the opportunity to influence our decision on how to use the proceeds from this offering. We may use the proceeds for corporate purposes that do not immediately enhance our prospects for the future or increase the value of your investment. See the Section entitled “Use of Proceeds.”

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The application of the “penny stock” rules to our common stock could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

If our common stock become traded on a securities market or exchange, as long as the trading price of our common stock is below $5 per share, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1.0 million or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities. The stock market in general and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of our share price.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our corporate charter and our bylaws that will become effective upon the closing of this offering may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:

●	our board of directors is divided into three classes, one class of which is elected each year by our stockholders with the directors in each class to serve for a three-year term;

●	the authorized number of directors can be changed only by resolution of our board of directors;

●	directors may be removed only by the affirmative vote of the holders of at least sixty percent (60%) of our voting stock, whether for cause or without cause;

●	our bylaws may be amended or repealed by our board of directors or by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of our stockholders;

●	stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

●	our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve;

●	our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors; and

●	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our Company. If no securities or industry analysts commence coverage of our Company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements. Those risks and uncertainties include, among others:

●	our ability to implement our business plan;

●	our ability to raise additional capital to meet our liquidity needs;

●	our ability to generate product revenues;

●	our ability to achieve profitability;

●	our ability to satisfy U.S. (including FDA) and international regulatory requirements;

●	our ability to obtain market acceptance of our technology and products;

●	our ability to compete in the market;

●	our ability to advance our clinical trials;

●	our ability to fund, design and implement clinical trials;

●	our ability to demonstrate that our lead product candidate is safe for human use and effective for indicated uses;

●	our ability to gain acceptance of physicians and patients for use of our lead product;

●	our dependency on third-party researchers, manufacturers and payors;

●	our ability to establish and maintain strategic partnerships, including for the distribution of our lead product and any future products that we may acquire;

●	our ability to attract and retain a sufficient qualified personnel;

●	our ability our ability to obtain or maintain patents or other appropriate protection for the intellectual property;

●	our dependency on the intellectual property licensed to us or possessed by third parties;

●	our ability to adequately support future growth; and

●	potential product liability or intellectual property infringement claims.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could,” “would,” “will”, “future,” “likely,” “goal,” “continue,” “appears,” “suggests,” “ongoing,” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors.” Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

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USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of our securities in this offering will be approximately $6.2 million, (or approximately $7.3 million if the representative exercises its over-allotment option in full), assuming an initial public offering price of $5.00 per unit (consisting of $4.99 per share of common stock and $0.01 for each accompanying warrant), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and assuming no proceeds from the exercise of the warrants. We will only receive additional proceeds from the exercise of the warrants issuable in connection with this offering if such warrants are exercised at their assumed exercise price of $6.25 (125% of the public offering price of the units) and the holders of such warrants pay the exercise price in cash upon such exercise and do not utilize the cashless exercise provision of the warrants.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per unit, would increase (decrease) the net proceeds from this offering by approximately $1.4 million, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering as follows:

●	approximately $2,500,000 to fund our initial Phase 3 clinical trial for the use of AD04 to treat AUD, including, without limitation, the setup and validation of the AD04 companion diagnostic test;

●	approximately $1,400,000 for personnel costs, including enhancing our executive team to manage and grow our business, including hiring a Chief Financial Officer with public company experience and a Chief Development Officer to oversee the clinical trials of AD04;

●	approximately $530,000 to repay loans that are due August 1, 2018 but subject to redemption at the option of the note holders upon consummation of any debt or equity financing, including this offering, or a change of control;

●	approximately $100,000 for a settlement payment due related to a previous debt obligation;

●	approximately $150,000 for payments under the license agreement for the patents covering AD04, including the prosecution and maintenance of the AD04 patent estate;

●	approximately $170,000 for research and development, including without limitation, potentially developing a once a day formulation of AD04, exploratory development work testing AD04 for other indications, and seeking promising product pipeline assets; and

●	the balance for working capital and general corporate purposes.

In addition, if the holder of the June 2018 Senior Note does not elect to convert the note prior to the maturity date of March 5, 2019, we would be required to use the proceeds of this offering to repay the $325,000 principal amount which would reduce the net proceeds of this offering to approximately $5.9 million.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received from this offering. The amounts and timing of our actual expenditures will depend on numerous factors including the progress in, and costs of, our clinical trials and other preclinical development programs and the amount of funding, if any, received from grants, collaborators or partners. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of management regarding the application of the net proceeds from the offering. We may find it necessary or advisable to reallocate the net proceeds of this offering; however, any such reallocation would be substantially limited to the categories set forth above or additional research and development, including additional clinical trials, as we do not intend to use the net proceeds for other purposes.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

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DIVIDEND POLICY

We do not anticipate paying dividends on our common stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Any future determination as to the payment of cash dividends on our common stock will be at our board of directors’ discretion and will depend on our financial condition, operating results, capital requirements and other factors that our board of directors considers to be relevant.

CORPORATE CONVERSION/REINCORPORATION

In connection with this offering, our board of directors and the holders of a majority of our outstanding units elected to convert ADial Pharmaceuticals, L.L.C. from a Virginia limited liability company into a Virginia corporation, APL Conversion Corp., which conversion was consummated on October 3, 2017. Thereafter, on October 11, 2017 we reincorporated in Delaware by merging the Virginia corporation with and into Adial Pharmaceuticals, Inc., a Delaware corporation that was incorporated on October 5, 2017 and as a wholly owned subsidiary of the Virginia corporation. In order to consummate the conversion, a certificate of conversion was filed with the Secretary of State of the State of Virginia. In order to consummate the reincorporation, certificates of merger were filed with the Secretary of State of the States of Delaware and Virginia. In connection with the corporate conversion/reincorporation, all outstanding Class A units, Class B units, and Profits Interest Units of ADial Pharmaceuticals, LLC (collectively, the “LLC Units”) were automatically converted into shares of common stock of the Virginia corporation and then into an aggregate of 3,268,005 shares of common stock of Adial Pharmaceuticals, Inc., and Adial Pharmaceuticals, Inc. has succeeded to the business of ADial Pharmaceuticals, L.L.C.

Options and warrants for the purchase of units of ADial Pharmaceuticals, LLC were converted to options and warrants to purchase shares of APL Conversion Corp. in the conversion and Adial Pharmaceuticals, Inc. assumed the options and warrants in the merger. The resulting options and warrants are exercisable for an aggregate of 656,837 shares of common stock of Adial Pharmaceuticals, Inc. (Warrants to purchase shares of 300,000 shares of common stock have been issued subsequent to conversion, for a total number of outstanding options and warrants of 956,837.) Options and warrant were assumed in proportion to the number of shares to be issued to former unit holders of the class of units underlying the option or warrant, with the strike price of the newly issued options or warrants being divided by the same ratio.

No U.S. federal taxable income or taxable gain is expected to be recognized by Adial Pharmaceuticals, Inc. as a result of our conversion from a limited liability company into a Virginia corporation and our subsequent reincorporation into Delaware.

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CAPITALIZATION

The following table sets forth our capitalization, as of March 31, 2018:

●	on an actual basis;

●	on a pro forma basis to give effect to (i) the issuance of 292,309 shares of common stock subsequent to March 31, 2018; (ii) issuance of 683,655 shares of common stock as part of the debt conversion; (iii) the issuance of 378,055 shares of our common stock to a debtholder, consultants, and employees upon consummation of the offering (based on an assumed initial offering price of $4.99 per share); (iv) the issuance of 20,000 shares of common stock and warrants to purchase 20,000 shares of common stock to be issued as part of the units we have agreed to issue to a consultant upon consummation of this offering (based on an assumed initial public offering price of $5.00 per unit); (v) the issuance of 432,200 shares of common stock and warrants to purchase 432,200 shares of common stock to be issued as part of the units we have agreed to issue to debtholders who hold debt in the principal amount of $533,000 (including principal and interest through May 31, 2018) upon consummation of this offering (based on an assumed initial offering price of $5.00 per unit); (vi) the expense of the issuance of warrants to purchase 492,423 shares of common stock to debtholders and consultants (based on an assumed initial public offering price of $5.00 per unit), and (vii) the expense of the issuance of warrants to purchase 480,600 units, the units comprised of an aggregate of 480,600 shares of common stock and warrants to purchase an aggregate 480,600 shares of common stock;

●	on a pro forma as adjusted basis after giving effect to the (i) the issuance of 292,309 shares of common stock subsequent to March 31, 2018; (ii) the debt conversion; (iii) the issuance of 378,055 shares of our common stock to a debtholder, consultants, and employees upon consummation of the offering (based on an assumed initial offering price of $4.99 per share); (iv) the issuance of 20,000 shares of common stock and warrants to purchase 20,000 shares of common stock to be issued as part of the units we have agreed to issue to a consultant upon consummation of this offering (based on an assumed initial public offering price of $5.00 per unit); (v) the issuance of 432,200 shares of common stock and warrants to purchase 432,200 shares of common stock to be issued as part of the units we have agreed to issue to debtholders who hold debt in the principal amount of $533,000 (including principal and interest through May 31, 2018) upon consummation of this offering (based on an assumed initial offering price of $5.00 per unit); (vi) the sale of the units in this offering (consisting of shares of our common stock in this offering at the assumed public offering price of $4.99 per share of common stock and $0.01 per warrant), after deducting underwriting discounts and commissions and other estimated offering expenses payable by us (assuming the holder of the June 2018 Senior Note converts the note), with expected net proceeds of $6,240,000; (vii) the expense of the issuance of warrants to purchase 492,423 shares of common stock to debt holders and consultants based on an assumed initial public offering price of $5.00 per unit ($4.99 per share of common stock and $0.01 per warrant); (viii) the expense of the issuance of warrants to purchase 480,600 units, the units comprised of an aggregate of 480,600 shares of common stock and warrants to purchase an aggregate of 480,600 shares of common stock; (ix) the cash repayment of Senior Notes with $532,860 of the proceeds of this offering upon consummation of this offering; (x) the cash payment of a contingent settlement payment to a debtholder in the amount of $100,000 and concomitant realization of a $125,000 gain on settlement, and (xi) receipt of $275,000 for issue of a senior note with face value of $325,000 and issue of warrant to purchase 300,00 shares of common stock.

You should consider this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto included elsewhere in this prospectus.

	As of March 31, 2018
	(unaudited)
	ADial Pharmaceuticals, Inc. Actual	Adial Pharmaceuticals, Inc. Pro Forma	Adial Pharmaceuticals, Inc. Pro Forma, As Adjusted(1)
Cash	$53,967	$53,967	$5,936,107
Total Indebtedness	$969,327	$735,000	$-
Common Stock, $0.001 par value, 50,000,000 shares authorized, pro forma and pro forma as adjusted; 5,074,224 shares issued and outstanding, pro forma; 6,574,224 shares issued and outstanding, pro forma, as adjusted.	3,268	5,074	6,574
Additional paid in capital/cost of offering	(527,668)	8,911,046	15,424,546
Accumulated deficit	(782,942)	(9,952,565)	(9,850,425)
Total stockholders’ equity (deficit)	(1,307,342)	(1,036,445)	5,580,695
Total capitalization	$(338,015)	$(301,445)	$5,580,695

(1)	A $1.00 increase or decrease in the assumed initial public offering price of $5.00 per unit, would increase or decrease total stockholders’ equity and total capitalization on a pro forma as adjusted basis by approximately $1.4 million, assuming that the number of shares of common stock and warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions.

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The number of shares of common stock that will be outstanding immediately after this offering is based on the number of shares of common stock outstanding immediately prior to this offering after giving effect to the debt conversion, the issuances of common stock subsequent to March 31, 2018, the issuances of common stock that we have agreed to issue to consultants, employees and debtholders upon consummation of this offering (based on an assumed initial offering price of $4.99 per share of common stock), and the issuance of shares of common stock that we have agreed to issue as part of the units to consultants, employees and debtholders upon consummation of this offering (based on an assumed initial offering price of $5.00 per unit). The number excludes:

●	1,750,000 shares of our common stock reserved for future issuance under our 2017 equity incentive plan;

●	1,500,000 shares of our common stock issuable upon exercise of the warrants sold as part of this offering;

●	60,000 shares of our common stock issuable upon exercise of the warrants granted to Joseph Gunnar & Co., LLC upon completion of this offering;

●	782,555 shares of our common stock issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $4.99 per shares;

●	174,282 shares of our common stock issuable upon outstanding options to purchase shares of common stock;

●	492,423 shares of our common stock issuable upon the exercise of warrants to be issued to certain consultants and a debtholder upon consummation of this offering (based on an assumed initial offering price of $4.99 per share) at an exercise price equal to the initial offering price of the common stock;

●	683,655 shares of our common stock to be issued upon the exercise of warrants that are part of the units that we agreed to issue upon the debt conversion;

●	20,000 shares of our common stock to be issued upon the exercise of warrants that are part of the units that we have agreed to issue to a consultant upon consummation of this offering (based on an assumed initial public offering price of $5.00 per unit);

●	432,200 shares of our common stock to be issued upon the exercise of warrants that are part of the units that we agreed to issue to certain debtholders upon consummation of this offering (based on an assumed initial offering price of $5.00 per unit);

●	162,500 shares of common stock issuable upon conversion of the June 2018 Senior Note; and

●	961,200 shares of our common stock to be issued upon the exercise of warrants to purchase units (including the shares that are part of the units and the shares underlying the warrants that are part of the units) that we agreed to issue to certain debtholders upon consummation of this offering (based on an assumed initial offering price of $5.00 per unit).

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DILUTION

If you invest in our units in this offering, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share of common stock of common stock that is part of the unit and the pro forma net tangible book value per share of our common stock after giving effect to this offering.

Our historical net tangible book value as March 31, 2018 was $(1,314,499), or $(0.40) per share.

Our pro forma net tangible book value as of March 31, 2018 was $(1,043,602), or $(0.21) per share of our common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, adjusted to give effect to the debt conversion, divided by the pro forma number of shares of our common stock outstanding as of March 31, 2018, which includes (i) 3,268,005 shares outstanding on March 31, 2018, (ii) 292,309 shares issued subsequent to March 31,2018, (iii) 683,655 shares to be issued after giving effect to the debt conversion, (iv) the issuance of 378,035 shares of our common stock to debtholders, consultants, and employees upon consummation of the offering (based on an assumed initial offering price of $4.99 per share); (iv) the issuance of 20,000 shares of common stock as part of the units we have agreed to issue to a consultant upon consummation of this offering (based on an assumed initial public offering price of $5.00 per unit); and (vi) the issuance of 432,200 shares of common stock as part of the units we have agreed to issue to debtholders who hold debt in the principal amount of $533,000 (including principal and interest through May 31, 2018) upon consummation of this offering (based on assumed initial offering price of $5.00 per unit).

After giving effect of the sale of the units in this offering at the assumed initial public offering price of $5.00 per unit ($4.99 per share of common stock and $0.01 per warrant) (after deducting underwriting discounts and commissions and other estimated offering expenses payable by us (assuming the holder of the June 2018 Senior Note converts the note), repayment of outstanding debt in the approximate amount of $532,860, the cash payment of a contingent settlement payment to a debt holder in the amount of $100,000 and receipt of $275,000 cash proceeds from issue of a Senior Note with a principal of $325,000 and warrants to purchase 300,000 shares of common stock, our pro forma as adjusted net tangible book value at March 31, 2018 would have been approximately $5,573,538, or $0.85 per share. This represents an immediate increase in pro forma net tangible book value of approximately $1.06 per share to our existing stockholders, and an immediate dilution of $4.15 per share to investors purchasing units in this offering.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share of common stock that is part of the unit paid by purchasers of our units in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Assumed initial public offering price per share (attributing no value to the warrants)		$5.00
Historical net tangible book value per share as of March 31, 2018	$(0.40)
Pro form increase attributable to pro form adjustments	$(0.19)
Pro forma net tangible book value per share as of March 31, 2018	$(0.21)
Increase in pro forma net tangible book value per share attributable to this offering	$1.06
Pro forma as adjusted net tangible book value per share after this offering		0.85
Dilution per share to new investors		$4.15

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value will increase to $0.97 per share, representing an immediate dilution of $4.03 per share to new investors, assuming that the initial public offering price will be $5.00 per unit.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per unit, would increase (decrease) the pro forma as adjusted net tangible book value by approximately $1.4 million, and increase (decrease) the pro forma as adjusted net tangible book value per share by $0.23 per share, and the dilution in pro forma as adjusted net tangible book value per share to investors in this offering by $(0.77) per share of common stock, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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The following table summarizes, on a pro forma as adjusted basis as of March 31, 2018, the differences between the number of shares of common stock and warrants purchased from us, the total consideration and the average price per share paid by existing stockholders and by investors participating in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, at an assumed public offering price of $5.00 per unit.

	Shares Purchased		Total Consideration		Average Price Per
	Number	%	Amount	%	Share
Existing stockholders	5,074,224	77%	$15,480,279	71%	$3.05
New investors	1,500,000	23%	$6,240,000	29%	$4.16
Total	6,574,224	100%	$21,720,279	100%	$3.30

The number of shares of common stock that will be outstanding immediately after this offering is based on 5,074,224 shares of common stock outstanding immediately prior to this offering on a pro forma basis. This amount excludes:

●	1,750,000 shares of our common stock reserved for future issuance under our 2017 equity incentive plan;

●	1,500,000 shares of our common stock issuable upon exercise of the warrants;

●	60,000 shares of our common stock issuable upon exercise of the warrants granted to Joseph Gunnar & Co., LLC. upon completion of this offering;

●	782,555 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $4.99 per shares;

●	174,282 shares of our common stock issuable upon outstanding options to purchase shares of common stock;

●	492,423 shares of our common stock issuable upon the exercise of warrants to be issued to certain consultants and debtholders upon consummation of this offering (based on an assumed initial offering price of $4.99 per share) at an exercise price equal to the initial offering price of the common stock;

●	683,655 shares of our common stock to be issued upon the exercise of warrants that are included as part of units that we agreed to issue upon the debt conversion;

●	20,000 shares of our common stock to be issued upon the exercise of warrants included as part of units that we have agreed to issue to a consultant upon consummation of this offering (based on an assumed initial public offering price of $5.00 per unit).

●	432,200 shares of our common stock to be issued upon the exercise of warrants included as part of units that we agreed to issue to certain debtholders upon consummation of this offering (based on an assumed initial public offering price of $5.00 per unit);

●	162,500 shares of common stock issuable upon conversion of the June 2018 Senior Note; and

●	961,200 shares of our common stock to be issued upon the exercise of warrants to purchase units including the shares that included in the units and the shares underlying the warrants that are included as part of the units) that we agreed to issue to certain debtholders upon consummation of this offering (based on an assumed initial public offering price of $5.00 per unit).

If the representative exercises its over-allotment option in full, the number of shares held by new investors will increase to 1,725,000 (assuming no exercise of the warrants), or 25% of the total number of shares of common stock outstanding after this offering and the shares held by existing stockholders will be 5,074,224 but the percentage of shares held by existing stockholders will decrease to 75% of the total shares outstanding.

To the extent that the underwriters’ over-allotment option is exercised or any warrants or options are exercised, there will be further dilution to new investors.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a clinical-stage biopharmaceutical company focused on the development of a therapeutic agent for the treatment of alcohol use disorder (“AUD”) using our lead investigational new drug product, AD04, a selective serotonin-3 antagonist (i.e., a “5-HT3 antagonist”). The active ingredient in AD04 is ondansetron, which is also the active ingredient in Zofran®, an approved drug for treating nausea and emesis. AUD is characterized by an urge to consume alcohol and an inability to control the levels of consumption. We intend to commence a Phase 3 clinical trial using AD04 for the potential treatment of AUD in subjects with certain target genotypes. We believe our approach is unique in that it targets the serotonin system and individualizes the treatment of AUD, through the use of genetic screening. We have created an investigational companion diagnostic biomarker test for the genetic screening of patients with certain biomarkers that, as reported in the American Journal of Psychiatry (Johnson, et. al. 2011 & 2013), we believe will benefit from treatment with AD04. Our strategy is to integrate the pre-treatment genetic screening into AD04’s label to create a patient-specific treatment in one integrated therapeutic offering. Our goal is to develop a genetically targeted, effective and safe product candidate to treat AUD that does not require abstinence as part of the treatment.

We have a worldwide, exclusive license from the University of Virginia Patent Foundation (d.b.a the Licensing & Venture Group) (“UVA LVG”), which is the licensing arm of the University of Virginia, to commercialize our investigational drug candidate, AD04, subject to Food and Drug Administration (“FDA”) approval of the product, based upon three separate patents and patent application families, with patents issued in over 40 jurisdictions, including three issued patents in the U.S. Our investigational agent has been used in several investigator-sponsored trials and we possess or have rights to use toxicology, pharmacokinetic and other preclinical and clinical data that supports our Phase 3 clinical trial. Our therapeutic agent was the product candidate used in a University of Virginia investigator sponsored Phase 2b clinical trial of 283 patients. In this Phase 2b clinical trial, ultra-low dose ondansetron, the active pharmaceutical agent in AD04, showed a statistically significant difference between ondansetron and placebo for both the primary endpoint and secondary endpoint, which were reduction in severity of drinking measured in drinks per drinking day (1.71 drinks/drinking day; p=0.0042), and reduction in frequency of drinking measured in days of abstinence/no drinking (11.56%; p=0.0352), respectively. Additionally, and importantly, the Phase 2b results showed a significant decrease in the percentage of heavy drinking days (11.08%; p=0.0445) with a “heavy drinking day” defined as a day with four (4) or more alcoholic drinks for women or five (5) or more alcoholic drinks for men consumed in the same day.

The active pharmaceutical agent in AD04, our lead investigational new drug product, is ondansetron (the active ingredient in Zofran®), which was granted FDA approval in 1991 for nausea and vomiting post-operatively and after chemotherapy or radiation treatment and is now commercially available in generic form. In studies of Zofran® conducted as part of its FDA review process, ondansetron was given acutely at dosages up to almost 100 times the dosage expected to be formulated in AD04 with the highest doses of Zofran® given intravenously (“i.v.”), which results in almost twice the exposure level as oral dosing. Even at high doses given i.v. the studies found that ondansetron is well-tolerated and results in few adverse side effects at the currently marketed doses, which reach more than 70 times the AD04 dose and are given i.v. The formulation dosage of ondansetron used in our drug candidate (and expected to be used by us in our Phase 3 clinical trials) has the potential advantage that it contains a much lower concentration of ondansetron than the generic formulation/dosage that has been used in prior clinical trials, is dosed orally, and is available with use of a companion diagnostic biomarker. Our development plan for AD04 is designed to demonstrate both the efficacy of AD04 in the genetically targeted population and the safety of ondansetron when administered chronically at the AD04 dosage. However, to the best of our knowledge, no comprehensive clinical study has been performed to date that has evaluated the safety profile of ondansetron for long-term use as anticipated at any dosage.

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According to the National Institute of Alcohol Abuse and Alcoholism (the “NIAAA”) and the Journal of the American Medical Association (“JAMA”), in the United States alone, approximately 35 million people each year have AUD (such number is based upon the 2012 data provided in Grant et. al. the JAMA 2015 and has been adjusted to reflect a compound annual growth rate of 1.13%, which is the growth rate reported by U.S. Census Bureau for the general adult population from 2012-2017), resulting in significant health, social and financial costs with excessive alcohol use being the fourth leading cause of preventable death and is responsible for 31% of driving fatalities in the United States (NIAAA Alcohol Facts & Statistics). AUD contributes to over 200 different diseases and 10% of children live with a person that has an alcohol problem. According to the American Society of Clinical Oncologists, 5-6% of new cancers and cancer deaths globally are directly attributable to alcohol. The Centers for Disease Control (the “CDC”) has reported that AUD costs the U.S. economy about $250 billion annually, with heavy drinking accounting for greater than 75% of the social and health related costs. Despite this, according to the article in the JAMA 2015 publication, only 7.7% of patients (i.e., approximately 2.7 million people) with AUD are estimated to have been treated in any way and only 3.6% by a physician (i.e., approximately 1.3 million people). In addition, according to the NIAAA, the problem in the United States appears to be growing with almost a 50% increase in AUD prevalence between 2002 and 2013.

We have devoted substantially all of our resources to development efforts relating to AD04, including preparation for conducting clinical trials, providing general and administrative support for these operations and protecting our intellectual property. We currently do not have any products approved for sale and we have not generated any significant revenue from product sales since our inception. From our inception through the date of this prospectus, we have funded our operations primarily through the private placement of Class A and Class B units, the convertible debt, the issuance of senior secured bridge notes in the principal amount of $287,500 (the “Senior Secured Bridge Notes”), the issuance of Senior Secured Notes in the principal amount of $287,500 (the “Subordinated Notes”) and the Senior Notes.

We have incurred net losses in each year since our inception, including net losses of approximately $1.1 million and $0.4 million for the years ended December 31, 2017 and 2016, respectively. We had an accumulated deficit of approximately $0.4 million as of December 31, 2017, net of recapitalization of approximately $10.7 million of accumulated deficit as additional paid-in-capital in connection with the conversion/reincorporation. Substantially all our operating losses resulted from costs incurred in connection with our research and development programs, and from general and administrative costs associated with our operations.

Our net loss for the three months ended June 30, 2018 will include a loss of approximately $1.5 million due to our recognition of a non-cash expense incurred during the three months ended June 30, 2018 associated with issuance of shares of common stock to certain of our executives in consideration of the retirement of our previous Performance Bonus Plan. Our net loss for the three-month period during which this offering is consummated is further expected to include additional expenses of approximately $7.5 million due to the recognition of non-cash expenses associated with the issuances of units, shares of common stock and warrants upon consummation of this offering, as required by existing agreements, and an additional expense of approximately $0.2 million due to the conversion of convertible debt. These added losses are included in the pro forma and pro forma, adjusted accumulated deficits set forth in the balance sheets shown under the captions “Summary Financial Information” and “Capitalization”. While these expenses are not expected have a continuing effect on the operating results of the company, we do expect to continue to incur significant expenses and to incur increasing operating losses for at least the next several years. We anticipate that our expenses and operating losses will increase substantially following this offering as we:

●	complete the planned Phase 3 trials of our lead product candidate, AD04 for the treatment of AUD;

●	hire internal staff to coordinate and manage the overall drug development process;

●	further develop the companion diagnostic genetic test;

●	maintain, expand and protect our intellectual property portfolio;

●	seek to obtain regulatory approvals for AD04;

●	continue our research and development efforts, including without limitation, potentially developing a once a day formulation of AD04;

●	add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts; and

●	operate as a public company.

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We do not expect to generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for AD04, which we expect will take a number of years and is subject to significant uncertainty. Although we believe the proceeds from this offering will be sufficient in order to enable us to complete our first Phase 3 clinical trial, we anticipate the need for at least a second Phase 3 clinical trial, and possibly a third, in order to receive FDA approval for commercialization of AD04 for the treatment of AUD. Accordingly, we anticipate that we will need to raise additional capital in addition to the net proceeds of this offering prior to the commercialization of and to complete the clinical trials for AD04. Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our operating activities through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition and our ability to develop AD04.

Clinical Trials — Research and Development Schedule

We currently anticipate that we, working in collaboration with our vendors, upon execution of collaborative research and development agreements with them, will be able to execute the following timeline:

AD04 — Two-Stage Clinical Development Strategy — Conduct the Phase 3 clinical trials sequentially

* Even if the 1st Phase 3 trial is not accepted by the FDA due to the study not being well-powered for the FDA’s currently stated end point, we still expect that the EMA will require only one additional trial. In this case, however, a 3rd trial might be required by the FDA (i.e., three Phase 3 trials in total). If two additional trials are required for FDA approval after an initial Phase 3 trial conducted in the EMA, we would expect to run the 2nd and 3rd trials in parallel (i.e., at the same time) so as not to increase the expected time to approval. The 2nd additional trial (i.e., the 3rd Phase 3 trial) would be expected to require an additional $20 million in expenditures.

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We expect to incur R&D expenses of approximately $2.7 million over the next 12 months. We estimate the cost to complete our initial Phase 3 clinical trial of AD04 for the treatment of AUD to be approximately $7 million, and is subject to many factors, some of which are beyond our control. These factors include, but are not limited to, the following:

●	the progress and cost of our research and development activities;

●	the number and scope of our research and development programs;

●	the progress and cost of our preclinical and clinical development activities;

●	our ability to maintain current research and development licensing arrangements and to establish new research and development and licensing arrangements;

●	our ability to achieve our milestones under licensing arrangements;

●	the costs involved in prosecuting and enforcing patent claims and other intellectual property rights; and

●	the costs and timing of regulatory approvals.

Additional funds are expected to be raised through grants, partnerships with other pharmaceutical companies or through additional debt or equity financings. We expect the second Phase 3 Trial to cost approximately $20 million, such estimate subject to the factors stated above.

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Results of operations for the three months ended March 31, 2018 and 2017 (rounded to nearest thousand)

The following table sets forth the components of our statements of operations in dollars for the periods presented:

	For the Three Months Ended March 31,		Change
	2018	2017	(Decrease)
Research and development expenses	$55,000	45,000	10,000
General and administrative expenses	284,000	125,000	159,000
Total Operating Expenses	339,000	170,000	169,000

Loss From Operations	(339,000)	(170,000)	169,000

Interest expense	(52,000)	(9,000)	43,000
Gain on extinguishment of debt	12,000	—	12,000
Total other income (expenses)	(40,000)	(9,000)	31,000

Net Loss	(379,000)	(179,000)	200,000

Research and development (“R&D”) expenses

R&D expenses increased by approximately $10,000 (22%) during the three months ended March 31, 2018 as compared to the three months ended March 31, 2017. The increase was largely due to increased development expenses.

General and administrative expenses

General and administrative expenses increased by approximately $159,000 (127%) during the during the three months ended March 31, 2018 as compared to the three months ended March 31, 2017. The increase was mostly due to the cost of amortizing equity based compensation grants made in July of 2017 and $113,000 in costs associated with the validation of a patent approved in the first quarter of 2018 in jurisdictions of the European Union.

Other income (expenses)

Other expense increased by approximately $31,000 (344%) during the three months ended March 31, 2018 as compared to three months ended March 31, 2017. The increase was attributable an increase of interest expense of $43,000 attributable to increased debt load, partially offset by a one time gain on debt extinguishment of $12,000.

Results of operations for the years ended December 31, 2017 and 2016 (rounded to nearest thousand)

The following table sets forth the components of our statements of operations in dollars for the periods presented:

	For the Year Ended December 31,		Change
	2017	2016	(Decrease)
Research and development expenses	$182,000	146,000	36,000
General and administrative expenses	813,000	265,000	548,000
Total Operating Expenses	995,000	411,000	584,000

Loss From Operations	(995,000)	(411,000)	584,000

Interest expense	144,000	9,000	135,000
Total other income (expenses)	(144,000)	(9,000)	135,000

Net Loss	(1,139,000)	(420,000)	719,000

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Research and development (“R&D”) expenses

R&D expenses increased by approximately $36,000 (25%) during the year ended December 31, 2017 as compared to the year ended December 31, 2016. The increase was primarily attributable to the offset of decreased costs in 2016 due to the completion of the AD04 accelerated stability testing program ($13,260 in 2016) by the increased costs in 2017 due to the accrual of $40,000 minimum royalty expense related to a payment due under the UVA license at the end of 2017.

General and administrative expenses

General and administrative expenses increased by approximately $548,000 (207%) during the during the year ended December 31, 2017 as compared to the year ended December 31, 2016. The increase was attributable to added personnel costs (an additional $48,000), contracting of legal (additional $270,000), and accounting services (additional $180,000) in the 2017, largely in preparation for an initial public offering. Equity based compensation expense also increased by $52,000.

Other income (expenses)

Other expense increased by approximately $135,000 (1500%) during the year ended December 31, 2017. The increase was attributable to an increase in interest expense due to increased debt.

Liquidity and capital resources for the three months ended March 31, 2018 and 2017

Overview

Our principal liquidity needs have historically been working capital, R&D, patent costs and personnel costs. We expect these needs to continue as we develop and eventually commercialize our compound. Over the next several years, we expect to increase our R&D expenses as we undergo clinical trials to demonstrate the safety and efficacy of the product. To date, we have funded our operations primarily with equity financings and the issuance of notes.

As of March 31, 2018, we had approximately $54,000 in cash and cash equivalents and ($1,315,000) of negative working capital, compared to approximately $18,000 in cash and cash equivalents and $(1,005,000) of negative working capital as of December 31, 2017. As of March 31, 2018, we had outstanding convertible notes payable, net of debt discount, of approximately $234,000. Pursuant to the terms of the convertible notes, the principal and interest will be due in 2029, bear an interest rate of 15% per annum. The notes will automatically convert to equity in the event that we close a financing round of $2,000,000 or more, excluding the value of the conversion of these notes. We also had outstanding $510,000 in Senior Notes, the principal and interest of which will be due on August 1, 2018 and which bear interest of 18%. Subsequent to March 31, 2018, we issued the June, 2018 Senior Notes described below.

As of December 31, 2017, we had approximately $18,000 in cash and cash equivalents and ($1,004,851) of negative working capital, compared to approximately $88,000 in cash and cash equivalents and ($114,000) of negative working capital on December 31, 2016. As of December 31, 2017, we had outstanding convertible notes indebtedness of approximately $235,000. Pursuant to the terms of the convertible notes, the principal and interest will be due in 2029, bear an interest rate of 15% per annum. The notes will automatically convert to equity in the event that we close a financing round of $2,000,000 or more, excluding the value of the conversion of these notes.

In September and December 2016, we issued convertible notes (the “notes”) with an outstanding principal amount of $235,000 to its members. The principal and interest is due in 2029, and the notes bear interest at a rate of 15% per annum. The principal and interest is due in 2029, and the notes bear interest at a rate of 15% per annum. The notes will automatically convert to such equity units in the event we issue and sell either common or preferred units of $2,000,000 or more, excluding the value of the conversion of these notes. The conversion price will be either one third the price offered during the financing round that triggers the conversion, or the price obtained by dividing $2,000,000 by our fully-diluted capitalization at the time of the financing round that triggers the conversion, whichever is lower.

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In May 2017, we issued the Senior Secured Bridge Note in the principal amount of $287,500 and received proceeds of $250,000 from said loan. The Senior Secured Bridge Note bore interest of 2% annually and the holder of the Senior Secured Bridge Note had the right to require repayment of 115% of the outstanding principal amount plus interest upon us receiving proceeds of $250,000 or more from the sale of our equity (or equivalent securities) or the issuance of debt. The Senior Secured Bridge Note was amended to modify the maturity date to December 4 from February 5, 2018 and upon maturity $349,900 was to be paid in full satisfaction of the principal and outstanding interest. In November 2017, the Senior Secured Bridge Note was further amended, extending the maturity date to February 5, 2018. On February 22, 2018, the lender agreed to settle the Senior Secured Bridge Note for a payment of $150,000 in cash, and our agreement to (i) pay, on consummation of a sale of equity with proceeds greater than $2,000,000, including this offering, a further cash payment of $100,000 at the earlier of such next financing or at the same time and in equal amount (up to a maximum of $100,000) as payments are made to MVA 151 Investors, LLC (“MVA”) under the senior secured note held by MVA, (ii) to issue upon such consummation of a sale of equity (x) a number of shares of common stock equal to $50,000 divided by the price per share of the sale, and (y) warrants to purchase a number of shares of common stock equal to $325,000 divided by the price per share of the sale, at a strike price equal to the price per share of the sale.

In November 2017, we issued Subordinated Notes in the aggregate principal amount of $115,000 to certain of our directors and a consultant and received proceeds of $100,000 from said loans. The Subordinated Notes bore interest of 2% annually and the holders of the Subordinated Notes had the right to require repayment of 108.65% of the outstanding principal amount plus interest upon us receiving proceeds of $250,000 or more from the sale of our equity (or equivalent securities) or the issuance of debt. On February 22, 2018 the holders of the notes exchanged these notes for Senior Notes in the principal amount of $100,000 in full and complete satisfaction of the principal sum of the Subordinated Notes and all accrued and unpaid interest thereon (see the Senior Notes below).

On February 22, 2018 and March 1, 2018, we entered into Security Purchase Agreements pursuant to which we issued the Senior Notes in the aggregate principal amount of $510,000 to a number of our directors and entities that they control as well as two consultants. The Senior Notes rank pari passu with respect to seniority as to payment to one another and the June 2018 Senior Note, senior as to payment as to all other outstanding debt, and is secured by a lien on substantially all of our assets. The Senior Notes, as amended, bear interest at rate of 18% per annum and are payable upon the earlier of August 1, 2018 or upon our consummation of our next debt or equity financing, including, without limitation, this offering or a change of control of us. Additionally, upon consummation by us of such next financing (defined as any debt or equity financing in the amount of $2,000,000 or more, including this offering), we agreed to issue to holders of the Senior Notes: (i) warrants to purchase a number of units equal to 400% of the principal amount of the Senior Notes divided by the price per unit of such next financing; and (ii) a number of units equal to 400% of the principal amount of the Senior Notes divided by the price per unit of such next financing. The warrants will have an exercise price equal to the price per share of such next financing and will be exercisable for a term of five years. As mentioned above, a portion of the proceeds from the Senior Notes ($150,000) was used, along with our agreement to issue certain securities upon the consummation of such next financing, to satisfy in full the Senior Secured Bridge Note. In addition, $100,000 of the $510,000 principal amount of the Senior Notes are Senior Notes that were issued in exchange for the cancellation of the Subordinated Notes in the aggregate principal amount of $115,000. We also agreed to issue to each holder of the Senior Secured Notes (A) warrants to purchase a number of units equal to 400% of the principal amount of the Senior Notes issued to such holder divided by the price per unit of such next financing; and (B) a number of units equal to 400% of the principal amount of the Senior Notes issued to such holder divided by the price per unit of such next financing. In addition, one of our directors agreed to provide funding in the Senior Notes offering to us equal to the difference between $400,000 and the amount of cash funding we received from investors, which amounted to $242,000 (the “Backstop Amount”). For his backstop commitment, we agreed to issue to the director upon consummation of the Next Financing: (I) warrants to purchase a number of units equal to 150% of the Backstop Amount divided by the price per unit of such next financing; and (II) a number of units equal to 50% of the Backstop Amount divided by the price per unit of such next financing in addition to repayment of the Backstop Amount of the Senior Notes and the other warrants and shares of common stock issuable to all holders of Senior Notes described above.

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On June 3, 2018, we entered into a Security Purchase Agreement pursuant to which we issued a senior secured note in the principal amount of $325,000 to one accredited institutional investor (the “June 2018 Senior Note”). The June 2018 Senior Note ranks pari passu with respect to seniority as to payment with the $510,000 in outstanding other Senior Notes issued by us in February and March 2018, senior as to payment as to all other outstanding debt and is secured by a lien on substantially all of our assets. The June 2018 Senior Note was issued at an original issue discount of 15.4%, or $50,000, does not bear interest and is payable on March 5, 2019 or upon an earlier event of default, including, without limitation, a change of control of us. The June 2018 Senior Note is convertible into shares of our common stock at a conversion price of $2.00 per share, subject to adjustment for certain dilutive issuances. Additionally, in the event of the consummation by us of a dilutive financing (defined as any debt or equity financing in the amount of $2,000,000 or more, at a price of less than $4.00 per share of common stock), we have agreed to reduce the conversion price then in effect to a price equal to 50% of the per share price of the common stock issued in the dilutive financing. We also issued to the investor a warrant to purchase 300,000 shares of our common stock exercisable at $3.75 per share which will be exercisable for a term of five years. Upon the written request of the warrant holder, given no more than once and no earlier than one hundred and eighty (180) days after we become a reporting company under the Exchange Act, we have agreed to prepare and file with the SEC within ninety (90) days of our receipt of such request a registration statement on Form S-1 covering the resale of the shares of common stock issuable under the warrant, and to use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC and remain effective during the exercise period of the warrant.

Our current cash and cash equivalents at March 31, 2018 will not be sufficient to fund operations for at least the next twelve months. However, we believe that our existing cash and cash equivalents and the anticipated net proceeds from this offering will be sufficient in the aggregate to meet our anticipated cash requirements for at least the next twelve months. We will, however, require additional financing as we continue to execute our business strategy, including that we will require additional funds in order to complete the initial Phase 3 trial of AD04, which is the primary use of funds in this financing. Our liquidity may be negatively impacted as a result of a research and development cost increases in addition to general economic and industry factors. We anticipate that, to the extent that we require additional liquidity, it will be funded through the incurrence of other indebtedness, additional equity financings or a combination of these potential sources of liquidity. In addition, we may raise additional funds to finance future cash needs through grant funding and/or corporate collaboration and licensing arrangements. If we raise additional funds by issuing equity securities or convertible debt, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our products, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. The covenants under future credit facilities may limit our ability to obtain additional debt financing. We cannot be certain that additional funding will be available on acceptable terms, or at all. Any failure to raise capital in the future could have a negative impact on our financial condition and our ability to pursue our business strategies.

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Additional financing, which is not in place at this time, may be from the sale of equity or convertible or other debt securities in a public or private offering, from a credit facility or strategic partnership coupled with an investment in us or a combination of both. Our ability to raise capital through the sale of equity may be limited by the various rules of the SEC and NASDAQ, which place limits on the number of shares of stock that may be sold. Equity issuances would have a dilutive effect on our stockholders. We may be unable to raise sufficient additional financing on terms that are acceptable to us, if at all. Our failure to raise additional capital and in sufficient amounts may significantly impact our ability to expand our business.

Cash flows

(rounded to nearest thousand)	For the Three Months Ended March 31,
Provided by (used in)	2018	2017
Operating activities	$(214,000)	$(85,000)
Investing activities	—	12,000
Financing activities	250,000	—
Net decrease in cash and cash equivalents	$36,000	$(73,000)

Net cash used in operating activities

Net cash provided by operating activities consists primarily of net loss adjusted for certain non-cash items (including amortization, profits interest compensation and amortization of debt discount), and the effect of changes in working capital and other activities. The increase in cash used in operating activities is primarily due to the increase in net loss in the first three months of 2018.

Net cash provided by investing activities

Net cash provided by investing activities primarily consisted in repayment of loans previously extended. Net cash provided by investing activities decreased $12,000 during the three months ended March 31, 2018. The decrease was entirely attributable to a previously receivable debt having been fully paid in 2017, with no subsequent loans extended.

Net cash provided by financing activities

Net cash provided by financing activities primarily consists of capital raising activities through debt financing. Net cash provided by financing activities increased $250,001 during the three months ended March 31, 2018, the increase in cash provided by financing activities was entirely attributable to the net proceeds from the issuance of Senior bridge notes, there having been no financing activity in the first three months of 2017.

Off-balance sheet arrangements

We do not have any off-balance sheet arrangements.

Cash flows

(rounded to nearest thousand)	For the Year Ended December 31,
Provided by (used in)	2017	2016
Operating activities	$(495,000)	$(274,000)
Investing activities	35,000	—
Financing activities	390,000	200,000
Net decrease in cash and cash equivalents	$(70,000)	$(74,000)

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Net cash used in operating activities

Net cash provided by operating activities consists primarily of net loss adjusted for certain non-cash items (including amortization, change in fair value of derivative liability, profits interest compensation and amortization of debt discount), and the effect of changes in working capital and other activities. The increase in cash used in operating activities is primarily due to the increase in net loss in 2017.

Net cash provided by investing activities

Net cash provided by investing activities primarily consisted in repayment of loans previously extended. Net cash provided by investing activities increased $35,000 during the year ended December 31, 2017. The increase was entirely attributable to cash payment of a loan extended for the purchase of convertible notes in 2016.

Net cash provided by financing activities

Net cash provided by financing activities primarily consists of capital raising activities through debt financing. Net cash provided by financing activities increased $190,000 during the year ended December 31, 2017, the increase in cash provided by financing activities was mostly attributable to the increase in proceeds from the issuance of Senior bridge and subordinated notes.

Off-balance sheet arrangements

We do not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

Leases — In February 2016, the FASB issued ASU 2016-02 which amends existing lease accounting guidance, and requires recognition of most lease arrangements on the balance sheet. The adoption of this standard will result in the Company recognizing a right-of-use asset representing its rights to use the underlying asset for the lease term with an offsetting lease liability. ASU 2016-02 will be effective for fiscal years beginning after December 15, 2018. We are currently evaluating the potential impact of the adoption of this accounting pronouncement to its financial statements.

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Internal control over financial reporting

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Prior to this offering, we were a private company and we are currently in the process of reviewing, documenting and testing our internal control over financial reporting. During our internal reviews, we have identified material weaknesses in our internal control over financial reporting. See “Risk Factors — We have identified weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.” If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired. If we are unable to remediate these material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

We have not performed an evaluation of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, nor have we engaged an independent registered accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. Presently, we are not an accelerated filer, as such term is defined by Rule 12b-2 of the Exchange Act, and therefore, our management is not presently required to perform an annual assessment of the effectiveness of our internal control over financial reporting. This requirement will first apply to our second Annual Report on Form 10-K. Our independent public registered accounting firm will first be required to attest to the effectiveness of our internal control over financial reporting for our Annual Report on Form 10-K for the first year we are no longer an “emerging growth company.”

Critical accounting policies and estimates

The preparation of the financial statements requires us to make assumptions, estimates and judgments that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of sales and expenses during the reporting periods. Certain of our more critical accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. On an ongoing basis, we evaluate our judgments, including those related to prepaid and other current assets, recoverability of long-lived assets and the fair value of our membership units. We use historical experience and other assumptions as the basis for our judgments and making these estimates. Because future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Any changes in those estimates will be reflected in our financial statements as they occur. While our significant accounting policies are more fully described in Note 2 to our financial statements included elsewhere in this prospectus, we believe that the following accounting policies and estimates are most critical to a full understanding and evaluation of our reported financial results. The critical accounting policies addressed below reflect our most significant judgments and estimates used in the preparation of our financial statements.

Significant items subject to such estimates and assumptions include the valuation of outstanding profits interest units, derivative liabilities, intangible assets useful life, contingent liabilities and income taxes. Future events and their effects cannot be predicted with certainty; accordingly, accounting estimates require the exercise of judgment. Accounting estimates used in the preparation of these financial statements change as new events occur, as more experience is acquired, as additional information is obtained and as the operating environment changes.

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Fair Value of Financial Instruments and Fair Value Measurements

Our financial instruments consist primarily of cash, receivables, accounts payable and accrued liabilities, debt instruments and derivative liabilities.

FASB Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by us. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables, current liabilities, convertible notes, payable senior notes, and bridge notes each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

The three levels of valuation hierarchy are defined as follows:

●	Level 1: Observable inputs such as quoted prices in active markets;

●	Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

●	Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions. As of March 31, 2018, the significant inputs to our derivative liabilities recorded at fair value were considered level 3 inputs.

Profits Interest Units & Options

Prior to conversion/reincorporation, the Operating Agreement also created and authorized the issuance of Profits Interest Units (“PIU’s”). PIU’s were identical to Class A units except that the amount of cash distributions to be received by the holder of a PIU was to be reduced by Distribution Reduction. PIU’s awarded as incentives to personnel were usually subject to our right of repurchase, at the nominal amount, in the event the awardee’s employment with us is terminated. The right of repurchase usually expired over time on a straight-line, monthly basis with the length of expiration of the right of repurchase being 6-48 months depending on the circumstances.

In addition, the Board of Directors authorized, and management issued, options to purchase Class A units, which were converted to options to purchase shares of common stock in connection with the corporate conversion/reincorporation. Options issued to personnel are subject to cancellation in the event an awardee’s employment with us is terminated prior to vesting. Generally, options awarded to personnel vest over a period of 3 years.

We estimate the fair value of PIU’s and options granted using the Black Scholes Merton model. We estimate when and if performance-based awards will be earned. If an award is not considered probable of being earned, no amount of equity-based compensation expense is recognized. If the award is deemed probable of being earned, related equity-based compensation expense is recorded. The fair value of an award ultimately expected to vest is recognized as an expense, net of forfeitures, over the requisite service periods in our statements of operations, which is generally the vesting period of the award.

The Black Scholes Merton model requires the input of certain subjective assumptions and the application of judgment in determining the fair value of the awards. The most significant assumptions and judgments include the expected volatility, risk-free interest rate, the expected dividend yield, and the expected term of the awards. In addition, the recognition of equity-based compensation expense is impacted by our estimated forfeiture rates, which is based on an analysis of historical forfeitures. We will continue to evaluate our forfeiture rate, considering our actual forfeiture experience, analysis of employee turnover and other factors.

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The assumptions used in our option pricing model represent management’s best estimates. If factors change and different assumptions are used, our equity-based compensation expense could be materially different in the future. The key assumptions included in the model are as follows:

●	Expected volatility — We determine the expected price volatility based on the historical volatilities of our peer group as we do not have a sufficient trading history for our units. Industry peers consist of several public companies in the bio-tech industry similar to us in size, stage of life cycle and financial leverage. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own stock price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

●	Risk-free interest rate — The risk free rate was determined based on yields of U.S. Treasury Bonds of comparable terms. The volatility is based on analyzing the stock price and implied volatility of guideline companies.

●	Expected dividend yield — We have not previously issued dividends and do not anticipate paying dividends in the foreseeable future. Therefore, we used a dividend rate of zero based on our expectation of additional dividends.

●	Expected term — The expected term of the awards is based on an estimated service period of 1.62 years for 2016 for profits interest units. No Profits interest units were issued in 2017 or the first three months of 2018. The expected term of the options issued in 2017 was estimated using the simplified method at 5.8 years.

The weighted average assumptions used in the Black Scholes Merton model related to profits interest units for the year ended December 31, 2016 and to options in the year ended December 31, 2017 are as follows:

	2017	2016
Fair Value of Class A unit	$1.03 to $1.05	$0.81 to $0.92
Risk-free rate	2.26% to 2.35%	0.57%
Volatility	91%	80% to 92%
Dividend yield	0%	0%
Expected term (years)	5.8 years	1.62 years

The Fair Value of the underlying Class A units were valued based on our security offerings, increased for our annual weighted average cost of capital for PIU’s issued in subsequent years from the security offerings. The underlying Class A units were valued using an Option Pricing Model (OPM) using an iterative approach at various total equity values, such that the value of the equity instruments issued was equal to the consideration paid (given the equity structure at the time).

Prior to our initial public offering, in the absence of a public trading market, our board of directors determined a reasonable estimate of the then-current fair value of our equity awards for purposes of granting equity-based compensation based on input from management. We determined the fair value of our PIU utilizing methodologies, approaches and assumptions from a third party valuation firm. In addition, we exercised judgment in evaluating and assessing the foregoing based on several factors including:

●	the nature and history of our business;

●	our historical operating and financial results;

●	the market value of companies that are engaged in a similar business to ours;

●	the lack of marketability of our common stock;

●	the price at which shares of our equity instruments have been sold;

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●	the overall inherent risks associated with our business at the time stock option grants or warrants were approved; and

●	the overall equity market conditions and general economic trends.

We will continue to accumulate additional data and use judgment in evaluating each assumption on a prospective basis. As of March 31, 2018 and December 31, 2017, we had $637,169 and $706,330, respectively, of unrecognized equity-based compensation expense, net of estimated forfeitures, related to profits interest units and options that is expected to be recognized.

Embedded Derivative Liability — Convertible Notes

We have convertible notes outstanding at March 31, 2018 and December 31, 2017 with a default payment provision (a default provision that requires payment of three times the outstanding principal amount plus accrued interest). The Company determined that the default provision is an embedded component that qualifies as a derivative which should be bifurcated from the convertible notes and separately accounted for in accordance with FASB ASC 815, “Derivatives and Hedging”. ASC 815 – 15 – 25 – 42 establishes criteria to determine whether puts are closely and clearly related to a debt host should the debt contain a substantial premium or default provision (one that is greater than 10% of the principal resulting from puts that require payoff for more than 110% of principal amount outstanding). The embedded derivative is recorded at fair value on the date of issuance and marked-to-market at each balance sheet date with the change in the fair value recorded as income or expense in the statement of operations.

We used the Monte-Carlo valuation model to determine the fair value of the derivatives liability, using the following key assumptions for the year ended December 31, 2016. The change in the fair value of the derivative liability at March 31, 2018 was not material.

Underlying asset	Share of common stock
Common stock Expected term (years)	5 years
Common stock Volatility	90-92%
Risk free rate	1.67-2.45%
Event of default trigger	Starts at 0%, then rises 0.5% per year to a maximum of 5%
Probability of Company Sale	45% by 12/31/17
25% by 12/31/18
25% by 12/31/19

Impairment of Long-Lived Assets

Our long-lived assets (consisting of the trademarks) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by that asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Through March 31, 2018, we had not experienced impairment losses on its long-lived assets.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

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Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. The Company’s legal costs associated with contingent liabilities are recorded to expense as incurred.

Income taxes

Until October 1, 2017, we were a partnership for U.S. federal income tax purposes. As a partnership, taxable income or loss is includable in the income tax returns of its members. When we converted to a corporation, we became subject to U.S. federal, state and local income taxes and will be taxed at the prevailing corporate tax rates. We recognize the effect of income tax positions only if these positions are more likely than not to be sustained. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The pro forma financial statements included in this prospectus do not include a provision for federal income taxes since each of our pro forma statements of operations have a pro forma net loss.

JOBS Act

We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, reduced disclosure obligations relating to the presentation of financial statements in Management’s discussion and analysis of financial condition and results of operations and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation. We have availed ourselves of the reduced reporting obligations and executive compensation disclosure in this prospectus, and expect to continue to avail ourselves of the reduced reporting obligations available to emerging growth companies in future filings.

In addition, an emerging growth company can delay its adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of such extended transition period, and as a result, we may not comply with any new or revised accounting standards on the relevant dates on which non-emerging growth companies must adopt such standards.

We will continue to qualify as an emerging growth company until the earliest of:

●	The last day of our fiscal year following the fifth anniversary of the date of our IPO;

●	The last day of our fiscal year in which have annual gross revenues of $1.07 billion or more;

●	The date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt;

●	The date on which we are deemed to be a “large accelerated filer”, which will occur at such time as we (1) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second quarter, (2) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (3) have filed at least one annual report pursuant to the Exchange Act.

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BUSINESS

Overview

We are a clinical-stage biopharmaceutical company focused on the development of a therapeutic agent for the treatment of alcohol use disorder (“AUD”) using our lead investigational new drug product, AD04, a selective serotonin-3 antagonist (i.e., a “5-HT3 antagonist”). The active ingredient in AD04 is ondansetron, which is also the active ingredient in Zofran®, an approved drug for treating nausea and emesis. AUD is characterized by an urge to consume alcohol and an inability to control the levels of consumption. We intend to commence a Phase 3 clinical trial using AD04 for the potential treatment of AUD in subjects with certain target genotypes. We believe our approach is unique in that it targets the serotonin system and individualizes the treatment of AUD, through the use of genetic screening. We have created an investigational companion diagnostic biomarker test for the genetic screening of patients with certain biomarkers that, as reported in the American Journal of Psychiatry (Johnson, et. al. 2011 & 2013), we believe will benefit from treatment with AD04. Our strategy is to integrate the pre-treatment genetic screening into AD04’s label to create a patient-specific treatment in one integrated therapeutic offering. Our goal is to develop a genetically targeted, effective and safe product candidate to treat AUD that does not require abstinence as part of the treatment.

We have a worldwide, exclusive license from the University of Virginia Patent Foundation (d.b.a the Licensing & Venture Group) (“UVA LVG”), which is the licensing arm of the University of Virginia, to commercialize our investigational drug candidate, AD04, subject to Food and Drug Administration (“FDA”) approval of the product, based upon three separate patents and patent application families, with patents issued in over 40 jurisdictions, including three issued patents in the U.S. Our investigational agent has been used in several investigator-sponsored trials and we possess or have rights to use toxicology, pharmacokinetic and other preclinical and clinical data that supports our Phase 3 clinical trial. Our therapeutic agent was the product candidate used in a University of Virginia investigator sponsored Phase 2b clinical trial of 283 patients. In this Phase 2b clinical trial, ultra-low dose ondansetron, the active pharmaceutical agent in AD04, showed a statistically significant difference between ondansetron and placebo for both the primary endpoint and secondary endpoint, which were reduction in severity of drinking measured in drinks per drinking day (1.71 drinks/drinking day; p=0.0042), and reduction in frequency of drinking measured in days of abstinence/no drinking (11.56%; p=0.0352), respectively. Additionally, and importantly, the Phase 2b results showed a significant decrease in the percentage of heavy drinking days (11.08%; p=0.0445) with a “heavy drinking day” defined as a day with four (4) or more alcoholic drinks for women or five (5) or more alcoholic drinks for men consumed in the same day.

The active pharmaceutical agent in AD04, our lead investigational new drug product, is ondansetron (the active ingredient in Zofran®), which was granted FDA approval in 1991 for nausea and vomiting post-operatively and after chemotherapy or radiation treatment and is now commercially available in generic form. In studies of Zofran® conducted as part of its FDA review process, ondansetron was given acutely at dosages up to almost 100 times the dosage expected to be formulated in AD04 with the highest doses of Zofran® given intravenously (“i.v.”), which results in almost twice the exposure level as oral dosing. Even at high doses given i.v. the studies found that ondansetron is well-tolerated and results in few adverse side effects at the currently marketed doses, which reach more than 70 times the AD04 dose and are given i.v. The formulation dosage of ondansetron used in our drug candidate (and expected to be used by us in our Phase 3 clinical trials) has the potential advantage that it contains a much lower concentration of ondansetron than the generic formulation/dosage that has been used in prior clinical trials, is dosed orally, and is available with use of a companion diagnostic biomarker. Our development plan for AD04 is designed to demonstrate both the efficacy of AD04 in the genetically targeted population and the safety of ondansetron when administered chronically at the AD04 dosage. However, to the best of our knowledge, no comprehensive clinical study has been performed to date that has evaluated the safety profile of ondansetron for long-term use as anticipated at any dosage.

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According to the National Institute of Alcohol Abuse and Alcoholism (the “NIAAA”) and the Journal of the American Medical Association (“JAMA”), in the United States alone, approximately 35 million people each year have AUD (such number is based upon the 2012 data provided in Grant et. al. the JAMA 2015 and has been adjusted to reflect a compound annual growth rate of 1.13%, which is the growth rate reported by U.S. Census Bureau for the general adult population from 2012-2017), resulting in significant health, social and financial costs with excessive alcohol use being the fourth leading cause of preventable death and is responsible for 31% of driving fatalities in the United States (NIAAA Alcohol Facts & Statistics). AUD contributes to over 200 different diseases and 10% of children live with a person that has an alcohol problem. According to the American Society of Clinical Oncologists, 5-6% of new cancers and cancer deaths globally are directly attributable to alcohol. The Centers for Disease Control (the “CDC”) has reported that AUD costs the U.S. economy about $250 billion annually, with heavy drinking accounting for greater than 75% of the social and health related costs. Despite this, according to the article in the JAMA 2015 publication, only 7.7% of patients (i.e., approximately 2.7 million people) with AUD are estimated to have been treated in any way and only 3.6% by a physician (i.e., approximately 1.3 million people). In addition, according to the NIAAA, the problem in the United States appears to be growing with almost a 50% increase in AUD prevalence between 2002 and 2013.

AUD is characterized by an urge to consume alcohol and an inability to control the levels of consumption. Until the publication of the fifth revision of the Diagnostic and Statistical Manual of Mental Disorders in 2013 (the “DSM-5”), AUD was broken into “alcohol dependence” and “alcohol abuse”. More broadly, overdrinking due to the inability to moderate drinking is called alcohol addiction and is often called “alcoholism”, sometimes pejoratively.

Since ondansetron is already manufactured for generic sale, the active ingredient for AD04 is readily available from several manufacturers, and we have contracted with a U.S. manufacturer to acquire ondansetron at a cost expected to be under $0.01 per dose. Clinical trial material (“CTM”) has already been manufactured for the initial Phase 3 trial. The CTM has demonstrated good stability after three years with the stability studies still ongoing to potentially demonstrate longer stability and shelf life. We have entered into a Secrecy and Supply Agreement on December 1, 2011 with Cambrex Charles City, Inc. (“Cambrex”) for the supply of the active ingredient for AD04. The agreement has an initial term of eight (8) years and may be terminated by either party upon a material breach that is not cured within sixty (60) days of receipt of written notice or certain bankruptcy events. Cambrex has the right to terminate the agreement if we do not cure a payment failure within thirty (30) days of notice thereof and we have the right to terminate the agreement if a regulatory authority prohibits or restricts manufacture and sale of the active ingredient in a way that would have an adverse effect on the sale price or volume of the product. Pursuant to the terms of the agreement with Cambrex, Cambrex cannot decline a purchase order of 50kg of product or less and we are required to purchase 66.67% of our requirements of the active ingredient sold in the United States and the European Union from Cambrex for a period of five (5) years from submission of our NDA.

We have also developed the manufacturing process at a third-party vendor to produce tablets at what we expect will serve for commercial scale production, also at a cost expected to be less than $0.01 per dose. A proprietary packaging process has been developed, which appears to extend the stability of the drug product. Packaging costs are expected to be less than $0.05 per dose. We do not have a written commitment for supply of either the tablets or the packaging and believe that alternative suppliers are available to whom we can transfer the processes that have been developed.

Methods for the companion diagnostic genetic test have been developed as a blood test, and we established the test with a U.S. third-party vendor capable of supporting a Phase 3 clinical trial. Additionally, we have built validation and possible approval of the companion diagnostic into the Phase 3 program, including that we plan to store blood samples for all patients in the event additional genetic testing is required by regulatory authorities. Methods are intended to be transferred to third-party vendors in Europe for conduct of the planned initial Phase 3 trial.

Ultimately, we plan to explore the development of AD04 in other addiction-related indications and to build out our product portfolio with the intent that product portfolio expansions will be focused on promising addiction therapies. Our vision is to create the world’s leading addiction related pharmaceutical company.

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Disease Targets and Markets

Limitations of Current AUD Therapies

Today the most common treatments for AUD are directed at achieving abstinence and typical treatments include psychological and social interventions. Most therapies actually require abstinence prior to initiating therapy. Abstinence requires dramatic lifestyle changes often with serious work and social consequences. Frequently, patients cannot attend family and social events in order to ensure compliance with abstinence, and patients often must suffer from the stigma of having been labelled an alcoholic. Significant side effects of current pharmacologic therapies include mental side effects such as psychiatric disorders and depressive symptoms and physical side effect such as nausea, dizziness, vomiting, abdominal pain, arthritis and joint fitness. In fact, according to peer reviewed studies referenced in The Sober Truth: Debunking the Bad Science Behind 12-Step Programs and the Rehab Industry, L. Dodes and Z. Dodes, 2014 by Dr. Lance Dodes, the former Director of the substance abuse treatment unit of Harvard’s McLean Hospital, 90% or more of patients that use current therapy solutions, such as Alcoholics Anonymous, do not achieve long-term abstinence.

There are four drugs approved by the FDA and marketed in the United States for the treatment of alcohol addiction, Antabuse® (disulfram) Vivitrol® (naltrexone), Revia® (naltrexone) and Campral® (acomprosate) and one drug, Selincro® (nalmefene) is marketed outside of the United States. All of the approved drugs, other than Selincro®, require abstinence prior to commencing treatment with the drug, and all five drugs are known to have significant side effects.

Antabuse® was approved for the treatment of alcohol dependence more than 50 years ago, making it the oldest such drug on the market. It works by interfering with the body’s ability to process alcohol. Its method of action and purpose is to cause patients that drink alcohol while taking Antabuse® to experience numerous and extremely unpleasant adverse effects, including, among others, flushing, nausea, and palpitations, with the goal that patients will continue the medication but refrain from drinking in order to avoid these effects.

Naltrexone, which can be taken as a once-daily pill (Revia®) or in an approved once-monthly injectable form (Vivitrol®) that requires a doctor to administer is often associated with gastrointestinal complaints and has been reported to cause liver damage when given at certain high doses. As a result, it carries an FDA boxed warning, a special emphasized warning, for this side effect.

Campral®, taken by mouth three times daily, acts on chemical messenger systems in the brain.

Selincro® has not been approved for sale in the United States.

Our Proposed Solution

Our goal with AD04 is to develop an effective and safe product to treat AUD that does not require abstinence as part of the treatment and does not have the negative side effects of the current drugs on the market. Our product candidate is designed for patients who desire to control their drinking but cannot or do not want to completely abstain from drinking. By removing the difficulties associated with abstinence and the side effects associated with the other current products on the market, we believe that we may be able to remove barriers to patient adoption that inhibit adoption of current therapies and can attract a greater portion of the many millions of patients with AUD that remain untreated. Unlike other therapies, our investigational product, AD04, uses a novel mode of action for treating AUD that involves genetic screening with a companion diagnostic genetic test prior to treatment and is designed to reduce cravings for alcohol to effectively curb alcohol intake, without the requirement of abstinence prior to or during treatment. Our product candidate is intended to be easy to use since it is administered orally, currently on a twice daily basis and with a once-a-day tablet planned as part of the product’s life cycle management. To date, clinical testing of AD04 has shown it to have a positive safety and tolerability profile with side effects similar to placebo.

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The companion diagnostic genetic test to be used to identify patients that are most likely to benefit from treatment with AD04 may potentially enhance the likelihood of a successful outcome for those undergoing treatment. Additionally, it may provide doctors with the opportunity to have a non-threatening conversation about alcohol with their patients and may provide the patient an acceptable path to help them determine if they might be a candidate for help with their alcohol use. If the test results are positive, they would have a science based rationale for their treatment, which reduces some of the stigma patients might otherwise endure, and allows them to be treated in the confidence of their doctor, potentially with a simple, oral tablet.

Strengths and Competitive Advantages

Large Market Opportunity for an Effective Solution

In the United States alone, approximately 35 million people each year have AUD. Based on data from the Phase 2b trial of AD04 and our analysis of publicly available genetic databases, we preliminarily estimate that about one in three patients with AUD in the U.S. will have the genetic markers to indicate possible treatment with AD04. At this time, we are not aware of any oral pharmaceutical treatment approved in the U.S. that addresses the needs of patients who desire to control their drinking but cannot or do not want to abstain from drinking. The current abstinence-based treatments have limitations. The limited side effects expected for our investigational new drug, based on clinical data so far, are also believed to be an important factor in the expected rapid uptake of AD04 in the market. Our approach, if approved by FDA, may allow for social drinking to continue and is aimed at reducing the dangerous, heavy drinking. This would allow patients to live the life they want without the stigma associated with complete abstention and currently endured by those seeking help for their excessive drinking. Assuming that one-third of AUD patients are genotype positive for treatment with AD04 and a $235 price for a one month supply of the drug (assumed pricing based on an average of prices published by Blue Cross Blue Shield in June 2017 for tier-3 oral, on-patent, chronic maintenance drugs, discounted by 16.6%, to reflect the average difference between retail and wholesale pricing for branded drugs as reported by drugs.com), the total potential market for AD04 would be approximately $36 billion in the United States alone.

Beyond the United States, alcohol consumption worldwide is a serious health issue. The 2014 Global Status Report on Alcohol and Health published by the World Health Organization (the “WHO”) states that 5.9% of all deaths (about 3.3 million per year) and 5.1% of disease worldwide are attributable to alcohol consumption. Europe consumes over 25% of the total alcohol consumed worldwide despite only having 14.7% of the world’s population. The WHO estimates that about 55 million people in Europe have AUD and, within Europe, Eastern Europe has a particularly acute problem with Russia estimated to have about 21 million people with AUD. The WHO further estimates that 17.4% of adult Russians and 31% of adult Russian males have AUD, and the Organization for Economic Cooperation and Development data indicates that 30% of all deaths in Russia are alcohol related as reported by Quartz Media.

Prior Work of Universities and our Ability to Leverage Relationships Creates Cost Efficiencies

We have a worldwide, exclusive license to intellectual property developed at the University of Virginia by a member of our board of directors, Dr. Bankole A. Johnson, who was Chairman of the Department of Psychiatry & Neurobehavioral Sciences at the University of Virginia (and prior to that the Chief of the Division of Alcohol and Drug Addiction at the University of Texas) and is now Chair, Department of Psychiatry and Director of the Brain Science Research Consortium Unit at the University of Maryland. Dr. Johnson has spent almost three decades researching the underlying subject matter. Significant portions of the supporting research were also funded under grants from the National Institute of Health to the University of Virginia and the University of Texas.

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By leveraging the prior work of universities and their researchers, including their pre-clinical studies and accumulated data, we believe we have developed a significant drug development opportunity. Because of the licensing approach taken to secure intellectual property, including, without limitation, patents and rights to clinical trial data, and our collaborations with the University of Virginia, we have not had to incur the significant costs that would normally be required to develop therapeutic treatments to the point of being ready to commence a Phase 3 clinical trial, which often amount to tens of millions of dollars or more. In fact, based upon current information, and depending on what the regulatory authorities may require to secure marketing authorization, we estimate that we will require approximately $6.5 million for the initial Phase 3 clinical trial (not including company overhead) and an additional $30 million of additional capital to complete our second Phase 3 program (which includes any necessary Phase 1 clinical trials) as currently contemplated in order to achieve regulatory approval for the use of AD04 to treat AUD in the United States and Europe. We intend to use approximately $2.5 million of the proceeds from this offering to fund a portion of the initial Phase 3 clinical trial, therefore, we will require at least $4.0 million of additional funding to complete our initial Phase 3 clinical trial.

The NIAAA has provided and continues to provide technical assistance and advice to us, and we intend to apply for an NIAAA Research Resource Award, which if granted would provide financial support for our Phase 3 clinical trial. Although there can be no assurance that we will be selected by the NIAAA to receive funding, since we are not aware of any pharmaceutical company planning Phase 3 pivotal trials to serve as a basis for marketing approval for products for the treatment of AUD, we believe AD04 would be a competitive candidate.

Known, Well-Tested Agent Has Shown Favorable Results in Non-AUD Uses

Ondansetron, the principal active pharmaceutical agent in AD04 has been approved by the FDA to treat nausea and vomiting but is administered at much higher doses than we intend to use and has shown limited side effects even at the higher dosages currently on the market. However, it has not been approved in our anticipated dosage or for our anticipated uses. Consequently, we expect to submit a new drug application, pursuant to section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, for U.S. marketing authorization. Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act allows the FDA to rely, for approval of an NDA, on data not developed by the applicant. Such an NDA contains full reports of investigations of safety and effectiveness, but where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Such applications permit approval of applications other than those for duplicate products and permits reliance for such approvals on literature or an FDA finding of safety and/or effectiveness for an approved drug product. A Phase 2b University of Virginia investigator sponsored clinical trial of AD04 for the treatment of AUD showed promising results and no overt safety concerns (there were no statistically significant serious adverse events reported). Not only did the trial show no statistically significant, serious adverse side effects, but both of the pre-specified endpoints, reduction in severity of drinking measured in drinks per day of drinking day and reduction in frequency of drinking measured in days of abstinence, were met with statistical significance as shown in the graph below:

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Phase 2b Clinical Trial Results– Analysis of Primary and Secondary Efficacy Endpoints for Target Genotypes

A 12-week, randomized, two-center, parallel-group, double-blind, placebo-controlled, two-arm (four cell) clinical trial of oral ondansetron (n=283) conducted by University of Virginia

Our Substantial Proprietary Estate and Protection from Competition

We currently hold a worldwide, exclusive license to three (3) patent families that provide us with the ability to exclude potential competitors from practicing the claimed inventions, such as the use of ondansetron to treat any of the four (4) specified genotypes for AUD. Our licensed patent estate is expected to provide us patent protection through 2032 plus possible extensions. Ondansetron, the active ingredient in AD04, has never been approved in a low dosage near the AD04 dose of 0.33mg per tablet, and we believe our licensed patents will protect AD04 from any competitor that attempts to bring to market an ondansetron dose at or near the AD04 dose for treatment of patients having one or more of the four target genotypes.

We believe use of the currently marketed doses “off-label” will not be significant due to (i) the lack of demonstrated efficacy at currently marketed doses, (ii) potential safety concerns if the currently marketed doses are used chronically as is expected to be necessary for treating AUD, and (iii) cutting the smallest currently marketed dose into the 12 pieces that would be necessary to achieve the AD04 dose is deemed by us to be impractical and likely to result in inaccurate dosing.

Companion Genetic Bio-Marker Aimed at Identifying Patients Most Likely to Respond To Treatment, Potentially Results in Increased Use of AD04

We believe our drug is unique in that it is designed to treat individuals with certain genotypes. We are pursuing a strategy that aims to integrate pre-treatment screening with the companion diagnostic genetic test into the drug label, essentially combining the test and treatment into one integrated therapeutic offering that has combined intellectual property protections. This companion diagnostic testing approach may be a useful genetic screening tool to predict those most likely to respond to the drug and to have minimal side effects. Based on the clinical experience to date and publicly available databases, we believe the genetic prevalence of genotype positive people is about 33% of the population in the United States and that the prevalence in certain areas of Eastern Europe and in Scandinavia may be greater than 50%. The FDA has agreed that the Phase 3 trials of AD04 can proceed only enrolling patients that are genotype positive, which greatly reduces, the cost, time and risk relative to a trial that also enrolled patients that are genotype negative for treatment with AD04. Our plan to conduct our first Phase 3 trial in geographic areas with expected higher prevalence of genotype positive patients should further reduce the cost, time and risk to achieve Phase 3 results. The FDA has indicated that any approval based on a trial only in genotype positive patients would result in labeling restricted to treating genotype positive patients.

We believe that the companion diagnostic genetic test enables physicians to more easily have an initial conversation with their patients about alcohol use and, for the patient, provides a less threatening and obtrusive first step toward treatment because the conversation will include the topic of genetic testing and not be solely about behavior. Patients that then test positive against the AD04 genetic panel would be expected to be more likely to then receive a prescription for AD04 (based on an external quantitative market study of 156 primary care physicians and psychiatrists that was conducted by Ipsos-Insight LLC, who we commissioned, and that concluded a majority of genetically targeted patients currently receiving pharmacologic treatment would be switched to a drug with the characteristics expected for AD04).

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Experienced Leadership

Our management, advisors and board of directors have extensive experience in pharmaceutical development, the clinical trial and regulatory approval processes, drug commercialization, financing capital-intensive projects, and developing new markets for pharmaceutical agents. Members of our team have previously worked in senior management and senior officer positions, or led significant research initiatives at Clinical Data, Inc., Adenosine Therapeutics, and the University of Virginia in a broad range of therapeutic areas. Our management and board members have particular expertise in the science and development of addiction related drugs and bringing new drugs to the market.

Our Strategy

We develop pharmaceutical treatments for addictions and addictive disorders. The focus of our business strategy is to advance AD04, our lead investigational drug candidate, toward regulatory approval for alcohol addiction in the United States, the European Union, and then eventually other territories. We subsequently plan to develop label expansions into other indications (e.g., drug addiction, obesity, smoking cessation, eating disorders and anxiety).

Our goals in executing this strategy are to keep capital requirements to a minimum, expedite product development, gain access to clinical research and manufacturing expertise that will advance product development, approval and eventual market uptake of our product, and rely on a well-defined and carefully executed intellectual property strategy in order to position AD04 with long-term, defensible, competitive advantages. Execution of this strategy may include seeking grant funding and funding from partners and collaborators when available on terms we believe to be favorable to us.

Our near-term strategy includes:

●	Obtaining regulatory approval for our lead product in the United States and Europe. We intend to commence Phase 3 clinical trials for the treatment of AUD. The first Phase 3 trial is planned for conduct in Scandinavia and Central and Eastern Europe, where the genetic prevalence of the target genotypes appears to be higher. If our initial Phase 3 clinical trial is successful we expect to conduct a second, and possibly a third, Phase 3 clinical trial in the same areas but with additional clinical sites in the United States and Western Europe.

●	Prosecuting and expanding our intellectual property and product portfolio. We have acquired rights to a promising drug candidate and made a significant investment in the development of our licensed patent portfolio to protect our technologies and programs, and we intend to continue to do so. We have obtained exclusive rights to three different patent families directed to therapeutic methods related to our AD04 platform. These families include 3 issued U.S. patents, and at least one foreign equivalent patent covering AD04 issued in over 40 national jurisdictions, including most of Europe and Eurasia. Divisional and continuation applications to expand the coverage have also been filed in certain jurisdictions. We intend that product portfolio expansions will be focused on promising addiction therapies and/or late-stage clinical assets.

●	Evaluating the additional use of our product candidate in other indications. In addition to alcohol addiction, we plan to conduct exploratory work to investigate using AD04 as a potential treatment for opioid addiction, gambling addiction, smoking cessation, obesity, and other addiction related disorders in which 5-HT3 antagonism may have a treatment effect. We believe we will be able to undertake this initial exploratory effort with minimal additional cash cost to our company through the use of academic partnerships, grants, human laboratory studies and/or non-clinical studies. We believe that, due to its hypothesized mechanism of action (i.e., the modulation of the serotonin system in patients that are genetically targeted based on the apparent sensitivity to such modulation, where the modulation appears to reduce cravings), AD04 has the potential to be used for the treatment of such other addictive disorders. To date, we have not discussed these potential uses with the FDA or any other regulatory bodies.

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●	Maximizing commercial opportunity for our technology. AD04 targets large markets with significant unmet medical need. We intend to develop an extended release, once-a-day formulation of AD04 to enhance compliance and market appeal.

●	Managing our business with efficiency and discipline. We believe we have efficiently utilized our capital and human resources to develop and acquire our product candidate and programs, and create a broad intellectual property portfolio. We operate cross-functionally and are led by an experienced management team with backgrounds in developing product candidates. We use project management techniques to assist us in making disciplined strategic program decisions and to attempt to limit the risk profile of our product pipeline.

The clinical development plan for AD04 can be described as a two-stage development strategy in which we expend limited resources to achieve the significant value inflection point of Phase 3 data in our primary indication of AUD. With a successful trial and the risk reduction associated with that success, we would then be ready to conduct the final trials to seek approval in the U.S. and Europe as shown below:

AD04 — Two-Stage Clinical Development Strategy — Conduct the Phase 3 clinical trials sequentially

*Even if the 1st Phase 3 trial is not accepted by the FDA due to the study not being well-powered for the FDA’s currently stated end point, we expect that the EMA will require only one additional trial. In this case, however, a 3rd trial might be required by the FDA (i.e., three Phase 3 trials in total). If two additional trials are required for FDA approval after an initial Phase 3 trial conducted in the EMA, we would expect to run the 2nd and 3rd trials in parallel (i.e., at the same time) so as not to increase the expected time to approval. The 2nd additional trial (i.e., the 3rd Phase 3 trial) would be expected to require an additional $20 million in expenditures.

After approval, we plan to execute a two-stage commercialization plan. With psychiatrists and addiction specialists treating a majority of the current AUD patients today and with psychiatrists most likely to be familiar with the mechanism of action of AD04, we believe that a relatively small psychiatry-targeted, specialty sales force could successfully sell AD04 into the market. This plan creates the opportunity for us to develop into a commercial enterprise with an initial niche-market sales force at a relatively low cost for market entry. It also expands the universe of potential acquirers of our company or AD04 to smaller and mid-size pharmaceutical companies. Once success is shown in the niche market and the thought leaders and early adopters are prescribing AD04, market adoption risk will have been greatly reduced and we would expect to be able to sell or partner with a large pharmaceutical partner to develop AD04 as a blockbuster product. This commercialization plan is shown below:

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AD04 — Two-Stage Commercialization Strategy — Initial launch with a specialty sales force to build the market, then partner or sell to a large pharmaceutical partner to capture market share and optimize the market

Ondansetron History and Foundation for Treating AUD

Ondansetron is a 5-HT3 receptor antagonist. Preclinical and pharmacobehavioral studies suggest that blockade of serotonin-3 receptors will influence the dopamine reward system activated by alcohol, decreasing dopamine release and attenuating craving for alcohol (Dawes, MA et al., 2005b; Johnson, BA et al., 2002; Lovinger, DM, 1999a). Early clinical studies found that the efficacy of ondansetron is limited to certain subgroups of the alcohol-dependent population and suggested the differential effect could be predicted based on age of onset of alcoholism, an indistinct concept likely confounded by genetic, regional and ethnic differences (Johnson, BA et al., 2000; Kranzler, HR et al., 2003). Recent research suggests the variable effect may be predictable based on molecular mechanism of ondansetron action and individual subject genotype of key genes in the serotonin system (Enoch, MA et al., 2010; Johnson, BA et al., 2011; Kenna, GA et al., 2009).

We are pursuing development of ondansetron in the alcohol-dependent population. Clinical studies will initially focus on the use of a low dose, oral tablet (0.33 mg administered twice daily) to reduce alcohol consumption in subjects with genotypes that have been correlated with a responsive to treatment with ondansetron.

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Ondansetron was first approved by the FDA in 1991 as a solution for injection. Subsequent approvals were obtained for oral tablets in dosage forms and an oral solution. It is marketed as Zofran® and is also available in generic formulations, and it has been used widely for the approved indications – prevention of nausea and vomiting associated with certain cancer chemotherapies and radiotherapies and for the prevention of postoperative nausea or vomiting — at adult doses of 8–24 mg/day with manageable side effects.

Ondansetron has been administered to dogs‚ rats‚ and mice as part of a preclinical toxicology program which included single-dose acute‚ repeated-dose studies. Ondansetron was not mutagenic in the standard battery of microbial tests for mutagenicity and no carcinogenic effects were seen in 2-year studies in rats and mice with oral ondansetron doses up to 10 and 30 mg/kg/day, respectively. In studies of rats and rabbits there was no evidence of reproductive toxicity seen on fertility, early embryonic development, perinatal/postnatal development or fetal development of the F2 generation. Based on these studies, as well as over 20 years of human use in clinical trials and the post-marketing environment, ondansetron is considered to be a well-tolerated drug with a generally mild safety profile.

Ondansetron, by blocking the 5-HT3 receptor, is known to affect dopaminergic signaling in the brain; and the scientific rational for use of a 5-HT3 antagonist in the treatment of alcohol dependence is well established (Johnson, BA, 2004). Briefly, studies suggest that: the rewarding effects of alcohol involve activation of the 5-HT3 receptors leading to release of dopamine within the mesolimbic system of the brain (McBride, WJ et al., 2004). Thus, by blocking activation of the 5-HT3 receptor, ondansetron may reduce the ethanol-stimulated release of dopamine leading to reduced feelings of pleasure or reward and consequently, reduced consumption (Carboni, E et al., 1989; Costall, B et al., 1987; Hagan, RM et al., 1990; Imperato, A and Angelucci, L, 1989; Lovinger, DM, 1999b; McBride, WJ et al., 2004; Minabe, Y et al., 1991; Rasmussen, K et al., 1991; Wozniak, KM et al., 1990; Yoshimoto, K et al., 1996).

Preclinical studies have demonstrated that alcohol stimulates the release of both serotonin (5-hydroxytryptamine or 5-HT) and dopamine within the cortio-mesolimbic system (Campbell, AD et al., 1996; Campbell, AD and McBride, WJ, 1995; Di Chiara, G and Imperato, A, 1988; Imperato, A and Angelucci, L, 1989; Yoshimoto, K et al., 1992; Yoshimoto, K et al., 1996; Zazpe, A et al., 1994). Other studies have shown that alcohol potentiates the effects of 5-HT at the 5-HT3 receptor, leading to augmented release of dopamine, and that ondansetron and the selective antagonists of the 5-HT3 receptor inhibit dopaminergic firing and release of dopamine in response to alcohol and serotonin (Costall, B et al., 1987; Lovinger, DM, 1991; Minabe, Y et al., 1991; Rasmussen, K et al., 1991; Yoshimoto, K et al., 1996; Zazpe, A et al., 1994; Zhou, Q et al., 1998). Finally, numerous in vivo studies in rats and mice have shown that ondansetron and other selective antagonist of the 5-HT3 receptor reduce volitional intake of alcohol in models selectively bred for alcohol preference (Fadda, F et al., 1991; Hodge, CW et al., 1993; McBride, WJ and Li, TK, 1998; Meert, TF, 1993; Tomkins, DM et al., 1995).

The aforementioned nonclinical studies have shown that 5-HT3 and dopamine interactions in the cortico-mesolimbic system appear to mediate many of the reinforcing effects of alcohol. Collectively the available nonclinical studies suggest that, by inhibiting the 5-HT3 receptor and reducing the release of dopamine in the cortico-mesolimbic area, ondansetron can interfere with the dopamine reward system activated by alcohol and lead to reduced alcohol intake (Barnes, NM and Sharp, T, 1999; Dawes, MA et al., 2005b; Johnson, BA et al., 1993; Johnson, BA and Cowen, PJ, 1993; Lovinger, DM, 1991, 1999a; Swift, RM et al., 1996; Tomkins, DM et al., 1995).

Five clinical studies have been conducted that demonstrate ondansetron is a promising treatment for alcohol-dependent individuals (Johnson, BA et al., 2011; Johnson, BA et al., 2000; Kenna, GA et al., 2009; Kranzler, HR et al., 2003; Sellers, EM et al., 1994). Several important findings in these studies guide the design of future clinical studies, including:

(1)	Ondansetron’s efficacy in alcohol-dependent individuals is associated optimally with a small dose of the compound (0.25-0.33 mg twice daily), a dose that is <1/10 of the dose used for adults for the currently approved indications.

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(2)	In clinical studies in over 600 subjects, ondansetron was well-tolerated and safe, with a mild side-effect profile when administered to currently drinking alcohol-dependent individuals. Overall, the types of adverse events reported during multi-week clinical studies in alcohol dependence appear similar to those outlined in the package insert for the approved indications and to those reported in the literature for treatment in chronic liver disease, chronic fatigue syndrome and schizophrenia.

(3)	The extent of benefit with ondansetron treatment varies among different subtypes of alcohol-dependent subjects. Prior studies found that ondansetron benefited subjects with early-onset alcoholism (EOA) but not late-onset alcoholism (LOA). The pharmacological reason for this was not known, but it was presumed that the differential effect was due to a higher degree of serotonergic dysfunction in EOA (Johnson, BA et al., 2000; Kranzler, HR et al., 2003).

The below table summarizes the five clinical studies demonstrating ondansetron is a promising treatment for alcohol-dependent individuals

Study type (Reference)	Number of Subjects	Dosing (Duration)	Summary Results
Phase 2 (Sellers, EM et al., Clinical Efficacy of the 5-HT3 Antagonist Ondansetron in Alcohol Abuse and Dependence, Alcohol Clin Exp Res, 18 (1994) 879-885.)	71	0.25 mg, 2 mg, and placebo b.i.d. (6 weeks)	The 0.25 mg dose showed a near significant effect in reducing severity of drinking measured in DDD (p=0.06 ) while the 2 mg dose was similar to placebo.
Phase 2 (Johnson, BA et al., Ondansetron for Reduction of Drinking among Biologically Predisposed Alcoholic Patients: A Randomized Controlled Trial, JAMA, 284 (2000) 963-971)	321	1, 4, and 16 ug/kg b.i.d. (11 weeks)	Ondansetron treatment at doses of 1, 4, and 16 µg/kg bid resulted in significant reductions in DDD in EOA subjects, but only the 4 µg/kg dose showed such a reduction in frequency of drinking measured in PDA and the maximal effect was shown at the µg/kg does. Only the 4 µg/kg bid showed significant improvements in PDA in the LOA group.
Phase 2 (Kranzler, HR et al., A within-Group Design of Nontreatment Seeking 5-HTTLPR Genotyped Alcohol-Dependent Subjects Receiving Ondansetron and Sertraline, Alcohol Clin Exp Res, 33 (2009) 315-323)	40	4 ug/kg bid for 8 weeks	EOA subjects showed significant improvement over LOA subjects in DDD.
Phase 2 (Kenna, GA et al., Pharmacogenetic Approach at the Serotonin Transporter Gene as a Method of Reducing the Severity of Alcohol Drinking, Am J Psychiatry, 168 (2011) 265-275)	21	.5 mg/day for 3 weeks	LL genotype subject showed significant improvement in DDD.
Phase 2b (Johnson, BA et al., Determination of Genotype Combinations That Can Predict the Outcome of the Treatment of Alcohol Dependence Using the 5-HT3 Antagonist Ondansetron, Am J Psychiatry (2013)	283	4 ug/kg bid (12 weeks, including 1 week placebo run-in)	The target genotype group showed significant improvement in DDD and PDA against both the placebo groups and other genotypes on drug.

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Additional detail with respect to four of the clinical studies referenced in the chart above is provided below with the fifth being the Phase 2b clinical trial upon which we are basing the development of AD04 and which is described more fully in the following section titled “Phase 2b Investigator Initiated Clinical Trial of AD04 for Alcohol Use Disorder Conducted by the University of Virginia.”

A Dose-Ranging, Placebo-Controlled, 6-Week Study of Ondansetron in Alcoholic-Dependent Subjects

In 1994, Sellers et al. reported on the effects of administration of 0.25 mg bid ondansetron (N=23), 2 mg bid ondansetron (N=25), or placebo (N=23) for 6 weeks in alcohol-dependent males (Sellers, EM et al., 1994). Endpoints included change in drinks per drinking day (“DDD”) and proportion of responders, where a responder was defined as a subject with a Reliable Change score > 1.96, representing an improvement of at least 2 standard deviations. The Reliable Change score was calculated as the difference between pre- and post-test DDD divided by the standard error. Analyses were conducted comparing pre-treatment with the Week 6 visit, representing the end-of-study medication administration, and pre-treatment with the Week 7 visit, after completion of a 1-week follow-up period.

In the 71 subjects who completed the study, the on-treatment changes in DDD were approximately -1.9 (0.25 mg bid), -1.2 (2 mg bid), and -1.3 (placebo), with neither ondansetron effect being statistically different from the placebo effect. The corresponding changes from pre-treatment to Week 7 (after 6 weeks of treatment and a 1-week follow-up) were approximately -2.7 (0.25 mg bid), -1.1 (2 mg bid), and -1.6 (placebo), with the difference between low-dose ondansetron and placebo approaching statistical significance (p=0.06). By Week 6, nearly twice as many subjects on low-dose ondansetron compared with those on either high-dose ondansetron or placebo showed significant improvement according to the Reliable Change score. Lower baseline drinking and higher level of education were significant predictors of reduction in drinking while on treatment.

A Dose-Ranging, Placebo-Controlled, 11-Week Study of Ondansetron in Alcoholic-Dependent Subjects

In 2000, Johnson et al. reported on the co-administration of weekly cognitive behavioral therapy and either placebo or ondansetron at doses of 1, 4, and 16 µg/kg bid for 11 weeks (after a 1-week, single-blind, placebo lead-in) in 321 alcohol-dependent subjects (Johnson, BA et al., 2000). Endpoints included drinks per day, DDD, percentage of days abstinent (“PDA”), total days abstinent, and plasma carbohydrate deficient transferrin (CDT) level, an objective measure of drinking. Analyses were conducted comparing each dose group with placebo, with drinking response variables analyzed as means of data collected from Weeks 3 through 12.

The table below sets forth treatment results. Ondansetron treatment at doses of 1, 4, and 16 µg/kg bid resulted in statistically significant reductions in DDD and drinks per day compared with placebo for EOA (age of onset ≤25 years). The maximum clinical effect was observed at the middle dose (4 µg/kg bid), though the differences between doses were not statistically significant. At 4 µg/kg bid (but not at 1 or 16 µg/kg bid), significant improvements in days and PDA were also achieved. LOA (age of onset ≥26 years) did not benefit from ondansetron treatment at any dose studied.

Treatment Effect Size in EOA Subjects and Statistical Comparison to Placebo Effect

Variable	1 µg/kg bid	4 µg/kg bid	16 µg/kg bid
Drinks/drinking day	0.25 (p≤0.05)	0.41 (p≤0.01)	0.23 (p≤0.05)
Drinks/day	0.26 (p≤0.05)	0.37 (p≤0.01)	0.22 (p≤0.05)
Days abstinent (%)	0.13 (ns)	0.26 (p≤0.01)	0.17(ns)
Days abstinent	0.06 (ns)	0.24 (p≤0.05)	0.18(ns)

The findings in this study support the earlier evidence that the dose-response effect of ondansetron in reduction of alcohol consumption is not linear. Of the doses used in this study, only 4 µg/kg (0.28 mg for a 70 kg person) bid exhibited clinically and statistically meaningful improvements in all efficacy endpoints. This study also suggested that ondansetron may be an appropriate therapy for EOA, but not LOA.

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An Open-Label, 8-Week Study Comparing Ondansetron Effect in Early-Onset and Late-Onset Alcoholic Subjects

In 2003, Kranzler et al. reported on the co-administration of weekly cognitive behavioral therapy and ondansetron at 4 µg/kg bid for 8 weeks to 40 alcohol-dependent subjects (Kranzler, HR et al., 2003). The subjects were evenly divided between early-onset alcoholism (EOA; age of onset of the disorder <25 years) and late-onset alcoholism (LOA; age of onset of the disorder ≥25 years). Endpoints included drinks per day, DDD, PDA, Drinker Inventory of Consequences (DrInC) score, and percentage of heavy-drinking days, where heavy drinking was defined as ≥5 drinks in a day for a male subject or ≥4 drinks in a day for a female subject. Analyses were conducted comparing pre-treatment with 8-week values within onset category (EOA or LOA) and comparing treatment effects between categories.

The table below sets forth treatment results. All efficacy parameters improved significantly on treatment in both groups. EOA subjects reported significantly greater improvements in drinks per day, DDD, and DrInC score than LOA subjects. These findings, as noted earlier by Johnson et al., suggest that ondansetron shows promise for treatment of EOA by improving drinking outcomes.

Results of Study Comparing Effects of Ondansetron in EOA versus LOA

	EOA		LOA		EOA v LOA
	change mean (SD)	p-value	change mean (SD)	p-value	p-value
Drinks/drinking day	5.78 (8.9)	0.009	1.55 (2.0)	0.004	0.032
Drinks/day	4.53 (4.5)	<0.001	1.98 (2.1)	0.001	0.013
Days abstinent (%)	30.2 (29.4)	<0.001	24.8 (21.2)	<0.001	0.373
Heavy-drinking days (%)	35.1 (24.7)	<0.001	26.7 (27.4)	<0.001	0.139
DrInC total score	30.3 (27.7)	<0.001	11.4 (11.2)	<0.001	0.013

A 3-Period Study of Ondansetron Effect and Sertraline Effect in Subgroups of Alcoholics Constructed Based on Genotypes of the Serotonin Transporter Gene

In 2009, Kenna et al. reported on a placebo-controlled cross-over study in which 21 alcohol-dependent subjects received 0.5 mg/day ondansetron or 200 mg/day sertraline for 3 weeks, placebo for 3 weeks and the alternative active medication for 3 weeks (Kenna, GA et al., 2009). An alcohol self-administration experiment was conducted at the end of each treatment period. The primary endpoint was DDD during the final week of each treatment period.

During the first 3-week treatment period, ondansetron-treated subjects carrying L/L genotype (n = 3), compared to the L/S and S/S carriers (n = 4), had a significantly fewer DDD (3.66 vs. 8.40, p = 0.02). Within L/S and S/S group, there was no significant effect of ondansetron. A pronounced order effect confounded analyses after the third 3-week treatment period.

Our clinical development program is designed to demonstrate the safety and efficacy of ondansetron in the alcohol-dependent population in low dosages for long periods of time, while targeting genotypes that have been shown to benefit from ondansetron treatment. Ultimately, this development program aims to establish a scientific link between the biology of alcohol addiction and the therapeutic mechanism of ondansetron action, permitting genetically-based prediction of ondansetron effectiveness.

Phase 2b Investigator Initiated Clinical Trial of AD04 for Alcohol Use Disorder Conducted by the University of Virginia

In various studies, it has been shown that alcohol dependent individuals with the LL genotype of the 5’-HTT and the TT genotype in the 3’-UTR LL and TT genotype have lower B-CIT neuronal binding to 5-HTT. It is hypothesized that individuals with the LL or TT genotype, 5-HTT gene expression is suppressed by increased alcohol consumption, and therefore, ondansetron, which causes 5-HTT gene expression would have the greatest effect upon individuals that possess both the LL genotype of the 5’-HTT and the TT genotype in the 3’-UTR. A subsequent Phase 2b study (N = 283), conducted by the University of Virginia for which we have acquired rights to the data, showed that a prospectively identified subgroup of alcohol-dependent individuals with these specific polymorphisms of the serotonin transporter protein responded therapeutically to ondansetron administration (Johnson, BA et al., 2011). Further analysis of this same data set against 18 additional polymorphisms located on the genes for the A and B subunits of the serotonin 5-HT3 receptor revealed polymorphisms that were also associated with a therapeutic response to ondansetron. Collectively, the genotypes from the two aforementioned analyses comprise the genotypes selected for testing in Phase 3 trials for AD04. The Phase 3 studies will test ondansetron’s efficacy compared with placebo based on its ability to decrease the frequency and amount of heavy drinking among alcohol dependent individuals with the selected genotypes.

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Study Design

The Phase 2b clinical trial conducted by the University of Virginia was a 283-patient, 12-week, randomized, two-center, parallel-group, placebo-controlled study. Following a 1 week placebo run in (single-blind), alcohol-dependent subjects were randomized to receive either 4 µg/kg ondansetron or placebo, orally, twice daily (double-blind) for 11 additional weeks. In addition to study treatment, all subjects received weekly, standardized, manual-driven, cognitive behavioral therapy.

Eligible subjects were classified to one of twelve groups described by the 2×2 x 3 factorial combinations and randomized to placebo or ondansetron (4 mcg/kg twice daily [b.i.d.]) using a computed blocks randomization procedure that balances the twelve treatment groups on drinks/day ≤ 7.99 vs ≥8.00), age of onset (early vs. late), and genotype (LL, SS, SL).

Genotyping and analysis of the study subjects for the SNP rs1042173 (TT, TG or GG) in the 3´-UTR of the 5-SLC6A4 gene that codes for the serotonin transporter was performed following randomization but prior to database lock. Genotyping and analysis of the study subjects for SNPs located on genes that govern expression of the 5-HT3A and 5-HT3B subunits of the 5-HT3 receptor was performed after database lock.

During treatment, subjects were evaluated weekly at the study center for efficacy, safety, and tolerability. Alcohol consumption was collected via the self-reported Timeline Follow-Back (TLFB) method (Sobell and Sobell, Psychosocial & Biochem. Meth., 1992).

Efficacy measures were based on self-reported drinking outcomes with drinks per drinking day (“DDD”), with a standard drink equal to 14 grams of alcohol, and the percentage of days abstinent (“PDA”) being the pre-specified efficacy end points. Withdrawal symptoms, social functioning, and motivation to use alcohol were assessed using standard questionnaires and scales. Subject safety was monitored through periodic electrocardiograms (EKGs), physical exams, safety laboratories and collection of adverse events, concomitant medications, and vital signs. Additionally, a post hoc analysis was conducted using the endpoint of percentage of heavy drinking days (“PDHD”), which is the number of days of heavy drinking days in a month as a percentage of days in the month, because it is widely recognized as a clinically meaningful endpoint and is expected to be an end point in a pivotal/Phase 3 trials. The PDHD end point requires that each day be determined to be a heavy drinking day (i.e., a day in which a female drinks 4 or more drinks or a male drinks 5 or more drinks) or not, making each day binary and requiring an increased sample size to ensure statistical power. Therefore, the goal of the PDHD analysis was to determine if the was a trend toward and effect with PDHD without necessary achieving statistical significance.

The study objectives were to evaluate the safety of AD04 and to test the hypotheses that: (i) ondansetron will have a greater effect of reducing the severity of alcohol drinking and of increasing the percentage of days abstinent among alcohol-dependent subjects with the LL genotype as compared with S carriers (SS or SL) of the 5´-HTTLPR; and (ii) ondansetron’s therapeutic effect will be greatest among alcohol-dependent subjects who possess both the LL genotype of the 5´-HTTLPR and the TT genotype of rs1042173 in the 3´-UTR of the 5´-HTT. After completion of the study, a planned additional analysis of the correlation between genotype and drinking outcomes was conducted considering 18 SNPs located on the 5-HT3A and 5-HT3B subunit genes that were selected based on their minor allele frequency (≥ 0.05) in different ethnic populations, to obtain uniform physical coverage of the two genes, and on results from previous genetic association studies. This latter analysis identified three SNPs as having an apparent beneficial effect.

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The primary analytic procedure used mixed-effects linear regression models and a sensitivity analysis using repeated measures models.

Additionally, based on the expectation that subjects with the LL and LL/TT variants of the SLC6A4 gene would respond to ondansetron treatment while others do not, the possibility that SNPs in the 5-HT3A and 5-HT3B subunits of the 5-HT3AB receptor complex may also influence the response to ondansetron was planned as a post hoc analysis. The possible role of SNPs on the HTR3A and HTR3B genes in the response to ondansetron is logical since the 5-HT3A receptor subunit is the primary target for ondansetron’s actions, and the 5-HT3B receptor subunit may be associated with the availability and externalization of the 5-HT3AB receptor complex. Thus, alterations in post-synaptic receptors, such as the 5-HT3AB receptor complex, could have a large impact on signal transduction along post-synaptic neurons. For these analyses, a total of 18 SNPs on the genes for the 5-HT3A and 5-HT3B subunits were examined. SNPs were selected based on their minor allele frequency (≥ 0.05) in different ethnic populations, to obtain uniform physical coverage of the two genes, and on results from previous genetic association studies.

Summary Results — Safety:

Overall, 95% of the subjects in the ondansetron group and 96% in the placebo group reported a treatment-emergent AE (TEAE) during the study. TEAEs occurred most frequently in the SOCs of gastrointestinal disorders (ondansetron 65%, placebo 61%), metabolism and nutritional disorders (38%, 43%), and nervous system disorders (60%, 58%). The incidence of TEAEs by preferred term was similar between the ondansetron and placebo groups. TEAEs that occurred at a frequency ≥ 5% in the ondansetron group compared with the placebo group included constipation (32%, 21%), fatigue (39%, 25%), and dizziness (21%, 12%). There was one death during the study; Subject #218 committed suicide on Study Day 40. The event was considered not related to study drug. Treatment-emergent SAEs were reported in 3 (2.1%) ondansetron-treated subjects and 6 (3.8%) placebo-treated subjects. No SAE was considered related to study drug, and detoxification was the only SAE that was reported for more than 1 subject (2 ondansetron subjects). No clinically meaningful changes in clinical laboratory results, vital sign measurements, ECGs or physical examinations were observed for subjects during the course of the study.

Summary Results — Primary Analysis of Efficacy of LL and LL/TT

Analysis of the LL genotype of the 5´-HTTLPR as compared to the non-LL genotypes showed a significant reduction in DDD and PDA (Johnson, et.al, Am. Jrnl. Psych., 2011). However, the demonstrated effect of the LL/TT vs. other patients was more pronounced, and carriers of LL/TT genotype who received ondansetron showed a greater reduction in drinking compared to LL/TT on placebo. Carriers of the LL/TT genotype who received ondansetron showed a greater reduction in DDD compared to: 1) LL/TT carriers who received placebo (difference of 2.05 drinks/drinking day; 95% CI, -3.72 to -0.39; p=0.0158), 2) LL/Gx carriers who received ondansetron (difference of 2.29 drinks/drinking day; 95% CI, -3.99 to -0.72; p=0.0048), and 3) all other genotypes who received ondansetron treatment (difference of 2.58 drinks/drinking day; 95% CI, -3.94 to 1.22; p<0.0001); and a greater PDA compared with: 1) the LL/TT genotype group treated with placebo (mean difference=12.38%; 95% CI= -1.57 to 26.33; p= 0.0819), 2) LL/Gx carriers treated with ondansetron (mean difference=15.14%; 95% CI= 1.41 to 28.87; p= 0.0307), and 3) all other genotypes treated with ondansetron (difference= 16.82%; 95% CI= 6.15 to 27.48; p=0.0020). The post hoc analysis of the PDHD endpoint show that ondansetron treatment of subjects with the LL/TT genotype was associated with a larger (but not statistically significant) reduction in PDHD compared to changes in PDHD in subjects with all other genotypes who received treatment with ondansetron (mean difference= -8.49%; 95% CI= 20.34 to 3.367; p= 0.1601). Similar trends (i.e., augmented reductions in PDHD) were observed for the LL/TT group treated with ondansetron versus the LL/Gx genotype group treated with ondansetron and versus the LL/TT group treated with placebo (mean difference=-2.54% 95% CI= 17.74 to 12.66, p=0.7431; and mean difference= 5.72% 95% CI= 21.20 to 9.75, p=0.4684; respectively).

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Identification of Modulators of the 5-HT3 Receptor and Selection of the Phase 3 Genetic Panel for AD04

As stated above, a total of 18 SNPs on the genes for the 5-HT3A and 5-HT3B subunits were examined with SNPs selected based on frequency and on results from previous genetic association studies.

These analyses identified 3 SNPs (three in the gene for the 5-HT3A subunit and one in the gene for the 5-HT3B subunit) that were significantly associated with a positive response to ondansetron based on reductions in DDD and PDA. Thus, the genotype profile targeted for Phase 3 development is defined as those subjects who carry the LL/TT genotype and/or one of three 5-HT3 SNPs of interest (i.e., rs1150226-AG and rs1176713-GG in the gene that encodes the 5-HT3A receptor subunit and rs17614942-AC in the gene that encodes the 5-HT3B receptor subunit). The hypothesis that subjects who are carriers of the genotype panel targeted for study in Phase 3 (“P3-genotype”, with such patients “genotype positive” or “marker positive”) preferentially respond to treatment with ondansetron compared to subjects who do not carry any of the genotypes targeted for study in Phase 3 were assessed using the drinking endpoints of DDD, PDA, and PDHD.

Carriers of the P3-genotype who received ondansetron showed a greater reduction in DDD compared to P3-genotype carriers who received placebo (difference of 1.71 drinks/drinking day; 95% CI= -2.88 to -0.54; p=0.0042), and compared to subjects treated with ondansetron who were not carriers of the P3-genotype (All Other-OND; difference of 2.05 drinks/drinking day; 95% CI= -3.11 to -1.00, p=0.0001). In contrast, no difference was observed between non-P3-genotypes who received ondansetron (All Other-OND) versus non-P3-genotypes who received placebo (All Other-Placebo; difference of 0.40 drinks/drinking day; 95% CI= -0.43 to 1.23; p=0.3445). The mean baseline DDD for all subjects was 9.5 drinks/drinking day. Carriers of the P3-genotype who received ondansetron (P3-OND) had a greater increase in PDA compared to P3-genotype carriers who received placebo (P3-Placebo; difference of 11.56%; 95% CI= 0.80 to 22.31; p=0.0352) and compared to non-P3-genotype carriers who received ondansetron (All Other-OND; difference of 11.52%; 95% CI= 1.76 to 21.28; p=0.0208). In contrast, no differences were observed for the PDA endpoint between non-P3-genotypes treated with ondansetron versus non P3-genotypes treated with placebo (All Other-OND versus All Other-Placebo; difference of -0.96%; 95% CI= -8.61 to 6.69; p=0.8055). The mean baseline PDA for all subjects was 17%.

The results are summarized in the below graphs.

Phase 2b Clinical Trial Results — Analysis of Primary and Secondary Efficacy Endpoints for Target Genotypes

A 12- week, randomized, two-center, parallel-group, double-blind, placebo-controlled, two-arm (four cell) clinical trial of oral ondansetron (n=283)

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As stated, above, the study was not powered to achieve statistical significance against the binary-by-day end point of PDHD, however, carriers of the P3-genotype who received ondansetron (P3-OND) showed a significantly greater reduction in PDHD compared to P3-genotype carriers who received placebo (P3-Placebo; difference of -11.08%; 95% CI= -21.90 to 0.27; p=0.0445), and compared to non-P3-genotype carriers who received ondansetron (All Other-OND; difference of -10.35%; 95% CI= -20.11 to -0.58; p=0.0378). In contrast, no difference was observed between non-P3-genotypes who received ondansetron (All Other-OND) versus non-P3-genotypes who received Placebo (All Other-Placebo; difference of 2.88%; 95% CI= -4.80 to 10.56; p=0.4625). The mean baseline PDHD for all subjects was 70%.

The results are summarized in the below graphs.

Phase 2b Clinical Trial Results — Post Hoc Analysis of Effect on Percentage of Heavy Drinking Days (defined as 4/5 or more drinks in a day for a woman/man, respectively)

A 12- week, randomized, two-center, parallel-group, double-blind, placebo-controlled, two-arm (four cell) clinical trial of oral ondansetron (n=283)

Definition of Heavy Drinking Day

As stated above, for the PDHD post hoc analysis of the Phase 2b clinical trial data, a heavy drinking day was defined as a day when a female drank 4 or more drinks in a day, with a drink being defined as containing 14 grams of alcohol, or when a man drank 5 or more drinks in a day, which was the definition the FDA indicated to us was required. It is also currently the definition of “high-risk drinking” in Dietary Guidelines for Americans 2015-2020 (U.S. Departments of HHS and Agriculture), the NIAAA’s definition of “binge drinking”, and has historically been the definition for a heavy drinking day (Neal, D., & Carey, K., 2007). The Substance Abuse and Mental Health Services Administration (SAMHSA) defines heavy drinking “as drinking 5 or more alcoholic drinks on the same occasion.” Subsequent to our analysis of the Phase 2b data and agreement with the FDA on the definition of a heavy drinking day as 4/5 or more drinks in a day for females/males, the FDA published a draft guidance, in which it states, “Those drinking 4 plus/5 plus [drinks for females and males, respectively] even on occasion have significantly higher risks (10 to 20 percent) of meeting criteria for AUD.” The FDA’s draft guidance then states that the NIAAA defines a heavy drinking day as more than 3 drinks in a day for a woman and more than 4 drinks in a day for a man, which is currently only part of the NIAAA’s definition for “low-risk drinking”, and which is very similar but not necessarily identical to what the FDA indicated to us was required and the criteria we used when generating our study report on the Phase 2b. So, it is unclear which definition of a heavy drinking day the FDA will accept at this time. However, under this different definition of a heavy drinking day as more than 3/4 for females/males, the Phase 2b trial data support the effect of AD04 on reducing heavy drinking and showed a greater reduction in PDHD compared to P3-genotype carriers who received placebo (P3-Placebo; difference of -10.24%; 95% CI= -21.18 to 0.70; p=0.0665), and compared to non-P3-genotype carriers who received ondansetron (All Other-OND; difference of -11.65%; 95% CI= -21.54 to -1.77; p=0.0209). In contrast, no difference was observed between non-P3-genotypes who received ondansetron (All Other-OND) versus non-P3-genotypes who received Placebo (All Other-Placebo; difference of 4.09%; 95% CI= -3.70 to 11.88; p=0.3033). We do not expect a small change to the definition of a heavy drinking day to dramatically change our plans or probability of success. We intend to discuss the definition of a heavy drinking day with the FDA and EMA prior to our relevant submissions.

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Planned Phase 3 Clinical Program

The FDA has indicated that we can proceed with a single-arm, two-cell Phase 3 clinical trial design for the testing of AD04 as a treatment for AUD in patients that are genotype positive when tested against the AD04 genetic panel using our companion diagnostic test (i.e., a negative genetic test result will be an exclusion criterion). The initial Phase 3 trial is planned to be conducted in 294 patients in Scandinavia and Central and Eastern Europe where the prevalence of genotype positive people appears to be higher than in the U.S. and Western Europe. The primary analysis is expected to use the primary endpoints previously accepted by the European Medicines Authority (“EMA”) with the reduction from baseline of heavy drinking and reduction from baseline in total alcohol consumed being the co-primary endpoints, and an alternative analysis is expected to be conducted for filing in the United States using the FDA specified endpoint of reduction in percentage of patients with heavy drinking during the efficacy observation period as compared to placebo (FDA Feb. 2015 Draft Guidance Alcoholism: Developing Drugs for Treatment Guidance for Industry) and which the FDA has indicated will be acceptable. Under this guidance, the FDA appears to now define a heavy drinking as more than three drinks in a day for a woman and more than four drinks in a day for a man. We intend to seek clarification from the FDA on the definition of a heavy drinking day prior to our submission to them and do not believe a minor change to the definition of a heavy drinking day will be material to our plans. To conduct this initial trial, we plan to file a Clinical Trial Authorization (“CTA”) with the EMA and not file with the FDA since the trial is intended to be run exclusively in Europe. We have placed our investigational new drug (“IND”) application with the FDA on inactive status, which is a voluntary decision that reflects our strategic decision not to pursue clinical trials in the United States at this time. If we should choose to conduct clinical trials in the future in the United States we will be required to reactivate our IND in the United States prior to commencing any such clinical trials.

If the initial Phase 3 trial is successful, we intend to consult with the FDA and EMA, and assuming agreement from the agencies, conduct a second Phase 3 clinical trial in a broader geography that includes the United States. The trial design is expected to be the same as the first Phase 3 trial but is expected to include 580 patients in order provide increased exposure data to demonstrate the safety and tolerability of AD04 and increase the statistical power of the study. Depending on the results of the initial Phase 3 trial, which will not be fully powered for the FDA endpoint, it is also possible that the FDA may require a third Phase 3 trial. If a third Phase 3 trial is required, we would expect to conduct it in parallel with the second Phase 3 trial with a goal of not delaying approval of AD04, though this would require additional funds and investment in the clinical trials.

We have had a joint meeting with the Center for Drug Evaluation and Review (“CDER”) and the Center for Devices and Radiological Health (“CDRH”), the two divisions of the FDA responsible for drug approvals and test approvals, respectively. At the meeting the divisions agreed that clinical validation of our companion diagnostic test for AD04 will be evaluated by CDER and the technical validation of our companion diagnostic will be evaluated by CDRH. We already developed the methods for the companion diagnostic as a blood test and established the test with a U.S. third-party vendor capable of supporting a Phase 3 clinical trial, and have built validation and possible approval of the companion diagnostic into the Phase 3 program, including that we plan to store blood samples for all patients in the event additional genetic testing is required by regulatory authorities.

We do not plan to test AD04 in pediatric patients as part of our next Phase 3 trial. The FDA may grant full or partial waivers, or deferrals, for submission of data in pediatric subjects. We intend to apply for such a waiver, and the FDA has currently indicated it will grant a waiver for initial approval of AD04 for AUD.

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In parallel with the second Phase 3 trial, we expect to conduct any standard Phase 1 studies required by the regulatory agencies. Studies that have been discussed with the FDA as potentially being required might assess food effects, potentiation of the central nervous system effects of alcohol, and pharmacodynamic impact of certain cytochrome P450 enzyme variants.

License with University of Virginia Patent Foundation

In January 2011, we entered into an exclusive, worldwide license agreement with UVA LVG for rights to make, use or sell licensed products in the United States based upon the patents and patent applications made and held by UVA LVG (the “UVA LVG License”). Three patent and patent application families are included in the UVA LVG License, with patents issued in over 40 countries, including, without limitation, in the U.S. and Europe. The licensed patents and patent applications currently include the below listed U.S. patents and patent application and any divisional patents, continuation patents and foreign equivalents.

1.	U.S. Patent Number 8,697,361, filed 1/11/11

“Serotonin Transporter Gene and Treatment of Alcoholism”

2.	U.S. Patent Number 8,753,815, filed 8/20/12

“Molecular genetic approach to treatment and diagnosis of alcohol and drug dependence”

3.	U.S. Patent Number 9,539,242, filed 4/30/14

“Molecular genetic approach to treatment and diagnosis of alcohol and drug dependence”

4.	PCT/US2012/054090, filed 9/7/2012

“Molecular genetic approach to treatment and diagnosis of alcohol and drug dependence”

Additionally, the UVA LVG License grants rights to data and know-how developed by the University of Virginia related to AD04, including, without limitation, to the data from the Phase 2b study described above.

As consideration for the rights granted in the license agreement, we are obligated to pay UVA LVG yearly license fees and milestone payments, and a royalty based on net sales of products covered by the patent-related rights set forth above. More specifically, upon commencement of the license we issued to UVA LVG Class A Units (which was equal to four percent (4%) of our equity on the date of issuance) as a license issue. We are obligated to pay UVA LVG (i) annual minimum royalties of $40,000 commencing in 2017; (ii) a $20,000 milestone payments upon dosing the first patient under a Phase 3 human clinical trial of a licensed product, $155,000 upon the earlier of the completion of a Phase 3 trial of a licensed product or the partnering of the licensed or sale of our company, $275,000 upon acceptance of an NDA by the FDA, and $1,000,000 upon approval for sale of AD04 in the U.S., Europe or Japan; and (iii) royalties equal to a 2% and 1% of net sales of licensed products in countries in which a valid patent exists or does not exist, respectively, with royalties paid quarterly. In the event of a sublicense to a third party, we are obligated to pay royalties to UVA LVG equal to a percentage of what we would have been required to pay to UVA LVG had we sold the products under sublicense ourselves. In addition, we are required to pay to UVA LVG 15% of any sublicensing income. The license agreement, as amended on December 14, 2017 sets forth specific milestones completion deadlines including initiate a Phase 3 clinical trial as defined by 21 C.F.R. §312.21(c) by December 31, 2018, using commercially reasonable efforts to submit an NDA by December 31, 2024 and commence commercialization of an FDA approved product by December 31, 2025. The license agreement may be terminated by UVA LVG upon sixty (60) days written notice if we breach our obligations thereunder, including failing to make any milestone, the most immediate being initiating Phase 3 clinical trials by December 31, 2018, or failing to use commercially reasonable efforts to submit an NDA or commence commercialization within the date specified above, failing to make other required payments, or the failure to exercise diligence to bring licensed products to market. In the event of a termination, we will be obligated to pay all amounts that accrued prior to such termination. The license agreement also contains other customary clauses and terms as are common in similar agreements between industry and academia, including agreements to indemnify UVA LVG for any liabilities arising out of or related to the licensee’s exercise of its rights under the license agreement, making the license grant subject to the Bayh-Dole Act (35 U.S.C. 200 et seq.), the reservation of the licensor of the right to use the licensed intellectual property rights for its internal, non-commercial purposes, limitations/disclaimers of various warranties and representations, reporting and record-keeping requirements, and licensee liability insurance requirements.

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The term of the license continues until the expiration, abandonment or invalidation of the licensed patents, and following any such expiration, abandonment or invalidation will continue in perpetuity on a royalty-free, fully-paid basis.

The UVA LVG currently has a policy under which a certain percentage of payments made to the UVA LVG under a license may be distributed to inventor of the licensed technology, therefor the Chairman of the Board in his capacity as inventor of the patents licensed by us from the UVA LVG may be eligible to receive such payments from the UVA LVG.

Protection from Generic Competition

Since our inception, we have focused on taking action geared toward ensuring AD04 will have market exclusivity for at least 10 years after it is launched with particular focus on the U.S. and Europe. Ondansetron, the active pharmaceutical ingredient (“API”) of AD04 was granted FDA approval as Zofran® for the treatment of post-operative and post-chemotherapy nausea and emesis in January 1991 and is now commercially available in generic form at doses from more than 12 times the AD04 dose to over 70 times the AD04 dose with the highest doses being administered intravenously (“i.v.”), which provides almost twice the drug exposure levels as oral dosing. With generic ondansetron available, the following threats have been addressed: (i) the potential use of currently available ondansetron products (i.e., Zofran®) “off-label”, and (ii) the potential manufacturing and launching of a generic version AD04 by a competitor.

Limited Threat of “Off-label” Use of Zofran®

The lowest doses of Zofran® tablets (and its generic equivalents) on the market are a 4 mg and 8 mg tablet as compared to AD04, which is currently formulated as a 0.33 mg tablet (12.2 times less than the 4 mg tablet). Thus, in order for a patient to use tablets already on the market and get the AD04 dose, a patient would have to cut the 4 mg tablet into 12 parts (or the 8 mg tablet into 24 parts), which we do not believe is reasonably possible; and, even with precise sectioning into 12 pieces, the dose may still not be accurate because tablets at the Zofran® dose have not been manufactured to ensure uniformity of distribution of the active ingredient across the tablet. Therefore, we believe that the risk of a large number of patients attempting to cut the currently marketed tablet to achieve the AD04 dose to be extremely low.

Since we do not believe that Zofran® tablets can be used as a substitute for AD04, the main question related to the potential for off-label use of the current products for treating addictions then becomes whether doctors and patients will believe it is possible to use the currently available, higher doses of ondansetron to treat addictions, including AUD. We believe doctors are extremely unlikely to prescribe currently available high dose versions of ondansetron and that any such prescribing that dose will likely be limited and immaterial to the sales of AD04 for two reasons — (1) we believe the high doses are unlikely to be efficacious as a treatment for AUD, and (2) we believe the high doses would likely raise significant safety concerns.

1.	Lack of Efficacy. The high doses of ondansetron found in Zofran® have been tested in clinical trials for treating AUD and have not shown efficacy against AUD (Sellers, et. al. 1994). At best, existing trial results do not suggest that the high Zofran®-level doses of ondansetron currently on the market and approved for nausea and emesis will be effective.

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2.	Safety Concerns. While high-dose ondansetron is safe and tolerable at the doses on the market if administered acutely (i.e., dosed for a few hours i.v. or a few days orally) as is done for post-operative and post-chemotherapy nausea and emesis, the drug is known to have cardiovascular side effects at higher doses, and results from clinical studies suggest that high doses of ondansetron may affect the electrical activity of the heart. In fact, the FDA withdrew approval of the 32 mg i.v. Zofran® product that was previously on the market. As part of the FDA’s on-going safety review of currently available ondansetron doses, the FDA has stated that: “Ondansetron at currently marketed levels may increase the risk of developing prolongation of the QT interval of the electrocardiogram, which can lead to an abnormal or potentially fatal heart rhythm.” There are also several recent lawsuits claiming that Zofran® used for off label for morning sickness causes birth defects. Thus, if the currently available high-dose ondansetron was used chronically as would be needed for treating addiction there could potentially be significant safety concerns without additional clinical studies related to the chronic dosing of currently available ondansetron. At the lower dose of ondansetron in AD04, our product is almost as low as one one-hundredth of the dose of i.v. ondansetron that was removed from the market. The FDA has stated that we can commence chronic dosing of patients with AD04 without any further safety or non-clinical studies.

Therefore, we do not expect physicians to prescribe current ondansetron doses for currently unapproved use for treating AUD because there is no evidence those doses would work for treating AUD and there may be safety concerns associated with the chronic administration of currently available doses.

There is also a liquid, pediatric formulation of Zofran® on the market. It is offered in a 50 mL bottle that is available for a little over $100 online and would provide a 2-month supply of AD04 if dosed at the 0.4 mL required to achieve the 0.33 mg AD04 dose. Our risk assessment is that, though it would be possible to use the liquid formulation for administering a dose of ondansetron equivalent to AD04, it is not expected to be a practice that would materially impact the sales of AD04, and the risk from the liquid formulation is low for the following reasons:

1.	Compliance concerns. In the field of addiction, patient compliance is one of the biggest concerns for both the physicians and the patients themselves. A treatment not appropriately administered is a treatment that will not work. Oral tablets have been shown to have one of the highest compliance rates over other dosage forms. It is likely that both physicians and patients will demand the tablet in order to improve compliance and, thus, treatment success rates.

2.	Inconvenient, complicated delivery. A major driver of compliance is the convenience of appropriately administering the drug. Appropriate delivery of the liquid formulation would require patients to measure each dose into a graduated dropper or syringe (administration of such a small amount (0.4 mL) by graduated cup would not be practical). Cleanup of the sticky product would be inconvenient as would transportation and storage, and an opened bottle would need to be used within 4 weeks (per UKPAR). Therefore, we expect that AD04’s convenient tablet would increase patient compliance relative to the liquid formulation. Bottle breakage and spillage will also be a concern.

3.	Dosing Accuracy. Dosing accuracy is particularly important when using ondansetron to treat alcoholism due to the limitations of the therapeutic window and the cardiovascular side effects at high doses. With the liquid formulation, measuring the small (0.4 mL) dose will be difficult with great opportunity for misdosing even if a graduated syringe is used. In real-world practice, many patients would use other methods such as estimated pouring into cups and drinking directly from the bottle. Misdosing could significantly affect the safety and/or efficacy of the treatment.

4.	Lack of physician motivation to prescribe the liquid formulation. Given the known compliance advantages of oral tablets vs. liquid formulations, the heightened need for compliance in this particular patient population, and the concerns around dosing accuracy with a liquid formulation, we believe it is likely physicians would recognize the risk of prescribing the liquid formulation off-label and so be unwilling to prescribe it. For insured patients, any differential in co-payments would create little incentive to use the liquid formulation relative to the compliance and inconvenience problems.

5.	Lack of competitive marketing. Manufacturers of liquid ondansetron are not allowed to market for reduction in alcohol use disorder because reduction in alcohol use disorder is not an approved indication for their product. Furthermore, most generic companies do not have marketing efforts of any kind.

6.	Litigation risk to large prescribers. If a large clinic (such as a rehabilitation clinic) prescribes or provides the liquid formulation off-label, the institution could be liable for inducing infringement of our licensed patents.

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In summary, we do not expect off-label use of currently available ondansetron to meaningfully impact the sales of AD04.

Protection from a Competitor Launching a Generic Version of AD04.

We believe that we license the patent protection necessary to protect us against the launch by a competitor of a generic version of AD04. The label being sought for AD04 will be:

The use of AD04 (i.e., ondansetron) for the treatment of patients that are positive for the specified genetic markers.

The only use for the AD04 dose of ondansetron will be under this label.

Our licensed patents cover the following:

The use of AD04 (i.e., ondansetron) for the treatment of patients that are positive for the specified genetic markers.

We believe that any attempt by competitors to reformulate and market ondansetron at our intended dosage levels, while technically feasible, can be interpreted under current case law as inducement to infringe on our intellectual property rights, which should, accordingly, be actionable. Additionally, there will be no unpatented use for the AD04 dose of ondansetron. So, a competitor that sells a product containing the AD04 dose of ondansetron will indirectly infringe our licensed patents, which should, accordingly, be actionable.

A competitor could sell a dose equal to that of AD04 and avoid our licensed patents if they conduct a Phase 3 program using the AD04 dose to treat a different label indication, and achieved successful results and approval. We do not know of any clinical development programs of ondansetron underway at this time and so consider this risk to be negligible.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and therefore we intend to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal controls over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an “emerging growth company.” In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. We will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year: (a) following the fifth anniversary of the completion of this offering; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” have the meaning associated with that term in the JOBS Act.

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Corporate Information

ADial Pharmaceuticals, L.L.C. was formed as a Virginia limited liability company in November 2010. ADial Pharmaceuticals, L.L.C. converted from a Virginia limited liability company into a Virginia corporation on October 3, 2017, and then reincorporated in Delaware on October 11, 2017 by merging the Virginia corporation with and into Adial Pharmaceuticals, Inc., a Delaware corporation that was incorporated on October 5, 2017 as a wholly owned subsidiary of the Virginia corporation. We refer to this as the corporate conversion/reincorporation. In connection with the corporate conversion/reincorporation, each unit of ADial Pharmaceuticals, L.L.C. was converted into shares of common stock of the Virginia corporation and then into shares of common stock of Adial Pharmaceuticals, Inc., the members of ADial Pharmaceuticals, L.L.C. have become stockholders of Adial Pharmaceuticals, Inc. and Adial Pharmaceuticals, Inc. has succeeded to the business of ADial Pharmaceuticals, L.L.C. See “Corporate Conversion/Reincorporation” for further information regarding the corporate conversion/reincorporation.

Our principal executive offices are located at 1180 Seminole Trail, Suite 495, Charlottesville, Virginia 22901, and our telephone number is (434) 422-9800. Our website address is www.adialpharma.com. Information contained in our website does not form part of the prospectus and is intended for informational purposes only.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Governmental Regulation

Our business is subject to extensive laws and regulations, the most significant of which are summarized below.

FDA Approval Process

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act (the “FDC Act”), and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. In the United States, pharmaceutical products used for the prevention, treatment, or cure of a disease or condition of a human being are subject to extensive regulation under the FDC Act. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

Pharmaceutical product development for a new product or certain changes to an approved product in the United States typically involves preclinical laboratory and animal tests, the submission to the FDA of an investigational new drug application (“IND”), which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.

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Preclinical tests include laboratory evaluation of product chemistry, formulation, and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including good laboratory practices. The results of preclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long-term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. However, the FDA can impose a clinical hold after 30 days if it has safety or compliance-related concerns.

Clinical trials involve the administration of the investigational new drug or biologic to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with good clinical practice (“GCP”), an international standard meant to protect the rights and health of subjects and to define the roles of clinical trial sponsors, administrators, and monitors; as well as (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. subjects and subsequent protocol amendments must be submitted to the FDA as part of the IND.

As noted, the FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for subjects in clinical trials must also be submitted to an institutional review board (“IRB”), for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, for safety or other concerns, or may impose other conditions.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug or biologic into healthy human subjects or patients, the product is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence of effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug or biologic for a particular indication, dosage tolerance, and optimum dosage, and to identify common adverse effects and safety risks. If preliminary evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug or biologic and to provide adequate information for the labeling of the product. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug or biologic.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include the results of all preclinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and control. The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, currently exceeding $2,335,200 (although a waiver is possible in certain cases), and the manufacturer and/or sponsor under an approved new drug application are also subject to annual product and establishment user fees, currently exceeding $110,370 per product and $569,200 per establishment. These fees are typically increased annually.

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The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Most such applications for standard review drug or biologic products are reviewed within ten to twelve months; most applications for priority review drugs or biologics are reviewed in six to eight months. The FDA can extend these reviews by three months. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission.

The FDA may also refer applications for novel drug or biologic products, or drug or biologic products that present difficult questions of safety or efficacy, to an advisory committee — typically a panel that includes clinicians and other experts — for review, evaluation, and a recommendation on questions raised by an application, including whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with current good manufacturing practice (“cGMP”) is satisfactory and the NDA contains data that provide substantial evidence that the drug or biologic is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a Complete Response Letter (“CRL”). A CRL generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included.

An approval letter authorizes commercial marketing of the drug or biologic with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use (“ETASU”). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the product. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the product’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing. The FDA could also impose a boxed warning (sometimes referred to as a Black Box Warning) in the product label if it identifies a specific risk that requires particular attention. This imposition of a Black Box Warning limits certain types of promotions.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented.

Enacted in 2016, the 21st Century Cures Act (the “Cures Act”), in part, revises the drug and device review and approval processes at the FDA. The Cures Act, which was signed into law on December 13, 2016, among other things, requires the manufacturer of an investigational drug for a serious disease or condition to make available, such as by posting on its website, its policy on evaluating and responding to requests for individual patient access to such investigational drug. This requirement applies on the later of 60 calendar days after the date of enactment of the Cures Act or the first initiation of a Phase 2 or Phase 3 trial of the investigational drug.

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Post-Approval Requirements

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs and biologics, including standards and regulations for direct-to-consumer advertising, industry-sponsored scientific and educational activities and promotional activities involving the internet. Drugs and biologics may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, REMS, and special surveillance to monitor the effects of an approved product, or the FDA may place other conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, drug manufacture, packaging, and labeling procedures must continue to conform to cGMPs after approval. Drug and biologic manufacturers must list the product with the FDA, and they and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing and other facilities to assess compliance with cGMPs and other requirements. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals, issue warning or other letters, suspend production activities, or request product recalls if a company fails to comply with regulatory standards, or take other regulatory or enforcement action if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered. Significant expenses are required to correct deficiencies.

Companion diagnostics and complementary diagnostics

We believe that the success of our product candidates may depend, in part, on the development and commercialization of either a companion diagnostic or complementary diagnostic. Companion diagnostics and complementary diagnostics can identify patients who are most likely to benefit from a particular therapeutic product; identify patients likely to be at increased risk for serious side effects as a result of treatment with a particular therapeutic product; or monitor response to treatment with a particular therapeutic product for the purpose of adjusting treatment to achieve improved safety or effectiveness. Companion diagnostics and complementary diagnostics are regulated as medical devices by the FDA and, as such, require either clearance or approval prior to commercialization. The level of risk combined with available controls to mitigate risk determines whether a companion diagnostic device requires Premarket Approval Application, or PMA, approval or is cleared through the 510(k) premarket notification process. For a novel therapeutic product for which a companion diagnostic device is essential for the safe and effective use of the product, the companion diagnostic device should be developed and approved or 510(k)-cleared contemporaneously with the therapeutic. The use of the companion diagnostic device will be stipulated in the labeling of the therapeutic product. This is also true for a complementary diagnostic, although it is not a prerequisite for receiving the therapeutic.

Hatch-Waxman Amendments to the Federal Food, Drug and Cosmetic Act

Under certain circumstances, an approved application may be eligible for three years of non-patent market exclusivity provided by the Hatch-Waxman Amendments to the Federal Food, Drug, and Cosmetic Act. The FDA might grant such exclusivity, (which would be separate from any patent protection to which an approved drug might be entitled) if the applicant conducted new clinical investigations (other than bioavailability studies) that are new and essential to the application’s approval. Among the types of exclusivity are those for a “new chemical entity” and those for a new formulation or indication for a previously-approved drug. If granted, marketing exclusivity for the types of products that include only drugs with innovative changes to previously-approved products using the same active ingredient, might prohibit the FDA from approving an application for a competitor product, such as an abbreviated new drug application or a 505(b)(2) NDA relying on the finding of safety and efficacy for three years. This three-year exclusivity, however, covers only the innovation associated with the original NDA. It does not prohibit the FDA from approving applications for drugs with the same active ingredient but without the new innovative change. These marketing exclusivity protections do not prohibit the FDA from approving a full NDA, even if it contains the innovative change. There is no guarantee that the FDA will grant such exclusivity and competitors can try to seek approval of competitive products, notwithstanding the exclusivity. However, if three years of exclusivity is afforded, it offers us one more barrier to competitor entry for a few years.

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505(b)(2) NDA

We intend to submit a 505(b)(2) NDA. A 505(b)(2) NDA provided by Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, allows the FDA to rely, for approval of an NDA, on data not developed by the applicant. Such an NDA, referred to as a 505(b)(2) application contains full reports of investigations of safety and effectiveness, but where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Such applications permit approval of applications other than those for duplicate products and permit reliance for such approvals on scientific literature or an FDA finding of safety and/or effectiveness for a previously approved drug product. While each application is different, these types of applications will typically require bridging studies (to support the change or modification from the listed drug) and could require clinical data to support the modification of the already-approved drug product.

In addition, a 505(b)(2) NDA requires the applicant to certify as to any patents that claim the drug for which a claim of patent infringement could be made. In certain cases, the applicant of the NDA with a patent certification must provide notice to the patent holder, which can lead to a patent infringement lawsuit, thereby delaying the FDA approval of the competitor product for up to 30 months, separate from any traditional patent infringement litigation delay. Similarly, if the competitor has its own market exclusivity, this can delay approval of the product. However, if a product obtains exclusivity or patent protection, it can delay entry of competitors for several years.

Pediatric Information

Under the PREA, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data.

Fraud and Abuse and Other Healthcare Regulation

We are subject to various federal and state healthcare laws, including, but not limited to, anti-kickback laws. Penalties for violations of these healthcare laws include, but are not limited to, criminal, civil and/or administrative penalties, damages, fines, disgorgement, individual imprisonment, possible exclusion from Medicare, Medicaid and other federal and state healthcare programs, and the curtailment or restructuring of operations.

Anti-Kickback Statute

The federal Anti-Kickback Statute prohibits persons or entities from knowingly and willfully soliciting, offering, receiving or paying any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for or recommending a good or service, or for the purchasing, leasing, ordering, or arranging for or recommending, any good, facility, service or item for which payment may be made in whole or in part under federal healthcare programs, such as the Medicare and Medicaid programs. The federal Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. The term “remuneration” expressly includes kickbacks, bribes, or rebates and also has been broadly interpreted to include anything of value, including for example, gifts, discounts, meals, entertainment, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payments, ownership interests and providing anything at less than its fair market value.

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There are a number of statutory exceptions and regulatory safe harbors protecting certain business arrangements from prosecution under the federal Anti-Kickback Statute. These statutory exceptions and safe harbors set forth provisions that, if all their applicable requirements are met, will assure healthcare providers and other parties that they may not be prosecuted under the federal Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more applicable statutory exceptions or safe harbors does not necessarily mean that it is per se illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy all requirements of an applicable safe harbor may result in increased scrutiny by government enforcement authorities and will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Additionally, the intent standard under the federal Anti-Kickback Statute was amended under the Affordable Care Act, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. The Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act, which is discussed below.

Federal Civil False Claims Act

The federal civil False Claims Act prohibits, among other things, persons or entities from knowingly presenting or causing to be presented a false or fraudulent claim to, or the knowing use of false statements to obtain payment from or approval by, the federal government. Suits filed under the federal civil False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government. These individuals, sometimes known as “relators” or, more commonly, as “whistleblowers”, may share in any amounts paid by the entity to the government in fines or settlement. The number of filings of qui tam actions has increased significantly in recent years, causing more healthcare companies to have to defend a case brought under the federal civil False Claim Act. If an entity is determined to have violated the federal civil False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Many comparable state laws are broader in scope and apply to all payors, and therefore, are not limited to only those claims submitted to the federal government.

Federal Physician Self-Referral Prohibition

We may also be subject to the federal physician self-referral prohibitions, commonly known as the Stark Law, which prohibits, among other things, physicians who have a financial relationship, including an investment, ownership or compensation relationship with an entity, from referring Medicare and Medicaid patients for designated health services (which include clinical laboratory services) to such entity, unless an exception applies. Similarly, entities may not bill Medicare, Medicaid or any other party for services furnished pursuant to a prohibited referral. Many states have their own self-referral laws as well, which in some cases apply to all third-party payors, not just Medicare and Medicaid.

Federal Civil Monetary Penalties Statute

The federal Civil Monetary Penalties Statute, among other things, imposes fines against any person or entity who is determined to have presented, or caused to be presented, claims to a federal healthcare program that the person knows, or should know, is for an item or service that was not provided as claimed or is false or fraudulent.

Health Insurance Portability and Accountability Act of 1996

The federal Health Insurance Portability and Accountability Act (“HIPAA”) created several new federal crimes, including healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third-party payors. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

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In addition, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their implementing regulations established uniform standards for certain covered entities, which are healthcare providers, health plans and healthcare clearinghouses, as well as their business associates, governing the conduct of specified electronic healthcare transactions and protecting the security and privacy of protected health information. Among other things, HITECH also created four new tiers of civil monetary penalties and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

The Federal Physician Payments Sunshine Act

The federal Physician Payment Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with certain exceptions, to report annually to CMS, information related to “payments or other transfers of value” provided to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and to report annually to CMS ownership and investment interests held by physicians, as defined above, and their immediate family members. Failure to submit timely, accurately and completely the required information for all payments, transfers of value and ownership or investment interests may result in civil monetary penalties of up to an aggregate of $150,000 per year and up to an aggregate of $1.0 million per year for “knowing failures.”

State Law Equivalents

Many states have also adopted laws similar to each of the above federal laws, such as anti-kickback and false claims laws, which may be broader in scope and apply to items or services reimbursed by any third-party payor, including commercial insurers, as well as laws that restrict our marketing activities with health care professionals and entities, and require us to track and report payments and other transfers of value, including consulting fees, provided to certain healthcare professionals and entities. Some states mandate implementation of compliance programs to ensure compliance with these laws. We also are subject to foreign fraud and abuse laws, which vary by country.

Healthcare Reform

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”), which has the potential to substantially change healthcare financing and delivery by both governmental and private insurers, and significantly impact the drug and medical device industries. The ACA will impact existing government healthcare programs and will result in the development of new programs. The ACA’s provisions of importance include, but are not limited to, a deductible 2.3% excise tax on any entity that manufactures or imports medical devices offered for sale in the Unites States, with limited exceptions, effective January 1, 2013.

In addition, the ACA and its implementing regulations, among other things, revised the methodology for calculation of rebates owed by manufacturers to the state and federal government for covered outpatient drugs and certain biologics, including AD04 or any future product candidates, under the Medicaid Drug Rebate Program, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs, and provided incentives to programs that increase the federal government’s comparative effectiveness research.

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Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012 (the “ATRA”) which delayed for another two months the budget cuts mandated by these sequestration provisions of the Budget Control Act of 2011. In March 2013, the President signed an executive order implementing sequestration, and in April 2013, the 2% Medicare payment reductions went into effect. The ATRA also, among other things, reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

In addition, Congress often uses the Medicare program for pay for legislation. For example, on April 16, 2015, President Obama signed into law the “Medicare Access and CHIP Reauthorization Act of 2015” (“MACRA”). MACRA repealed the Medicare sustainable growth rate formula that had been used to determine payment levels under the Medicare physician fee schedule (“PFS”), and established a new method to update payments for physicians and other providers paid under the PFS. Congress reduced Medicare payments for several categories of providers and made changes to Medicare policies to offset the cost of the bill. It is possible that future legislation and regulations may include Medicare payment reductions or policy changes that result in reduced payments, increased burdens or increased operating costs.

The full impact of the ACA, as well as other laws and reform measures that may be proposed and adopted in the future, remains uncertain, but may continue the downward pressure on medical device pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs, which could have a material adverse effect on our business operations. Efforts to significantly amend or repeal the ACA continue and if passed could have a significant impact on important aspects of our business including medical device and drug pricing, Medicare payment reductions or policy changes that result in reduced payments, or increased burdens or operating costs.

The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (“FCPA”), prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of such foreign official in her or her official capacity or to secure any other improper advantage in order to obtain or retain business. In addition to the antibribery provisions, the FCPA also obligates “issuers,” companies whose securities are registered pursuant to Section 12 of the Exchange Act or is required to file periodic and other reports with SEC under Section 15(d) of the Exchange Act to comply with the FCPA’s record keeping and internal controls provisions; the accounting provisions require a listed company to maintain books and records that, in reasonable detail, accurately and fairly reflect all transactions of the corporation, including international affiliates, and to devise and maintain an adequate system of internal accounting controls to assure management’s control authority, and responsibility over the company’s assets.

Export Controls and Economic Sanctions

Several U.S. statutes and regulations regulate the export from the United States of pharmaceutical products. Pursuant to the Export Administration Regulations, (“EAR”) the export (including re-exports and “deemed exports”) of commercial and “dual-use” products may require a license or be prohibited. A listing of the types of goods and services controlled for export by the EAR is on the Commerce Control List (“CCL”), which includes essentially all civilian science, technology, and engineering dual use items. For products listed on the CCL, a license will be required as a condition to export, unless an exclusion or license exception applies. Those items not explicitly included on the CCL are included in a broad category known as “EAR99.” Although a license may not generally be required for EAR99 designated items, a license will be required if the item will be shipped or otherwise transferred to a comprehensively embargoed country or for a potentially prohibited purpose.

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The Commerce Department’s Office of Antiboycott Compliance and the Treasury Department’s Internal Revenue Service enforce anti-boycott compliance regulations that prohibit U.S. persons such as the Company from participating directly or indirectly with an economic boycott that is not recognized by the United States. The regulations include reporting requirements, prohibitions, and tax liabilities that may be incurred if the Company supports, even inadvertently, an economic boycott in which the U.S. does not participate.

Pursuant to the Trading With the Enemy Act, the International Emergency Economic Powers Act, and other related statutes, regulations, and Executive Orders, the Treasury Department’s Office of Foreign Assets Control (“OFAC”), administers and enforces economic and trade sanctions that prohibit or restrict certain activities with embargoed countries, sanctioned entities, and sanctioned individuals for particular foreign policy and national security reasons. The scope of the sanctions varies significantly, but may include comprehensive restrictions on imports, exports, investment, and facilitation of foreign transactions involving a sanctioned jurisdiction, entity or person, as well as non-sanctioned persons and entities acting on behalf of sanctioned jurisdictions, entities or people. OFAC’s programs also prohibit U.S. persons, such as the Company, from transacting with any person or entity that is deemed to be a Foreign Sanctions Evader (foreign individuals and entities determined to have violated, attempted to violate, conspired to violate, or caused a violation of U.S. sanctions).

Other U.S. government agencies, including the U.S. Department of State, may maintain regulations that impact the Company’s ability to export pharmaceutical products from the United States. These broad range of U.S. export control laws and regulations obligate U.S. businesses to develop, maintain, and enforce an adequate system of internal controls to ensure compliance with such laws and regulations.

Employees

As of the date of this prospectus, we have 3 full and part-time employees. None of our employees is represented by a labor union, and we consider our relationship with our employees to be good.

Description of Property

On August 16, 2017, we entered into a sublease for two furnished offices (approximately 440 square feet) located at 1180 Seminole Trail, Suite 495, Charlottesville, Virginia 22901. Pursuant to the sublease we have agreed to pay rent in the amount of $300 per month while we are a private company with the rent increasing to $1,300 per month beginning on the first day of the month that we are a public company. Either party may terminate the sublease upon written notice to the other party specifying the date of termination as long as such date of termination is not earlier than the last day of the month following the month in which such notice is given. Other company personnel work remotely.

Prior to the entry into our current sublease, we occupied approximately 300 square feet of office space that was provided to us at no cost by one of our members.

Legal Proceedings

We are subject to claims and legal actions that arise in the ordinary course of business from time to time. However, we are not currently subject to any claims or actions that we believe would have a material adverse effect on our financial position or results of operations.

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MANAGEMENT

Board of Directors, Executive Officers and Key Employee

Our business and affairs are organized under the direction of our board of directors, which currently consists of eight members.

In accordance with the terms of our certificate of incorporation that will go into effect immediately prior to the closing of this offering, we will divide our board of directors into three classes, as follows:

●	Class I, which will consist of Bankole A. Johnson, William B. Stilley, III and Kevin Schuyler, whose term will expire at our annual meeting of stockholders to be held in 2018;

●	Class II, which will consist of Tony Goodman and Robertson H. Gilliland, whose terms will expire at our annual meeting of stockholders to be held in 2019; and

●	Class III, which will consist of J. Kermit Anderson and James W. Newman, Jr., whose terms will expire at our annual meeting of stockholders to be held in 2020.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Set forth below are our directors and executive officers and their respective ages and positions as of the date of this prospectus:

Executive Officers and Directors	Age	Position(s) Held
William B. Stilley, III, MBA	50	Chief Executive Officer, President and Director
Joseph Truluck, MBA	39	Chief Operating Officer and Chief Financial Officer
J. Kermit Anderson	68	Director
Robertson H. Gilliland, MBA	37	Director
Tony Goodman	55	Director
Bankole A. Johnson, DSc, MD	58	Director, Chairman of the Board
James W. Newman, Jr.	75	Director
Kevin Schuyler, MBA, CFA	49	Director, Vice Chairman of the Board, Lead Independent Director

There are no family relationships among any of our directors or executive officers. The executive officers and directors named above may act as authorized officers of the Company when so deemed by resolutions of the Company. Set forth below is a summary of the business experience of each of our directors and executive officers identified above and our key employee:

William B. Stilley, III, Chief Executive Officer, President and Director

William B. Stilley has served as our Chief Executive Officer since December 2010, our Secretary and Treasurer since April 2012 and as a director since April 2011. In July 2018, Mr. Stilley was appointed to serve as a member of the Board of Directors of Avalon GloboCare Corp. (OTCQB: AVCO), where he will also serve as Chairman of the audit committee. Avalon GloboCare Corp. is a global intelligent biotech developer and healthcare service provider dedicated to promoting and empowering high impact, transformative cell-based /technologies and their clinical applications, as well as healthcare facility management. Prior to joining the Company from August 2008 until December 2010, he was the Vice President, Business Development & Strategic Projects at Clinical Data, Inc. (NASDQ CLDA). At Clinical Data, Inc., Mr. Stilley worked on licensing and M&A transactions and was involved in management of Phase 3 clinical trials, production of Viibryd® for initial commercial launch of the product, and sourcing drug product and drug substance for the Phase 3 clinical trials of the company’s vasodilator drug for myocardial stress imaging. From February 2002, Mr. Stilley was the COO and CFO of Adenosine Therapeutics, LLC where he ran the internal operations of the company, including research and development, and all financing activity, until the sale of its principal assets Adenosine Therapeutics were acquired by Clinical Data, Inc. in August 2008. Mr. Stilley has served as an advisor of Adenosine Therapeutics since the sale of its assets to clinical data and its subsequent acquisition of new assets. Deals closed include, without limitation, financings, licenses or acquisition agreements with Johnson & Johnson, Novartis, Santen Pharmaceuticals, Epix Pharmaceuticals, CombinatoRx, ATEL Ventures, Medical Predictive Sciences Corporation, and Novartis Ventures. Mr. Stilley has advised both public and private companies on financing and M&A transactions, has been the interim CFO of a public company, the interim Chief Business Officer of Diffusion Pharmaceuticals from September 2015 through December 2015, and the COO and CFO of a number of private companies. Before entering the business community, Mr. Stilley served as Captain in the U.S. Marine Corps.

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Mr. Stilley has an MBA with honors from the Darden School of Business and a B.S. in Commerce/Marketing from the McIntire School of Commerce at the University of Virginia. Until recently, he guest lectured at the Darden School of Business in two courses on the management of life science companies and serves on the Board of Virginia BIO, the statewide biotechnology organization. He also holds patents for Stedivaze®, which is currently in Phase 3 clinical development.

We selected Mr. Stilley to serve on our board because he brings to the board extensive knowledge of the biotechnology industry. Having served in senior corporate positions in several biomedical companies, he has a vast knowledge of the industry and brings to the board significant executive leadership and operational experience as well as knowledge and experience of financing and M&A transactions. His business experience provides him with a broad understanding of the operational, financial and strategic issues facing public companies and his extensive knowledge financing and M&A will serve our company well in the future.

Joseph Truluck, Chief Operating Officer and Chief Financial Officer

Joseph Truluck has served as our Chief Operating officer since April 2017, our Chief Financial Officer since June 2017 and since May 2016 as our VP Operations and Finance. Since January 2013, Mr. Truluck has served as the VP Operations and Finance at Adenosine Therapeutics, LLC after the company reacquired its major drug development program. As VP Operations and Finance, at Adenosine Therapeutics, Mr. Truluck has overseen the operations of the business, including seeing to completion a project to merge and analyze two partially completed Phase 3 trials to constitute a single trial. From April 2005 to July 2009, Mr. Truluck served as the Operations Manager of Adenosine Therapeutics’ until its purchase in August 2008 by Clinical Data. After the purchase of Adenosine Therapeutics’ operations by Clinical Data, Mr. Truluck went on to gain an MBA from Tulane University with a concentration in Finance. After graduation, from July 2011 until March 2012, he co-founded and served as the VP Operations and Finance for Beonten, Inc., a software development company. In addition to his MBA at Tulane, Mr. Truluck earned an MA in Philosophy at the University of Virginia, with a thesis in the area of modal semantics.

J. Kermit Anderson, Director

J. Kermit Anderson has served as a director since February 2015. He has served as the VP and Chief Financial Officer at Cumberland Development Co. since 2007. Cumberland is a privately held company which evaluates and oversees investments in minerals exploration, life sciences, and real estate for a family office. Mr. Anderson has over forty years of experience in financial and development roles for a number of companies. He holds widely diversified experience in financial planning and reporting, accounting, forecasting, pricing, GAAP reporting and contract negotiations including benefits and compensation. His career is split almost equally between public and private companies including major sales and acquisitions. He has held various positions in energy businesses including Massey Energy, AMVEST and Cumberland Resources Corporation working on the sale of the companies for the last two roles. Mr. Anderson has worked extensively on startups for Massey and AMVEST including the move to a new business area with AMVEST. He received his BS-BA from West Virginia University in 1972.

We selected Mr. Anderson to serve on our board because he brings extensive industry experience in corporate development and finance. His prior service with other public companies provides experience related to good corporate governance practices.

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Robertson H. Gilliland, MBA, Director

Mr. Gilliland has served as a director since September 2014. Since July 2013, he has been a Principal at Keller Enterprises, LLC, a family office that invests and manages private capital. As a principal, Mr. Gilliland is responsible for sourcing, vetting and managing a variety of private direct investments and spearheading internal initiatives. Prior to joining Keller Enterprises, Mr. Gilliland attended business school beginning in 2011 and was previously a Director at the Brunswick Group, where he specialized in strategic communications and investor relations around mergers and acquisitions, including being an advisor on the Pfizer-Wyeth, Celgene-Pharmion, and Mylan-Merck KGaA Generic transactions. During his tenure at Brunswick, Mr. Gilliland worked on over 35 multi-billion dollar M&A transactions. He has his MBA from the University of Michigan’s Ross School of Business, where he graduated with honors.

We selected Mr. Gilliland to serve on our board because he brings extensive knowledge of the financial markets. Mr. Gilliland’s business background provides him with a broad understanding of the financial markets and the financing opportunities available to us.

Tony Goodman, Director

Tony Goodman has served as a director since July 2017. Mr. Goodman’s career spans over 23 years in Pharma and Biotech. Mr. Goodman is the Founder/Managing Director of Keswick Group, LLC, a Biotech Strategic Commercial and Business Development Advisory Firm. From October 2014 until February 2017, he served as the Chief Business Development Officer of Indivior PLC (INDV, FTSE 500) and a member of the executive team which brought Indivior public as a demerger from Reckitt Benckiser Pharmaceuticals, Inc. Mr. Goodman held many leadership positions at Reckitt Benckiser Pharmaceuticals from October 2009 until October 2014 that include: Global Director, Strategy and Commercial Development; Global Head, Category Development; and Director of US Commercial Managed Care. Mr. Goodman has also served as the Director of Strategic Marketing and Business Development at PRA International and Group Product Manager, Marketing and Director of the Managed Health Strategies Group at Purdue Pharmaceuticals L.P. Mr. Goodman graduated from Marshall University, with a degree in Business Administration and is currently a Full Board Executive with the National Association of Corporate Directors (“NACD”).

We selected Mr. Goodman to serve on our board because he brings extensive knowledge of the addiction and pharmaceuticals industry and his significant strategic development experience. Mr. Goodman’s position at the NACD provides him with a broad understanding of the role of directors and corporate governance issues facing public companies.

Bankole A. Johnson, D.Sc., M.D., Director and Chairman of the Board

Professor Bankole Johnson has served as the Chairman of our Board since November 2010. Dr. Johnson is a world-leading neuroscientist and a pioneer in the development of medications for the treatment of alcohol abuse and is the inventor of all patents covering AD04. In August 2013 he was appointed Chair of the Department of Psychiatry at the University of Maryland School of Medicine and also leads the Brain Science Research Consortium Unit at the University of Maryland. Previously, from 2004 until August 2013, he served as Alumni Professor and Chairman of the Department of Psychiatry and Neurobehavioral Sciences at the University of Virginia.

Professor Johnson graduated in Medicine from Glasgow University in 1982 and trained in Psychiatry at the Royal London and Maudsley and Bethlem Royal Hospitals. Additional to his medical degree, he trained in research at the Institute of Psychiatry (University of London) and conducted studies in neuropsychopharmacology for his doctoral thesis (degree from Glasgow University) on the Medical Research Council unit at Oxford University. More recently, in 2004, Professor Johnson earned his Doctor of Science degree in Medicine from Glasgow University — the highest degree that can be granted in science by a British university. His primary area of research expertise is the psychopharmacology of medications for treating addictions.

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Professor Johnson is a licensed physician and board-certified psychiatrist throughout Europe and in the U.S. He is the Principal Investigator on National Institutes of Health (NIH)-funded research studies utilizing neuroimaging, neuropharmacology, and molecular genetics techniques. Professor Johnson’s clinical expertise is in the fields of addiction, biological, and forensic psychiatry. Honors include service on numerous NIH review and other committees including special panels.

Professor Johnson was the 2001 recipient of the Dan Anderson Research Award for his “distinguished contribution as a researcher who has advanced the scientific knowledge of addiction recovery.” He received the Distinguished Senior Scholar of Distinction Award in 2002 from the National Medical Association. Professor Johnson also was an inductee of the Texas Hall of Fame in 2003 for contributions to science, mathematics, and technology, and in 2006 he received the American Psychiatric Association’s (APA’s) Distinguished Psychiatrist Lecturer Award. In 2007, he was named as a Fellow in the Royal College of Psychiatrists, and in 2008 he was elected to the status of Distinguished Fellow of the APA. In 2009, he received the APA’s Solomon Carter Fuller Award, honoring an individual who has pioneered in an area that has benefited significantly the quality of life for Black people. In 2010, he was named as a Fellow in the American College of Neuropsychopharmacology. Professor Johnson is Field Editor-in-Chief of Frontiers in Psychiatry, serves on the Editorial Board of The American Journal of Psychiatry, and reviews for over 30 journals in pharmacology, neuroscience, and the addictions. He has over 200 publications. Professor Johnson also has edited three books: Drug Addiction and Its Treatment: Nexus of Neuroscience and Behavior, Handbook of Clinical Alcoholism Treatment, and Addiction Medicine: Science and Practice, one of the foremost reference textbooks in the field.

Bankole Johnson has served as a consultant to Johnson & Johnson (Ortho-McNeil Janssen Scientific Affairs, LLC), Transcept Pharmaceuticals, Inc., D&A Pharma, Organon, Adial Corporation, Psychological Education Publishing Company (PEPCo LLC), and Eli Lilly and Company. He also has served on the Extramural Advisory Board for NIAAA (2004-present), the National Advisory Council for NIDA (2004-2007), the Medications Development Subcommittee of NIDA’s Advisory Council on Drug Abuse (2004-2007), and the Medications Development Scientific Advisory Board for NIDA (2005-2009). In addition, he has been the recipient of research grant support from both NIAAA and NIDA.

We selected Professor Johnson to serve on our Board as our Chairman because he brings extensive knowledge of neuropsychopharmacology and psychopharmacology of medications for treating addictions. Having significant clinical expertise in the fields of addiction, biological, and forensic psychiatry, he has a vast knowledge of and contacts throughout the industry.

James W. Newman, Jr., Director

James W. Newman, Jr. has served as a director since September 2014. Since April 2013, he served as the Founder, Chairman, and President of Medical Predictive Science Corporation (“MPSC”), a medical device company that translates ICU research discoveries to the patient’s bedside and develops predictive technology that detects imminent, catastrophic illness. MPSC’s HeRO sold in over 20 countries and is a pioneering monitoring system for premature infants which detects early signs of distress commonly caused by infection and other potentially life-threatening illnesses. He has also served as part of the management team of Newman Company, a real estate company, since 1980, for which he still works and is the sole owner. In the mid-1990s he began making capital investments in several “start-up” companies, including Charlottesville-based Medical Automation Systems, a major provider of information management systems for point-of-care testing, which was acquired by Massachusetts-based Alere Inc. in 2011. His investments have covered a wide range of fields, encompassing everything from biotechnology, bio-informatics, education, and telecommunications, as well as mechanical inventions. He is particularly interested in investments in the medical field that improve healthcare, but do so at a reduced cost to consumers. Mr. Newman received a B.A. degree from Upsala College in 1968.

We selected Mr. Newman to serve on our board because he brings a strong business background to our company and adds significant strategic, business and financial experience. Mr. Newman’s business and finance background provides him with a broad understanding of the issues faced by companies similar to us.

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Kevin Schuyler, CFA – Director, Vice Chairman of the Board, Lead Independent Director

Kevin Schuyler has served as a director since April 2016 and is our Vice Chairman of the Board and Lead Independent Director. He currently serves as a senior managing director at CornerStone Partners LLC, a full service institutional CIO and investment office located in Charlottesville, VA, with approximately $10 billion under management. Prior to joining CornerStone Partners in 2006, he was chief investment officer, vice president, and director of finance and investments for The Nature Conservancy, the world’s largest not-for-profit conservation organization where he oversaw a billion-dollar investment portfolio. Before The Nature Conservancy, he was a management consultant with McKinsey & Company, and an entrepreneur, and a commodities merchant for Louis Dreyfus Corporation. Mr. Schuyler serves on various boards and committees of Sentara Martha Jefferson Hospital, the US Endowment for Forestry and Communities, and Stone Barns Center. He is a member of the investment committee of the Margaret A. Cargill Philanthropies. Kevin graduated with honors from Harvard College and received his MBA from The Darden Graduate School of Business at the University of Virginia. He is a member of the Chartered Financial Analyst Society of Washington, DC.

We selected Mr. Schuyler to serve on our board because he brings extensive knowledge of the financial markets. Mr. Schuyler’s business background provides him with a broad understanding of the financial markets and the financing opportunities available to us.

Key Employee

Tomasz H. Zastawny, D.Sc., Ph.D., Chief Development Officer

Dr. Zastawny has served as our Chief Development Officer since July 2017. Dr. Zastawny has over 25 years of experience in all aspects of pharmaceutical product development, including regulatory and regulatory strategy, managing, planning, designing and conducting domestic and international clinical studies compliance, and preparation of products for commercial launch. He has led or otherwise participated in more than 150 clinical trials, both domestic and internationally. Most recently he was the VP of Drug Development and Clinical Operations at Aveo Pharmaceuticals, where he was responsible for all aspects of drug development that included the management of FOTIVDA® (tivozanib) that has been recently approved by European Commission for the treatment of adult patients with advanced renal cell carcinoma in the European Union. Also, he supervised the tivozanib pivotal development conducted to support company re-submission of an NDA to the FDA in the US. Before Aveo, he was the CEO of ECRC, LLC, which he founded in 2008 and which provides consulting services to a number of US and international biopharmaceutical companies, with a focus on the development of strategy and the commercialization of pharmaceuticals and medical devices. He is also a partner in Quark Ventures, a life sciences VC fund, since August 2015. During his career Dr. Zastawny has served in numerous senior positions with responsibility for drug development, most recently serving as VP of Drug Development at Amrita Therapeutics from August 2015 to September 2016 and as a VP of R&D for Boston Therapeutics from September 2012 to May 2015. He began his career in the contract research industry, including serving as the President, Central & Eastern European Units at PRA International, a global CRO, where he was responsible for the all clinical trials in the region.

Dr. Zastawny is a frequent speaker at numerous domestic and international conferences, is the author and co-author of over 80 articles and publications and co-author of the book on clinical aspects of drug development. He received his Ph.D. in Medical Sciences at Nicolaus Copernicus University in Bydgoszcz, Poland and his D.Sc. in Biochemistry at the Polish Academy of Science in Warsaw, Poland.

Dr. Zastawny currently serves as our consultant on a part-time basis; however, upon the closing of this offering he will devote no less than 70% of his business time to our company.

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Board Composition and Election of Directors

Our board of directors consists of seven members: Messrs. Kermit Anderson, Robertson Gilliland, Tony Goodman, Bankole Johnson, James Newman, Kevin Schuyler, and William Stilley. Our board of directors has undertaken a review of its composition and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of Messrs. Kermit Anderson, Robertson Gilliland, Tony Goodman, James Newman, and Kevin Schuyler is “independent” under the applicable rules of the SEC and NASDAQ and that neither Messrs. Stilley, nor Dr. Johnson is “independent” as defined under the such rules. In making such determination, our board of directors considered the relationship that each such non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining his independence, including the beneficial ownership of our capital stock by each non-employee director. Mr. Stilley is not an independent director under these rules because he is our Chief Executive Officer and President and Dr. Johnson is not an independent director under these rules because of the payments that have been made by us to Dr. Johnson in 2014 for his employment by the Company as a consultant and Chairman with executive powers.

Corporate Governance

Board Committees

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

The members of our Audit Committee are Messrs. Schuyler, Newman, and Goodman each of whom has been determined by our board of directors to be independent under applicable NASDAQ and SEC rules and regulations. Mr. Schuyler is the chair of the Audit Committee. Our Audit Committee’s responsibilities include, among others:

●	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

●	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from that firm;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	monitoring our internal control over financial reporting, disclosure controls and procedures;

●	overseeing our internal audit function;

●	discussing our risk management policies;

●	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

●	meeting independently with our internal auditing staff, if any, our independent registered public accounting firm and management;

●	reviewing and approving or ratifying any related person transactions; and

●	preparing the Audit Committee report required by Securities and Exchange Commission, or SEC, rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

Our board of directors has determined that Mr. Schuyler is an “audit committee financial expert” as defined in applicable SEC rules.

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Compensation Committee

The members of our Compensation Committee are Messrs. Anderson and Newman, each of whom has been determined by our board of directors to be independent under current NASDAQ rules and regulations. Mr. Anderson is the chair of the Compensation Committee. Our Compensation Committee’s responsibilities include, among others:

●	reviewing and approving annually the corporate goals and objectives applicable to the compensation of the Chief Executive Officer, evaluating at least annually the Chief Executive Officer’s performance in light of those goals and objectives, and determining and approving the Chief Executive Officer’s compensation level based on this evaluation;

●	reviewing and approving the compensation of all other executive officers;

●	reviewing and approving and, when appropriate, recommending to the board of directors for approval, incentive compensation plans and equity-based plans, and where appropriate or required, recommending for approval by the stockholders of the Company, the adoption, amendment or termination of such plans; and administering such plans;

●	reviewing and approving the executive compensation information included in the Company’s annual report on Form 10-K and proxy statement;

●	reviewing and approving or providing recommendations with respect to any employment agreements or severance arrangements or plans; and

●	reviewing director compensation and recommending any changes to the board of directors.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Messrs. Gilliland, and Goodman, each of whom has been determined by our board of directors to be independent under current NASDAQ rules. Mr. Newman is the chair of the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s responsibilities include, among others:

●	identifying and recommending candidates to fill vacancies on the board of directors and for election by the stockholders;

●	recommending committee and chairperson assignments for directors to the board of directors;

●	developing, subject to the board of directors’ approval, a process for an annual evaluation of the board of directors and its committees and to oversee the conduct of this annual evaluation;

●	overseeing the Company’s corporate governance practices, including reviewing and recommending to the board of directors for approval any changes to the documents and policies in the Company’s corporate governance framework, including its certificate of incorporation and bylaws; and

●	monitoring compliance with the Company’s Code of Business Conduct and Ethics, investigating alleged breaches or violations thereof and enforcing its provisions.

Board of Directors Leadership Structure

Our largest stockholder also serves as the Chairman of our board of directors. We currently have a separate lead independent director. Our lead independent director is Kevin Schuyler. In that role, he presides over the executive sessions of the board of directors, during which our independent directors meet without management, and he serves as the principle liaison between management and the independent directors of the board of directors. We do not have a formal policy regarding having a separate lead independent director. Our board of directors has determined its leadership structure is appropriate and effective for us, given our stage of development.

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Risk Oversight

Our board of directors monitors our exposure to a variety of risks through our Audit Committee. Our Audit Committee charter gives the Audit Committee responsibilities and duties that include discussing with management, the internal audit department and the independent auditors our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The code of business conduct and ethics and the written charter for the audit committee, compensation committee and nominating and corporate governance committee are available on our website. The information that appears on our website is not part of, and is not incorporated into, this prospectus.

None of our directors or executive officers, nor any associate of such individual, is involved in a legal proceeding adverse to us.

EXECUTIVE COMPENSATION

Summary Compensation Table (2017 and 2016)

The following table sets forth the information as to compensation paid to or earned by our executive officers whose total compensation did exceed $100,000. The persons listed in the following table are referred to herein as the “named executive officers.”

Name and Principal Position	Fiscal Year	Salary	Profits Interest Unit & Option Award(s)		All Other Compensation		Total
William B. Stilley Chief Executive Officer	2017	$60,000	$276,667	(1)	$28,362	(3)	$365,029
and Member of the Board Directors	2016	35,773	62,909	(2)	24,164	(3)	122,846
Joseph A. M. Truluck Chief Operating Officer and Chief Financial Officer	2017	26,400	145,049	(4)	723	(5)	172,172

(1)	Represents the fair value of options issued on July 1, 2017 to purchase 309,000 Class A units with an exercise price of $1.06 per unit (subsequently converted in the conversion/reincorporation to an option to purchase 57,474 shares of common stock at an exercise price of $5.70 per share), one sixth of the total options granted vesting on January 1, 2018 and one thirty-sixth vesting on the first day of each subsequent thirty months. Fair value computed in accordance with FASB ASC Topic 718.

(2)	Represents the fair values of issuance on April 17, 2015 of 487,600 Profits Interest Units with a Distribution Reduction to $0.50 per unit (subsequently converted in the conversion/reincorporation to 70,538 shares of common stock) and with a right of repurchase expiring on August 16, 2017 ratably per month over 26 months. Fair value computed in accordance with FASB ASC Topic 718.

(3)	All other compensation for Mr. Stilley is comprised of (i) a contribution by our company to an HSA ($5,917 for 2017, $3,000 for 2016,); (ii) the payment by our company of insurance premiums including life, dental, vision ($20,865 for 2017 and $19,524 for 2016); and (iii) cell phone payments ($1,580 for 2017 and $1,640 for 2016).

(4)	Related to the issuance on July 1, 2017 of an option to purchase 162,000 Class A units with an exercise price of $1.06 per unit (subsequently converted in the conversion/reincorporation to an option to purchase 30,132 shares of common stock at an exercise price of $5.70 per share), one sixth of the total options granted vesting on January 1, 2018 and one thirty-sixth vesting on the first day of each subsequent thirty months.

(5)	All other compensation for Mr. Truluck is comprised of $723 in cell phone payments for 2017.

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Outstanding Equity Awards at Fiscal Year-End (December 31, 2017)

The following table provides information about the number of outstanding equity awards held by each of our named executive officers as of December 31, 2017:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
William B. Stilley Chief Executive Officer and Member of the Board of Directors	0	57,474	$5.70	6/30/26	0	NA
Joseph Truluck Chief Operating Officer and Chief Financial Officer	0	30,132	$5.70	6/30/26	0	NA

Employment and Consulting Agreements

We are currently a party to an employment agreement with Mr. Stilley and a consulting agreement with Mr. Truluck. Effective upon the closing of this offering, we will enter into new employment agreements with each of Messrs. Stilley and Truluck and Dr. Zastawny.

Current Employment Agreement with William Stilley

Effective December 6, 2010, we entered into an Executive Employment Agreement (“EEA”) with William Stilley, our Chief Executive Officer. The agreement was for a term of one year and renews annually unless notice is provided 30 days prior to the renewal date. The agreement provides for an annual base salary of $210,000 and for one year of severance. On August 17, 2016, we and Mr. Stilley entered into a Salary Forbearance Agreement with the following key terms:

●	Mr. Stilley forgave past and future salary and severance owed under the EEA in order to facilitate fundraising activities and in return for a general release from us and subject to the following:

●	We would pay Mr. Stilley a salary that is reasonable given our financial position (as negotiated in good faith by the parties, and which amount for the next few months will be $5,000 per month).

●	Upon receipt by us of $1 million or more in funding, Mr. Stilley’s full salary and other provisions of the EEA would be reinstated from that point forward and paid in cash with the waiver terminating.

●	The full amount forgiven could be used to offset any claims by us against Mr. Stilley if we take action against him (except for criminal activities).

●	If Dr. Johnson gains control of our company by either controlling the Board or controlling 50% of the voting interests, the full amount forgiven would be once more be due and payable to Mr. Stilley. This creates a risk to us that the amount becomes due, but we believe the deterrent effect is a benefit to a majority of our current Members/stockholders of the Company.

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●	Additionally, Mr. Stilley has agreed that any such liability due to this provision would be subordinate to our outstanding convertible notes.

●	Mr. Stilley may perform work for third parties as long as he continues to reasonably perform his duties for us. The Board has granted such dispensation previously, and believes Mr. Stilley’s consultancy to third parties has been beneficial to us due to the connections Mr. Stilley makes during such activities.

Current Consulting Agreement with Joseph Truluck

Mr. Truluck is currently serving as an independent contractor and receives compensation of $3,200 per month for his services. However, upon consummation of the initial public offering, this agreement will be superseded by the employment agreement described below.

Options Granted to Tomasz Zastawny

Dr. Zastawny is currently serving as an independent contractor and has been issued options to purchase units in the Company as his compensation. Upon the closing of this offering, the employment agreement with Dr. Zastawny described below will become effective.

Employment Agreements with William B. Stilley, Joseph Truluck and Tomasz H. Zastawny to be Effective Upon the Closing of this Offering

Effective upon the closing of this offering, we intend to enter into a five-year employment agreement with Mr. Stilley to continue to serve as our Chief Executive Officer (the “Stilley EA”). Under the Stilley EA, Mr. Stilley will receive an annual salary of $350,000 and has a target bonus opportunity equal to 30% of his salary. Mr. Stilley’s annual salary will be subject to increase at the discretion of our board of directors. Our board of directors may, in its discretion, pay a portion of Mr. Stilley’s annual bonus in the form of equity or equity-based compensation, provided that commencing with the year following the year in which a Change of Control (as defined in the Stilley EA) occurs, Mr. Stilley’s annual bonus will be paid in cash. Mr. Stilley will also subject to certain restrictive covenants, including a non-competition (applicable during employment and for 24 months thereafter), customer non-solicitation and employee and independent contractor non-solicitation (each applicable during employment and for 12 months thereafter), as well as confidentiality (applicable during employment and 7 years thereafter) and non-disparagement restrictions (applicable during employment and at all times thereafter).

Effective upon the closing of this offering, we intend to enter into a three-year employment agreement with Joseph Truluck to serve as our Chief Operating Officer and Chief Financial Officer (the “Truluck EA”). Under the Truluck EA, Mr. Truluck will devote no less than 50% of his business time to the affairs of our company. He will receive an annual salary of $143,000 and has a target bonus opportunity equal 20% of his salary. Mr. Truluck’s annual salary is subject to increase at the discretion of our board of directors. Our board of directors may, in its discretion, pay a portion of Mr. Truluck’s annual bonus in the form of equity or equity-based compensation. Mr. Truluck is also subject to certain restrictive covenants, including a non-competition (applicable during employment and for 24 months thereafter), customer non-solicitation and employee and independent contractor non-solicitation (each applicable during employment and for 12 months thereafter), as well as confidentiality (applicable during employment and 7 years thereafter) and non-disparagement restrictions (applicable during employment and at all times thereafter).

Effective upon the closing of this offering, we intend to enter into a three-year employment agreement with Tomasz H. Zastawny to serve as our Chief Development Officer (the “Zastawny EA”). Under the Zastawny EA, Dr. Zastawny will devote no less than 70% of his business time to the affairs of our company. He will receive an annual salary of $260,000 and has a target bonus opportunity equal to 20% of his base salary. Dr. Zastawny’s annual salary is subject to increase at the discretion of our board of directors. Our board of directors may, in its discretion, pay a portion of Dr. Zastawny’s annual bonus in the form of equity or equity-based compensation. Dr. Zastawny is also subject to certain restrictive covenants, including a non-competition (applicable during employment and for 24 months thereafter), customer non-solicitation and employee and independent contractor non-solicitation (each applicable during employment and for 12 months thereafter), as well as confidentiality (applicable during employment and 7 years thereafter) and non-disparagement restrictions (each applicable during employment and all times thereafter).

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In the event that Mr. Stilley’s, Mr. Truluck’s or Dr. Zastawny’s (each an “Executive”) employment is terminated by us other than for Cause, or upon his resignation for Good Reason (as such terms are defined in the Employment Agreement), the Executive will be entitled to any unpaid bonus earned in the year prior to the termination, a pro-rata portion of the bonus earned during the year of termination, continuation of base salary for 12 months for Mr. Stilley and 6 months in the cases of Mr. Truluck and Dr. Zastawny, plus 12 months of COBRA premium reimbursement. If Mr. Stilley’s termination occurs within 60 days before or within 24 months following a Change of Control, then Mr. Stilley will be entitled to receive the same severance benefits as provided above except he will receive (a) a payment equal to two times the sum of his base salary and the higher of his target annual bonus opportunity and the bonus payment he received for the year immediately preceding the year in which the termination occurred instead of 12 months of base salary continuation and (b) 24 times the monthly COBRA premium for himself and his eligible dependents instead of 12 months of COBRA reimbursements (the payments in clauses (a) and (b) are paid in a lump sum in some cases and partly in a lump sum and partly in installments over 12 months in other cases). In addition, if Mr. Stilley’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in either case, upon or within 24 months following a Change of Control, then the Executive will be entitled to full vesting of all equity awards received by the Executive from the Company (with any equity awards that are subject to the satisfaction of performance goals deemed earned at not less than target performance).

In the event that the Executive’s employment is terminated due to his death or Disability, the Executive (or his estate) will be entitled to any unpaid bonus earned in the year prior to the termination, a pro-rata portion of the bonus earned during the year of termination, 12 months of COBRA premium reimbursement and accelerated vesting of (a) all equity awards received in payment of base salary or an annual bonus and (b) with respect to any other equity award, the greater of the portion of the unvested equity award that would have become vested within 12 months after the termination date had no termination occurred and the portion of the unvested equity award that is subject to accelerated vesting (if any) upon such termination under the applicable equity plan or award agreement (with performance goals deemed earned at not less than target performance, and with any equity award that is in the form of a stock option or stock appreciation right to remain outstanding and exercisable for 12 months following the termination date or, if longer, such period as provided under the applicable equity plan or award agreement (but in no event beyond the expiration date of the applicable option or stock appreciation right).

All severance payments to the Executives will be subject to the execution and non-revocation of a release of claims by the Executive or his estate, as applicable.

For purpose of each of the 2017 Stilley EA, Truluck EA and Zastawny EA, “Good Reason” is defined as the occurrence of any of the following events without the respective Executive’s consent: (i) a material reduction in the Executive’s duties, responsibilities or authority; (ii) a reduction of the Executive’s base salary; (iii) failure or refusal of a successor to the Company to either materially assume the Company’s obligations under the employment agreement or enter into a new employment agreement with the Executive on terms that are materially similar to those provided under this Agreement, in any case, in the event of a Change of Control; (iv) relocation of the Executive’s primary work location that results in an increase in the Executive’s one-way driving distance by more than twenty-five (25) miles from the Executive’s then-current principal residence; or (v) a material breach of the employment agreement by the Company.

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For purposes of the 2017 Stilley EA, Truluck EA, and Zastawny EA, “Cause” is defined as that the Executive shall have engaged in any of the following acts or that any of the following events shall have occurred, all as determined by the board of directors in its sole and absolute discretion: (i) conviction for, or entering of a plea of guilty or nolo contendere (or its equivalent under any applicable legal system) with respect to (A) a felony or (B) any crime involving moral turpitude; (ii) commission of fraud, misrepresentation, embezzlement or theft against any person; (iii) engaging in any intentional activity that injures or would reasonably be expected to injure (monetarily or otherwise), in any material respect, the reputation, the business or a business relationship of the Company or any of its affiliates; (iv) gross negligence or willful misconduct in the performance of the Executive’s duties to the Company or its affiliates under this Agreement, or willful refusal or failure to carry out the lawful instructions of the Board that are consistent with the Executive’s title and position; (v) violation of any fiduciary duty owed to the Company or any of its affiliates; or (vi) breach of any restrictive covenant (as defined) or material breach or violation of any other provision of the employment agreement, of a written policy or code of conduct of the Company or any of its affiliates (as in effect from time to time) or any other agreement between the Executive and the Company or any of its affiliates. Except when such acts constituting Cause which, by their nature, cannot reasonably be expected to be cured, the Executive will have twenty (20) days following the delivery of written notice by the Company of its intention to terminate the Executive’s employment for Cause within which to cure any acts constituting Cause. Following such twenty (20) day cure period, and if the reason stated in the notice is not cured, the Executive shall be given five (5) business days prior written notice to appear (with or without counsel) before the full Board for the opportunity to present information regarding his views on the alleged Cause event. After we provide the original notice of our intent to terminate Executive’s employment for Cause, we may suspend the Executive, with pay, from all his duties and responsibilities and prevent him from accessing our or our affiliates premises or contacting any of our personal or any of our affiliates until a final determination on the hearing is made. The Executive will not be terminated for Cause until a majority of the independent directors approve such termination following the hearing.

For the purposes of each of the Stilley EA, Truluck EA and Zastawny EA, “Change in Control” is defined as: (i) the accumulation over a twelve (12) month period, whether directly or indirectly, by any individual, entity or group of our securities representing over fifty (50%) percent of the total voting power of all our then outstanding voting securities; (ii) a merger or consolidation of us in which our voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; (iii) a sale of substantially all of our assets; or (iv) during any period of twelve (12) consecutive months, our current directors, together with any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office, cease for any reason to constitute at least a majority of the Board.

Equity Compensation Grants

On July 1, 2017, as compensation for services as executive officers, we granted to each of Mr. Stilley and Mr. Truluck an option to purchase 279,000 and 162,000 Class A Units, respectively, at an exercise price of $1.06 per unit, vesting as to 1/6th of the Class A Units on the six month anniversary of the date of the grant and the remaining Class A Units vesting as to 1/36th of the Class A Units over the remaining 30 months. The options have a term of ten years. As a result of the conversion/reincorporation, these options became options to purchase 51,894 shares and 30,132 of common stock at an exercise price of $5.70 per share, respectively.

On July 26, 2017, we granted to Dr. Zastawny an option to purchase 186,000 Class A Units at an exercise price of $1.06 per unit. These options vest over three years, the first 1/6th vesting only after 6 months, then 1/36th vesting each month for the remaining 30 months. The options have a term of ten years. As a result of the conversion/reincorporation, these options became options to purchase 34,596 shares of common stock at an exercise price of $5.70 per share.

On April 1, 2018, we granted 197,673, 50,000, and 44,636 shares of restricted common stock to Mr. Stilley, Dr. Johnson, and Mr. Truluck, respectively, in lieu of cash payments that were to be made to each individual under our performance bonus plan that we recently terminated. These shares of common stock are restricted from sale until March 31, 2021.

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2017 Equity Incentive Plan

On October 9, 2017, we adopted the Adial Pharmaceuticals, Inc. 2017 Equity Incentive Plan (the “2017 equity incentive plan”); however, the plan will not become effective until the business day prior to the public trading of our common stock. Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2017 equity incentive plan is 1,750,000 shares.

The principal provisions of the 2017 equity incentive plan are summarized below.

Administration

The 2017 equity incentive plan generally will be administered by our Compensation Committee, which has been appointed by the board of directors to administer the 2017 equity incentive plan. The Compensation Committee will have full authority to establish rules and regulations for the proper administration of the 2017 equity incentive plan, to select the employees, directors and consultants to whom awards are granted, and to set the date of grant, the type of award and the other terms and conditions of the awards, consistent with the terms of the 2017 equity incentive plan. As of the date of this prospectus, no awards have been made under this plan.

Eligibility

Persons eligible to participate in the 2017 equity incentive plan include all of our officers, employees, directors and consultants.

Awards

The 2017 equity incentive plan provides for the grant of: (i) incentive stock options; (ii) nonstatutory stock options; (iii) stock appreciation rights; (iv) restricted stock; and (v) other stock-based and cash-based awards to eligible individuals. The terms of the awards will be set forth in an award agreement, consistent with the terms of the 2017 equity incentive plan. No stock option will be exercisable later than ten years after the date it is granted.

The 2017 equity incentive plan permits the grant of awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Stock Options

The Compensation Committee may grant incentive stock options as defined in Section 422 of the Code, and nonstatutory stock options. Options shall be exercisable for such prices, shall expire at such times, and shall have such other terms and conditions as the Compensation Committee may determine at the time of grant and as set forth in the award agreement; however, the exercise price must be at least equal to 100% of the fair market value at the date of grant. The option price is payable in cash or other consideration acceptable to us.

Stock Appreciation Rights

The Compensation Committee may grant stock appreciation rights with such terms and conditions as the Compensation Committee may determine at the time of grant and as set forth in the award agreement. The grant price of a stock appreciation right shall be determined by the Compensation Committee and shall be specified in the award agreement; however, the grant price must be at least equal to 100% of the fair market value of a share on the date of grant. Stock appreciation rights may be exercised upon such terms and conditions as are imposed by the Compensation Committee and as set forth in the stock appreciation right award agreement.

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Restricted Stock

Restricted stock may be granted in such amounts and subject to the terms and conditions as determined by the Compensation Committee at the time of grant and as set forth in the award agreement. The Compensation Committee may impose performance goals for restricted stock. The Compensation Committee may authorize the payment of dividends on the restricted stock during the restricted period.

Other Awards

The Compensation Committee may grant other types of equity-based or equity-related awards not otherwise described by the terms of the 2017 equity incentive plan, in such amounts and subject to such terms and conditions, as the Compensation Committee shall determine. Such awards may be based upon attainment of performance goals established by the Compensation Committee and may involve the transfer of actual shares to participants, or payment in cash or otherwise of amounts based on the value of shares.

Amendment and Termination

Our board of directors may amend the 2017 equity incentive plan at any time, subject to stockholder approval to the extent required by applicable law or regulation or the listing standards of the NASDAQ or any other market or stock exchange on which the common stock is at the time primarily traded or the provisions of the Code.

Our board of directors may terminate the 2017 equity incentive plan at any time provided all shareholder approval has been received to the extent required by the Code, applicable law or the listing standards of NASDAQ or any other market or stock exchange which the common stock is at the time primarily traded. Unless sooner terminated by the Board, the 2017 equity incentive plan will terminate on the close of business on August 30, 2027.

Miscellaneous

The 2017 equity incentive plan also contains provisions with respect to payment of exercise prices, vesting and expiration of awards, treatment of awards upon the sale of our company, transferability of awards, and tax withholding requirements. Various other terms, conditions, and limitations apply, as further described in the 2017 equity incentive plan.

Indemnification Agreements

In connection with this offering, we intend to enter into agreements with each Executive and each director under which we will be required to indemnify them against expenses, judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement and other amounts actually and reasonably incurred in connection with an actual or threatened proceeding if any of them may be made a party because the Executive or director is or was one of our executive officers. We will be obligated to pay these amounts only if the Executive or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the Executive or director had no reasonable cause to believe his/her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

Director Compensation

2017 Compensation of Directors

Except as described below, our non-employee directors have not received any compensation for their service as directors. Commencing upon this offering, directors who are not employees will receive cash compensation for their service as directors, including service as members of each committee on which they serve.

On June 30, 2017, the board of directors approved a plan for the annual cash compensation of non-employee directors, which plan was amended on April 1, 2018 with respect to the Chairman’s compensation, to commence upon the completion of this offering, as follows:

	Board	Audit Committee	Compensation Committee	Nominating & Governance Committee
Chair	$49,000	$15,000	$10,000	$7,000
Member	$20,000	$6,000	$5,000	$3,000

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In addition, on July 1, 2017, we issued to each non-employee director, other than Mr. Goodman who received the grant described below, an option to purchase 5,580 shares of common stock at an exercise price of $5.70 per share with vesting of the options over three years. The first 1/6th of the options vest 6 months after the date of the grant, then 1/36th vests each month for the remaining 30 months. The options have a term of ten years.

On July 1, 2017, Mr. Goodman was issued an option to purchase 11,160 shares of common stock at an exercise price of $5.70 per share, vesting monthly over a thirty-six (36) month period, subject to accelerated vesting upon (i) any transaction or series of related transactions by us or our equity holders in which a majority of the voting power of the members is transferred to one or more persons who were not previously equity holders, (ii) any merger or consolidation of us with or into any other entity, after which our members do not hold, either directly or indirectly, a majority of the voting equity of the surviving entity, or (iii) a sale of all or substantially all of our operating assets. The option terminates to the extent not exercised upon the earlier of June 30, 2027 and ninety days after Mr. Goodman is no longer serving as a director.

2017 Director Compensation Table

The following table sets forth information regarding the compensation earned for service on our board of directors by our non-employee directors during the year ended December 31, 2017. Mr. Stilley also served on our board of directors, but did not receive any additional compensation for his service as a director and therefore he is not included in the table below. The compensation for Mr. Stilley as an executive officer is set forth above under “Summary Compensation Table.”

(a) Name	(b) Fees Earned or Paid in Cash ($)	(c) Stock Awards ($)	(d) Option Awards ($)		(e) Non-Equity Incentive Plan Compensation ($)	(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(g) All Other Compensation ($)	(h) Total ($)
J. Kermit Anderson	—	—	26,856	(1)	—	—	—	26,856	(1)

Robertson H. Gilliland, MBA	—	—	26,856	(1)	—	—	—	26,856	(1)

Tony Goodman	—	—	53,713	(2)	—	—	—	53,713	(2)

Bankole A. Johnson, DSc, MD	—	—	26,856	(1)	—	—	—	26,856	(1)

James W. Newman, Jr.	—	—	26,856	(1)	—	—	—	26,856	(1)

Kevin Schuyler, MBA, CFA	—	—	26,856	(1)	—	—	—	26,856	(1)

(1)	Represents the fair value of options issued on July 1, 2017 to purchase 30,000 Class A units with an exercise price of $1.06 per unit (subsequently converted in the conversion/reincorporation to an option to purchase 5,580 shares of common stock at an exercise price of $5.70 per share). The first 1/6th of the options vest 6 months after the date of the grant, then 1/36th vests each month for the remaining 30 months. The options have a term of ten years. Fair value computed in accordance with FASB ASC Topic 718.

(2)	Represents the fair value of options issued on July 1, 2017 to purchase 60,000 Class A units with an exercise price of $1.06 per unit (subsequently converted in the conversion/reincorporation to an option to purchase 11,160 shares of common stock at an exercise price of $5.70 per share). These options vest monthly over a thirty-six (36) month period, subject to accelerated vesting upon (i) any transaction or series of related transactions by us or our equity holders in which a majority of the voting power of the members is transferred to one or more persons who were not previously equity holders, (ii) any merger or consolidation of us with or into any other entity, after which our members do not hold, either directly or indirectly, a majority of the voting equity of the surviving entity, or (iii) a sale of all or substantially all of our operating assets. Fair value computed in accordance with FASB ASC Topic 718.

(3)	As of December 31, 2017, the following are the outstanding number of option awards held by each of our non-employee directors:

Name	Option Award (#)
J. Kermit Anderson	5,580
Robertson H. Gilliland, MBA	5,580
Tony Goodman	11,160
Bankole A. Johnson, DSc, MD	5,580
James W. Newman, Jr.	5,580
Kevin Schuyler, MBA, CFA	5,580

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock immediately prior to and immediately following the offering:

●	each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;
●	each of our directors;
●	each of our named executive officers; and
●	all of our directors and executive officers as a group.

The pre-offering percentage ownership information shown in the table is based upon 5,074,224 common stock outstanding immediately prior to the offering (assuming the convertible promissory notes convert to 683,655 shares of common stock at an assumed initial offering price of $5.00 per unit and interest calculated through May 31, 2018); and the issuance of 830,255 shares to consultants, employees, and debtholders upon consummation of this offering (at an assumed initial offering price of $5.00 per unit and $4.99 per share). The post-offering percentage is based upon 6,574,224 common stock outstanding after completion of this offering, assuming no exercise of the representative’s, over-allotment option.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of profits interest units, warrants or other rights that are either immediately exercisable or exercisable on or before July 31, 2018, which is approximately 60 days after the date of this prospectus. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

William B. Stilley, III, our Chief Executive Officer, President, and one of our directors, Bankole Johnson, the Chairman of our board of directors, Kevin Schuyler, one of our directors, James W. Newman, Jr., one of our directors, and Keller Enterprises, an investment firm of which H. Robin Gilliland, one of our directors, is a principal, have indicated an interest in purchasing up to an aggregate of approximately $1,000,000 of units in this offering. Assuming an initial public offering price of $5.00 per unit, these directors would purchase approximately 200,000 of the 1,500,000 units offered in this offering based on these indications of interest. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no units in this offering to these directors or they may determine to purchase more, less or no units in this offering. If William B. Stilley, III, purchases units in this offering, he intends to borrow the funds for such purchase from Kevin Schuyler and to pledge all of our securities owned by him to Kevin Schuyler as collateral for such loan. The following table does not reflect any potential purchases by these directors. If any units are purchased by these directors, the numbers and percentages of the common stock beneficially owned by theses directors after the offering will differ from the numbers and percentages shown below.

Except as otherwise noted below, the address for each of the individuals and entities listed in this table is c/o Adial Pharmaceuticals, Inc., 1180 Seminole Trail, Suite 495, Charlottesville, Virginia 22901.

	Number of shares (pro forma)	Percentage of shares beneficially owned
Name and address of beneficial owner	beneficially owned	Before offering	After offering
Directors and named executive officers
William B. Stilley, III (Chief Executive Officer, President and Director)(1)	762,098	14.43%	11.24%
Joseph Truluck (Chief Operating Officer and Chief Financial Officer)(2)	96,236	1.89%	1.46%
J. Kermit Anderson (Director)(3)	1,860	* %	* %
Robertson H. Gilliland, MBA (Director)(4)	191,240	3.70%	2.87%
Bankole Johnson, DSc, MD (Chairman of the Board and Director)(5)	1,500,320	28.41%	22.12%
James W. Newman, Jr. (Director)(6)	639,346	11.66%	9.15%
Kevin Schuyler, CFA (Director)(7)	1,261,499	21.14%	16.89%
Tony Goodman (Director)(8)	5,475	* %	* %
All current executive officers and directors as a group (8 persons)	4,458,074	64.79%	53.19%
5% or greater stockholders
En Fideicomiso De Mi Vida 11/23/2010 (Trust)(5)	850,896	16.77%	12.94%
Becker Specialty Corporation(9)	519,640	9.94%	7.73%

*	less than 1%
(1)	Includes (i) 335,602 shares of common stock and warrants to acquire 16,281 shares of common stock owned by Mr. Stilley; (ii) 132,141 shares of common stock and warrants to acquire 9,824 shares of common stock owned by Mr. Stilley and his wife Anne T. Stilley. The number of shares also includes 50,946 shares of common stock and 50,946 warrants to purchase shares of common stock to be issued upon consummation of this offering upon automatic conversion of a convertible note in the principal amount of $17,449 at a conversion price of $0.44 per share. This amount also includes 36,800 common shares included as part of units, warrants to purchase 36,800 common shares included as part of units, and warrants to purchase 36,800 units which units include 36,800 shares and warrants to purchase 36,800 common shares which if completely exercised would lead to the issuance of 73,600 common shares) issuable on consummation of the offering under the terms of the Securities Purchase Agreement that was executed by us and Mr. Stilley on February 22, 2018. Does not include (x) 5,580 shares of our common stock owned by the Meredith A. Stilley Trust dtd 11/23/2010; (y) 5,580 shares of our common stock owned by the Morgan J. Stilley Trust dtd 11/23/2010; and (z) 5,580 shares of our common stock owned by the Blair E. Stilley Trust dtd 11/23/2010. The trusts are for the benefit of Mr. Stilley’s children and Mr. Stilley is not the trustee. Mr. Stilley disclaims beneficial ownership of these shares except to the extent of any pecuniary interest he may have in such shares. The number of shares reported for Mr. Stilley represents the number of shares he and the trusts received in connection with the corporate conversion/reincorporation and subsequent stock issuances. Includes an option to purchase 19,158 shares of common stock which will vest within 60 days of May 31, 2018 of a total grant to purchase 57,474 shares of our common stock.

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(2)	Comprised of 74,628 shares of our common stock. The number of shares also includes 5,782 shares of common stock and 5,782 warrants to purchase shares of common stock to be issued upon consummation of this offering upon automatic conversion of a convertible note in the principal amount of $1,980 at a conversion price of $0.44 per share. Includes an option to purchase 10,044 shares of common stock which will vest within 60 days of May 31, 2018, of a total grant to purchase 30,132 shares of our common stock.

(3)	Includes an option to purchase 1,860 shares of common stock which will vest within 60 days of May 31, 2018, of a total grant to purchase 5,580 shares of our common stock.

(4)	Includes 65,493 shares of common stock and warrants to acquire 65,493 shares of common stock owned by Keller Enterprises. The number of shares also includes 29,197 shares of common stock and 29,197 warrants to purchase shares of common stock to be issued to Keller Enterprises upon consummation of this offering upon automatic conversion of a convertible note in the principal amount of $10,000 at a conversion price of $0.44 per share. Mr. Gilliland is the principal of Keller Enterprises. The number of shares reported for Mr. Gilliland represents the number of shares Keller Enterprises received in connection with the corporate conversion/reincorporation. Includes an option to purchase 1,860 shares of common stock which will vest within 60 days of May 31, 2018, of a total grant to purchase 5,580 shares of our common stock.

(5)	Includes (i) 850,896 shares of our common stock owned by En Fideicomiso De Mi Vida 11/23/2010 (Trust); (ii) 93,000 shares of our common stock owned by En Fidecomiso de Todos Mis Suenos Grantor Retained Annuity Trust dated June 27, 2017; (iii) 102,654 shares of our common stock and warrants to purchase 3,275 shares of our common stock owned by Bankole A. Johnson, who also has convertible debt in the principal amount of $52,000; (iv) 22,320 shares of our common stock owned by En Fideicomiso De Mis Suenos 11/23/2010 (Trust); (v) 7,440 shares of our common stock owned by De Mi Amor 11/23/2010 (Trust); and (vi) an aggregate of 9,300 shares of our common stock owned by Efunbowale Johnson, Ade Johnson, Lola Johnson, Lina Tiouririne, and Aida Tiouririne from whom Dr. Johnson has an voting proxy. The number of shares also includes 149,356 shares of common stock and 149,356 warrants to purchase shares of common stock to be issued upon consummation of this offering upon automatic conversion of a convertible note in the principal amount of $52,000 at a conversion price of $0.44 per share. This amount also includes 40,463 shares of common stock to be issued to Medico-Trans Company, LLC on consummation of the offering under the terms of a service agreement and Board resolution dated January 28, 2018. Medico-Trans Company, LCC is controlled by Bankole Johnson. This amount also includes 17,600 common shares included as part of units, warrants to purchase 17,600 common shares included as part of units, and warrants to purchases 17,600 units (which units include 17,600 shares and warrants to purchase 17,600 common shares which if completely exercised would lead to the issuance of 35,200 common shares) issuable on consummation of the offering under the terms of the Securities Purchase Agreement that was executed by us and Dr. Johnson on February 22, 2018. Dr. Johnson is the Trustee of each Trust. Includes an option to purchase 1,860 shares of common stock which will vest within 60 days of May 31, 2018, of a total grant to purchase 5,580 shares of our common stock.

(6)	Includes (i) 36,704 shares of common stock and warrants to purchase 10,389 shares of common stock owned by Virga Ventures, LLC, which also owns convertible debt in the Company in the principal amount of $7,255; (ii) 11,229 shares of our common stock, warrants to purchase 2,372 shares of our common stock owned by Newman GST Trust FBO James W. Newman Jr., which also owns convertible debt in the Company in the principal amount of $10,000; (iii) 10,043 shares of our common stock and warrants to purchase 1,186 shares of our common stock owned by Ivy Cottage Group, LLC.; and (iv) 3,288 shares of our common stock and warrants to purchase 3,415 shares of our common stock owned by Rountop Limited Partnership, LLP. Mr. Newman is the sole member of Virga Ventures, LLC, the general partner of Ivy Cottage Group, LLC and Rountop Limited Partnership, LLP, and Trustee of the Newman GST Trust. The number of shares also includes 5,051, 21,182, and 29,197 shares of common stock and 5,051, 21,182, and 29,197 warrants to purchase shares of common stock to be issued to Ivy Cottage Group, LLC, Virga Ventures, LLC and Newman GST Trust FBO James W. Newman Jr., respectively, upon consummation of this offering upon automatic conversion of a convertible note in the principal amount of $1,729.95, $7255.02 and $10,000, each at a conversion price of $0.44 per share. This amount also includes 20,000 and 92,000 common shares included as part of units, warrants to purchase 20,000 and 92,000 common shares included as part of units, and warrants to purchase 20,000 and 92,000 units which units include 20,000 and 92,000 common shares and warrants to purchase 20,000 and 92,000 common shares which if completely exercised would lead to the issuance of 40,000 and 184,000 common shares) shares issuable on consummation of the offering under the terms of the Securities Purchase Agreement that was executed by us and Ivy Cottage Group and Virga Ventures, respectively, on February 22, 2018. Includes an option to purchase 1,860 shares of common stock which will vest within 60 days of May 31, 2018, of a total grant to purchase 5,580 shares of our common stock.

(7)	Includes (i) 50,929 shares of common stock and warrants to purchase 9,659 shares of common stock and (ii) 3,042 shares of our common stock warrants to purchase 3,135 shares of our common stock owned by Carolyn M. Schuyler, his wife. The number of shares also includes 80,437 shares of common stock and 80,437 warrants to purchase shares of common stock to be issued to upon consummation of this offering upon automatic conversion of a convertible note in the principal amount of $27,550, at a conversion price of 0.44 per share. This amount also includes 120,000 and 113,800 common shares included as part of units, warrants to purchase 120,000 and 113,800 common shares included as part of units, and warrants to purchase 120,000 and 162,200 units (which units include 120,000 and 162,200 common shares and warrants to purchase 120,000 and 162,200 common shares which if completely exercised would lead to the issuance of 240,000 and 324,400 common shares) issuable on consummation of the offering under the terms of the Securities Purchase Agreement that was executed by us and Schuyler and MVA 151 Investors, LLC on February 22, 2018. MVA 151 Investors, LLC is an entity under Mr. Schuyler’s control. Includes an option to purchase 1,860 shares of common stock which will vest within 60 days of May 31, 2018, of a total grant to purchase 5,580 shares of our common stock.

(8)	Includes 1,755 shares of our common stock our common stock. Mr. Goodman has also been granted an option to purchase 11,160 shares of our common stock, of which 3,720 are vested and exercisable within 60 days of May 31, 2018.

(9)	Includes (i) 368,092 shares of our common stock and warrants to purchase 151,548 shares of our common stock. Joacim Diaz Bjork is a former director of the Corporation and an officer of Lindéngruppen, AB, the owner of Becker Specialty Corporation of 2526 Delta Lane, Elk Grove Village, IL 60007.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of transactions since January 1, 2016 to which we have been a party in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at the end of the last two recent fiscal years and in which any of our executive officers, directors, director nominees or beneficial holders of more than five percent of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this prospectus entitled “Management — Non-Employee Director Compensation” and “Executive Compensation.”

Dr. Bankole Johnson Agreement

We entered into a Settlement Agreement and Release Of Claims with Dr. Bankole Johnson, Chairman of the Board, on January 25, 2016 related to a dispute between us and Dr. Johnson. Under this agreement, Dr. Johnson agreed to provide occasional consultation by e-mail or phone outside of Board meetings upon our request and subject to Dr. Johnson’s reasonable availability. In return for such services, the agreement provided that Dr. Johnson would receive up to $183,750 under Adial’s Performance Bonus Plan, in cash and shares upon consummation of a significant transaction by Adial, however, on April 1, 2018, the Company and Dr. Johnson agreed to terminate the Performance Bonus Plan and any obligation to compensate Dr. Johnson due thereunder. In 2014 and 2015, we withheld a total of $31,352 due to Dr. Johnson in escrow pending the outcome of legal action against Mr. Johnson. In December 2015, we recorded the settlement and on January 25, 2016, $15,596 was released to Mr. Johnson and the balance was retained by us. The gain on settlement of the legal action of $15,756 was recorded for the year ended December 31, 2015.

On November 24, 2016, in consideration for acceptance of his subscription to invest in our convertible note offering, we accepted a promissory note from Dr. Bankole A. Johnson with the principal amount of $35,000 and an interest rate of 5% per annum. This promissory note was paid in full on June 13, 2017.

In September 2016, we issued in our private placement in which we issued an aggregate principal amount of $235,000 promissory notes including (i) $17,449 to William Stilley, our Chief Executive Officer and a board member; (ii) $1,980 to Joseph Truluck, our Chief Operating Officer and Chief Financial Officer; (iii) $10,000 to Keller Enterprises, an entity of which Mr. Gilliland, our board member, is the principal; (iv) $4,889 to Ming D. Li, a board member at the time; (v) $1,730 and $7,255 to Ivy Cottage Group, LLC and Virga Ventures, LLC, respectively, entities for which Mr. Newman, a board member, is the sole member and general partner, respectively, and $10,000 to Newman GST Trust FBO James W. Newman Jr, a trust for which Mr. Newman is a trustee; (vi) $52,000 to Bankole Johnson, a board member and Chairman of the Board, and (vii) $27,550 to Mr. Schuyler, a board member. The notes will automatically convert into shares of our common stock upon consummation of this offering. See “Description of Our Securities — Convertible Promissory Notes.”

Under the UVA LVG License, we are required to pay compensation to the UVA LVG as described under “Business — License with the University of Virginia Patent Foundation.” Up to 35% of payments to the UVA LVG under the UVA LVG license may then be distributed to Dr. Johnson in his capacity as the inventor of the patents licensed by us under the UVA LVG License, all in accordance with the UVA LVG policy.

Simultaneous with his appointment as a director on July 1, 2017, Tony Goodman purchased 9,434 Class B units at $1.06 per unit for $10,000. The Class B units converted into 1,755 shares of our common stock as a result of the corporate conversion/reorganization.

On November 21, 2017, we issued to four of our directors (Messrs. Johnson, Newman, Schuyler and Stilley) and a consultant in consideration of our receipt of an aggregate of $100,000, Subordinated Notes in the principal amount of $115,00 together with a warrant with a cashless exercise feature exercisable to purchase shares of common stock equal to $115,000 divided by the initial offering price of our common stock in this offering or at an exercise price equal to the price of common stock sold in our next financing of $250,000 or more.

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On February 22, 2018, we issued to four of our directors and officers (Messrs. Schuyler, Newman, Stilley, and Johnson) and entities under their control Senior Notes in the principal amount of $262,000, $140,000, $46,000, and $22,000, respectively, for cash payments of $242,000, $100,000, $21,000 and $17,000, respectively, and the exchange of subordinated secured notes in the aggregate principal amount of $103,500 previously issued. We are obligated to issue to each Senior Note holder upon the consummation of the Next Financing, which may be this offering (i) a warrant to purchase a number of units equal to 400% of the principal amount of the holder’s Senior Note divided by the price per unit in the Next Financing and (i.e., the initial public offering price) and (ii) a number of units equal to 400% of the principal amount of the holder’s Senior Note divided by price per unit in the Next Financing (i.e., the initial public offering price). In addition, on February 22, 2018, we concluded an agreement with a director, Mr. Schuyler, by which he agreed to provide funding to us equal to the difference between $400,000 and the amount of cash funding we received from investors, which amounted to $242,000 (the “Backstop Amount”). For his backstop commitment, we agreed to issue the director upon consummation of the Next Financing, which may be this offering (I) warrants to purchase a number of units equal to 150% of the Backstop Amount divided by the price per unit of the Next Financing (i.e., the initial public offering price); and (II) a number of units equal to 50% of the Backstop Amount divided by the price per unit of the Next Financing in addition to the other warrants and units issuable to all holders of the Senior Notes described above.

Medical Translation Services Agreement

On January 29, 2018, we entered a Medical Translation Services Agreement with a firm controlled by Dr. Johnson. Under this agreement, the firm is responsible for translating our allowed patent for validation in 22 countries in Europe that require translation into the native language. In return for these services, we agreed to pay the firm $67,304 in installments through April 2018 and issue shares of our common stock upon consummation of this offering or any other the sale by us of our equity securities resulting in gross proceed of $2,000,000 or more with the stock to be issued valued at $201,911 based on the price per share of the common stock in such offering.

Grant Incentive Plan

On April 1, 2018, the board of directors approved a Grant Incentive Plan to provide incentive for Bankole A. Johnson and Tomasz H. Zastawny, working together (together, the “Plan Participants”), to secure grant funding for us. Under the Grant Incentive Plan, we will make a cash payment to the Plan Participants each year based on the grant funding received by us in the preceding year in an amount equal to 10% of the first $1 million of grant funding received and 5% of grant funding received in the preceding year above $1 million. Amounts to be paid to the Plan Participants will be paid to each as follows: 50% in cash and 50% in stock.

Retirement of Performance Bonus Plan and Compensatory Stock Grants

On April 1, 2018, we granted 197,673, 50,000, and 44,636 shares of restricted common stock to Mr. Stilley, Dr. Johnson, and Mr. Truluck, respectively, in lieu of cash payments that were to be made to each executive officer under our performance bonus plan that we recently terminated. These shares of common stock are restricted from sale until March 31, 2021.

Participation in this Offering

William B. Stilley, III, our Chief Executive Officer, President, and one of our directors, Bankole Johnson, the Chairman of our board of directors, Kevin Schuyler, one of our directors, James W. Newman, Jr., one of our directors, and Keller Enterprises, an investment firm of which H. Robin Gilliland, one of our directors, is a principal, have indicated an interest in purchasing up to an aggregate of approximately $1,000,000 of units in this offering. Assuming an initial public offering price of $5.00 per unit, these directors would purchase approximately 200,000 of the 1,500,000 units offered in this offering based on these indications of interest. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less, or no units in this offering to these directors or these directors may determine to purchase more, less, or no units in this offering.

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SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there was no public market for our securities and a significant public market for our securities may not develop or be sustained after this offering. As described below, the approximately 5,074,224 shares outstanding immediately prior to the offering will not be available for sale immediately after this offering due to certain contractual and securities law restrictions on resale. Sales of substantial amounts of our common stock public market after these restrictions lapse could cause the prevailing market price to decline and limit our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding an aggregate of 6,574,224 shares of common stock (6,799,224 shares if the representative exercises its over-allotment option in full). In addition, we have reserved:

●	1,750,000 shares for future issuance under our 2017 equity incentive plan.

Of these shares, the 1,500,000 shares included as part of the units sold in this offering (1,725,000 shares if the underwriters exercise their over-allotment option in full) will be freely transferable without restriction or further registration under the Securities Act, except for any shares that are acquired by affiliates as that term is defined in Rule 144 under the Securities Act (“Rule 144”).

As a result of contractual restrictions described below and the provisions of Rule 144 and/or Rule 701, the shares sold in this offering and the restricted securities will be available for sale in the public market as follows:

●	the 1,500,000 shares included as part of the units in this offering (1,725,000 shares if the representative exercises its over-allotment option in full) will be eligible for immediate sale upon the completion of this offering;

●	approximately 5,074,224 restricted shares will be eligible for sale in the public market upon expiration of lock-up agreements 180 days/365 days after the date of this prospectus, which date may be extended in specified circumstances, subject to the volume, manner of sale and other limitations of Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the reporting requirements under the Exchange Act for at least 90 days a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the availability of current public information about us.

An affiliate of ours who has beneficially owned restricted shares of our common stock for at least twelve months (or six months, provided that such sale occurs after we have been subject to the reporting requirements under the Exchange Act for at least 90 days) would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of shares of our common stock then outstanding and (ii) the average weekly trading volume of our common stock on The NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Under Rule 701, common stock acquired pursuant to other awards granted under a written compensatory benefit plan (or written compensation contract) established by the issuer may be resold, to the extent not subject to lock-up agreements, (a) by persons other than affiliates, beginning 90 days after the effective date of this offering, and (b) by affiliates, subject to the manner-of-sale, volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the holding period requirement of Rule 144.

Lock-Up Agreements

In connection with this offering, our directors and officers and all other holders of our outstanding equity securities, on an as converted basis, will agree not to sell or otherwise dispose of any securities, without the prior written consent of Joseph Gunnar & Co., LLC, for a period of twelve months with respect to our directors and officers and six months with respect to all other holders of our outstanding equity securities after the date of this prospectus, subject to certain exceptions. See the section entitled “Underwriting”. The underwriters may release all or any portion of the securities subject to lock-up agreements.

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Material U.S. Federal Income and Estate Tax Consequences for Holders of OUR
Common Stock and warrants

The following are the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock and warrants acquired in this offering. However, this discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the common stock or warrants. This discussion applies only to a holder that holds common stock and warrants as capital assets for U.S. federal income tax purposes. In addition, it does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

●	certain financial institutions;

●	dealers or traders in securities who use a mark-to-market method of tax accounting;

●	persons holding common stock or warrants as part of a straddle, wash sale, or conversion transaction or persons entering into a constructive sale with respect to the common stock or warrants;

●	U.S. Holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

●	entities classified as partnerships for U.S. federal income tax purposes;

●	tax-exempt entities; or

●	Non-U.S. Holders (as defined below) that own, or are deemed to own, more than 5% of the common stock of the Company.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common stock or warrants, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding common stock or warrants and partners in such partnerships should consult their tax advisers as to their particular U.S. federal income tax consequences of holding and disposing of the common stock or warrants.

This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences and does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income and estate taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

In determining their tax basis for the common stock and warrant purchased together, holders should allocate their total purchase price between the common stock and warrant on the basis of their relative fair market values at the time of issuance. We expect, and this discussion assumes, that the price per share and price per warrant indicated on the cover of this prospectus supplement reflect the relative fair market value of the common stock and the warrants at the time of the issuance.

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Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

●	an individual who is a citizen or resident of the United States;

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions. Notwithstanding the preceding sentence, to the extent provided in the Treasury Regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, will be considered U.S. holders.

As used herein, the term “non-U.S. holder” means a beneficial owner of common shares that is not a U.S. holder other than a partnership. The rules governing U.S. federal income taxation of non-U.S. holders are complex, and the following discussion is intended only as a summary of such rules. Non-U.S. holders should consult their own tax advisors to determine the impact of U.S. federal, state and local income tax laws, including the possibility of U.S. income tax withholding on our distributions and any reporting requirements.

If a partnership is a beneficial owner of our common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their own tax advisors to determine the impact of U.S. federal, state and local income tax laws.

Distributions on Common Stock

As discussed above under “Market Prices and Dividend Policy,” we do not currently expect to make distributions on our common stock. In the event that we do make distributions of cash or other property, distributions paid on common stock, other than certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

Constructive Dividends on warrants

If we were to pay a taxable dividend to our shareholders and, in accordance with the anti-dilution provisions of the warrants, the exercise price of the warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a U.S. Holder of the warrants to the extent of our earnings and profits, notwithstanding the fact that the U.S. Holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make adjustments), that adjustment may also result in the deemed payment of a taxable dividend to a U.S. Holder. U.S. Holders should consult their tax advisers regarding the proper treatment of any adjustments to the warrants.

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of common stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Sale or Other Disposition, Exercise or Expiration of warrants

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of a warrant (other than by exercise) will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the warrant for more than one year at the time of the sale or other disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the warrants disposed of and the amount realized on the disposition.

In general, a U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a warrant by payment of the exercise price. A U.S. Holder’s tax basis in a share of common stock received upon exercise will be equal to the sum of (1) the U.S. Holder’s tax basis in the warrant and (2) the exercise price of the warrant. A U.S. Holder’s holding period in the stock received upon exercise will commence on the day after such U.S. Holder exercises the warrants.

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Although there is no direct legal authority as to the U.S. federal income tax treatment of an exercise of a warrant on a cashless basis, we intend to take the position that such exercise will not be taxable, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. In the former case, the holding period of the common stock should commence on the day after the warrant is exercised. In the latter case, the holding period of the common stock would include the holding period of the exercised warrants. However, our position is not binding on the IRS and the IRS may treat a cashless exercise of a warrant as a taxable exchange. U.S. Holders are urged to consult their tax advisers as to the consequences of an exercise of a warrant on a cashless basis.

If a warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in the warrant. This loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in the warrant is more than one year. The deductibility of capital losses is subject to limitations.

Passive activity losses and investment interest limitations

Dividends that we pay and gain arising from the sale or exchange by a U.S. holder of common shares will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. Dividends, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares, however, will not be treated as investment income except to the extent the shareholder elects to reduce the amount of his net capital gain eligible for the capital gains rate.

Additional tax on investment income

A U.S. holder that is an individual, estate or trust that does not fall into a special class of trusts that is exempt from such tax is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally includes gross income from dividends and net gain attributable to the disposition of certain property, such as our stock. Net investment income may, however, be reduced by properly allocable deductions to such income. U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of this 3.8% Medicare tax to their dividends and gains attributable to the disposition of our stock.

Information Reporting and Backup Withholding

Payments of dividends (including constructive dividends) and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup (currently at a rate 24%) withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service (“IRS”).

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of our common stock that is:

●	a nonresident alien individual;

●	a foreign corporation; or

●	a foreign estate or trust.

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You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States for U.S. federal income tax purposes. If you are such a person, you should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of our common stock.

Distributions on Common Stock and Constructive Dividends on warrants

As discussed under “Market Prices and Dividend Policy” above, we do not currently expect to make distributions on our common stock. In the event that we do make, or are deemed to make, distributions of cash or other property with respect to our common stock or warrants (including deemed dividends described above under “Tax Consequences to U.S. Holders—Constructive Dividends on warrants”), those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce your basis in our common stock or warrants, as applicable, but not below zero, and then will be treated as gain from the sale of our common stock or warrants, as applicable, as described below under “—Sale or Other Disposition of Common Stock or warrants.”

Dividends paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed applicable IRS Form W-8 certifying your entitlement to benefits under a treaty.

If dividends paid to you are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person. In this case, you will be exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock or warrants, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from shares of common stock, sales proceeds subsequently paid or credited, or other amounts payable or distributable to a Non-U.S. Holder. Non-U.S. Holders who are subject to withholding tax under such circumstances should consult their tax advisers as to whether it can obtain a refund for all or a portion of the withholding tax.

Sale or Other Disposition of Common Stock or Warrants

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our common stock or warrants unless:

●	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or

●	we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

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We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If you recognize gain on a sale or other disposition of our common stock or warrants that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Exercise of Warrants

In general, a Non-U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a warrant by payment of the exercise price. However, if a cashless exercise of warrants results in a taxable exchange, as described in “—Tax Consequences Applicable to U.S. Holders—Sale or Other Disposition, Exercise or Expiration of warrants,” the rules described above under “Sale or Other Disposition of Common Stock or warrants” would apply.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of dividends (including constructive dividends). Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our common stock or warrants. You may be subject to backup withholding (currently at a rate of 24%) on payments of dividends or on the proceeds from a sale or other disposition of our common stock or warrants unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends, as well as of gross proceeds of dispositions occurring after December 31, 2018 of our common stock or warrants, to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax adviser regarding the effects of FATCA on your investment in our common stock or warrants.

Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, our common stock and warrants will be treated as U.S.-situs property subject to U.S. federal estate tax.

WE RECOMMEND THAT PROSPECTIVE INVESTORS CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY APPLICABLE INCOME TAX TREATIES, OR ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS).

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DESCRIPTION OF OUR SECURITIES

The following description of our capital stock and the provisions of our certificate of incorporation and our bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws that will be in effect upon the closing of this offering. We have filed copies of these documents with the SEC as exhibits to our registration statement of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur prior to and upon the closing of this offering.

General

Upon the closing of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Prior to the consummation of the conversion, ADial Pharmaceuticals, L.L.C. had issued and outstanding 14,100,394 Class A units. 2,216,308 Profits Interest Units, and 1,870,469 Class B units held by 106 holders of record. As part of the corporate conversion/reincorporation which was consummated on October 11, 2017, the outstanding Class A units, Profits Interest Units and Class B have been automatically converted into 2,622,673 shares, 290,405 shares and 354,927 shares, respectively, with 292,309 shares issued subsequent to conversion, this represents an aggregate of 3,560,314 shares of common stock of Adial Pharmaceuticals, Inc.

The following description summarizes the terms of our capital stock after the corporate conversion/reincorporation. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws, as in effect immediately following the closing of this offering, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Common stock outstanding. After giving effect to (i) the corporate conversion/reincorporation and stock issuance subsequent to March 31, 2018, there are 3,560,314 shares of our common stock outstanding on the date hereof.

Common Stock to be issued upon consummation of this offering. Upon the consummation of this we have agreed to issue: (i) 683,655 shares of common stock to be included as part of the units to be issued upon the debt conversion: (ii) 20,000 shares of common stock to be included as part of the units we have agreed to issue to a consultant upon consummation of this offering (based on an assumed initial public offering price of $5.00 per unit); (iii) 378,035 shares of common stock to be issued to consultants, employees, and a debtholder upon consummation of this offering (based on an assumed initial public offering price of $4.99 per share); and (iv) 432,200 shares of common stock to be included as part of the units we have agreed to issue to debtholders who hold debt in the principal amount of $533,000 (including principal and interest through May 31, 2018) upon consummation of this offering (based on an assumed initial public offering price of $5.00 per unit).

Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See “Dividend Policy.”

Rights upon liquidation. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

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Preferred Stock

Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. Although we have no present plans to issue any other shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Class A Warrants

The investors that purchased Class A units in the financing that occurred in the fourth quarter of 2011 were also issued warrants to purchase 723,916 Class A Units at an exercise price of $0.001 per unit, expiring December 31, 2021. The warrants became exercisable to purchase 134,648 shares of our common stock at an exercise price of $0.0054 per share upon consummation of the conversion.

Class B Warrants

The investors that purchased Class B units were also issued warrants to purchase 1,870,469 Class B Units at an exercise price of $1.41 per unit, expiring December 31, 2031. The warrants contain adjustments in the case of stock splits, stock dividends, reorganizations and others similar transactions. The warrants became exercisable to purchase 347,907 shares of our common stock at an exercise price of $7.63 per share upon the consummation of the conversion.

Other Warrants

We have agreed to issue immediately following the date hereof a five-year warrant to a consultant to purchase an aggregate of 427,293 shares of common stock with an exercise price equal to the initial offering price of our common stock. We have also agreed to issue to a debt holder a two-year warrant to purchase 65,130 shares of common stock with an exercise price equal to the initial public offering price of our common stock. Each warrant provides that it may not be exercised if such exercise would result in the holder being the beneficial owner of in excess of 4.99% of our securities. Each warrant provides for cashless exercise if an effective registration statement registering the common stock underlying the warrant is not available. The exercise price of each warrant is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

We have agreed to issue immediately following the date hereof warrants (i) included as part of the units that we agreed to issue (a) upon the debt conversion to purchase 683,655 shares of our common stock; (b) to a consultant to purchase 20,000 shares of common stock (based on an assumed initial public offering price of $5.00 per unit); and (c) to certain consultants and debtholders to purchase 432,200 shares of our common stock (based on an assumed initial public offering price of $5.00 per unit). We also agreed to issue warrants to purchase 480,600 units, each unit comprised of a share of common stock and a common stock warrant (based on an assumed initial public offering price of $5.00 per unit).

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In June 2018, we also issued to the investor a warrant to purchase 300,000 shares of our common stock exercisable at $3.75 per share which will be exercisable for a term of five years. Upon the written request of the warrant holder, given no more than once and no earlier than one hundred and eighty (180) days after we become a reporting company under the Exchange Act, we have agreed to prepare and file with the SEC within ninety (90) days of our receipt of such request a registration statement on Form S-1 covering the resale of the shares of common stock issuable under the warrant, and to use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC and remain effective for exercise period of the warrant.

We have agreed to issue immediately following the date hereof a four year warrant to the representative of the underwriters, as a portion of the underwriting compensation payable to the underwriters in connection with this offering, to purchase 60,000 shares of our common stock with an exercise price of 125% of the initial offering price.

Convertible Promissory Notes

On September 10, 2016 and November 24, 2016, we issued convertible promissory notes in the aggregate principal amount of $200,000 and $35,000, respectively, (the “Notes”). The Notes bear interest at a rate of 15% per annum and mature on August 31, 2029 unless earlier converted or prepaid. The Notes are a general unsecured obligation of the Company and is not guaranteed by any other person or entity or secured by any assets of the Company.

Prepayment

The Notes may be prepaid by a cash payment of an amount equal to the outstanding principal balance of the Note, and any accrued but unpaid interest thereon at such time (the “Outstanding Balance”), plus an additional payment equal to 200% of the Outstanding Balance and by additionally issuing Class A units to the holder with the number of units to be issued being equal to the Outstanding Balance divided by the Conversion Cap Price (i.e., the number of Class A units shall be equal to the quotient of the Outstanding Balance divided by the Conversion Cap Price).

The “Conversion Cap Price” is, at the time the Note is converted to Equity Securities per the terms hereunder, the price per unit shall be equal to the quotient of $2,000,000 divided by the aggregate number of the Company’s outstanding units as of the date immediately prior to the initial closing of the Qualified Financing (assuming full conversion or exercise of all convertible and exercisable securities then outstanding other than the Notes).

Conversion of the Notes

(i) Conversion Upon a Qualified Financing. In the event that the Company issues and sells an interest (“Equity Securities”) in the Company to investors (the “Investors”) resulting in gross proceeds to the Company of at least $2,000,000 (not including the conversion of the Note and other notes) (a “Qualified Financing”), then the Outstanding Balance of a Note automatically converts in whole without any further action by a holder into such Equity Securities at a conversion price equal to the lesser of: (i) one third (1/3) of the per unit price paid by the Investor in such Equity Securities in the Qualified Financing; or (ii) the Conversion Cap Price.

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(ii) Conversion Upon Sale of Company. If the Notes have not been previously converted to Equity Securities and we elect to consummate a Sale of the Company, then notwithstanding any provision of the Note to the contrary, the Outstanding Balance of a Note automatically converts in whole without any further action by a holder into a newly created class of units (the “Class XX Units”) at a conversion price equal to the Conversion Cap Price. Class XX Units will be a newly created class of LLC Units (defined in the LLC Operating Agreement) representing Membership Interests (defined in the LLC Operating Agreement) that are identical to Class A Units (defined in the LLC Operating Agreement) except as follows: (i) Class XX Units will receive cumulative distributions in preference to all other LLC Units in an amount equal to three (3) times the Outstanding Balance at the time of conversion (the “Preferential Distribution”), and (ii) after receiving the Preferential Distribution, Class XX Units will then receive distributions at least to the extent as any distributions are received by Class A Units with an associated Contributed Capital (defined in the LLC Operating Agreement) of less than $0.01 per Unit.

“Sale of the Company” means (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the members of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided, however, that a Sale of the Company shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale or other disposition of all or substantially all of the assets of the Company.

(iii) Conversion at Maturity. If the Notes have not been previously converted to Equity Securities effective upon the Maturity Date, a holder may elect to convert each of the Notes into Class XX Units as if a Sale of the Company had occurred by delivery of written notice to the Company at least thirty (30) days prior to the Maturity Date of the intent to make such election to convert.

Default

If there shall be any Event of Default hereunder, at the option and upon the declaration of the Holder and upon written notice to us (which election and notice shall not be required in the case of an Event of Default under Section (ii) or (iii)), the Notes shall accelerate and three (3) times the Outstanding Balance shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(i)	we fail to pay timely any of the principal amount, accrued interest or other amounts due under the Notes on the date the same becomes due and payable;

(ii)	we default in our performance of any covenant in the Notes;

(iii)	we file any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(iv)	an involuntary petition is filed against us (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any of our property.

The Notes provide that if we convert to a corporation that all references to units shall be interpreted to be references to shares with terms and preference practically similar to such membership units.

The notes and accrued interest will automatically convert into 683,655 units upon consummation of this offering (based on interest calculated through May 31, 2018 and an assumed initial offering price of $5.00 per unit).

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2017 Bridge Notes and Warrants

In May 2017, we issued to one lender in consideration of our receipt of $250,000, the Senior Secured Bridge Note in the principal amount of $287,500 together with a warrant with a cashless exercise feature exercisable to purchase shares of common stock equal to $287,500 divided by the initial offering price of our common stock in our initial public offering (57,500 shares of common stock at an assumed initial offering price of $4.99 per share) at an exercise price of equal to the price of common stock sold in our next financing of $250,000 or more. In addition, we agreed to issue upon consummation of this offering such number of shares of common stock having a value equal to $29,000 based upon the initial public offering price or 5,800 shares of our common stock (at an assumed initial offering price of $4.99 per share). The Senior Secured Bridge Note had an initial maturity date of February 5, 2018, was secured by our assets (other than our licenses), bore interest at a rate of 2% per annum and provided that we must redeem the note upon consummation of a financing with proceeds in the amount of $250,000 or more. On February 22, 2018, the lender agreed to settle the Senior Secured Bridge Note for a payment of $150,000 in cash, and our agreement to (i) pay, on consummation of a sale of equity with proceeds greater than $2,000,000, a further cash payment of $100,000, (ii) to issue upon such consummation (x) a number of shares of common stock equal to $50,000 divided by the price per share of the sale, and (y) warrants to purchase a number of shares of common stock equal to $325,000 divided by the price per share of the sale, at a strike price equal to the price per share of the sale.

On November 21, 2017, we issued to four (4) of our directors (Messrs. Johnson, Newman, Schuyler and Stilley) and a consultant in consideration of our receipt of an aggregate $100,000, Subordinated Notes in the principal amount of $115,000 together with warrants with a cashless exercise feature exercisable to purchase units equal to $115,000 divided by the initial offering price of our units in this offering (11,500 shares of common stock at an assumed initial offering price of $5.00 per unit) or at an exercise price equal to the price of common stock sold in our next financing of $250,000 or more. The Subordinated Notes were secured by our assets (other than our licenses), bore interest at a rate of 2% per annum and provided that we must redeem the note at 108.65% of the principal amount upon consummation of a financing with proceeds in the amount of $250,000 or more. The Subordinated Notes matured on February 5, 2018, and upon maturity $125,000 was paid in full satisfaction of the principal and interest outstanding on such notes.

2018 Senior Secured Notes

On February 22, 2018 and March 1, 2018, we entered Security Purchase Agreements pursuant to which we issued Senior Secured Notes in the aggregate principal amount of $510,000 (the “Senior Notes”) to a number of our directors and entities that they control as well as two consultants. The Senior Notes rank pari passu with respect to seniority as to payment to one another, senior as to payment as to all other outstanding debt, and is secured by a lien on substantially all of our assets. The Senior Notes, as amended, bear interest at rate of 18% per annum and are payable upon the earlier of August 1, 2018 or upon our consummation of our next debt or equity financing, including, without limitation, this offering or a change of control of us. Additionally, upon consummation by us of any debt or equity financing in the amount of $2,000,000 or more, including this offering (the “Next Financing”), we agreed to issue to holders of the Senior Notes: (i) warrants to purchase a number of units equal to 400% of the principal amount of the Senior Notes divided by the price per unit of the Next Financing; and (ii) a number of units equal to 400% of the principal amount of the Senior Notes divided by the price per unit of the Next Financing. The warrants will have an exercise price equal to the price per unit of the Next Financing and will be exercisable for a term of five years. A portion of the proceeds from the Senior Notes ($150,000) was used, along with our agreement to issue certain securities upon the consummation of the Next Financing, to satisfy in full the senior secured bridge note that we issued in May 2017 (the “Senior Secured Bridge Note”). In addition, $100,000 of the $510,000 principal amount of Senior Notes are Senior Notes that were issued in exchange for the cancellation of our subordinated secured notes in the aggregate principal amount of $115,000 (the “Subordinated Notes”) and related warrants.

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On June 3, 2018, we entered into a Security Purchase Agreement pursuant to which we issued the June 2018 Senior Note in the principal amount of $325,000 to one accredited institutional investor. The June 2018 Senior Note ranks pari passu with respect to seniority as to payment with the $510,000 in outstanding other Senior Notes issued by us in February and March 2018, senior as to payment as to all other outstanding debt, and is secured by a lien on substantially all of our assets. The June 2018 Senior Note was issued at an original issue discount of 15.38%, or $48,500, does not bear interest and is payable on March 5, 2019 or upon an earlier event of default, including, without limitation, a change of control of us. The June 2018 Senior Note is convertible into shares of our common stock at a conversion price of $2.00 per share, subject to adjustment for certain dilutive issuances. Additionally, in the event of the consummation by us of a dilutive financing (defined as any debt or equity financing in the amount of $2,000,000 or more, at a price of less than $2.00 per share of common stock), we have agreed to reduce the conversion price then in effect to a price equal to 50% of the per share price of the common stock issued in the Dilutive Financing. We also issued to the investor a warrant to purchase 300,000 shares of our common stock exercisable at $3.75 per share which will be exercisable for a term of five years.

CRO Option

We issued an option which expires on the earlier of either March 14, 2021 or consummation of our next financing of $3,000,000 or more, to a service provider to acquire up to $100,000 of securities issued in our next financing of $3,000,000 or more at a purchase price equal to a 15% discount to the lowest price paid by a majority of the other investors in the financing. This option will become exercisable to acquire up to 23,529 shares of our common stock in this offering at a purchase price equal to $4.25 per share.

Other Options

We had issued and had outstanding options to purchase a total of 937,000 Class A Units to directors, officers, and consultants at an exercise price of $1.06 per unit, vesting monthly over 3 years and with certain options delaying the vesting of the first 1/6 of the total grant until 4 to 6 months after the date the options were granted. The options have a term of ten years. As a result of the conversion/reincorporation, these options became options to purchase 174,282 shares of common stock at an exercise price of $5.70 per share.

Anti-Takeover Effects of Delaware Law

The provisions of Delaware law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

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Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide that:

●	our board of directors is divided into three classes, one class of which is elected each year by our stockholders with the directors in each class to serve for a three-year term;

●	the authorized number of directors can be changed only by resolution of our board of directors;

●	directors may be removed only by the affirmative vote of the holders of at least 60% of our voting stock, whether for cause or without cause;

●	our bylaws may be amended or repealed by our board of directors or by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of our stockholders;

●	stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

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●	our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve;

●	our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors; and

●	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Board Classification

Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. For more information on the classified board, see “Management—Board of Directors and Executive Officers.” The classification of our board of directors and the limitations on the ability of our stockholders to remove directors could make it more difficult for a third-party to acquire, or discourage a third-party from seeking to acquire, control of us.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Our certificate of incorporation, which will become effective upon the closing of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to us or our stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	transaction from which the directors derived an improper personal benefit.

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These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We have obtained a policy of directors’ and officers’ liability insurance.

We plan to enter into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for any and all expenses (including reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.

Limits on Special Meetings

Special meetings of the stockholders may be called at any time only by the board of directors, Chairman or our Chief Executive Officer, subject to the rights of the holders of any series of preferred stock.

Election and Removal of Directors

Directors are elected by a plurality of the votes of shares present in person or represented by proxy at a meeting and entitled to vote generally on the election of directors. Our stockholders may remove directors only with the vote of sixty percent (60%) of the stockholders, whether for cause or without cause. Our board of directors may appoint a director to fill a vacancy, including vacancies created by the expansion of the board of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Amendments to Our Governing Documents

Generally, the amendment of our certificate of incorporation requires approval by our board of directors and a majority vote of stockholders. Any amendment to our bylaws requires the approval of either a majority of our board of directors or approval of at least sixty-six and two-thirds (66 2/3%) of the votes entitled to be cast by the holders of our outstanding capital stock in elections of our board of directors.

Listing

We have applied to list our shares of common stock and warrants for trading on The NASDAQ Capital Market under the symbols “ADIL,” and “ADILW,” respectively. No assurance can be given that our listing application will be approved.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for our common stock and warrant agent for our warrants offered in this offering is VStock Transfer, LLC.

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DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Units

We are offering units in this offering at an assumed initial offering price of $5.00 per unit. Each unit consists of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price equal to $6.25 (based on an assumed initial public offering price of $5.00 per unit), which is 125% of the public offering price of the units. The shares of common stock and warrants may be transferred separately immediately upon issuance.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Our Securities” in this prospectus.

Warrants

Warrants to Be Issued in the Offering

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and VStock Transfer, LLC, as warrant agent, and the form of warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agent agreement, including the annexes thereto, and form of warrant.

Exercisability. The warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the warrants is $6.25 per share (based on an assumed initial public offering price of $5.00 per unit) or 125 % of public offering price of the common stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

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Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

 Exchange Listing. We have applied to list our warrants for trading on The NASDAQ Capital Market under the symbol “ADILW”. No assurance can be given that our listing application will be approved or that a trading market will develop.

Warrant Agent. The warrants will be issued in registered form under a warrant agent agreement between VStock Transfer, LLC, as warrant agent, and us. The warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Governing Law. The warrants and the warrant agent agreement are governed by New York law.

Representative’s Warrants

Please see “Underwriting — Representative’s Warrants” for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the representative’s warrants prior to the closing of this offering.

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UNDERWRITING

Joseph Gunnar & Co., LLC is acting as the representative of the underwriters of the offering (the “Representative”). We have entered into an underwriting agreement dated       , 2018 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per unit less the underwriting discounts set forth on the cover page of this prospectus, the number of units listed next to its name in the following table:

Underwriter	Number of Units
Joseph Gunnar & Co., LLC
Dawson James Securities, Inc.
Total	1,500,000

The underwriters are committed to purchase all the units offered by us other than those covered by the option to purchase additional units described below, if they purchase any securities. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option.   We have granted the representative an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the representative to purchase a maximum of (i) 225,000 additional shares of common stock included in the units, and/or (ii) warrants to purchase 225,000 shares of common stock included in the units (15% of the shares of common stock and warrants included in the units sold in this offering) from us in any combination thereof to cover over-allotments, if any. If the representative exercises all or part of this option, they will purchase shares and/or warrants covered by the option at the public offering price per share and warrant, respectively, that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $        and the total net proceeds, before expenses, to us will be $        .

Discount. The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the representative of its over-allotment option.

	Per Unit	Total Without Over-allotment Option	Total With Over-allotment Option
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$
Non-accountable expense allowance (1%)(1)	$	$	$

(1)	The non-accountable expense allowance will not payable with respect to representative’s exercise of the over-allotment option.

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The underwriters propose to offer the units offered by us to the public at the public offering price per unit set forth on the cover of this prospectus. In addition, the underwriters may offer some of the units to other securities dealers at such price less a concession of $   per unit. After the initial offering, the public offering price and concession to dealers may be changed.

We have paid an expense deposit of $8,000 to the representative, which will be applied against the accountable expenses that will be paid by us to the representative in connection with this offering. The $8,000 expense deposit will be returned to us to the extent not actually incurred. The underwriting agreement also provides that in the event the offering is terminated, the $8,000 expense deposit paid to the representative will be returned to us to the extent that offering expenses are not actually incurred by the representative in accordance with FINRA Rule 15110(f)(2)(C).

In addition to the 1% non-accountable expense allowance, we have also agreed to pay the underwriters’ expenses relating to the offering, including (a) all Public Offering Systems filing fees associated with the review of the offering by FINRA; (b) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 in the aggregate; (c) all fees, expenses and disbursements relating to the registration, or qualification or exemption of the securities in the offering under the “blue sky” securities laws (including all filing and registration fees and the reasonable fees and disbursements of “blue sky” counsel up to $2,500; (d) the costs of all mailing and printing of the underwriting documents (including, without limitation, the Underwriting Agreement, any blue sky surveys and, if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriters’ questionnaire and power of attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (e) the costs (up to $5,000) associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones; (f) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (g) the fees and expenses of underwriter’s legal counsel up to $65,000; (h) the $23,000 cost associated with the use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (i) upon successful completion of this offering, and (j) up to $20,000 of the representative’s actual accountable “road show” expenses for the offering.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and non-accountable expense allowance, will be approximately $660,000.

Discretionary Accounts. The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements. We, our directors and executive officers and substantially all of our other stockholders expect to enter into lock up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of twelve months with respect to us, our directors and our officers and six months with respect to us and our other stockholders from the effective date of the registration statement of which this prospectus is a part without the prior written consent of the representative, agree not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of our securities or any securities convertible into or exercisable or exchangeable for shares of our common stock owned or acquired on or prior to the closing date of this offering (including any shares of common stock acquired after the closing date of this offering upon the conversion, exercise or exchange of such securities); (2) file or caused to be filed any registration statement relating to the offering of any shares of our capital stock; (3) in the case of the company, completes any offering of debt securities, other than entering into a line of credit with a traditional bank, or (4) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1), (2) or (4) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, except for certain exceptions and limitations.

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Representative’s Warrants. We have agreed to issue to the representative warrants to purchase up to a total of 60,000 shares of common stock (4% of the shares of common stock sold in this offering, excluding the over-allotment). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at an assumed per share price equal to $6.25 per share, or 125% of the public offering price per unit in the offering (assuming an initial offering price of $5.00 per unit). The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. In addition, the warrants provide for registration rights upon request, in certain cases. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal. Subject to the closing of this offering and certain conditions set forth in the underwriting agreement, until twenty-four (24) months from the date of effectiveness of the registration statement of which this prospectus forms a part, the representative shall have a right of first refusal to act as lead investment banker, lead book-runner and/or lead placement agent, at its sole discretion, for each and every of our future public equity offerings for us, or any of our successors or subsidiaries, on terms customary to the Representative. The representative in conjunction with us, shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation.

NASDAQ Capital Market Listing. We have applied to list our shares of common stock and warrants for trading on The NASDAQ Capital Market under the symbols “ADIL,” and “ADILW,” respectively. No assurance can be given that our listing application will be approved.

Electronic Offer, Sale and Distribution of Securities. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of units to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Determination of the Initial Public Offering Price. Prior to this offering, there has been no public market for our securities. The initial public offering price per unit was determined through negotiations between us and the representative of the underwriters. In addition to prevailing market conditions, the factors considered in determining the initial public offering price included the following:

●	the information included in this prospectus and otherwise available to the representative;

●	the valuation multiples of publicly traded companies that the representative believes to be comparable to us;

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●	our financial information;

●	our prospects and the history and the prospects of the industry in which we compete;

●	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

●	the present state of our development; and

●	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our securities may not develop. It is also possible that, after the offering, the securities will not trade in the public market at or above the initial public offering price and that the warrants will not trade above their exercise price.

●	Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

●	Over-allotment transactions involve sales by the underwriters of securities in excess of the number of shares and warrants the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares and warrants to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

143

Passive market making. In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the units and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and the Netherlands

The information in this document has been prepared on the basis that all offers of common stock will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of common stock has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

144

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statement);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)I of the Prospectus Directive) subject to obtaining the prior consent of the company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the common stock has not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the common stock cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The common stock has not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such common stock been registered for sale in Israel. The shares and warrants may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale in Israel, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

145

Italy

The offering of the common stock in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the common stock may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the common stock or distribution of any offer document relating to the common stock in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the common stock in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such common stock being declared null and void and in the liability of the entity transferring the common stock for any damages suffered by the investors.

Japan

The common stock has not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the common stock may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires common stock may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of common stock is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the common stock has not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of common stock in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

146

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the common stock be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of common stock in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the common stock have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the common stock and warrants within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the common stock or warrants, including the receipt of applications and/or the allotment or redemption of such shares or warrants, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for common stock is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the common stock. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common stock may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances that do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common stock has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

147

LEGAL MATTERS

The validity of the securities being offered by this prospectus have been passed upon for us by Gracin & Marlow, LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Blank Rome LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 included in this Registration Statement have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering to sell. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet website. Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

148

ADIAL PHARMACEUTICALS, INC.

FINANCIAL STATEMENTS

Three month periods ended March 31, 2018 and 2017 (unaudited)

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of ADial Pharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of ADial Pharmaceuticals, Inc. (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has recurring losses, negative cash flows from operations and an accumulated deficit. As more fully described in Note 2, these conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. If the Company is unable to obtain financing, there could be a material adverse effect on the Company.

/s/ Friedman LLP

We have served as the Company’s auditor since 2016.

East Hanover, New Jersey

April 13, 2018

F-2

ADIAL PHARMACEUTICALS, INC.

BALANCE SHEETS

	December 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$18,248	$87,993
Prepaid expenses and other current assets	9,000	18,303
Note receivable – related party	—	35,117
Total Current Assets	27,248	141,413

Intangible assets – net	7,298	7,863
Other assets	—	2,250
Total Other Assets	7,298	10,113

Total Assets	$34,546	$151,526

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$342,082	$20,012
Senior secured bridge note payable, net of discount of $23,363 at December 31, 2017	351,637	—
Subordinated notes payable – related parties, net of discount $11,685 at December 31, 2017	103,315	—
Convertible notes payable, net of discount of $687 and $745 at December 31, 2017 and 2016, respectively	234,313	234,255
Derivative liability	752	752
Total Current Liabilities	1,032,099	255,019

Commitments and contingencies

Stockholders’ Deficit
Preferred Stock, 5,000,000 shares authorized with a par value of $0.001 per share, 0 shares outstanding at December 31, 2017 and 2016	—	—
Common Stock, 50,000,000 shares authorized with a par value of $0.001 per share, 3,268,005 and 3,260,987 shares outstanding at December 31, 2017 and 2016, respectively	3,268	3,261
Additional paid in capital	(596,829)	9,831,491
Accumulated deficit	(403,992)	(9,938,245)
Total Stockholders’ Deficit	(997,553)	(103,493)

Total Liabilities and Stockholders’ Deficit	$34,546	$151,526

The accompanying notes are an integral part of these financial statements.

F-3

ADIAL PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2017	2016
Operating Expenses:
Research and development expenses	$182,107	$146,143
General and administrative expenses	813,179	264,664
Total Operating Expenses	995,286	410,807

Loss From Operations	(995,286)	(410,807)

Other Income (Expense)
Interest income	367	240
Change in fair value of derivative liability	—	10
Interest expense	(144,537)	(9,643)
Total other income (expense)	(144,170)	(9,393)

Loss Before Provision For Income Taxes	(1,139,456)	(420,200)
Provision for income taxes	—	—

Net Loss	$(1,139,456)	$(420,200)

Net loss per share, basic and diluted	$(0.35)	$(0.13)

Weighted average shares, basic and diluted	3,264,385	3,258,002

The accompanying notes are an integral part of these financial statements.

F-4

ADIAL PHARMACEUTICALS, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2017 and 2016

	Common Stock		Additional Paid In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance, January 1, 2016	3,241,556	$3,242	$9,677,948	$(9,518,045)	$163,145
Equity-based compensation	29,992	30	153,533	—	153,563
Repurchased Stock	(10,561)	(11)	10	—	(1)
Net loss	—	—	—	(420,200)	(420,200)
Balance, December 31, 2016	3,260,987	$3,261	$9,831,491	$(9,938,245)	$(103,493)
Conversion from LLC to C Corporation	—	—	(10,673,709)	10,673,709	—
Equity-based compensation	—	—	205,396	—	205,396
Sale of Common Stock	7,018	7	39,993	—	40,000
Net loss	—	—	—	(1,139,456)	(1,139,456)
Balance, December 31, 2017	3,268,005	$3,268	$(596,829)	$(403,992)	$(997,553)

The accompanying notes are an integral part of these financial statements.

F-5

ADIAL PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,139,456)	$(420,200)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity-based compensation	205,396	153,563
Amortization of intangible assets	565	565
Amortization of discount	102,263	17
Change in fair value of derivative liability	—	(10)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	9,670	24,867
Note receivable – related party	(367)	(117)
Other assets	2,250	—
Accounts payable and accrued expenses	324,817	(17,473)
Due to related party	—	(15,596)
Net cash used in operating activities	(494,862)	(274,384)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from note receivable – related party	35,117	—
Net cash provided by investing activities	35,117	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	40,000	—
Proceeds from Convertible Notes Payable	—	200,000
Proceeds from Senior Bridge Note Payable	250,000	—
Proceeds from Subordinated Notes Payable	100,000	—
Net cash provided by financing activities	390,000	200,000

NET DECREASE IN CASH AND CASH EQUIVALENTS	(69,745)	(74,384)

CASH AND CASH EQUIVALENTS-BEGINNING OF YEAR	87,993	162,377

CASH AND CASH EQUIVALENTS-END OF YEAR	$18,248	$87,993

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$—	$—
Income taxes paid	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt discount from recognition of derivative liability	$—	$762
Note receivable – subscription for convertible notes	$—	$35,000

The accompanying notes are an integral part of these financial statements.

F-6

ADIAL PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

1 — DESCRIPTION OF BUSINESS

Adial Pharmaceuticals, Inc. (the “Company” or “Adial”) was converted from a limited liability company to a corporation and reincorporated in Delaware on October 1, 2017 from ADial Pharmaceuticals, LLC, which was formed on November 23, 2010 in the Commonwealth of Virginia. Adial is presently engaged in the development of medications for the treatment of addictions and related disorders.

The Company is planning to commence its first Phase 3 clinical trial of its lead compound AD04 (“AD04”) for the treatment of alcohol use disorder when the necessary funding becomes available (Note 2). Both the U.S. Food and Drug Administration (“FDA”) and the European Medicines Authority (“EMA”) have indicated they will accept heavy-drinking-based endpoints as a basis for approval for the treatment of alcohol use disorder rather than the previously required abstinence-based endpoints. Key patents have been issued in the United States, the European Union, and other jurisdictions for which the Company has exclusive license rights. The active ingredient in AD04 is ondansetron, a serotonin-3 antagonist. Due to its mechanism of action, AD04 has the potential to be used for the treatment of other addictive disorders, such as obesity, smoking, and drug addiction.

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Liquidity, Going Concern and Uncertainties

The financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. To date, the Company has not generated any revenues. As of December 31, 2017, the Company had an accumulated deficit of approximately $0.4 million (net of reclassification of its accumulated deficit prior to 2017 of approximately $10.7 million to Additional paid in capital on reincorporation), and has incurred net losses of approximately $1.1 million and $0.4 million for the years ended December 31, 2017 and 2016, respectively. Based on the current development plans for AD04 in both the U.S. and foreign markets and the Company’s other operating requirements, management believes that the existing cash at December 31, 2017 will not be sufficient to fund operations for at least the next twelve months following the issuance of these financial statements. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company’s continued operations will depend on its ability to raise additional capital through equity and/or debt financings, strategic relationships, or out-licensing of its products in order to complete its ongoing research and development efforts and the planned Phase 3 clinical trial. Subsequent to year end, as noted in Note 14, the Company raised approximately $410,000 through interim financing sources. In addition, management is actively pursuing a capital raise through an IPO, but can provide no assurances that such financing will be successful. Without this funding, the Company would exhaust its existing cash reserves by the end of the second quarter of 2018 and would be required to delay, scale back or eliminate some or all of its research and development programs which would likely have a material adverse effect on the Company.

The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Generally, the Company’s operations are subject to a number of factors that can affect its operating results and financial condition. Such factors include, but are not limited to: the results of clinical testing and trial activities of the Company’s product candidates; the ability to obtain regulatory approval to market the Company’s products; the ability to manufacture the Company’s products successfully; competition from products manufactured and sold or being developed by other companies; the price of, and demand for, Company products; the ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products; and the ability to raise capital to support its operations.

F-7

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant items subject to such estimates and assumptions include the valuation of equity-based compensation, derivative liabilities, intangible assets useful life, and contingent liabilities. Future events and their effects cannot be predicted with certainty; accordingly, accounting estimates require the exercise of judgment. Accounting estimates used in the preparation of these financial statements change as new events occur, as more experience is acquired, as additional information is obtained and as the operating environment changes.

Basic and Diluted Earnings (Loss) per Share

Basic and diluted earnings (loss) per share are computed based on the weighted-average outstanding shares of stock, which are all voting shares. For purposes of these statements, the conversion of units into common shares associated with the reorganization of ADial Pharmaceuticals, LLC into Adial Pharmaceuticals, Inc (see Note 11) on October 2, 2017 has been retroactively reflected for all periods presented.

Common stock equivalents consist of outstanding warrants, options, and outstanding convertible notes (see Note 7). Stock equivalents of warrants to purchase approximately 682,555 common shares, and shares to be issued upon exercise of 174,282 options outstanding were all excluded from the computation of diluted earnings (loss) per share for the years ended December 31, 2017 and 2016, because their effect on the loss per share is anti-dilutive.

The Company is contemplating an initial public offering of 1,500,000 shares of common stock (“IPO”), with an expected offering price of $5 per share. Existing agreements require the issuance of shares of common stock and warrants to purchase shares of common stock in the event of an IPO. Should the IPO be completed on the expected terms, the total number of common shares and share equivalents issued related to the agreements outstanding at December 31, 2017 would be as follows:

Common stock issued upon conversion of the convertible debt	621,469
Common stock issued for compensation	330,120
Warrants issued for compensation	336,040
Common stock issued in connection with the anticipated offering	1,500,000
Warrants issued in connection with the anticipated offering	60,000
2,847,629

Additionally, should the IPO be completed on the expected terms, the total number of additional common shares and share equivalents issued related to the agreements entered into subsequent to the year ended December 31, 2017 will be as follows:

Common stock issued in connection with debt issuance, debt commitment guarantee, and debt settlement	442,200
Common stock issued a contractor	40,382
Warrants issued in connection with debt issuance, debt commitment guarantee, and debt settlement	545,600
1,028,182

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At times, the Company’s cash balances may exceed the current insured amounts under the Federal Deposit Insurance Corporation. There were no accounts that exceeded federally insured limits at December 31, 2017 or 2016.

F-8

Intangible Assets

Intangible assets consist primarily of the trademarks and copyrights. The trademarks and copyrights will be amortized using the straight-line method based on an estimated useful life of 20 years.

Impairment of Long-Lived Assets

The Company’s long-lived assets (consisting of the trademarks) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by that asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Research and Development

Research and development costs are charged to expense as incurred. Research and development expenses includes fees associated with consultants supporting our research and development endeavors and the acquisition of technology rights. These costs are charged to operations as incurred as research and development expense.

Embedded Derivative Liability — Convertible Notes

The Company has convertible notes outstanding at December 31, 2017 and 2016 with a default payment provision (a default provision that requires payment of three times the outstanding principal amount plus accrued interest). The Company determined that the default provision is an embedded component that qualifies as a derivative which should be bifurcated from the convertible notes and separately accounted for in accordance with FASB ASC 815, “Derivatives and Hedging”. ASC 815 – 15 – 25 – 42 establishes criteria to determine whether puts are closely and clearly related to a debt host should the debt contain a substantial premium or default provision (one that is greater than 10% of the principal resulting from puts that require payoff for more than 110% of principal amount outstanding). The embedded derivative is recorded at fair value on the date of issuance and marked-to-market at each balance sheet date with the change in the fair value recorded as income or expense in the statement of operations (see Note 8).

Equity-Based Compensation

Prior to its reincorporation as a Delaware corporation on October 1, 2017, the Company issued Profits Interest Units (“PIU”) to certain employees. The Company treated the PIU’s it issued in the form of Class A membership Units as compensation in a manner consistent with how stock-based compensation of a C-corporation would be treated if the membership units were shares of a C-corporation. Because the arrangement was primarily based on the price of the Company’s equity instruments and there were no substantive repurchase provisions, the arrangement was accounted for under FASB ASC 718 “Compensation — Stock Compensation” (“ASC 718”). The Company measured the cost of these equity awards based on the grant date fair value of the awards. That cost was recognized on a straight-line basis over the period during which the employee was required to provide service in exchange for the entire award. The fair value of the PIU’s and options to purchase Class A units outstanding on the date of grant was calculated using the Black-Scholes option pricing model, based on key assumptions such as the fair value of Class A units, expected volatility and expected term. The Company’s estimates of these assumptions are primarily based on third-party valuations, historical data, peer company data and the judgment of management regarding future trends. All equity-based compensation transactions prior to October 1, 2017 have been retrospectively reflected for the conversion of units into common shares associated with the reorganization of ADial Pharmaceuticals, LLC into Adial Pharmaceuticals, Inc (see Note 11).

F-9

The Company accounts for equity-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50 “Equity – Based Payments to Non-employees”. The non-cash charge to operations for non-employee PIU’s with time based vesting provisions is based on the fair value of the PIU’s re-measured each reporting period and amortized to expense over the remaining vesting period.

Income Taxes

Effective on completion of the LLC conversion, the Company accounts for income taxes using the asset and liability method. The Company was reorganized as a C corporation in 2017. Prior to reorganization, for federal and state income tax purposes, the Company was a limited liability company treated as a partnership, in which income tax liabilities and/or benefits were passed through to the Company’s unitholders. As such, the Company did not directly pay federal and state income taxes and recognition was not given to federal and state income taxes for the operations of the Company prior to reorganization.

Effective on completion of the LLC conversion, the Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and tax carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. See Note 13 for additional details of the Company’s accounting for income taxes.

Recent Accounting Pronouncements

Statement of Cash Flows — In 2016 the FASB issued ASU 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments” and ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”. ASU 2016-15 addresses the presentation and classification of certain cash receipts and payments in the statement of cash flows. ASU 2016-18 is intended to reduce diversity in the presentation of restricted cash and restricted cash equivalents in the cash flows statement. The statement requires that restricted cash and restricted cash equivalents to be included as components of total cash and cash equivalents as presented on the statement of cash flows. These pronouncements go into effect for periods beginning after December 15, 2017. The Company does not believe the adoption of these pronouncements will have a material effect on the Company’s financial statements.

Leases — In February 2016, the FASB issued ASU 2016-02 which amends existing lease accounting guidance, and requires recognition of most lease arrangements on the balance sheet. The adoption of this standard will result in the Company recognizing a right-of-use asset representing its rights to use the underlying asset for the lease term with an offsetting lease liability. ASU 2016-02 will be effective for fiscal years beginning after December 15, 2018. The Company is currently evaluating the potential impact of the adoption of this accounting pronouncement to its financial statements.

Stock Compensation — In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which will simplify the income tax consequences, accounting for forfeitures and classification on the Statement of Cash Flows. This standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016, with early adoption permitted. The adoption of Topic 718 did not have a material impact to our financial statements, including the presentation of equity-based compensation in our Statements of Operations.

F-10

3 — NOTES RECEIVABLE — RELATED PARTY

On November 24, 2016, the Chairman of the Board issued a promissory note to the Company in the amount of $35,000, payable with interest on or before June 6, 2017. Interest was calculated at a 5% interest rate per annum and shall be added to the principal balance of this note receivable. The Chairman subscribed to $35,000 of the Company’s convertible notes issued which generated this note receivable (see Note 7).

During the year ended December 31, 2017, the Company received approximately $35,500 from this related party for this note receivable, and the Company accrued interest of $367 on this note for the year ended December 31, 2017. As of December 31, 2017, this note has been paid in full.

4 — INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following:

	Useful life	December 31, 2017	December 31, 2016
Trademarks and Copyrights	20 years	$11,300	$11,300
Less: Accumulated amortization		(4,002)	(3,437)
Intangible Assets, net		$7,298	$7,863

Amortization of trademarks and copyrights amounted to $565 for each of the years ended December 31, 2017 and 2016. At December 31, 2017, the future remaining amortization periods for trademarks and copyrights are approximately 13 years.

5 — SENIOR SECURED BRIDGE NOTE

Effective May 1 2017, the Company entered into a senior secured bridge note financing with a third party investment fund (the “Senior Holder”) for the principal sum of $287,500 (the “Senior Secured Bridge Note”) of which $250,000 was received as proceeds and $37,500 was recorded as original issue discount. The interest on the principal amount was at the rate of two percent per annum until the principal amount becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. The maturity date at issue was November 1, 2017, at which time the principal and accrued and unpaid interest and other fees herein, was due and payable. The Senior Secured Bridge Note was secured by all the assets held by the Company which could be sold or otherwise disposed of without the Senior Holder’s written consent.

The Senior Holder had the right to require repayment of 115% of the outstanding principal amount plus interest upon the Company receiving proceeds of $250,000 or more from the sale of its equity (or equivalent securities) or the issuance of debt. The Senior Holder was also entitled to receive warrants, which amounts were based on the above principal sum of $287,500 divided by the equity price sold to investors in the contemplated IPO, as defined with the exercise price equal to the offering price. The number of warrants to be issued to the Senior Holder also depended on the type of financing the Company completes in the future. There were also commitment shares, as defined in the agreement, that were due to the Holder in the amount of $29,000 and would be paid on consummation of the contemplated IPO. In the event of default, the full principal amount of $287,500 plus accrued interest would be immediately due and payable to the Senior Holder; in addition, $25,000 would be due and payable to the Senior Holder for every calendar month the Senior Secured Bridge Note was in default until full payment were made. Because the default provisions required payment of significant penalties in the case of a default event (greater than 10% of the principal), the default provision was determined to be a derivative instrument. Refer to Note 8 for derivative liability disclosure.

On October 23, 2017, the Company amended the Senior Secured Bridge Note. Pursuant to the amendment, the Holder agreed to accept on the Maturity Date, which was extended to December 4, 2017, payment by the Company the sum of $349,900 in full and complete satisfaction of the principal sum of the Senior Secured Bridge Note and all accrued and unpaid interest thereon. The amendment was accounted for as debt extinguishment, and the remaining debt discount was written off and recorded as interest expense.

On November 20, 2017, the Senior Secured Bridge Note was further amended, extending the maturity date to February 5, 2018, the Holder agreeing to accept $375,000 in full and complete satisfaction of the principal sum of the Senior Secured Bridge Note and all accrued and unpaid interest thereon. The amendment was accounted for as debt modification, and the new debt discount was added to the remaining unamortized debt discount at the date of the amendment.

F-11

On February 22, the Senior Secured Bridge Note principal and interest outstanding was settled by agreement. (See Note 14.)

At December 31, 2017 the balance of the Senior Secured Bridge Note was $375,000 offset by a debt discount of $23,363. For the year ended December 31, 2017, interest expense on the Senior Secured Bridge Note was $2,747 and amortization of debt discount was $98,890.

6 — SUBORDINATED NOTES — RELATED PARTIES

On November 20, 2017, the Company entered into subordinated notes (the “Subordinated Notes”), subordinate to the Senior Secured Bridge Note, with certain insiders, including Directors and a Consultant, (the “Subordinated Holders”) in the aggregate principal amount of $115,000, of which $100,000 was received as proceeds and $15,000 was recorded as original issue discount. The Subordinated Notes were to mature on February 5, 2018 and bore an interest rate of 2% annually. The Subordinated Notes allowed prepayment in the amount of the principal sum plus a prepayment fee/penalty of 8.65% of the principal, or $125,000, in full and complete satisfaction of the principal sum of the note and all accrued and unpaid interest thereon. In the event of default, the full principal amount of $115,000 plus accrued interest would be immediately due and payable to the Subordinated Holder; in addition, interest on the outstanding principal and accrued interest would increase to 15% and $25,000 would be due and payable to Subordinated Holder for every calendar month the note is in default until full payment were made. Because the default provisions required payment of significant penalties in the case of a default event (greater than 10% of the principal), the default provision was determined to be a derivative instrument. (Refer to Note 8 for derivative liability disclosure.) In addition, on repayment, the Subordinated Holders were to receive warrants for purchase of the company’s common stock in the amount of the principal and at an exercise price per share equal to 100% of the IPO price. The warrants are to provide for a cashless exercise and are to be exercisable six months from issue date.

At December 31, 2017 the balance of the Subordinated notes was $115,000 offset by a debt discount of $11,685. For the year ended December 31, 2017, interest expense on the note was $203 and amortization of debt discount was $3,315.

On February 22, the Subordinated Holders settled these notes for newly issued Senior Secured Notes in the principal amount of $100,000 (“Senior Secured Notes”), in full and complete satisfaction of the all obligations, including the principal sum of the notes, all accrued and unpaid interest thereon, and warrant issuances. (See Note 14.)

7 — CONVERTIBLE NOTES

In September and December, 2016, the Company issued convertible notes (the “2016 Convertible Notes”) with an outstanding unsecured principal amount of $235,000 to its members, including Directors and Officers, ($35,000 of which was purchased with a note receivable — see Note 3). The principal and interest is due in 2029, and the 2016 Convertible Notes bear interest at a rate of 15% per annum.

The Convertible Notes will automatically convert to common stock in the event the Company issues and sells either common or preferred stock of $2,000,000 or more, excluding the value of the conversion of these notes. The conversion price will be either one third the price offered during the financing round that triggers the conversion, or the price obtained by dividing $2,000,000 by the Company’s fully-diluted capitalization at the time of the financing round that triggers the conversion (the “Conversion Cap Price”), whichever is lower. In the event that the Company or its assets are acquired prior to the closing of a financing round of $2,000,000 or more, the outstanding principal and accrued interest of the notes will automatically convert to common stock. The conversion will be equal to the Conversion Cap Price at the time of the event. Upon maturity of the Convertible Notes, the holder may elect to convert the Convertible Notes into common stock as if a sale of the Company had occurred on the maturity date. A default is defined as non-payment, default in a covenant of the Convertible Notes, bankruptcy or involuntary petition for bankruptcy against the Company. In addition, repayment of the Convertible Notes due to an event of default, as defined in the convertible promissory note agreement, requires an accelerated payment of three times the outstanding principal and accrued interest. These default payment provisions were determined to be a derivative instrument. A derivative liability and an associated discount to the Convertible Notes of $762 at the date of issuance, was recognized. Refer to Note 8 for derivative liability disclosure.

Convertible notes, held by Directors and Officers of the Company, totaled $132,854 in principal at December 31, 2017 and 2016.

F-12

8 — DERIVATIVE LIABILITY

Each of the Senior Secured Notes, the Convertible Notes, the Senior Secured Bridge Notes, and the Subordinated Notes, included default provisions that required payment of significant penalties in the case of a default event (greater than 10% of the principal). These default payment provisions were determined to be derivative instruments, and derivative liabilities were recognized.

In the case of the Convertible Notes, a derivative liability and an associated discount of $762 at the date of issuance, was recognized. The Company used the Monte-Carlo valuation model to determine the fair value of the derivative liability, using the following key assumptions for the years ended December 31, 2017 and 2016.

Underlying asset	Common Stock
Common Stock Expected term (years)	5 years
Common Stock Volatility	90-92%
Risk free rate	1.67-2.45%
Event of default trigger	Starts at 0%, then rises 0.5% per year to a maximum of 5%
Probability of Company Sale	45% by 12/31/17 25% by 12/31/18 25% by 12/31/19

The following table sets forth a reconciliation of change in the fair value of financial liabilities, classified as Level 3 in the fair value hierarchy:

Derivative Liability
Balance at December 31, 2015	$—
Issuance of derivative liability – convertible notes	762
Change in fair value of derivative liability	(10)
Balance at December 31, 2016	$752
Change in fair value of derivative liability	—
Balance at December 31, 2017	$752

The change in the fair value of the derivative liability for the year ended December 31, 2017 was not significant and therefore no gain or loss was recognized for the year ended December 31, 2017.

The Senior Secured Bridge Note and Subordinated Notes, all issued in the year ended December 31, 2017, were settled and extinguished, respectively, on February 22, 2018 (see Note 14). Given this fact, the probability of default at December 31, 2017 for either the Senior Secured Bridge Note or Subordinated Notes has been calculated as zero, and the total associated derivative liabilities recorded for December 31, 2017 is $0.

F-13

9 — Fair Value of Financial Instruments and Fair Value Measurements

The Company’s financial instruments consists primarily of cash, receivables, accounts payable and accrued liabilities, debt instruments and derivative liabilities.

FASB Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables, current liabilities, convertible notes, Senior Secured Bridge Note, and Subordinated Notes each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The carrying value of all other financial liabilities at cost approximates fair value.

The three levels of valuation hierarchy are defined as follows:

●	Level 1: Observable inputs such as quoted prices in active markets;

●	Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

●	Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

As December 31, 2017 and 2016, the significant inputs to the Company’s derivative liability recorded at fair value were considered level 3 inputs.

	Fair value measurement using
	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Balance at December 31, 2017
Derivative liability	$—	$—	$752	$752

	Fair value measurement using
	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Balance at December 31, 2016
Derivative liability	$—	$—	$752	$752

10 — RELATED PARTY TRANSACTIONS

In January 2011, the Company entered into an exclusive, worldwide license agreement with The University of Virginia Patent Foundation d/b/a the University of Virginia Licensing and Ventures Group (the “UVA LVG”) for rights to make, use or sell licensed products in the United States based upon patents and patent applications made and held by UVA LVG (the “UVA LVG License”). The Company is required to pay compensation to the UVA LVG, as described Note 12. A certain percentage of these payments by the Company to the UVA LVG may then be distributed to the Chairman of the Board in his capacity as inventor of the patents by the UVA LVG in accordance with their policies at the time.

The Chairman of the Board will provide consulting services for the Company on an ongoing, open-ended basis in return for participation in the Company’s Performance Bonus Plan. (See Note 12.)

See Note 14 for additional related party transactions entered into after December 31, 2017.

F-14

11 — STOCKHOLDERS’ DEFICIT

Corporate Conversion/Reincorporation

On October 1, 2017, ADial Pharmaceuticals, LLC converted from a Virginia limited liability company to a Virginia corporation, APL Conversion Corp. On October 11, 2017, APL Conversion Corp. was merged into Adial Pharmaceuticals, Inc., a Delaware corporation. The Certificate of Incorporation of Adial Pharmaceuticals, Inc. authorizes the issuance of fifty million (50,000,000) shares of common stock and five million (5,000,000) shares of preferred stock. No shares of preferred stock have been issued or designated by Adial Pharmaceuticals, Inc. Three million, two hundred sixty-eight thousand five (3,268,005) shares of a single series of common stock were issued to the former equity unit holders of ADial Pharmaceuticals, LLC following the limited liability company’s conversion to a Virginia corporation and subsequent reincorporation by merger in Delaware in the following ratios and total amounts:

Equity Unit Class	Units in Unit Class	Common Shares Issued per Unit	Shares Issued Unit Class
Class A Unit	14,100,334	0.18600	2,622,673
Profits Interest Unit, $1.42 distribution reduction	397,335	0.06862	27,264
Profits Interest Unit, $0.50 distribution reduction, voting	1,372,167	0.14466	198,504
Profits Interest Unit, $0.50 distribution reduction, non-voting	446,806	0.14466	64,637
Class B Unit	1,908,205	0.18600	354,927
			3,268,005

Options and warrants for the purchase of units of ADial Pharmaceuticals, LLC were converted to options and warrants to purchase shares of APL Conversion Corp. in the conversion and Adial Pharmaceuticals, Inc. assumed the options and warrants in the merger. Options for purchase of 937,000 Class A units, warrants for purchase of 723,916 Class A units, and warrants for purchase of 1,870,469 Class B units were converted to options and warrants exercisable for an aggregate of six hundred fifty-six thousand eight hundred thirty-seven (656,837) shares of common stock of Adial Pharmaceuticals, Inc. and were assumed in proportion to the number of shares to be issued to former unit holders of the class of units underlying the option or warrant, with the exercise price of the newly issued options or warrants being divided by the same ratio.

For financial reporting purposes, this merger transaction was recorded as a reorganization of ADial Pharmaceuticals, LLC whereby ADial Pharmaceuticals, LLC is deemed to be the continuing, surviving entity for accounting purposes, but through this merger, has deemed to have adopted the capital structure and now operates under the name of Adial Pharmaceuticals, Inc., who became the surviving entity for legal purposes. Accordingly, all references to the former member’s initial capital contribution in ADial Pharmaceuticals, LLC been retroactively adjusted to reflect the equivalent number of Adial Pharmaceuticals, Inc. shares of common stock. Additionally, upon completion of the conversion, the Company calculated a net adjustment to deferred income tax asset, which was deemed immaterial, and reclassified $10.7 million from accumulated deficit to additional paid in capital.

Equity Issuances/Repurchases

In 2016, the Company issued and repurchased shares of common stock and recognized stock based compensation expense as follows:

Issued 29,992 shares of common stock, subject to vesting for Company personnel incentives with fair value of $90,698; and

Repurchased 10,561 shares of common stock for cash aggregating approximately $1 due to personnel leaving employment with the Company.

Amortized $153,563 of fair value of stock vested as personnel incentive.

F-15

In 2017, the Company issued shares of common stock and recognized stock based compensation expense as follows:

Issued 7,018 shares of common stock at a price of $5.70 per share, with zero financing cost, aggregating $40,000.

Amortized $69,505 of fair value of stock vested as personnel incentive.

One July 1, 2017, the Board of Directors authorized the issuance of options to purchase shares of common stock. The Company issued and cancelled stock options as follows:

Issued options to purchase 179,862 shares of common stock for Company personnel, Director, and consultant incentives (see Footnote 10) with a term of 10 years, an exercise price of $5.70 per share, and a total fair value of $869,082.

Cancelled options to purchase 5,580 shares of common stock originally issued to a Director leaving the Board with a term of 10 years, exercise price of $5.70 per share, and fair value of $26,861.

The following table provides the activity in options for the year ended December 31, 2017.

	Total Options Outstanding	Weighted Average Exercise Price	Weighted Average Fair Value at Issue
Outstanding December 31, 2016	—	NA	NA
Issued	179,862	$5.70	$4.84
Cancelled	(5,580)	$5.70	$4.84
Outstanding December 31, 2017	174,282	$5.70	$4.84
Outstanding December 31, 2017, non-vested	172,732	$5.70	$4.84

At December 31, 2017, the numbers of vested options were 1,550.

At December 31, 2017, the intrinsic value totals of the outstanding options were $83,205.

The Company used the Black Scholes valuation model to determine the fair value of the options issued, using the following key assumptions for the year ended December 31, 2017:

Underlying asset	Share of Common Stock
Option Expected Term	10 years
Class A Volatility	90-92%
Risk free rate (10 year)	2.26-2.35%

Compensation expense associated with issuance of options was recognized using the straight line method over the requisite service period, which is the implied service period. During the years ended December 31, 2017 and 2016, total equity-based compensation expense from the options issued was $135,891 and $0, respectively. As of December 31, 2017, $706,330 in further compensation expense resulting from issued options remained to be recognized.

The following is a summary of Warrants outstanding:

	December 31, 2017	December 31, 2016
Issued to investors in 2011 to purchase shares of common stock for $0.005 per share exercise price, expiring on December 31, 2021	134,648	134,648

Issued to investors in 2013 to purchase shares of common stock for $7.63 per share exercise price, expiring on December 31, 2031	347,907	347,907

Total Warrants Outstanding	482,555	482,555

F-16

There were no warrants issued, exercised or expired for the years ended December 31, 2017 and 2016.

NASDAQ Listing Authorization

On October 12, 2017, the Company received approval to list its securities on The NASDAQ Capital Market under the symbol ADIL, subject to official notice of issuance.

12 — COMMITMENTS AND CONTINGENCIES

License with University of Virginia Patent Foundation

In January 2011, the Company entered into an exclusive, worldwide license agreement with (the “UVA LVG”) for rights to make, use or sell licensed products in the United States based upon the ten separate patents and patent applications made and held by UVA LVG.

As consideration for the rights granted in the UVA LVG License, the Company is obligated to pay UVA LVG yearly license fees and milestone payments, as well as a royalty based on net sales of products covered by the patent-related rights. More specifically, the Company paid UVA LVG a license issue fee and is obligated to pay UVA LVG (i) annual minimum royalties of $40,000 commencing in 2017; (ii) a $20,000 milestone payments upon dosing the first patient under a Phase 3 human clinical trial of a licensed product, $155,000 upon the earlier of the completion of a Phase 3 trial of a licensed product, partnering of a licensed product, or sale of the Company, $275,000 upon acceptance of an NDA by the FDA, and $1,000,000 upon approval for sale of AD04 in the U.S., Europe or Japan; as well as (iii) royalties equal to a 2% and 1% of net sales of licensed products in countries in which a valid patent exists or does not exist, respectively, with royalties paid quarterly. In the event of a sublicense to a third party, the Company is obligated to pay royalties to UVA LVG equal to a percentage of what the Company would have been required to pay to UVA LVG had it sold the products under sublicense ourselves. In addition, the Company is required to pay to UVA LVG 15% of any sublicensing income.

The license agreement may be terminated by UVA LVG upon sixty (60) days written notice if we breach our obligations thereunder, including failing to make any milestone, the most immediate being initiating Phase 3 clinical trials by December 31, 2018, making required payments or the failure to exercise diligence to bring licensed products to market. In the event of a termination, the Company will be obligated to pay all amounts that accrued prior to such termination.

The term of the license continues until the expiration, abandonment or invalidation of all licensed patents and patent applications, and following any such expiration, abandonment or invalidation will continue in perpetuity on a royalty-free, fully-paid basis.

The Company executed an amendment, dated December 14, 2017, to the license agreement. This amendment changed the dates by which the Company, using commercially reasonable efforts, was to achieve the goals of submitting a New Drug Application to the FDA for a licensed product to December 31, 2024 (from December 31, 2023) and commencing commercialization of an FDA approved product by December 31, 2025 (from December 31, 2024). If the company were to fail to use commercially reasonable effort and fail to meet either goal, the licensor would have the right to terminate the license.

At December 31, 2017, the Company had accrued $40,000 in minimum royalties due and $24,274 for patent reimbursements under the terms of this license, included in accounts payable and accrued liabilities, of which $0 had been paid.

Lease Commitments

On December 31, 2014, the Company signed a lease agreement for office at 414 East Water Street, Charlottesville, VA 22902. The lease requires monthly payments of $2,250 and terminated on January 31, 2017. As of the date of these statements, the lease had terminated and the full security deposit of $2,250 has been returned to the Company. Rent expense under this operating lease agreement was approximately $2,130 and $17,100 for the years ended December 31, 2017 and 2016, respectively.

F-17

On August 16, 2017, the Company entered into a sublease with Inspyr Therapeutics, Inc. for two furnished offices located at 1180 Seminole Trail, Suite 495, Charlottesville, Virginia 22901. Pursuant to the sublease, the Company has agreed to pay rent in the amount of $300 per month while it is a private company with the rent increasing to $1,300 per month beginning on the first day of the month after it is a public company. Either party may terminate the sublease upon written notice to the other party specifying the date of termination as long as such date of termination is not earlier than the last day of the month following the month in which such notice is given.

Performance Bonus Plan

On February 17, 2015, the Company adopted a Performance Bonus Plan (“PBP”) to provide incentive for Company personnel, which was then modified on January 25, 2016 and April 15, 2017. Under the PBP, 5.25% of the first $14.7 million of a strategic transaction (one or more transactions that provide funds to the Company and/or its members that enable the commencement of the clinical development of AD04) will be set aside for Company’s personnel with 1.25% of funds to be awarded to the Chairman of the Board and the remainder to be awarded at the CEO’s discretion, with no more than 3.15% payout to the CEO of the Company. The maximum bonus amount to be paid out of the PBP is $771,750. The Company has the right to pay up to 65% of the amounts due under the PBP with equity of the Company, valued at a future investors round equity price, with the balance paid in cash in order to potentially pay taxes that may be due by the recipients due to the award under the PBP.

Consulting Agreements

On April 25, 2016, the Company entered into a Consulting Agreement with a consultant, who now serves as Chief Operating Officer and Chief Financial Officer, at a compensation rate of $2,000 per month. This amount was raised to $2,200 per month on June 1, 2017 and to $3,200 per month December 31, 2017. This consultant was granted 29,992 shares of common stock in the Company during the year ended December 31, 2016, and will be awarded 0.5% of a transaction, as defined by and under the terms of the Company’s PBP as stated in the above paragraph. The 0.5% of a transaction is equal to 9.5% of the Pool. For the years ended December 31, 2017 and 2016, total fees charged by this consultant were $28,600 and $8,000, respectively.

On October 27, 2016, the Company entered into a Consulting Agreement to provide implementation of the Company’s investor relations program through September 30, 2018. The consultant will receive equity, which will be in the form of restricted common stock at the completion of an offering of common stock securities (“Offering”), in an amount equal to 4.8% of the common stock outstanding immediately prior to the Offering. Shares shall vest on completion of the Offering. If the Company does not conduct an Offering, no shares will be received by the consultant. In addition, immediately following an Offering, the Company shall issue the consultant 5-year warrants to purchase such number of shares of common equity of the Company equal to 4.9% of the then total fully diluted outstanding shares with an exercise price equal to the price of the shares issued in the Offering.

Employment Agreement

The Company has entered into an employment agreement with the Chief Executive Officer and Board Director (the “CEO”) effective December 6, 2010. The term of the agreement is 1 year and renews annually unless notice is provided 30 days prior to the renewal date. The annual base salary is $210,000 and the agreement provides for one year of severance upon termination by the Company. On August 17, 2016, the employment agreement was modified and the CEO would receive $5,000 per month until the Company raises additional funds, as defined, at which time the salary is to increase back to the annual base salary of $210,000 on a prospective basis. Additionally, if a single member gains control of the Company, as defined, the Company may be liable for payment of the full salary on a retroactive basis.

F-18

Adoption of Compensation Plan for Officers & Execution of Employment Agreements

Effective July 1, 2017, the board of directors approved a plan for the annual compensation of Officers, to commence on the completion of an initial public offing, as follows:

	Annual Salary	Target Annual Bonus[2]	One-time Option Award
CEO	$350,000	30%	57,4743
COO/CFO[1]	$143,000	20%	30,1323
Chief Development Officer	$260,000	20%	34,5964

1	Annual salary is for 50% of full time, on a full-time equivalent basis of $286,000 annually.

2	As a percentage of Annual Salary. The target annual bonus will be awarded for meeting performance goals set by the board of directors, with the potential for an additional award not to exceed a third of the target annual bonus for exemplary performance awarded at the discretion of the board of directors.

3	Options issued July 1, 2017. Options are to purchase shares of common stock at a price of $5.70 per share, the options vesting over three years and with a term of ten years, the first 1/6th vesting only after 6 months, then 1/36th vesting each month for the remaining 30 months.

4	34,596 Options issued July 25, 2017. Options are to purchase shares of common stock at a price of $5.70 per share and have a term of ten years. These options vest over three years, the first 1/6th vesting only after 6 months, then 1/36th vesting each month for the remaining 30 months.

On July 25, 2017, these terms were memorialized in employment agreements concluded by the Company and the executives referred to above for terms of five, three, and three years, respectively, with customary terms of severance.

Adoption of 2017 Equity Incentive Plan

On October 9, 2017, the Company adopted the Adial Pharmaceuticals, Inc. 2017 Equity Incentive Plan (the “2017 equity incentive plan”); however, the plan will not become effective until the business day prior to the public trading of our common stock. Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2017 equity incentive plan is 1,750,000 shares. The executives referred to above would be eligible to participate in that plan, once adopted. No compensation was earned or accrued under this plan in the year ending December 31, 2017.

Adoption of Board Compensation Plan & Director Option Grant

Effective July 1, 2017, the board of directors approved a plan for the annual compensation of Directors, to commence on the completion of an initial public offing, as follows:

	Board	Audit Committee	Compensation Committee	Nominating & Governance Committee
Chair	$49,000	$15,000	$10,000	$7,000
Member	$20,000	$6,000	$5,000	$3,000

Additionally, effective July 1, 2017, the board of directors granted each of the then serving nine Directors 5,580 options for the purchase of shares of common stock at a price of $5.70 per share with vesting of the options over three years and with a term of ten years, the first 1/6th vesting only after 6 months (“the Cliff”), then 1/36th vesting each month for the remaining 30 months. Two of these Directors no longer serve on the board of directors, and the entirety of their option grants were forfeited.

Effective July 1, 2017, the board of directors appointed an additional Director. In addition to receipt of the Director compensation described above, this Director was granted an additional option to purchase 5,580 shares of common stock on the same terms, and the entirety of his grant of options to purchase 11,160 shares of common stock was exempted from the Cliff.

F-19

Litigation

The Company is subject, from time to time, to claims by third parties under various legal disputes. The defense of such claims, or any adverse outcome relating to any such claims, could have a material adverse effect on the Company’s liquidity, financial condition and cash flows. At December 31, 2017 and 2016, the Company did not have any pending legal actions.

CRO Option

As part of the termination of the CRO Contracts, the Company issued the CRO an option to invest $100,000 in the Company’s next financing of $3,000,000 on terms equal to those received by investors but at a 15% discount to the lowest price paid by such investors. In the event the Company is acquired prior to such a financing, the CRO also has the option to purchase 13,099 shares of common stock at a price of $7.63 per share (i.e. $100,000 total purchase price). This option expires on March 14, 2021.

Gunnar Engagement

On November 17, 2017, the Company executed an engagement letter with Joseph Gunnar & Co., LLC (“Gunnar”), setting the terms under which Gunnar will act as the Company’s investment banker during the Company’s contemplated initial public offering of stock. Under the terms of this letter, Gunnar will be entitled to a 7% underwriting discount on shares sold to the public (3.5% on shares purchased by Company insiders and existing shareholder), reimbursement of certain accountable expenses in connection with the offering, and a non-accountable expense allowance equal to 1% of the total offering. In addition, the Company has agreed to issue Gunnar a number of warrants to purchase shares of common stock equal to 4% of the number sold in the offering, at an exercise price of 125% of the price at which shares are sold.

Other Agreements

During year ended December 31, 2017, the Company entered into consulting and service agreements with various personnel and third parties in exchange for cash and future equity interests, contingent on the Company completing its contemplated initial public offering (see Note 2, Basic and Diluted Earnings (Loss) per Share).

13 — INCOME TAXES

The Company was reorganized as a C corporation on October 1, 2017. Prior to reorganization, for federal and state income tax purposes, the Company was a limited liability company treated as a partnership, in which income tax liabilities and/or benefits were passed through to the Company’s unitholders. As such, the Company did not directly pay federal and state income taxes and recognition was not given to federal and state income taxes for the operations of the Company prior to reorganization. After reorganization, the company became a taxable entity. Therefore, provision for taxes has been made for the fourth quarter of 2017, the period during which the Company was taxable. On reincorporation, the Company recapitalized $10,673,709 in retained deficits and 2017 losses prior to reincorporation to additional paid in capital, leaving a retained deficit $403,992 as the basis for a potential loss carryforward.

Our tax provision is determined using an estimate of our annual effective tax rate adjusted for discrete items, if any, that are taken into account in the relevant period. The 2017 annual effective tax rate is estimated to be a combined 34% for the U.S. federal and state statutory tax rates. We review tax uncertainties in light of changing facts and circumstances and adjust them accordingly. As of December 31, 2017 and 2016, there were no tax contingencies or unrecognized tax positions recorded.

F-20

Income tax expense attributable to pretax loss from continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% prior to changes in federal tax rate to pretax loss from continuing operations as a result of the following:

	Year ended December 31,
	2017	2016
Computed “expected” tax benefit	$(387,415)	*
Increase (reduction) in income taxes resulting from:
State Tax, net of federal	(68,367)	*
Change in Federal Tax Rate	52,519	*
LLC income flow through	250,058	*
Recognition of deferred tax assets, net	—	*
Change in the valuation allowance	153,205	*
Total income tax expense/(benefit)	$—	*

*	Not applicable, as the Company was a limited liability company

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting, and the amounts recognized for income tax purposes. The significant components of deferred tax assets (at a 21% effective tax rate) as of December 31, 2017 and 2016, respectively, are as follows:

Deferred Tax Assets (rounded)

	Total	Total	Deferred Tax Asset
	2017	2016	2017	2016
Net operating loss carry-forward	404,000	—	85,000	—
Less: valuation allowance	(404,000)	—	(85,000)	—
Total	$—	$—	$—	$—

We have a net operating loss carry-forward for federal and state tax purposes of approximately $404,000 at December 31, 2017, that is potentially available to offset future taxable income, which will begin to expire in the year 2037 For financial reporting purposes, no deferred tax asset was recognized because at December 31, 2017, management estimates that it is more likely than not that substantially all of the net operating losses will expire unused. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. The timing and manner in which we can utilize our net operating loss carryforward and future income tax deductions in any year may be limited by provisions of the Internal Revenue Code regarding the change in ownership of corporations. Such limitation may have an impact on the ultimate realization of our carryforwards and future tax deductions.

Section 382 of the Internal Revenue Code (“Section 382”) imposes limitations on a corporation’s ability to utilize net operating losses if it experiences an “ownership change.” In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. Any unused annual limitation may be carried over to later years, and the amount of the limitation may under certain circumstances be increased by the built-in gains in assets held by us at the time of the change that are recognized in the five-year period after the change.

The Tax Cuts and Jobs Act (the Act) was enacted on December 22, 2017. The Act reduces the US federal corporate tax rate from 34% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign sourced earnings. The Company measured its deferred tax assets and liabilities based on the rates at which they are anticipated to reverse in the future, which is generally 21%. However, the Company is still examining certain aspects of the Act and refining its calculations, which could potentially affect the measurement of these balances or give rise to new deferred tax amounts. The provisional amount recorded related to the re-measurement of the Company’s deferred tax balance was a tax expense of approximately $53,000, which was fully offset with a valuation allowance against our deferred taxes. Since the Company was not a taxable entity prior to reincorporation, examination of returns for years prior to 2017 will not result in changes to tax liability or benefit.

F-21

14 — SUBSEQUENT EVENTS

On January 29, 2018, the Company entered a Medical Translations services agreement with Medico-Trans Company, LLC (“MTC”), a company under the control of a director, whereby MTC agreed to perform $67,304 in medical translation services, to be paid on occurrence of a qualified financing of $2,000,000 or more; or, in the event that a qualified financing had not taken place by February 10, 2018, for installment payments of $22,000 on February 10, 2018, $22,000 on March 10, 2018, and the remaining balance on April 10, 2018, and to issue to MTC on consummation of a qualified financing a number of shares of common stock equal to $201,911 divided by the price per share of the qualified financing.

On February 22, 2018 and March 1, 2018, the Company entered Security Purchase Agreements to issue Senior Secured Notes (the “Secured Notes”) to a number of Company directors and a consultant in the aggregate principal amount of $510,000 and subsequently issued $510,000 of Secured Notes dated March 1, 2018. The Senior Secured Notes rank pari passu with respect to seniority to one another, senior to all other debt, and secured against all assets of the Company. The Senior Secured Notes mature on July 1, 2018 and bear 18% interest, payable at maturity or at the time of the Company’s next equity or debt, including, without limitation, an IPO or a change of control of us. In the event of default, the outstanding principal and accrued interest will become due and payable, and the interest rate will increase to 24.99%. Additionally, the Company has the option to extend the due date of the Senior Secured Notes upon payment of the extension fee, as defined per agreements. Additionally, upon the consummation by the Company of any debt or equity financing in the amount of $2 million or more (the “Next Financing”), the Company has agreed issue to holders of the Senior Secured Notes (i) warrants to purchase units of the Company’s common stock, such aggregate number of shares to be equal to 400% of the aggregate principal amount of the Senior Secured Notes divided by the price per share of the Next Financing; and (ii) an aggregate number of shares of the Company’s common stock equal to 400% of the of the aggregate principal amount of the Senior Secured Notes divided by the price per share of the Next Financing Secured Notes. The warrants to be issued are to have an exercise price equal to the price per share of the Next Financing and a term of five years. The Secured Notes were issued for (i) $372,000 in cash received by the Company; (ii) payments of $38,000 made by related parties on the Company’s behalf to service providers; and (iii) the exchange of Subordinated Notes in the principal amount of $115,000, issued November 11, 2017, for Senior Notes payable with a principal amount of $100,000 (see Note 6).

On February 22, 2018, the Company executed a Backstop Commitment Agreement (“BCA”) with MVA 151 Investors, LLC (“MVA”), a company controlled by Company Director Kevin Schuyler, pursuant to which MVA agreed to guarantee the purchase of up to $242,000 (“the Backstop Amount”) in the principal amount of Secured Notes then offered for subscription and unsubscribed on March 1, 2018 (the “Backstop Commitment”). In consideration of this backstop commitment, at such time as the Company completes the Next Financing, the Company agreed to issue MVA (i) warrants to purchase a number of shares of the Company’s common stock equal to 150% of the Backstop Amount divided by the price per share of the Next Financing and (ii) a number of shares of Company common stock equal to 50% of the Backstop Amount divided by the price per share of the Next Financing. The warrants are to have an exercise price equal to the price per share of the Next Financing and a term of five years. On March 1, MVA invested $92,000 in Senior Secured Notes as a result of the BCA, which investment fully satisfied the Backstop Commitment and left MVA with no further associated obligation to invest.

On February 22, 2018, the Company executed an agreement to settle in full the outstanding Senior Bridge note (see Note 5). Under the terms of this agreement, the Company paid $150,000 cash at time of execution of the settlement and is to pay an additional cash payment of $100,000 at the earlier of the Next Financing or at the same time and in equal amount (up to a maximum of $100,000) as payments are made to MVA under the senior secured note held by MVA. In addition, at such time as the Company completes the Next Financing, the Company agreed to issue (i) warrants to purchase a number of shares of the Company’s common stock equal to $325,000 divided by the price per share of the Next Financing; and (ii) a number of shares of the Company’s common stock equal to $50,000 divided by the price per share of the Next Financing. The warrants are to have an exercise price equal to the price per share of the Next Financing and a term of two years.

On April 1, 2018, the Company retired by mutual agreement with the participating directors and officers, Bankole Johnson, William Stilley, and Joseph Truluck, the Performance Bonus Plan (“PBP”) previously adopted February 17, 2015 and revised April 15, 2017. In consideration of their agreement to retire the PBP, Mr. Stilley, Dr. Johnson, and Mr. Truluck were issued 197,673, 50,000, and 44,636 shares of common stock, respectively, these shares restricted from sale until March 21, 2021 except in the event that either officer is terminated without prior cause. As additional consideration for his agreement to retire the PBP, Dr. Johnson compensation and Chairman was raised to $49,000 per year.

On April 1, 2018, the board of directors approved a Grant Incentive Plan to provide incentive for Bankole A. Johnson and Tomasz H. Zastawny, working together (together, the “Plan Participants”), to secure grant funding for the Company. Under the Grant Incentive Plan, the Company will make a yearly cash payment to the Plan Participants, based on the grant funding received by us in the preceding year from grants originated by the Plan Participants, in an amount equal to 10% of the first $1 million of grant funding received and 5% of grant funding received in the preceding year above $1 million. Amounts to be paid to the Plan Participants will be paid to each as follows: 50% in cash and 50% in stock.

F-22

ADIAL PHARMACEUTICALS, INC.

UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2018 AND 2017

F-23

ADIAL PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$53,967	$18,248
Prepaid expenses and other current assets	9,000	9,000
Note subscription receivable	10,000	—
Total Current Assets	72,967	27,248

Intangible assets – net	7,157	7,298
Total Other Assets	7,157	7,298

Total Assets	$80,124	$34,546

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$417,387	$342,082
Senior secured notes (related parties $470,000 at March 31, 2018)	510,000	—
Senior secured bridge notes, net of discount of $0 and $23,363 at March 31, 2018 and December 31, 2017, respectively – related parties	225,000	351,637
Subordinated notes – related parties, net of discount $0 and $11,685 at March 31, 2018 and December 31, 2017, respectively	—	103,315
Convertible notes payable, net of discount of $673 and $687 at March 31, 2018 and December 31, 2017, respectively (related parties $132,854 at March 31, 2018 and December 31, 2017)	234,327	234,313
Derivative liability	752	752
Total Current Liabilities	1,387,466	1,032,099

Commitments and contingencies – note 9

Stockholders’ Deficit
Preferred Stock, 5,000,000 shares authorized with a par value of $0.001 per share, 0 shares outstanding at March 31, 2018 and December 31, 2017	—	—
Common Stock, 50,000,000 shares authorized with a par value of $0.001 per share, 3,268,005 shares issued and outstanding at both March 31, 2018 and December 31, 2017	3,268	3,268
Additional paid in capital	(527,668)	(596,829)
Accumulated deficit	(782,942)	(403,992)
Total Stockholders’ Deficit	(1,307,342)	(997,553)

Total Liabilities and Stockholders’ Deficit	$80,124	$34,546

The accompanying notes are an integral part of these condensed financial statements.

F-24

ADIAL PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended March 31,
	2018	2017
Operating Expenses:
Research and development expenses	$55,508	$44,476
General and administrative expenses	284,005	125,124
Total Operating Expenses	339,513	169,600

Loss From Operations	(339,513)	(169,600)

Other Income (Expense)
Interest income	—	338
Gain on debt extinguishment	12,241	—
Interest expense	(51,678)	(9,303)
Total other income (expense)	(39,437)	(8,965)

Loss Before Provision For Income Taxes	(253,950)	(178,565)
Provision for income taxes	—	—

Net Loss	$(378,950)	$(178,565)

Net loss per share, basic and diluted	$(0.12)	$(0.05)

Weighted average shares, basic and diluted	3,268,005	3,260,987

The accompanying notes are an integral part of these condensed financial statements.

F-25

ADIAL PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT (UNAUDITED)

FOR YEAR ENDED DECEMBER 31, 2017 AND THREE MONTHS ENDED MARCH 31, 2018

	Common Stock		Additional Paid In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2016	3,260,987	$3,261	$9,831,491	$(9,938,245)	$(103,493)
Conversion from LLC to C Corporation	—	—	(10,673,709)	10,673,709	—
Equity-based compensation	—	—	205,396	—	205,396
Sale of Common Stock	7,018	7	39,993	—	40,000
Net loss	—	—	—	(1,139,456)	(1,139,456)
Balance, December 31, 2017	3,268,005	$3,268	$(596,829)	$(403,992)	$(997,553)
Equity-based compensation	—	—	69,161	—	69,161
Net loss	—	—	—	(378,950)	(378,950)
Balance, March 31, 2018	3,268,005	$3,268	$(527,668)	$(782,942)	$(1,307,342)

The accompanying notes are an integral part of these condensed financial statements.

F-26

ADIAL PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Three Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(378,950)	$(178,565)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity-based compensation	69,161	38,396
Amortization of intangible assets	141	141
Amortization of debt discounts	32,302	14
Gain on debt extinguishment	(12,241)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	—	(22,105)
Other assets	—	2,250
Accounts payable and accrued expenses	75,305	74,490
Net cash used in operating activities	(214,282)	(85,379)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from note receivable – related party	—	11,662
Net cash provided by investing activities	—	11,662

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Senior Secured Notes Payable, including related party	400,001	—
Repayment of Senior Secured Bridge Note	(150,000)
Net cash provided by financing activities	250,001	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	35,719	(73,717)

CASH AND CASH EQUIVALENTS-BEGINNING OF PERIOD	18,248	87,993

CASH AND CASH EQUIVALENTS-END OF PERIOD	$53,967	$14,276

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$—	$—
Income taxes paid	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Senior note issued for payment to Senior Bridge Note	$150,000	$—
Exchange of Subordinated notes payable in the amount of $115,639 for Senior notes payable	$100,000	$—
Senior note issued for Subscription Receivable	$10,000	$—

The accompanying notes are an integral part of these condensed financial statements.

F-27

ADIAL PHARMACEUTICALS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

1 — DESCRIPTION OF BUSINESS

Adial Pharmaceuticals, Inc. (the “Company” or “Adial”) converted from a limited liability company to a corporation and reincorporated in Delaware on October 1, 2017 from ADial Pharmaceuticals, LLC, which was formed on November 23, 2010 in the Commonwealth of Virginia. Adial is presently engaged in the development of medications for the treatment of addictions and related disorders.

The Company is planning to commence its first Phase 3 clinical trial of its lead compound AD04 (“AD04”) for the treatment of alcohol use disorder when the necessary funding becomes available (Note 2). Both the U.S. Food and Drug Administration (“FDA”) and the European Medicines Authority (“EMA”) have indicated they will accept heavy-drinking-based endpoints as a basis for approval for the treatment of alcohol use disorder rather than the previously required abstinence-based endpoints. Key patents have been issued in the United States, the European Union, and other jurisdictions for which the Company has exclusive license rights. The active ingredient in AD04 is ondansetron, a serotonin-3 antagonist. Due to its mechanism of action, AD04 has the potential to be used for the treatment of other addictive disorders, such as obesity, smoking, and drug addiction.

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions for Form 10-Q and Article 8 of Regulation S-X. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of such interim results. Interim operating results are not necessarily indicative of results that may be expected for the full year ending December 31, 2018 or for any subsequent period. These unaudited condensed financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2017 and notes thereto which are also included in this Form S-1/A.

Liquidity, Going Concern and Uncertainties

These condensed financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. To date, the Company has not generated any revenues. As of March 31, 2018, the Company had an accumulated deficit of approximately $0.7 million (net of reclassification of its accumulated deficit prior to reincorporation of approximately $10.7 million to Additional paid in capital on reincorporation), and has incurred net losses of approximately $250,000 and $180,000 for the three months ended March 31, 2018 and 2017, respectively, as well as annual losses since inception. Based on the current development plans for AD04 in both the U.S. and foreign markets and the Company’s other operating requirements, the existing cash at March 31, 2018 will not be sufficient to fund operations for at least the next twelve months following the issuance of these financial statements. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company’s continued operations will depend on its ability to raise additional capital through equity and/or debt financings, strategic relationships, or out-licensing of its products in order to complete its ongoing research and development efforts and the planned Phase 3 clinical trial. Management is actively pursuing a capital raise through an IPO, but can provide no assurances that such financing will be successful. Without this funding, the Company would exhaust its existing cash reserves by the end of the second quarter of 2018 and would be required to delay, scale back or eliminate some or all of its research and development programs which would likely have a material adverse effect on the Company.

The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

F-28

Generally, the Company’s operations are also subject to a number of factors that can affect its operating results and financial condition. Such factors include, but are not limited to: the results of clinical testing and trial activities of the Company’s product candidates; the ability to obtain regulatory approval to market the Company’s products; the ability to manufacture the Company’s products successfully; competition from products manufactured and sold or being developed by other companies; the price of, and demand for, Company products; ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products; as well as the aforementioned the ability to raise capital to support its operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant items subject to such estimates and assumptions include the valuation of equity-based compensation, derivative liabilities, intangible assets useful life, and contingent liabilities. Future events and their effects cannot be predicted with certainty; accordingly, accounting estimates require the exercise of judgment. Accounting estimates used in the preparation of these financial statements change as new events occur, as more experience is acquired, as additional information is obtained and as the operating environment changes.

Basic and Diluted Earnings (Loss) per Share

Basic and diluted earnings (loss) per share are computed based on the weighted-average outstanding shares of stock, which are all voting shares. For purposes of these statements, the conversion of units into common shares associated with the reorganization of ADial Pharmaceuticals, LLC into Adial Pharmaceuticals, Inc (see Note 8) on October 2, 2017 has been retroactively reflected for all periods presented.

Common stock equivalents consist of outstanding warrants, options, and outstanding convertible notes (see Note 8). Warrants to purchase approximately 482,555 common shares, and shares to be issued upon exercise of 174,282 options outstanding were all excluded from the computation of diluted earnings (loss) per share for the three months ended March 31, 2018 and 2017, because their effect on the loss per share is anti-dilutive.

The Company is contemplating an initial public offering (“IPO”) of 1,500,000 units consisting of a share of common stock and a warrant to purchase a share of common stock for $6.25 (“Units”), with an expected offering price of $5 per unit. Existing agreements require the issuance of units, warrants to purchase units (“Unit Warrants”), and warrants to purchase shares of common stock (“Warrants”) in the event of an IPO. Should the IPO be completed on the expected terms, the total number of common shares and share equivalents issued related to the agreements outstanding at March 31, 2017 would be as follows:

Units issued upon conversion of the convertible debt	683,655
Units issued for compensation	20,000
Units issued in connection with debt issuance and debt commitment guarantee	432,200
Stock issued for compensation	327,572
Stock issued a contractor	40,463
Stock issued in connection with debt settlement	10,020
Units issued in connection with the anticipated offering	1,500,000
Total stock to be issued	3,013,910

Warrants issued for compensation	353,793
Warrants issued in connection with the anticipated offering	60,000
Warrants issued in connection with debt settlement	65,130
Warrants issued in connection with debt issuance, debt commitment guarantee, and debt settlement	480,600
Total stock equivalents to be issued	959,523

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Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At times, the Company’s cash balances may exceed the current insured amounts under the Federal Deposit Insurance Corporation. There were no accounts that exceeded federally insured limits at March 31, 2018 or December 31, 2017.

Intangible Assets

Intangible assets consist primarily of the trademarks and copyrights. The trademarks and copyrights are being amortized using the straight-line method based on an estimated useful life of 20 years.

Impairment of Long-Lived Assets

The Company’s long-lived assets (consisting of the trademarks) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by that asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Research and Development

Research and development costs are charged to expense as incurred. Research and development expenses includes fees associated with consultants supporting our research and development endeavors and the acquisition of technology rights. These costs are charged to operations as incurred as research and development expense.

Embedded Derivative Liability — Convertible Notes

The Company has convertible notes outstanding at March 31, 2018 and December 31, 2017 with a default payment provision (a default provision that requires payment of three times the outstanding principal amount plus accrued interest). The Company determined that the default provision is an embedded component that qualifies as a derivative which should be bifurcated from the convertible notes and separately accounted for in accordance with FASB ASC 815, “Derivatives and Hedging”. ASC 815 – 15 – 25 – 42 establishes criteria to determine whether puts are closely and clearly related to a debt host should the debt contain a substantial premium or default provision (one that is greater than 10% of the principal resulting from puts that require payoff for more than 110% of principal amount outstanding). The embedded derivative is recorded at fair value on the date of issuance and marked-to-market at each balance sheet date with the change in the fair value recorded as income or expense in the statement of operations (see Note 8).

Equity-Based Compensation

From time to time, both prior and subsequent to its reincorporation as a Delaware corporation on October 1, 2017, the Company issued equity options certain employees. Prior to reincorporation, these options were for the purchase of Class A equity units, and subsequent to conversion options are for the purchase of shares of common stock. All options of the purchase of Class A units outstanding at the time of reincorporation were converted to options for the purchase of shares of common stock, in the same proportion as that used to convert Class A units to shares of common stock. Options are accounted for under FASB ASC 718 “Compensation — Stock Compensation” (“ASC 718”).

Prior to its reincorporation as a Delaware corporation on October 1, 2017, the Company issued Profits Interest Units (“PIU”) to certain employees. The Company treated the PIU’s it issued in the form of Class A membership Units as compensation in a manner consistent with how stock-based compensation of a C-corporation would be treated if the membership units were shares of a C-corporation. Because the arrangement was primarily based on the price of the Company’s equity instruments and there were no substantive repurchase provisions, the arrangement was accounted for under FASB ASC 718 “Compensation — Stock Compensation” (“ASC 718”).

The Company measured the cost of options and PIU’s based on the grant date fair value of the awards. That cost was recognized on a straight-line basis over the period during which the employee was required to provide service in exchange for the entire award. The fair value of an option of PIU on the date of grant was calculated using the Black-Scholes option pricing model, based on key assumptions such as the fair value of shares of common stock or Class A units, expected volatility, and expected term. The Company’s estimates of these assumptions are primarily based on third-party valuations, historical data, peer company data and the judgment of management regarding future trends. All equity-based compensation transactions prior to October 1, 2017 have been retrospectively reflected for the conversion of units into common shares associated with the reorganization (see Note 8).

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The Company accounts for equity-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50 “Equity – Based Payments to Non-employees”. The non-cash charge to operations for non-employee PIU’s with time based vesting provisions is based on the fair value of the PIU’s re-measured each reporting period and amortized to expense over the remaining vesting period.

Income Taxes

The Company was reorganized as a C corporation in 2017. Prior to reorganization, for federal and state income tax purposes, the Company was a limited liability company treated as a partnership, in which income tax liabilities and/or benefits were passed through to the Company’s unitholders. As such, the Company did not directly pay federal and state income taxes and recognition was not given to federal and state income taxes for the operations of the Company prior to reorganization.

Effective on completion of the LLC conversion, the Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and tax carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Fair Value of Financial Instruments and Fair Value Measurements

The Company’s financial instruments consists primarily of cash, accounts payable and accrued liabilities, debt instruments and derivative liabilities.

FASB Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current liabilities, convertible notes, Nenior Notes, Senior Secured Bridge Note, and Subordinated Notes each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The carrying value of all other financial liabilities at cost approximates fair value.

The three levels of valuation hierarchy are defined as follows:

●	Level 1: Observable inputs such as quoted prices in active markets;

●	Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

●	Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

As March 31, 2018 and 2017, the significant inputs to the Company’s derivative liability recorded at fair value were considered level 3 inputs.

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Recent Accounting Pronouncements

Leases — In February 2016, the FASB issued ASU 2016-02 which amends existing lease accounting guidance, and requires recognition of most lease arrangements on the balance sheet. The adoption of this standard will result in the Company recognizing a right-of-use asset representing its rights to use the underlying asset for the lease term with an offsetting lease liability. ASU 2016-02 will be effective for fiscal years beginning after December 15, 2018. The Company is currently evaluating the potential impact of the adoption of this accounting pronouncement to its financial statements.

3 — SENIOR SECURED NOTE

Senior Secured Bridge Note

Effective May 1, 2017, the Company entered into a senior secured bridge note financing with a third party investment fund (the “Senior Holder”) for the principal sum of $287,500 (the “Senior Secured Bridge Note”) of which $250,000 was received as proceeds and $37,500 was recorded as original issue discount. The interest on the principal amount was at the rate of two percent per annum. The maturity date at issue was November 1, 2017, at which time the principal and accrued and unpaid interest and other fees herein, was due and payable. The Senior Secured Bridge Note was secured by all the assets held by the Company.

The Senior Holder had the right to require repayment of 115% of the outstanding principal amount plus interest upon the Company receiving proceeds of $250,000 or more from the sale of its equity (or equivalent securities) or the issuance of debt. The Senior Holder was also entitled to receive warrants, which amounts were based on the above principal sum of $287,500 divided by the equity price sold to investors in the contemplated IPO, as defined with the exercise price equal to the offering price. There were also commitment shares, as defined in the agreement, that were due to the Holder in the amount of $29,000 to be paid on consummation of the contemplated IPO. In the event of default, the full principal amount of $287,500 plus accrued interest would be immediately due and payable to the Senior Holder; in addition, $25,000 would be due and payable to the Senior Holder for every calendar month the Senior Secured Bridge Note was in default until full payment were made. Because the default provisions required payment of significant penalties in the case of a default event (greater than 10% of the principal), the default provision was determined to be a derivative instrument. Refer to Note 6 for derivative liability disclosure.

On October 23, 2017, the Company amended the Senior Secured Bridge Note. Pursuant to the amendment, the Holder agreed to accept on the Maturity Date, which was extended to December 4, 2017, payment by the Company the sum of $349,900 in full and complete satisfaction of the principal sum of the Senior Secured Bridge Note and all accrued and unpaid interest thereon. The amendment was accounted for as debt extinguishment, and the remaining debt discount was written off and recorded as interest expense.

On November 20, 2017, the Senior Secured Bridge Note was further amended, extending the maturity date to February 5, 2018, the Holder agreeing to accept $375,000 in full and complete satisfaction of the principal sum of the Senior Secured Bridge Note and all accrued and unpaid interest thereon. The amendment was accounted for as debt modification, and the new debt discount was added to the remaining unamortized debt discount at the date of the amendment.

On February 22, 2018, the Company executed an agreement to settle in full the outstanding Senior Bridge note. Under the terms of this agreement, the Company paid $150,000 cash at time of execution of the settlement and is to pay an additional cash payment of $100,000 at the earlier of the Next Financing or at the same time and in equal amount (up to a maximum of $100,000) as payments are made to MVA under the senior secured note held by MVA (see below). Failure to make the payment in full at the time of the Next Financing or of payments to MVA will render the settlement agreement null and void. In addition, at such time as the Company completes the Next Financing, the Company agreed to issue (i) warrants to purchase a number of shares of the Company’s common stock equal to $325,000 divided by the price per share of the Next Financing; and (ii) a number of shares of the Company’s common stock equal to $50,000 divided by the price per unit of the Next Financing. The warrants are to have an exercise price equal to the price per share of the Next Financing and a term of two years. The remaining debt discount of $23,363 was amortized to interest expense through February 5, 2018. As a result of this settlement, classified as a troubled debt restructuring, the Company deferred any extinguishment gain recognition as such settlement agreement is null and void if remaining agreed payments which are contingent upon a financing are not made.

F-32

Senior  Secured Notes (Related Parties $470,000)

On February 22, 2018 and March 1, 2018, the Company entered Security Purchase Agreements to issue Senior Secured Notes (the “Secured Notes”) to a number of Company directors and a consultant in the aggregate principal amount of $510,000. The Senior Secured Notes rank pari passu with respect to seniority to one another, senior to all other debt, and secured against all assets of the Company. The Senior Secured Notes matured on July 1, 2018 and bear 18% interest, payable at maturity or at the time of the Company’s next equity or debt, including, without limitation, an IPO or a change of control of us. In the event of default, the outstanding principal and accrued interest will become due and payable, and the interest rate will increase to 24.99%. Additionally, the Company has the option to extend the due date of the Senior Secured Notes upon payment of the extension fee of 25% of the principal amount for extension to the fifth month anniversary of the issue date, payment of an additional 35% of the principal amount for extension to the sixth month anniversary of the issue date, and payment of an additional 35% of the principal amount for extension to the seventh month anniversary of the issue date.

Additionally, upon the consummation by the Company of any debt or equity financing in the amount of $2 million or more (the “Next Financing”), the Company has agreed to issue holders of the Senior Secured Notes (i) warrants to purchase the securities offered, such aggregate number of securities to be equal to 400% of the aggregate principal amount of the Senior Secured Notes divided by the price per security of the Next Financing; and (ii) an aggregate number of the securities offered equal to 400% of the of the aggregate principal amount of the Senior Secured Notes divided by the price per security of the Next Financing Secured Notes. The warrants to be issued are to have an exercise price equal to the price per security of the Next Financing and a term of five years. The Secured Notes were issued for $100,000 in debt exchanged for subordinated notes and $10,000 recorded as a receivable, with the remaining amount of cash proceeds received.

In the offering presently contemplated by the Company the securities offered will be a unit that consists of a share of common stock and a warrant to purchase a share of common stock at 125% of the offering price of the unit. Holders of the Senior Notes, therefor, will be issued units and warrants to purchase units in the numbers described above.

At March 31, 2018 the balance of the Secured Notes was $510,000. For the three months ended March 31, 2018, interest expense on the Secured Notes was $7,560.

On June 8, 2018, the Secured Notes were amended, extending the maturity date to August 1, 2018. See Note 11.

4 — SUBORDINATED NOTES — RELATED PARTIES

On November 20, 2017, the Company entered into subordinated notes (the “Subordinated Notes”), subordinate to the Senior Secured Bridge Note, with certain insiders, including Directors and a Consultant, (the “Subordinated Holders”) in the aggregate principal amount of $115,000, of which $100,000 was received as proceeds and $15,000 was recorded as original issue discount. In the event of default, the full principal amount of $115,000 plus accrued interest would be immediately due and payable to the Subordinated Holder; in addition, interest on the outstanding principal and accrued interest would increase to 15% and $25,000 would be due and payable to Subordinated Holder for every calendar month the note is in default until full payment were made. Because the default provisions required payment of significant penalties in the case of a default event (greater than 10% of the principal), the default provision was determined to be a derivative instrument. (Refer to Note 8 for derivative liability disclosure.) In addition, on repayment, the Subordinated Holders were to receive warrants for purchase of the company’s common stock in the amount of the principal and at an exercise price per share equal to 100% of the IPO price. The warrants are to provide for a cashless exercise and are to be exercisable six months from issue date.

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On February 22, the Subordinated Holders settled these notes for newly issued Senior Secured Notes in the principal amount of $100,000 (“Senior Secured Notes”), in full and complete satisfaction of the all obligations, including the principal sum of the notes, all accrued and unpaid interest thereon, and warrant issuances. (See Note 5.) As a result of this settlement, the Company realized a gain of $12,241.

For the three months ended March 31, 2018, interest expense on the note was $435 and amortization of debt discount was $8,287.

5 — CONVERTIBLE NOTES

In September and December, 2016, the Company issued convertible notes (the “2016 Convertible Notes”) with an outstanding unsecured principal amount of $235,000 to its members, including Directors and Officers. The principal and interest is due in 2029, and the 2016 Convertible Notes bear interest at a rate of 15% per annum.

The Convertible Notes will automatically convert to common stock in the event the Company issues and sells either common or preferred stock of $2,000,000 or more, excluding the value of the conversion of these notes. The conversion price will be either one third the price offered during the financing round that triggers the conversion, or the price obtained by dividing $2,000,000 by the Company’s fully-diluted capitalization at the time of the financing round that triggers the conversion (the “Conversion Cap Price”), whichever is lower. In the event that the Company or its assets are acquired prior to the closing of a financing round of $2,000,000 or more, the outstanding principal and accrued interest of the notes will automatically convert to common stock. The conversion will be equal to the Conversion Cap Price at the time of the event. Upon maturity of the Convertible Notes, the holder may elect to convert the Convertible Notes into common stock as if a sale of the Company had occurred on the maturity date. A default is defined as non-payment, default in a covenant of the Convertible Notes, bankruptcy or involuntary petition for bankruptcy against the Company. In addition, repayment of the Convertible Notes due to an event of default, as defined in the convertible promissory note agreement, requires an accelerated payment of three times the outstanding principal and accrued interest. These default payment provisions were determined to be a derivative instrument. A derivative liability and an associated discount to the Convertible Notes of $762 at the date of issuance, was recognized. Refer to Note 8 for derivative liability disclosure.

Convertible notes, held by Directors and Officers of the Company, totaled $132,854 in principal at March 31, 2018 and December 31, 2017.

The interest expense on this note was $10,781 and $39,325 for the three months ended March 31, 2018 and year ended December 31, 2017, respectively.

6 — DERIVATIVE LIABILITY

The Senior Secured Notes, Subordinated Notes, and the Convertible Notes include default provisions that required payment of significant penalties in the case of a default event (greater than 10% of the principal). These default payment provisions were determined to be derivative instruments, and derivative liabilities were recognized.

The probability of a liquidity event and consequent repayment of the issuance of the Senior Secured Notes and Subordinated Notes the time their issuance was sufficiently high that the resulting derivative liabilities were immaterial. The Company used the Monte-Carlo valuation model to determine the fair value of the derivative liability, using the following key assumptions for the three months ended March 31, 2018 and year ended December 31, 2017.

Underlying asset	Common Stock
Common Stock Expected term (years)	5 years
Common Stock Volatility	90-92%
Risk free rate	1.67-2.45%
Event of default trigger	Starts at 0%, then rises 0.5% per year to a maximum of 5%
Probability of Company Sale	45% by 12/31/17 25% by 12/31/18 25% by 12/31/19

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The change in the fair value of the derivative liability for the three months ended March 31, 2018 and 2017 was not significant and therefore no gain or loss was recognized for the three months ended March 31, 2018 or 2017.

7 — RELATED PARTY TRANSACTIONS

In January 2011, the Company entered into an exclusive, worldwide license agreement with The University of Virginia Patent Foundation d/b/a the University of Virginia Licensing and Ventures Group (the “UVA LVG”) for rights to make, use or sell licensed products in the United States based upon patents and patent applications made and held by UVA LVG (the “UVA LVG License”). The Company is required to pay compensation to the UVA LVG, as described Note 12. A certain percentage of these payments by the Company to the UVA LVG may then be distributed to the Chairman of the Board in his capacity as inventor of the patents by the UVA LVG in accordance with UVA PF policies.

The Chairman of the Board will provide consulting services for the Company on an ongoing, open-ended basis in return for participation in the Company’s Performance Bonus Plan. (See Note 14 for subsequent termination by mutual agreement of the Performance Plan.)

On January 29, 2018, the Company entered a Medical Translations services agreement with Medico-Trans Company, LLC (“MTC”), a company under the control of a director, whereby MTC agreed to perform $67,304 in medical translation services, to be paid on occurrence of a qualified financing of $2,000,000 or more; or, in the event that a qualified financing had not taken place by February 10, 2018, for installment payments of $22,000 on February 10, 2018, $22,000 on March 10, 2018, and the remaining balance on April 10, 2018, and to issue to MTC on consummation of a qualified financing a number of shares of common stock equal to $201,911 divided by the price per share of the qualified financing. In the three months ended March 31, 2018, the Company made $53,000 in payments to MTC, with $15,540 balance and accrued interest remaining. Of these payments, $36,000 were in cash, and the remaining $17,000 payment was converted to the principal balance of a Senior Note (see Note 3).

On February 22, 2018, the Company executed a Backstop Commitment Agreement (“BCA”) with MVA 151 Investors, LLC (“MVA”), a company controlled by Company Director Kevin Schuyler, pursuant to which MVA agreed to guarantee the purchase of up to $242,000 (“the Backstop Amount”) in the principal amount of Secured Notes then offered for subscription and unsubscribed on March 1, 2018 (the “Backstop Commitment”). In consideration of this backstop commitment, at such time as the Company completes the Next Financing, the Company agreed to issue MVA (i) warrants to purchase a number of shares of the Company’s common stock equal to 150% of the Backstop Amount divided by the price per share of the Next Financing and (ii) a number of units of Company common stock equal to 50% of the Backstop Amount divided by the price per share of the Next Financing. The warrants are to have an exercise price equal to the price per share of the Next Financing and a term of five years. On March 1, MVA invested $92,000 in Senior Secured Notes as a result of the BCA, this amount being the $242,000 backstop amount less $150,000 in additional subscriptions received between February 22, 2018 and March 1, 2018. This investment fully satisfied the Backstop Commitment and left MVA with no further associated obligation to invest.

See Notes 3, 4 and 5 for related party debt transactions and Note 11 for additional related party transactions entered into after March 31, 2018.

F-35

8 — STOCKHOLDERS’ DEFICIT

Corporate Conversion/Reincorporation

On October 1, 2017, ADial Pharmaceuticals, LLC converted from a Virginia limited liability company to a Virginia corporation, APL Conversion Corp. On October 11, 2017, APL Conversion Corp. was merged into Adial Pharmaceuticals, Inc., a Delaware corporation. The Certificate of Incorporation of Adial Pharmaceuticals, Inc. authorizes the issuance of fifty million (50,000,000) shares of common stock and five million (5,000,000) shares of preferred stock. No shares of preferred stock have been issued or designated by Adial Pharmaceuticals, Inc. Three million, two hundred sixty-eight thousand five (3,268,005) shares of common stock were issued to the former equity unit holders of ADial Pharmaceuticals, LLC following the limited liability company’s conversion to a Virginia corporation and subsequent reincorporation by merger in Delaware in the following ratios and total amounts:

Equity Unit Class	Units in Unit Class	Common Shares Issued per Unit	Shares Issued Unit Class
Class A Unit	14,100,334	0.18600	2,622,673
Profits Interest Unit, $1.42 distribution reduction	397,335	0.06862	27,264
Profits Interest Unit, $0.50 distribution reduction, voting	1,372,167	0.14466	198,504
Profits Interest Unit, $0.50 distribution reduction, non-voting	446,806	0.14466	64,637
Class B Unit	1,908,205	0.18600	354,927
			3,268,005

Options and warrants for the purchase of units of ADial Pharmaceuticals, LLC were converted to options and warrants to purchase shares of APL Conversion Corp. in the conversion and Adial Pharmaceuticals, Inc. assumed the options and warrants in the merger. Options for purchase of 937,000 Class A units, warrants for purchase of 723,916 Class A units, and warrants for purchase of 1,870,469 Class B units were converted to options and warrants exercisable for an aggregate of six hundred fifty-six thousand eight hundred thirty-seven (656,837) shares of common stock of Adial Pharmaceuticals, Inc. and were assumed in proportion to the number of shares to be issued to former unit holders of the class of units underlying the option or warrant, with the exercise price of the newly issued options or warrants being divided by the same ratio.

For financial reporting purposes, this merger transaction was recorded as a reorganization of ADial Pharmaceuticals, LLC which has adopted the capital structure and now operates under the name of Adial Pharmaceuticals, Inc. Accordingly, all references to the former member’s initial capital contribution in ADial Pharmaceuticals, LLC been retroactively adjusted to reflect the equivalent number of Adial Pharmaceuticals, Inc. shares of common stock. Additionally, upon completion of the conversion, the Company calculated a net adjustment to deferred income tax asset, which was deemed immaterial, and reclassified $10.7 million from accumulated deficit to additional paid in capital.

Equity Issuances/Repurchases

The following table provides the activity in stock options for the three months ended March 31, 2018.

	Total Options Outstanding	Weighted Average Exercise Price	Weighted Average Fair Value at Issue
Outstanding December 31, 2017	174,282	$5.70	$4.84
Issued	—	NA	NA
Cancelled	—	NA	NA
Outstanding March 31, 2018	174,282	$5.70	$4.84
Outstanding March 31, 2018, non-vested	135,759	$5.70	$4.84

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At March 31, 2018, the numbers of vested options were 38,523.

At March 31, 2018, the exercise price of the options was below the fair value of shares of common stock, so intrinsic value totals of the outstanding options were $0.

Compensation expense associated with issuance of options was recognized using the straight line method over the requisite service period, which is the implied service period. During the three months ended March 31, 2018 and 2017, total equity-based compensation expense from the options issued was $69,161 and $0, respectively. (Total equity based compensation expense in the three months ended March 31, 2017 due to issuance and vesting of Profits Interest Units was $38,396.) As of March 31, 2018, $637,170 in further compensation expense resulting from issued options remained to be recognized.

The following is a summary of Warrants outstanding:

	March 31, 2018	March 31, 2017
Issued to investors in 2011 to purchase shares of common stock for $0.005 per share exercise price, expiring on December 31, 2021	134,648	134,648

Issued to investors in 2013 to purchase shares of common stock for $7.63 per share exercise price, expiring on December 31, 2031	347,907	347,907

Total Warrants Outstanding	482,555	482,555

There were no warrants issued, exercised or expired for the three months ended March 31, 2018 and 2017.

9 — COMMITMENTS AND CONTINGENCIES

License with University of Virginia Patent Foundation

In January 2011, the Company entered into an exclusive, worldwide license agreement with (the “UVA LVG”) for rights to make, use or sell licensed products in the United States based upon the ten separate patents and patent applications made and held by UVA LVG.

As consideration for the rights granted in the UVA LVG License, the Company is obligated to pay UVA LVG yearly license fees and milestone payments, as well as a royalty based on net sales of products covered by the patent-related rights. More specifically, the Company paid UVA LVG a license issue fee and is obligated to pay UVA LVG (i) annual minimum royalties of $40,000 commencing in 2017; (ii) a $20,000 milestone payments upon dosing the first patient under a Phase 3 human clinical trial of a licensed product, $155,000 upon the earlier of the completion of a Phase 3 trial of a licensed product, partnering of a licensed product, or sale of the Company, $275,000 upon acceptance of an NDA by the FDA, and $1,000,000 upon approval for sale of AD04 in the U.S., Europe or Japan; as well as (iii) royalties equal to a 2% and 1% of net sales of licensed products in countries in which a valid patent exists or does not exist, respectively, with royalties paid quarterly. In the event of a sublicense to a third party, the Company is obligated to pay royalties to UVA LVG equal to a percentage of what the Company would have been required to pay to UVA LVG had it sold the products under sublicense ourselves. In addition, the Company is required to pay to UVA LVG 15% of any sublicensing income.

The license agreement may be terminated by UVA LVG upon sixty (60) days written notice if we breach our obligations thereunder, including failing to make any milestone, the most immediate being initiating Phase 3 clinical trials by December 31, 2018, making required payments or the failure to exercise diligence to bring licensed products to market. In the event of a termination, the Company will be obligated to pay all amounts that accrued prior to such termination.

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The term of the license continues until the expiration, abandonment or invalidation of all licensed patents and patent applications, and following any such expiration, abandonment or invalidation will continue in perpetuity on a royalty-free, fully-paid basis.

The Company executed an amendment, dated December 14, 2017, to the license agreement. This amendment changed the dates by which the Company, using commercially reasonable efforts, was to achieve the goals of submitting a New Drug Application to the FDA for a licensed product to December 31, 2024 (from December 31, 2023) and commencing commercialization of an FDA approved product by December 31, 2025 (from December 31, 2024). If the company were to fail to use commercially reasonable effort and fail to meet either goal, the licensor would have the right to terminate the license.

At March 31, 2018, the Company had accrued $50,000 in minimum royalties due and $38,246 for patent reimbursements under the terms of this license, included in accounts payable and accrued liabilities.

Lease Commitments

On December 31, 2014, the Company signed a lease agreement for office at 414 East Water Street, Charlottesville, VA 22902. The lease requires monthly payments of $2,250 and terminated on January 31, 2017.

On August 16, 2017, the Company entered into a sublease with Inspyr Therapeutics, Inc. for two furnished offices located at 1180 Seminole Trail, Suite 495, Charlottesville, Virginia 22901. Pursuant to the sublease, the Company has agreed to pay rent in the amount of $300 per month while it is a private company with the rent increasing to $1,300 per month beginning on the first day of the month after it is a public company. Either party may terminate the sublease upon written notice to the other party specifying the date of termination as long as such date of termination is not earlier than the last day of the month following the month in which such notice is given.

Rent expense under these operating lease agreements was approximately $3,900 and $750 for the three months ended March 31, 2018 and 2017, respectively.

Performance Bonus Plan

On February 17, 2015, the Company adopted a Performance Bonus Plan (“PBP”) to provide incentive for Company personnel, which was then modified on January 25, 2016 and April 15, 2017. Under the PBP, 5.25% of the first $14.7 million of a strategic transaction (one or more transactions that provide funds to the Company and/or its members that enable the commencement of the clinical development of AD04) will be set aside for Company’s personnel with 1.25% of funds to be awarded to the Chairman of the Board and the remainder to be awarded at the CEO’s discretion, with no more than 3.15% payout to the CEO of the Company. The maximum bonus amount to be paid out of the PBP is $771,750. The Company has the right to pay up to 65% of the amounts due under the PBP with equity of the Company, valued at a future investors round equity price, with the balance paid in cash in order to potentially pay taxes that may be due by the recipients due to the award under the PBP.

On April 1, 2018, the PBP was retired by mutual consent of the Company and all participants. (See Note 11.)

Consulting Agreements

On April 25, 2016, the Company entered into a Consulting Agreement with a consultant, who now serves as Chief Operating Officer and Chief Financial Officer, at a compensation rate of $2,000 per month. This amount was raised to $2,200 per month on June 1, 2017 and to $3,200 per month December 31, 2017. For the three months ended March 31, 2018 and 2017, total fees charged by this consultant were $9,600 and $6,000, respectively.

F-38

On October 27, 2016, the Company entered into a Consulting Agreement to provide implementation of the Company’s investor relations program through September 30, 2018. The consultant will receive equity, which will be in the form of restricted common stock at the completion of an offering of common stock securities (“Offering”), in an amount equal to 4.8% of the common stock outstanding immediately prior to the Offering. Shares shall vest on completion of the Offering. If the Company does not conduct an Offering, no shares will be received by the consultant. In addition, immediately following an Offering, the Company shall issue the consultant 5-year warrants to purchase such number of shares of common equity of the Company equal to 4.9% of the then total fully diluted outstanding shares with an exercise price equal to the price of the shares issued in the Offering.

Employment Agreement

The Company has entered into an employment agreement with the Chief Executive Officer and Board Director (the “CEO”) effective December 6, 2010. The term of the agreement is 1 year and renews annually unless notice is provided 30 days prior to the renewal date. The annual base salary is $210,000 and the agreement provides for one year of severance upon termination by the Company. On August 17, 2016, the employment agreement was modified and the CEO would receive $5,000 per month until the Company raises additional funds, as defined, at which time the salary is to increase back to the annual base salary of $210,000 on a prospective basis. Additionally, if a single member gains control of the Company, as defined, the Company may be liable for payment of the full salary on a retroactive basis.

Adoption of Compensation Plan for Officers & Execution of Employment Agreements

Effective July 1, 2017, the board of directors approved a plan for the annual compensation of Officers, to commence on the completion of an initial public offing, as follows:

	Annual Salary	Target Annual Bonus[2]	One-time Option Award
CEO	$350,000	30%	57,4743
COO/CFO[1]	$143,000	20%	30,1323
Chief Development Officer	$260,000	20%	34,5964

1	Annual salary is for 50% of full time, on a full-time equivalent basis of $286,000 annually.

2	As a percentage of Annual Salary. The target annual bonus will be awarded for meeting performance goals set by the board of directors, with the potential for an additional award not to exceed a third of the target annual bonus for exemplary performance awarded at the discretion of the board of directors.

3	Options issued July 1, 2017. Options are to purchase shares of common stock at a price of $5.70 per share, the options vesting over three years and with a term of ten years, the first 1/6th vesting only after 6 months, then 1/36th vesting each month for the remaining 30 months.

4	34,596 Options issued July 25, 2017. Options are to purchase shares of common stock at a price of $5.70 per share and have a term of ten years. These options vest over three years, the first 1/6th vesting only after 6 months, then 1/36th vesting each month for the remaining 30 months.

On July 25, 2017, these terms were memorialized in employment agreements concluded by the Company and the executives referred to above for terms of five, three, and three years, respectively, with customary terms of severance.

Adoption of 2017 Equity Incentive Plan

On October 9, 2017, the Company adopted the Adial Pharmaceuticals, Inc. 2017 Equity Incentive Plan (the “2017 equity incentive plan”); however, the plan will not become effective until the business day prior to the public trading of our common stock. Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2017 equity incentive plan is 1,750,000 shares. The executives referred to above would be eligible to participate in that plan, once adopted. No compensation was earned or accrued under this plan in the three months ended March 31, 2018 and 2017.

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Adoption of Board Compensation Plan & Director Option Grant

Effective July 1, 2017, the board of directors approved a plan for the annual compensation of Directors, to commence on the completion of an initial public offing, as follows:

	Board	Audit Committee	Compensation Committee	Nominating & Governance Committee
Chair	$49,000	$15,000	$10,000	$7,000
Member	$20,000	$6,000	$5,000	$3,000

Litigation

The Company is subject, from time to time, to claims by third parties under various legal disputes. The defense of such claims, or any adverse outcome relating to any such claims, could have a material adverse effect on the Company’s liquidity, financial condition and cash flows. At March 31, 2018 and 2017, the Company did not have any pending legal actions.

CRO Option

As part of the termination of the CRO Contracts, the Company issued the CRO an option to invest $100,000 in the Company’s next financing of $3,000,000 on terms equal to those received by investors but at a 15% discount to the lowest price paid by such investors. In the event the Company is acquired prior to such a financing, the CRO also has the option to purchase 13,099 shares of common stock at a price of $7.63 per share (i.e. $100,000 total purchase price). This option expires on March 14, 2021.

Gunnar Engagement

On November 17, 2017, the Company executed an engagement letter with Joseph Gunnar & Co., LLC (“Gunnar”), setting the terms under which Gunnar will act as the Company’s investment banker during the Company’s contemplated initial public offering of stock. Under the terms of this letter, Gunnar will be entitled to a 7% underwriting discount on units sold to the public (3.5% on units purchased by Company insiders and existing shareholder), reimbursement of certain accountable expenses in connection with the offering, and a non-accountable expense allowance equal to 1% of the total offering. In addition, the Company has agreed to issue Gunnar a number of warrants to purchase shares of common stock equal to 4% of the number of units in the offering, at an exercise price of 125% of the price at which units are sold.

Other Agreements

During year ended December 31, 2017, the Company entered into various consulting and service agreements with various personnel and third parties in exchange for cash and future equity interests, contingent on the Company completing its contemplated initial public offering (see Note 2, Basic and Diluted Earnings (Loss) per Share).

10 — INCOME TAXES

We have a net operating loss carry-forward for federal and state tax purposes of approximately $656,000 at March 31, 2018, that is potentially available to offset future taxable income, which will begin to expire in the year 2037 For financial reporting purposes, no deferred tax asset was recognized because at March 31, 2018, management estimates that it is more likely than not that substantially all of the net operating losses will expire unused. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. The timing and manner in which we can utilize our net operating loss carryforward and future income tax deductions in any year may be limited by provisions of the Internal Revenue Code regarding the change in ownership of corporations. Such limitation may have an impact on the ultimate realization of our carryforwards and future tax deductions.

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11 — SUBSEQUENT EVENTS

On April 1, 2018, the Company retired by mutual agreement with the participating directors and officers, Bankole Johnson, William Stilley, and Joseph Truluck, the Performance Bonus Plan (“PBP”) previously adopted February 17, 2015 and revised April 15, 2017. In consideration of their agreement to retire the PBP, Mr. Stilley, Dr. Johnson, and Mr. Truluck were issued 197,673, 50,000, and 44,636 shares of common stock, respectively, and incurred an associated charge to operations in the quarter ending June 30, 2018 of approximately $1.5 million. These shares are restricted from sale until March 21, 2021 except in the event that either officer is terminated without prior cause. Additionally, the compensation plan for company directors was amended so that the Chair of the Board will receive a cash stipend of $49,000 per year.

On April 1, 2018, the board of directors approved a Grant Incentive Plan to provide incentive for Bankole A. Johnson and Tomasz H. Zastawny, working together (together, the “Plan Participants”), to secure grant funding for the Company. Under the Grant Incentive Plan, the Company will make a yearly payment to the Plan Participants, based on the grant funding received by us in the preceding year from grants originated by the Plan Participants, in an amount equal to 10% of the first $1 million of grant funding received and 5% of grant funding received in the preceding year above $1 million. Amounts to be paid to the Plan Participants will be paid to each as follows: 50% in cash and 50% in stock no later than March 31, each year.

On June 3, 2018, we entered into a Security Purchase Agreement pursuant to which we issued a senior secured note in the principal amount of $325,000 to one accredited institutional investor (the “June 2018 Senior Note”). The June 2018 Senior Note ranks pari passu with respect to seniority as to payment with the $510,000 in outstanding other Senior Notes issued by us in February and March 2018, senior as to payment as to all other outstanding debt and is secured by a lien on substantially all of our assets. The June 2018 Senior Note was issued at an original issue discount of 15.4%, or $50,000, does not bear interest and is payable on March 5, 2019 or upon an earlier event of default, including, without limitation, a change of control of us. The June 2018 Senior Note is convertible into shares of our common stock at a conversion price of $2.00 per share, subject to adjustment for certain dilutive issuances. Additionally, in the event of the consummation by us of a Dilutive Financing (defined as any debt or equity financing in the amount of $2,000,000 or more, at a price of less than $4.00 per share of common stock), we have agreed to reduce the conversion price then in effect to a price equal to 50% of the per share price of the common stock issued in the Dilutive Financing. We also issued to the investor a warrant to purchase 300,000 shares of our common stock exercisable at $3.75 per share which will be exercisable for a term of five years. The warrant further provides that in the event our next financing of $2,000,000 or more includes the issuance of more than one warrant with each share of comon stock sold in such next financing, then, the number of shares of common stock issuable under the warrant will be equal to 300,000 multiplied by the number of warrants sold with the common stock in the next offering. As a result, if the next financing were to include two warrants issued for each share issued, then the number warrant shares would be adjusted to be 600,000. Any such adjustment would not change the warrant exercise price. In the event of an IPO, the lender has agreed to be subject to the underwriter’s six month lockup.

On June 8, 2018, the Secured Notes were amended, extending the maturity date to August 1, 2018. In addition to the extension of term, the extension fees were changed as follows: the extension fee for extension to the fifth month anniversary of the issue date was eliminated, the fee for extension to the sixth month anniversary of the issue date was made 99.4% of the principal amount, and the fee for extension to the seventh month anniversary of the issue date was made an additional 46.3% of the principal amount.

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1,500,000 Units Consisting of Shares of Common Stock and Warrants

PROSPECTUS

Sole Book-Runner

Joseph Gunnar & Co.

Co-Manager

Dawson James Securities, Inc.

Through and including       , 2018 (25 days after commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee:

SEC registration fee	$1,121
FINRA filing fee	2,915
Nasdaq Listing fee	50,000
Legal fees and expenses	410,000
Accounting fees and expenses	100,000
Transfer agent and registrar’s fees and expenses	10,000
Printing and engraving expenses	6,000
Non-Accountable Expense Allowance	75,000
Miscellaneous expenses	79,964
Total	$735,000

Item 14. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’\ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s certificate of incorporation and amended and restated bylaws, each of which will become effective immediately prior to the closing of this offering, provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

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Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

●	indemnification beyond that permitted by the Delaware General Corporation Law;

●	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

●	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock;

●	indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;

●	indemnification for proceedings or claims brought by an officer or director against us or any of the Registrant’s directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by the Registrant’s board of directors or required by law;

●	indemnification for settlements the director or officer enters into without the Registrant’s consent; or

●	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by the Registrant.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Except as otherwise disclosed under the heading “Legal Proceedings” in the “Business” section of this registration statement, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

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The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The Registrant plans to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

During the last three years, we have issued unregistered securities to the persons described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering. The recipients both had access, through their relationship with us, to information about us.

During the year ended December 31, 2014, we issued 446,806 nonvoting profits interest units to our personnel as compensation for services. The profits interest units had an exercise price of $0.50 per unit.

During the year ended December 31, 2015, we issued 722,600 profits interest units to our personnel as compensation for services. The profits interest units had an exercise price of $0.50 per unit.

During the year ended December 31, 2015, we issued an option to a service provider to invest in our next financing of $3,000,000 or more at a purchase price equal to a 15% discount to the lowest price paid by the investors in the financing.

During the year ended December 31, 2016, we issued 207,319 profits interest units to our personnel as compensation for services. The profits interest units had an exercise price of $0.50 per unit.

In September and December 2016, we issued convertible notes in the aggregate principal amount of $235,000 to 34 investors that were members, some of whom were officers and directors.

In the first quarter of 2017, we agreed to issue certain personnel and third parties upon consummation of this offering, shares of common stock having a value equal to $2,129,790.

In May 2017, we issued to one lender in consideration of our receipt of $250,000, a senior secured note in the principal amount of $287,500 together with a warrant with a cashless exercise feature exercisable to purchase shares of common stock equal to $287,500 divided by the initial offering price of our common stock in our initial public offering at an exercise price of equal to the price of common stock sold in our next financing of $250,000 or more. In addition, we agreed to issue upon consummation of this offering such number of shares of common stock having a value equal to $29,000 based upon the initial public offering price.

On June 29, 2017, we issued 18,868 Class B Units to one (1) investor in consideration of the investor’s investment of $20,000.

On July 1, 2017, we issued Tony Goodman an option to purchase 60,000 Class A Units at an exercise price of $1.06 per Unit in consideration of his services as a director. Simultaneous with his appointment as a director on July 1, 2017, Mr. Goodman purchased from us 9,434 Class B Units for an aggregate of $10,000 (or $1.06 per unit).

On July 1, 2017, we issued to nine (9) directors an option for each director to purchase 30,000 Class A Units (for an aggregate of 270,000 Class A Units) at an exercise price of $1.06 per unit, with the options vesting over three years, the first 1/6th vesting 6 months after the grant date, then 1/36th vesting each month for the remaining 30 months. The options have a term of ten years.

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On July 1, 2017, we granted to each of Mr. Stilley and Mr. Truluck an option to purchase 279,000 and 162,000 Class A Units, respectively, at an exercise price of $1.06 per unit, vesting as to 1/6th of the Class A Units on the six month anniversary of the date of the grant and the remaining Class A Units vesting as to 1/36th of the Class A Units over the remaining 30 months. The options have a term of ten years.

On July 26, 2017, we granted to each of Dr. Zastawny an option to purchase 186,000 Class A Units at an exercise price of $1.06 per unit, with these options vesting over three years, the first 1/6th vesting after 6 months, then 1/36th vesting each month for the remaining 30 months. The options have a term of ten years.

On August 1, 2017, we granted Larry Goldman options to purchase 40,000 Class A units at an exercise price of $1.06 per Unit in consideration of his services to the Company. The options vest over three years, the first 1/6th vest after 6 months, then 1/36th vest each month for the remaining 30 months. The options have a term of ten years.

On August 1, 2017, we issued 18,868 Class B Units to one investor in consideration for his investment of $20,000 (or $1.06 per unit).

On September 1, 2017, we granted a consultant an option to purchase 30,000 Class A Units at an exercise price of $1.06 per unit, with the option vesting over three years, the first 1/6th vesting four months after the grant date, then 1/36th vesting each month for the remaining 30 months. The option has a term of ten years.

On October 3, 2017, we converted from a Virginia limited liability company into a Virginia corporation, and on October 11, 2017 we thereafter reincorporated in Delaware by merging the Virginia corporation with and into Adial Pharmaceuticals, Inc., a wholly owned subsidiary of the Virginia corporation. We refer to this as the corporate conversion/reincorporation. As a result of the corporate conversion/reincorporation, all of the outstanding Class A and Class B Units and Profit Interest Units of ADial Pharmaceuticals, L.L.C were automatically converted into an aggregate of 3,268,005 shares of our common stock. The issuance of common stock to our members in the corporate conversion/reincorporation was exempt from registration under the Securities Act by virtue of the exemption provided under Section 3(a)(9) thereof as the common stock was exchanged by us with our existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. The issuance of common stock by Adial Pharmaceuticals, Inc was also exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering.

On November 21, 2017, we issued to certain of our directors in consideration of our receipt of $100,000, a secured note in the principal amount of $115,00 together with a warrant with a cashless exercise feature exercisable to purchase shares of common stock equal to $115,000 divided by the initial offering price of our common stock in our initial public offering at an exercise price of equal to the price of common stock sold in our next financing of $250,000 or more.

On or about February 22 and March 1, 2018, we issued to certain of our directors, officers, and consultants senior secured notes in the principal amount of $510,000 (the “Senior Notes”), which are payable upon the earlier of August 1, 2018 or upon our consummation of our next debt or equity financing, including, without limitation, this offering and a change of control of us. In addition, upon the consummation by us of any debt or equity offering in the amount of $2,000,000 or more, the holders of the Senior Notes will be issued a number of units equal to 400% of the Senior Notes principal divided by the price per unit sold; and a warrants to purchase a number of units equal to 400% of the Senior Notes principal divided by the price per unit sold, with an exercise price equal to the price per unit sold in such offering.

On April 1, 2018, William B. Stilley, our CEO, Bankole Johnson, our Chairman, and Joseph A. M. Truluck, our COO/CFO, were granted 197,673, 50,000, and 44,636 shares of common stock, respectively, such shares restricted from sale until March 31, 2021.

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On June 3, 2018, we issued to one accredited institutional investor with which Joseph Gunnar & Co., LLC had a pre-existing relationship a senior secured note in the principal amount of $325,000 (the “June 2018 Senior Note”), which is payable on March 5, 2019 or upon an earlier event of default, including, without limitation, a change of control of us. The June 2018 Senior Note is convertible into shares of our common stock at a conversion price of $2.00 per share, subject to adjustment for certain dilutive issuances. The investor also received a warrant to purchase 300,000 shares of our common stock exercisable at $3.75 per share which will be exercisable for a term of five years. The warrant provides that in the event our next financing of $2,000,000 or more includes the issuance of more than one warrant with each share of common stock sold in such next financing, then, the number of shares of common stock issuable under the warrant will be equal to 300,000 multiplied by the number of warrants sold with the common stock in the next offering.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

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(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlottesville, State of Virginia, on the 10th day of July, 2018.

ADIAL PHARMACEUTICALS, INC.

By:	/s/ William B. Stilley
Name:	William B. Stilley
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William B. Stilley	Chief Executive Officer and President
William B. Stilley	(Principal Executive Officer)	July 10, 2018

/s/ Joseph M. Truluck	Chief Operating Officer and Chief Financial Officer
Joseph M. Truluck	(Principal Financial and Accounting Officer)	July 10, 2018

*
J. Kermit Anderson	Member of the Board of Directors	July 10, 2018

*
Robertson H. Gilliland	Member of the Board of Directors	July 10, 2018

*
Tony Goodman	Member of the Board of Directors	July 10, 2018

*
Bankole A. Johnson	Member of the Board of Directors	July 10, 2018

*
James W. Newman, Jr	Member of the Board of Directors	July 10, 2018

*
Kevin Schuyler, CFA	Member of the Board of Directors	July 10, 2018

*By:	/s/ William B. Stilley
William B. Stilley
Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1*	Articles of Organization of ADial Pharmaceuticals, L.L.C.
3.2*	Second Amended and Restated Operating Agreement of ADial Pharmaceuticals, L.L.C., dated as of February 3, 2014
3.3*	Certificate of Incorporation of Adial Pharmaceuticals, Inc.
3.4*	Bylaws of Adial Pharmaceuticals, Inc.
3.5*	Articles of Incorporation of APL Conversion Corp., a Virginia Stock Corporation
3.6*	Bylaws of APL Conversion Corp.
3.7*	Articles of Entity Conversion of ADial Pharmaceuticals, L.L.C. filed with the Virginia Secretary of State
3.8*	Terms and Conditions of the Plan of Entity Conversion ADial Pharmaceuticals, L.L.C. into APL Conversion Corp.
3.9*	Certificate of Merger of Foreign Corporation into Domestic Corporation filed with the Delaware Secretary of State
3.10*	Articles of Merger of APL Conversion Corp. into Adial Pharmaceuticals, Inc. filed with the Virginia Secretary of State
3.11*	Agreement and Plan of Merger and Reorganization of APL Conversion Corp., a Virginia Corporation and Adial Pharmaceuticals, Inc. a Delaware Corporation
3.12*	First Amendment to the Second Amended and Restated Operating Agreement of ADial Pharmaceuticals, L.L.C., dated as of September 22, 2017
4.1*	Specimen Common Stock Certificate
4.2*	Form of Representative’s Warrant Agreement
4.3*	Form of Warrant to Purchase Membership Units (2011 Offering)
4.4*	Form of Warrant to Purchase Membership Units (2013 Offering)
4.5*	Form of Common Stock Purchase Warrant by and between ADial Pharmaceuticals, LLC and FirstFire Global Opportunities Fund, LLC
4.6*	Form of 2016 Convertible Promissory Note (2016 Offering)
4.7*	Senior Secured Promissory Note dated as of May 1, 2017 by and between ADial Pharmaceuticals, LLC and FirstFire Global Opportunities Fund, LLC
4.8*	Form of Membership Unit Award (Profits Interest) Agreement
4.9*+	Option Agreement between ADial Pharmaceuticals, LLC and Tony Goodman, effective July 1, 2017
4.10*+	Grant Incentive Plan
4.11*+	Form of Adial Pharmaceuticals, Inc. 2017 Equity Incentive Plan
4.12*+	Form of Stock Option Grant Notice, Option Agreement (Incentive Stock Option or Nonstatutory Stock Option) and Notice of Exercise under the 2017 Equity Incentive Plan
4.13*+	Form of ADial Pharmaceuticals, LLC Option Agreement
4.14*	Amendment to Senior Secured Promissory Note dated as of October 23, 2017 by and between ADial Pharmaceuticals, L.L.C. as predecessor-in-interest to Adial Pharmaceuticals, Inc. and FirstFire Global Opportunities Fund, LLC
4.15*	Amendment No. 2 to Senior Secured Promissory Note dated as of November 21, 2017 by and between ADial Pharmaceuticals, L.L.C. as predecessor-in-interest to Adial Pharmaceuticals, Inc. and FirstFire Global Opportunities Fund, LLC
4.16*	Form of Secured Promissory Note dated as of November 21, 2017 by and among Adial Pharmaceuticals, Inc. and certain investors
4.17*	Form of Common Stock Purchase Warrant dated November 21, 2017 by and among Adial Pharmaceuticals, Inc. and certain investors
4.18*	Form of Senior Secured Promissory Note dated March 1, 2018 by and between Adial Pharmaceuticals, Inc. and certain investors
4.19*	Form of Security Agreement by and between Adial Pharmaceuticals, Inc. and certain investors
4.20(a)*	Form of Common Stock Purchase Warrant by and between Adial Pharmaceuticals, Inc. certain investors
4.20(b)*	Form of Common Stock Purchase Warrant by and among Adial Pharmaceuticals, Inc. and consultant
4.21*	Warrant to purchase 300,000 shares of Common Stock issued June 6, 2018
4.22*	Form of Warrant Agent Agreement
4.23*	Form of Warrant
4.24*	Note issued on June 6, 2018 in the principal amount of $325,000
4.25*	Amendment No. 1 to 18% Senior Secured Promissory Note

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Exhibit Number	Description of Exhibit
5.1*	Opinion of Gracin & Marlow, LLP
10.1*	License Agreement between the University of Virginia Patent Foundation and ADial Pharmaceuticals, L.L.C. effective January 21, 2011
10.2*	Amendment #1 to License Agreement between University of Virginia Patent Foundation and ADial Pharmaceuticals, LLC effective October 21, 2013
10.3*	Amendment #2 to License Agreement between University of Virginia Patent Foundation and ADial Pharmaceuticals, LLC effective May 18, 2016
10.4*	Amendment #3 to License Agreement between University of Virginia Patent Foundation and ADial Pharmaceuticals, LLC effective March 27, 2017
10.5*+	Executive Employment Agreement with William B. Stilley, III dated December 6, 2010
10.6*+	Salary Forbearance Agreement with William B. Stilley, III dated August 17, 2016
10.7*+	Consulting Agreement with Joseph Truluck dated April 25, 2016
10.8*	Termination Agreement with Cato Holding Company dated March 14, 2016
10.9*	Securities Purchase Agreement dated as of May 1, 2017 by and between ADial Pharmaceuticals, LLC and FirstFire Global Opportunities Fund, LLC
10.10*	Security Agreement dated May 1, 2017 by and between ADial Pharmaceuticals, LLC and FirstFire Global Opportunities Fund, LLC
10.11*	Settlement Agreement and Release of Claims entered into as of January 25, 2016 by and between Bankole Johnson and ADial Pharmaceuticals, LLC
10.12*	Promissory Note issued to ADial Pharmaceuticals, L.L.C. by Bankole A. Johnson in the principal amount of $35,000, dated November 24, 2016
10.13*+	Form of Subscription Agreement to the Offering of Class B Units
10.14*+	Consulting Agreement between ADial Pharmaceuticals, LLC and Crescendo Communications, LLC Agreed to and approved June 30, 2017
10.15*+	Form of Employment Agreement to be entered into with William B. Stilley, III
10.16*+	Form of Employment Agreement to be entered into with Joseph A. M. Truluck
10.17*+	Form of Employment Agreement to be entered into with Tomasz H. Zastawny, Ph.D.
10.18*	Form of Indemnification Agreement
10.19*	Sublease Agreement with Inspyr Therapeutics, Inc. dated August 16, 2017
10.20*	Amendment #4 to License Agreement between University of Virginia Patent Foundation and ADial Pharmaceuticals, LLC effective August 15, 2017
10.21*	Form of Securities Purchase Agreement dated as of November 21, 2017 by and among Adial Pharmaceuticals, Inc. and certain investors
10.22*	Form of Security Agreement dated November 21, 2017 by and among Adial Pharmaceuticals, Inc. and certain investors
10.23*	Amendment #5 to License Agreement between University of Virginia Patent Foundation and Adial Pharmaceuticals, Inc., dated as of December 14, 2017
10.24*	Form of Securities Purchase Agreement by and among Adial Pharmaceuticals, Inc. and certain investors
10.25*	Backstop Commitment Agreement between Adial Pharmaceuticals, Inc. and MVA 151 Investors LLC dated February 22, 2018
10.26*	Medical Translation Services Agreement by and between Adial Pharmaceuticals, Inc. and Medico-Trans Company, LLC dated January 29, 2018
10.27*+	Amendment to Consulting Agreement with Joseph Truluck dated December 1, 2017
10.28*+	Performance Bonus Plan Cancellation
10.29*	Settlement Agreement dated as of February 22, 2018 by and between ADial Pharmaceuticals, Inc. and FirstFire Global Opportunities Fund, LLC
10.30*	Securities Purchase Agreement dated June 6, 2018
10.31*	Security Agreement dated June 6, 2018
23.1#	Consent of Friedman LLP
23.2*	Consent of Gracin & Marlow, LLP (See Exhibit 5.1 above)
23.3*	Consent of Ipsos-Insight, LLC
24.1*	Power of Attorney (Included in the signature page of this Registration Statement)

*	Previously filed
#	Filed herewith
+	Indicates management contract or compensatory plan.

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